       AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1997.

                                                      REGISTRATION NO. 333-29189
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   GCI, INC.

             (Exact name of registrant as specified in its charter)

            ALASKA                           4899                  91-1820757
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

              2550 DENALI ST., SUITE 1000, ANCHORAGE, ALASKA 99503
                                 (907) 265-5600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN M. LOWBER
                                   GCI, INC.
                         2550 DENALI STREET, SUITE 1000
                          ANCHORAGE, ALASKA 99503-2781
                                 (907) 265-5600

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       CHARLES Y. TANABE, ESQ.                     JOEL M. SIMON, ESQ.
       SHERMAN & HOWARD L.L.C.            PAUL, HASTINGS, JANOFSKY & WALKER LLP
     FIRST INTERSTATE TOWER NORTH                    399 PARK AVENUE
  633 SEVENTEENTH STREET, SUITE 3000                    31ST FLOOR
        DENVER, COLORADO 80202                   NEW YORK, NEW YORK 10022
            (303) 299-8108                            (212) 318-6200

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE           AMOUNT OF
          TO BE REGISTERED                 REGISTERED             UNIT           OFFERING PRICE     REGISTRATION FEE
9 3/4% Senior Notes Due 2007              $180,000,000            100%            $180,000,000       $54,545.45(1)



(1) The Company has previously paid a filing fee of $45,454.55 and has paid an additional $9,090.90 filing fee with respect to the additional $30,000,000 in principal amount of additional securities to be registered pursuant to this Post-Effective Amendment.


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PROSPECTUS



$180,000,000

                                                                   [LOGO]
GCI, INC.
(A WHOLLY OWNED SUBSIDIARY OF GENERAL COMMUNICATION, INC.)



9 3/4% SENIOR NOTES DUE 2007



The 9 3/4% Senior Notes Due 2007 (the "Notes") are being offered by GCI, Inc. (the "Issuer") and will mature on August 1, 2007. The Issuer is a wholly owned subsidiary of General Communication, Inc. (the "Parent"). Interest on the Notes will be payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998. The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after August 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to August 1, 2000, the Issuer may use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to 33 1/3% of the initially issued aggregate principal amount of the Notes at a redemption price of 109.750% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of redemption; provided that not less than $120 million aggregate principal amount of the Notes remains outstanding following any such redemption. See "Description of Notes--Optional Redemption." Upon a Change of Control (as defined), the Issuer will be required to make an offer to purchase all of the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes--Mandatory Offer to Purchase Upon a Change of Control."



Concurrently with the offering of the Notes (the "Debt Offering"), 13,380,000 shares of Parent's Class A common stock (assuming no exercise of the Underwriters' over-allotment option) are being offered to the public, of which 7,000,000 shares are for the account of Parent and 6,380,000 shares are for the account of certain selling shareholders of Parent (the "Stock Offering" and, together with the Debt Offering, the "Offerings"). Consummation of the Debt Offering is not contingent upon consummation of the Stock Offering, and there can be no assurance that the Stock Offering will be consummated. The Debt Offering is contingent upon the refinancing of the existing credit facilities of the Issuer's subsidiaries. See "Description of Credit Facility."



The Notes will be senior unsecured obligations of the Issuer and will rank PARI PASSU with all unsubordinated, unsecured indebtedness of the Issuer. The Notes will be structurally subordinated to the indebtedness and all other liabilities of the subsidiaries of the Issuer. As of March 31, 1997, after giving effect to the Offerings and the application of the net proceeds therefrom, the total consolidated indebtedness of the Issuer would have been $222.7 million, and the total liabilities of the Issuer's subsidiaries (including trade payables and accrued liabilities), would have been approximately $113.0 million, of which $42.7 million would have been indebtedness. The Issuer's subsidiaries expect to incur significant additional indebtedness and other liabilities in the future, including $75 million of project financing expected to be incurred by certain subsidiaries of the Issuer that will be Unrestricted Subsidiaries (as defined) under the indenture governing the Notes. Although the Notes are entitled "senior," the Issuer had no indebtedness as of the date of this Prospectus that would have been subordinated to the Notes and has no current plans to incur such indebtedness.


SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------------------------
                                                PRICE TO         UNDERWRITING     PROCEEDS TO
                                                PUBLIC (1)       DISCOUNT         ISSUER (2)
Per Note......................................  100.00%          3.00%            97.00%
Total.........................................  $180,000,000     $5,400,000       $174,600,000
-------------------------------------------------------------------------------------------------



(1) Plus accrued interest, if any, from August 1, 1997, to the date of delivery.



(2) Before deduction of expenses payable by the Issuer, estimated to be approximately $915,000.



The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about August 1, 1997.


SALOMON BROTHERS INC

              SCHRODER & CO. INC.

                            NATIONSBANC CAPITAL MARKETS, INC.

                                                                   TD SECURITIES


The date of this Prospectus is July 25, 1997.

                                     [LOGO]

    MAP OF ALASKA SHOWING (1) THE CITIES AND AREAS SERVICED BY THE COMPANY AND NATURE OF SERVICE, E.G., LONG DISTANCE, CABLE, PROPOSED LOCAL EXCHANGE AND PCS,
(2) A STYLIZED LINK TO AND OUTLINE OF THE LOWER 48 STATES, (3) FIBER OPTIC OCEAN CABLE ROUTE, AND (4) USE OF SATELLITES FOR COMMUNICATIONS.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

    It is expected that delivery of the Notes will be made against payment therefor on or about the date which is the fifth business day following the date of this Prospectus (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should be aware that trading of the Notes on the date of this Prospectus and the next succeeding business day may be affected by the T+5 settlement. See "Underwriting."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated development and expansion of the Company's business, the markets in which the Company's services are offered, anticipated capital expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company, and other statements contained in this Prospectus regarding matters that are not historical facts, are "forward-looking" statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors" and "Business."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THE ISSUER WAS RECENTLY FORMED TO BE THE OBLIGOR ON THE NOTES AND WILL ACQUIRE DIRECTLY OR INDIRECTLY ALL OF THE PARENT'S INTERESTS IN ITS SUBSIDIARIES IMMEDIATELY PRIOR TO THE ISSUANCE OF THE NOTES (THE "ACQUISITION TRANSACTION"). SUCH INTERESTS COMPRISE ALL OF THE PARENT'S CONSOLIDATED OPERATIONS AND IMMEDIATELY AFTER THE ACQUISITION TRANSACTION PARENT WILL HAVE NO ASSETS OTHER THAN THE STOCK OF THE ISSUER AND NO OPERATIONS EXCEPT IN CONNECTION WITH THE OWNERSHIP OF SUCH STOCK. IMMEDIATELY PRIOR TO THE ACQUISITION TRANSACTION, THE ISSUER WILL HAVE HAD NO OPERATIONS AND ONLY NOMINAL ASSETS AND LIABILITIES. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS TO THE ISSUER AND, WHERE APPLICABLE, ITS DIRECT AND INDIRECT SUBSIDIARIES AND THE ISSUER'S PREDECESSOR PRIOR TO THE ACQUISITION TRANSACTION. SEE "GLOSSARY" FOR DEFINITIONS OF CERTAIN OTHER TERMS USED IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION OFFERED TO THE UNDERWRITERS IN THE STOCK OFFERING. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                                  THE COMPANY

    The Company is a diversified telecommunications provider with a leading position in facilities-based long distance service in the State of Alaska and, as a result of recent acquisitions, has become Alaska's leading cable television service provider. The Company seeks to become the first significant provider in Alaska of an integrated package of telecommunications and cable television services. Complementing its long distance, cable and cellular resale operations, the Company has announced plans to provide facilities-based competitive local exchange and wireless communications services in Alaska's major population centers. The Company expects to launch local exchange services in the second half of 1997 initially in Anchorage where it has received a local exchange certificate of authority and entered into an interconnection agreement with the incumbent local exchange carrier ("LEC") which has been approved by the Alaska Public Utilities Commission (the "APUC"). The Company also acquired a state-wide 30 MHz B-block personal communication service ("PCS") license in June 1995 for approximately $1.65 million (or about $3.00 per population equivalent or "pop") and is currently evaluating various technologies for a proposed wireless PCS network.

    The Alaskan voice, video and data markets are unique within the United States. Alaska is physically distant from the rest of the United States and is characterized by large geographical size and relatively small, dense population clusters (with the exception of major population centers such as Anchorage, Fairbanks and Juneau). It lacks a well-developed terrestrial transportation infrastructure, and the majority of Alaska's communities are accessible only by air or water. As a result, Alaska's telecommunications networks are different from those found in the lower 49 states. Alaska today relies extensively on satellite-based transmission for intrastate calling between remote communities where investment in a terrestrial network would be uneconomic or impractical. Also, given the remoteness of Alaska's communities and, in many cases, the lack of major civic institutions such as hospitals, libraries and universities, Alaskans are dependent on telecommunications to access the resources and information of large metropolitan areas in the rest of the U.S. and elsewhere.

    The Company believes that historical distinctions between telephony, wireless communications and cable television services are disappearing as a result of regulatory and technological changes. Upon becoming the first significant integrated provider of such services in Alaska, the Company believes that it will benefit from a number of advantages that would be difficult and costly for a competitor to replicate. By providing multiple telecommunications and cable services, the Company will be able to (i) expand the Company's addressable market in Alaska and increase the Company's share of its customers' voice, video and data expenditures, (ii) leverage the Company's existing customer base by cross-selling its services, (iii) attract new customers and improve customer retention rates by offering its customers a package of services, a single bill and a single point-of-contact for customer service, (iv) reduce capital spending requirements by sharing facilities, equipment and rights-of-way, (v) contain administrative and personnel costs by combining functional areas and
(vi) reduce local access costs by bypassing some or all of the incumbent LECs' facilities.

    The Company began providing interstate long distance service in 1982 and began providing intrastate long distance service in 1991. The Company provides a full range of long distance services, including direct dial, 800, message toll, private line, private network, operator and calling and debit card services, to residential, commercial and governmental customers and to other common carriers. In addition, the Company sells data communication equipment and offers technical services.

    The Company operates a state-of-the-art, competitive telecommunications network employing the latest digital transmission technology based upon fiber optic and digital microwave facilities within and between Anchorage, Fairbanks and Juneau, a digital fiber optic cable linking Alaska to the contiguous 48 states and providing access to other carriers' networks for communication around the world, and the use of satellite transmission to remote areas of Alaska (and for certain interstate traffic as well). As of March 31, 1997, the Company's long distance services were available, through the Company's network, to approximately 90% of total Alaskan access lines. As of March 31, 1997, the Company's residential customers were served by approximately 81,150 access lines, representing approximately 41% of all Alaskan residential presubscribed access lines. In addition, the Company had over 11,000 commercial, governmental and other common carrier customers who were served by approximately 57,600 access lines, representing approximately 48% of all non-residential presubscribed access lines in the State. The Company believes its network costs are significantly lower than those of its principal competitor, AT&T Alascom (the other leading long distance provider in Alaska), which, until it was acquired by AT&T Corp. ("AT&T") in August 1995, had benefitted from an annual direct subsidy from AT&T of approximately $80 million.

    In 1993, the Company entered into a significant business relationship with MCI Telecommunications Corp., a subsidiary of MCI Communications Corporation (together with its subsidiaries, "MCI"), pursuant to which, among other things, the Company agreed to provide transmission services for substantially all Alaska-bound MCI long distance traffic and MCI agreed to provide transmission services for substantially all of the Company's long distance traffic terminating in the lower 49 states (excluding Washington, Oregon and Hawaii). As of June 30, 1997, MCI owned 22.6% of Parent's total combined outstanding Class A common stock, no par value ("Class A Common Stock") and Class B common stock, no par value ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and 19.4% after giving effect to the Stock Offering, the majority of which was acquired concurrently with entering into the 1993 agreements. MCI presently controls nominations to two seats on Parent's board of directors (the "Board") pursuant to a voting agreement among MCI and certain other shareholders (the "Voting Agreement") that was entered into in connection with the Company's acquisition of cable television systems (the "Cable Systems") from several unrelated sellers. In 1993, the Company also entered into an agreement with an affiliate of Sprint Corp. ("Sprint"), pursuant to which the Company agreed to provide transmission services for all Alaska-bound Sprint long distance traffic and Sprint agreed to handle substantially all of the Company's international traffic.

    The Company's telecommunications services revenues for the three months ended March 31, 1997 were $39.2 million and operating cash flow (or Adjusted EBITDA as defined below) was $3.4 million (including $0.6 million of start-up losses from the Company's local exchange and PCS operations), or approximately 8.7% of telecommunications services revenues for the period. The Company's telecommunications services revenues for the year ended December 31, 1996 were $155.4 million and Adjusted EBITDA was $21.4 million (including $0.9 million of start-up losses for the Company's local exchange and PCS operations), or approximately 13.8% of telecommunications services revenues for the period. In the five-year period ended December 31, 1996, the Company's telecommunications services revenues grew at a compounded annual rate of approximately 15.5%.

    Effective October 31, 1996, the Company became the leading cable television services provider in Alaska upon its acquisition of the Cable Systems for total consideration of approximately $280.1 million. The Cable Systems serve 21 communities and areas in Alaska, including the state's three largest urban areas, Anchorage, Fairbanks and Juneau. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. As of March 31, 1997, the Cable Systems consisted of approximately 1,765 miles of installed cable plant having between 300 and 450 MHz of channel capacity. See "Business--Cable Television." On a pro forma basis, assuming the Cable Systems had been acquired by the Company as of January 1, 1996, the Cable Systems generated pro forma revenues for the year ended December 31, 1996 of $55.3 million and pro forma Adjusted EBITDA before management fees of $27.0 million, or 48.8% of cable revenues. Pro forma revenues and Adjusted EBITDA from cable services would have represented 26.3% and 54.9%, respectively, of the Company's pro forma consolidated revenues and Adjusted EBITDA for 1996.

    In connection with its acquisition of the Cable Systems, the Company entered into a management agreement (the "Prime Management Agreement") with Prime II Management, L.P. ("Prime Management"), a Delaware limited partnership affiliated with certain sellers of the Cable Systems serving Anchorage and other areas (the "Prime Sellers") to manage the Cable Systems. Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998. Certain of the Prime Sellers which are parties to the Voting Agreement (the "Voting Prime Sellers") have the right to nominate two Board members pursuant to the Voting Agreement, and will own approximately 18.0% of the total outstanding Common Stock after giving effect to the Stock Offering.

    In providing cable service, the Company competes principally with traditional television broadcasters, direct broadcast satellite television ("DBS") and wireless cable or multichannel, multipoint distribution service ("MMDS") providers. The receipt of DBS signals in Alaska currently has the disadvantage of requiring subscribers to install larger satellite dishes (generally three to six feet in diameter) than are generally required in the lower 48 states because of the weaker satellite signals available in northern latitudes. In addition, existing satellites (situated over the equator) have a relatively low altitude above the horizon when viewed from Alaska, making their signals subject to interference from mountains, buildings and other structures. MMDS also requires that customers' receiving antennas have line-of-sight access to transmitting radio towers, and both MMDS and DBS signals are subject to interference from rain, snow, and wind.

BUSINESS STRATEGY

    The Company's goal is to become the first significant provider of integrated voice, video and data services in Alaska while maximizing growth in its revenues and net income. The Company's strategies to achieve this objective fall generally into four broad categories: (i) integrate the Company's telecommunications and cable operations, (ii) expand the scope of the Alaskan voice, video and data markets that the Company will address, (iii) increase the Company's penetration of these markets, and (iv) improve the Company's consolidated operating margins and utilization of the Company's capital resources. These broad strategies are discussed below. The Company's strategic focus over the next several years will be on Alaska. On a longer term basis, the Company may consider growth opportunities outside Alaska, especially in areas of the world with demographics and infrastructure characteristics similar to those of Alaska.

    INTEGRATE TELECOMMUNICATIONS AND CABLE OPERATIONS

    The Company has begun integrating the Cable Systems into its preexisting operations. As part of this integration, the Company plans to combine the marketing and sales organizations, the billing systems, management information systems ("MIS") and customer service organizations of the Cable Systems with those of the Company's historical operations. This integration will enable the Company to coordinate the marketing of its telecommunications and cable services to the full range of the Company's customers, promote introduction of new products and services, leverage consumer awareness of the GCI brand name and provide its customers with a single bill and point-of-contact for customer service. The Company estimates that the essential elements of this integration will be completed by late 1997.

    EXPAND ADDRESSABLE MARKET

    As a result of its acquisition of the Cable Systems, the Company has expanded its addressable market in Alaska to include both long distance and cable services, which markets generated approximately $450 million in revenues in 1996 for all providers of such services in Alaska. Following its introduction of local exchange and wireless services, the Company's addressable market will expand to approximately $800 million in total.

    The Company intends to offer local exchange services in Anchorage and other major Alaskan population centers principally using its own network facilities. The Company expects to provide local exchange services initially in Anchorage in the second half of 1997. The Company has installed 38 miles of a planned 130-mile fiber optic network in Anchorage, has installed a Lucent 5ESS switch with both local and long distance capabilities and has entered into an agreement with the incumbent LEC, Anchorage Telephone Utility ("ATU"), to interconnect the Company's network with that of ATU and to purchase unbundled local loops necessary to provide local service. The Alaskan local service market generated approximately $320 million in revenues in 1996, approximately 34% of which were attributable to Anchorage. The Company anticipates expanding its local service to the Fairbanks and Juneau markets during 1998 and to other markets during 1999, subject to negotiating acceptable interconnection arrangements with the LECs serving those markets and to obtaining the necessary regulatory approvals.

    The Company plans to enter the facilities-based wireless communications market through development of a PCS network. The Company believes that PCS technology, if successfully implemented, will offer advantages over existing analog cellular technology, such as superior audio quality, additional features, better compatibility with wireline services, and longer battery life. PCS technology is particularly suited for use in Alaska, which has relatively small, dense population clusters in many geographically remote areas. The Company estimates that the Alaskan cellular services market generated approximately $35 million in total revenues in 1996.

    INCREASE PENETRATION OF ALL MARKET SEGMENTS

    The Company believes that by offering a variety of branded telecommunications and cable services, by increasing consumer awareness and leveraging brand equity, and by emphasizing customer service and rewarding consumer loyalty, it will be well-positioned to improve customer retention rates and to increase its market share in all service categories. The Company believes that substantially all of its long distance and cable television customers are potential wireless and local service customers. Cross-selling opportunities also exist between the Company's long distance customers and its cable customers. The Company estimates that, as of March 31, 1997, approximately 59% of the Company's residential cable subscribers did not obtain long distance service from the Company and that approximately 23% of the Company's total long distance customers and 27% of the Company's residential long distance customers were passed by the Cable Systems but did not buy cable service.

    The Company plans significant upgrades to the existing cable plant in order to expand channel capacity, add new services, improve network quality and reliability and reduce theft. The Company expects that, by expanding customers' service options, it will attract new customers, increase average revenue per subscriber and reduce customer attrition rates. Currently, the Cable Systems have between 300 and 450 MHz of channel capacity, or enough capacity to carry between 36 and 60 channels. Over the next two years, the Company plans to increase the capacity of the Cable Systems to between 450 and 550/750 MHz of channel capacity, or enough capacity to carry between 60 and 76 channels.

    The Company plans to begin offering cable modems in the fourth quarter of 1997. Cable modems represent a new technology which offers significantly faster access to the Internet and other on-line data services than other currently available technologies. The Company believes that Alaskans have a greater propensity to access the Internet than consumers in other states for a variety of reasons. Alaskans on average have completed more years of formal education and have a higher per capita income and mean household income than the U.S. average. Purchasing power is also enhanced by the lack of a state income tax and the annual Permanent Fund dividend that each resident, regardless of age, receives from the State (over $1,100 per person in 1996). In markets outside of Anchorage, Fairbanks and Juneau, the limited availability of traditional sources of information such as libraries, universities and museums contribute to heavy use of the Internet as an information, education and communication resource. In addition to offering cable modems, the Company plans to offer certain specialized telecommunications services to support distance education and telemedicine in rural areas of the State. Rural Alaskans often do not have access to medical professionals within their community and the use of a communication network to deliver a wide range of telemedical services (voice, video and data) enhances the quality and timeliness of the services delivered while concurrently reducing the overall cost of delivery. Likewise, the educational infrastructure is limited in many areas of rural Alaska and distance education services are being deployed to provide specialized curricula to smaller village schools. Like telemedical services, distance education services both improve the quality of education and reduce the cost of delivery.

    IMPROVE CONSOLIDATED OPERATING MARGINS AND CAPITAL UTILIZATION

    The Company believes that the combination of its long distance, local, wireless communications and cable operations will enable it to achieve better overall operating margins than would be possible if these operations were managed as stand-alone enterprises. The Company expects to achieve certain efficiencies by combining the marketing, sales, customer service, MIS and administrative organizations of the Cable Systems with each other and with those of the Company's preexisting operations. The Company also expects that its planned provision of local services, while a potentially significant source of revenues, will coincidentally result in a significant reduction in the Company's local access fees paid to Alaskan LECs. Access fees charged to the Company by incumbent Alaskan LECs for the use of their local networks to originate or terminate long distance calls totaled $36.4 million in 1996, or approximately 28.2% of the Company's long distance revenues for this period. The Company estimates that the average access charge payable by it to Alaskan LECs for originating or terminating interstate access is approximately $0.043 per minute of traffic and for originating or terminating intrastate access is approximately $0.07 per minute of traffic (or a total of $0.14 for both originating and terminating access).

    In addition, the Company expects to leverage its investment in existing cable plant and rights-of-way by, in some cases, overlaying (or using existing) fiber optic cable for telephony or PCS applications. The incremental cost of such network enhancements, especially when combined with planned upgrades to the existing cable plant, is significantly less than the cost of building entirely new network facilities.

                                  THE OFFERING


Securities Offered..........  $180,000,000 principal amount of 9 3/4% Senior
                              Notes due 2007 (the "Notes").

Maturity....................  The Notes will mature on August 1, 2007.

Interest Payment Dates......  Interest on the Notes is payable semiannually on each February 1 and August 1 commencing February
                              1, 1998.

Optional Redemption.........  The Notes will be redeemable at the option of the
                              Issuer, in whole or in part, at any time on or
                              after August 1, 2002, at the redemption prices set
                              forth herein, plus accrued and unpaid interest, if
                              any, to the date of redemption. In addition, prior
                              to August 1, 2000, the Issuer may use the net cash
                              proceeds of one or more Public Equity Offerings
                              (as defined) to redeem up to 33 1/3% of the
                              initially issued aggregate principal amount of the
                              Notes at a redemption price of 109.750% of the
                              aggregate principal amount thereof, together with
                              accrued and unpaid interest thereon to the date of
                              redemption; provided that not less than $120
                              million aggregate principal amount of the Notes
                              remains outstanding following any such redemption.
                              See "Description of Notes--Optional Redemption."

Sinking Fund................  None.

Change of Control...........  Upon a Change of Control, the Issuer will be required to make an offer to purchase the Notes at
                              a purchase price equal to 101% of the principal
                              amount thereof plus accrued and unpaid interest,
                              if any, to the date of purchase. See "Description
                              of Notes--Mandatory Offer to Purchase Upon a
                              Change of Control."

Ranking.....................  The Notes are senior unsecured obligations of the
                              Issuer, ranking PARI PASSU with other
                              unsubordinated, unsecured indebtedness of the
                              Issuer, and ranking senior in right of payment to
                              any future subordinated indebtedness of the
                              Issuer. The Notes will be structurally
                              subordinated to all liabilities of the Issuer's
                              subsidiaries, including the Credit Facility (as
                              defined). See "Description of Credit Facilities."
                              As of March 31, 1997, after giving effect to the
                              Offerings and the application of the net proceeds
                              therefrom, the total indebtedness and total
                              liabilities (including trade payables and accrued
                              liabilities) of such subsidiaries, on an aggregate
                              basis, would have been approximately $113.0
                              million, of which $42.7 million would have been
                              indebtedness. As of the date of this Prospectus,
                              the Issuer had no indebtedness that would have
                              been subordinated to the Notes. The Issuer's
                              subsidiaries expect to incur significant
                              additional indebtedness and other liabilities in
                              the future. See "Risk Factors--Substantial
                              Leverage; Ability to Service Debt," "--Holding
                              Company Structure" and "Description of Notes."

Certain Covenants...........  The Indenture for the Notes will contain limitations on, among other things, (a) the
                              ability of the Issuer and its Restricted
                              Subsidiaries to incur additional Indebtedness, (b)
                              the payment of dividends and other distributions
                              with respect to the Capital Stock of the Issuer
                              and the purchase, redemption or retirement of
                              Capital Stock and subordinated Indebtedness of the
                              Issuer, (c) the incurrence of certain Liens, (d)
                              the ability of the Issuer to allow restrictions on
                              distributions by Restricted Subsidiaries, (e)
                              Asset Sales, (f) transactions with Affiliates and
                              (g) certain consolidations, mergers and transfers
                              of assets. All of these limitations are subject to
                              a number of important qualifications. See
                              "Description of Notes--Certain Covenants" and
                              "--Certain Definitions."

Use of Proceeds.............  The net proceeds of the Debt Offering
                              (approximately $173.7 million) will be used to
                              reduce borrowings outstanding under the Existing
                              Credit Facilities and to contribute or advance
                              approximately $50 million to GCI Transport
                              Company, an Unrestricted Subsidiary, as defined in
                              the indenture entered into in connection with the
                              Notes (the "Indenture"). The Company expects to
                              reborrow funds under the Credit Facility in the
                              future to fund capital expenditures and for other
                              general corporate purposes, including possible
                              acquisitions and other investments. See "Use of
                              Proceeds."

Concurrent Offerings........  Concurrently with the Debt Offering, Parent is offering 13,380,000 shares of Class A Common Stock
                              (including 6,380,000 for the account of certain
                              selling shareholders of Parent). The Debt Offering
                              and the Stock Offering are not conditioned upon
                              one another and, therefore, one Offering may be
                              consummated without the other Offering being
                              consummated. The Debt Offering is contingent upon
                              the Company refinancing its existing credit
                              facilities. See "Risk Factors--Significant Capital
                              Requirements; Concurrent Offerings," "Use of
                              Proceeds" and "Description of Credit Facilities."


                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE, PER MINUTE AND PER SUBSCRIBER DATA)

    The Issuer was formed in May, 1997, to be the obligor on the Notes and prior to the consummation of the Acquisition Transaction upon issuance of the Notes, had not commenced operations and had nominal assets and liabilities. Pursuant to the Acquisition Transaction, the Issuer will acquire all of the interests of Parent, its predecessor, in Parent's operations, and the financial and operating data presented below are those of the Parent and its consolidated subsidiaries as predecessor to the Issuer. The following table summarizes certain summary consolidated financial and operating data of the Company and should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, the notes thereto and other financial data included elsewhere in this Prospectus. The unaudited pro forma financial information reflects the acquisition of the Cable Systems as if such acquisition had been consummated as of January 1, 1996. See the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus. The unaudited pro forma information should be read in conjunction with the financial statements of Prime Cable of Alaska, L.P., Alaska Cablevision, Inc. and Alaskan Cable Network and the notes thereto included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                                             THREE MONTHS ENDED MARCH
                                           YEARS ENDED DECEMBER 31,                                    31,
                                -----------------------------------------------  PRO FORMA   ------------------------
                                 1992      1993      1994      1995      1996     1996 (1)      1996          1997
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues
  Telecommunications
    services..................  $96,499  $102,213  $116,981  $129,279  $155,419  $  155,419  $    37,969   $   39,225
  Cable services..............       --        --        --        --     9,475      55,343           --       13,656
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
Total revenues................   96,499   102,213   116,981   129,279   164,894     210,762       37,969       52,881
Operating income..............    5,269     8,804    12,997    13,504    16,409      26,873        3,947        3,292
Net earnings (loss) before
  income taxes................    1,524     6,715    11,681    12,601    12,690      11,395        3,687         (657)
Net earnings (loss)...........      890     3,951     7,134     7,502     7,462       6,700        2,137         (525)
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
Net earnings (loss) per
  share.......................  $  0.02  $   0.17  $   0.30  $   0.31  $   0.27  $     0.16  $       .09   $    (0.01)
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
Ratio of earnings to fixed
  charges (2).................    1.29x     2.87x     4.95x     5.61x     2.52x       1.54x        4.73x        0.81x

OTHER FINANCIAL DATA:

Capital expenditures..........  $ 4,396  $  5,744  $ 10,604  $  8,938  $ 38,642  $   45,718  $     6,950   $    9,529
Depreciation and
  amortization................    7,486     6,978     6,639     5,993     9,409      20,553        1,887        6,120
Cable operating income........       --        --        --        --     2,196      12,660           --        2,528
Cable Adjusted EBITDA (3).....       --        --        --        --     4,416      26,024           --        6,025
Consolidated Adjusted
  EBITDA (3)..................   12,755    15,782    19,636    19,497    25,818      47,427        5,834        9,412
Restricted Group Adjusted
  EBITDA (3)(4)...............   12,755    15,782    19,636    19,497    25,818      47,427        5,834        9,412
Consolidated cash flow
  provided by operating
  activities..................    7,469    11,710    18,519    14,278    22,371      32,193        2,359        1,840
Consolidated cash flow
  provided (used) by investing
  activities..................   (7,531)   (3,312)  (11,359)   (8,683) (122,646)     --           (7,123)     (10,059)
Consolidated cash flow
  provided (used) by financing
  activities..................    2,155    (8,749)   (8,134)   (3,227)  109,607      --            2,816         (400)
Cable cash flow provided by
  operating activities........  $ --     $  --     $  --     $  --     $  2,778  $   12,600  $   --        $    8,278

                                                                                             THREE MONTHS ENDED MARCH
                                           YEARS ENDED DECEMBER 31,                                    31,
                                -----------------------------------------------  PRO FORMA   ------------------------
                                 1992      1993      1994      1995      1996     1996 (1)      1996          1997
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
                                                                                             (UNAUDITED)
OTHER OPERATING DATA:

Long distance (minutes in
  thousands)
  Interstate minutes of use...  333,009   364,906   406,751   458,131   562,084     562,084      131,621      147,568
  Intrastate minutes of use...   64,387    70,107    79,641    93,370   121,208     121,208       28,910       31,537
  International minutes of
    use.......................    4,304     4,251     5,318     6,385     7,524       7,524        1,890        1,738
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
  Total minutes of use........  401,700   439,264   491,710   557,886   690,816     690,816      162,421      180,843
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
                                -------  --------  --------  --------  --------  ----------  -----------   ----------
  Average revenue per
    minute....................  $ 0.184  $  0.182  $  0.186  $  0.188  $  0.179  $    0.179  $     0.184   $    0.173
Cable (period-end data)
  Homes passed (5)............       --        --        --        --   162,395     162,395           --      162,711
  Equivalent basic
    subscribers (6)...........       --        --        --        --    93,391      93,391           --       92,940
  Basic penetration (7).......       --        --        --        --     57.5%       57.5%           --        57.1%
  Premium service units (8)...       --        --        --        --    77,609      77,609           --       75,521
  Premium penetration (9).....       --        --        --        --     83.1%       83.1%           --        81.3%
  Average monthly revenue per
    equivalent basic
    subscriber (10)...........       --        --        --        --  $  50.73  $    49.38                $    48.98


                                                                       AS OF MARCH 31, 1997
                                                 -----------------------------------------------------------------
                                                               AS ADJUSTED         AS ADJUSTED       AS ADJUSTED
                                                                 FOR DEBT           FOR STOCK          FOR BOTH
                                                  ACTUAL      OFFERING ONLY       OFFERING ONLY       OFFERINGS
                                                 ---------  ------------------  ------------------  --------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Total assets...................................  $ 442,878      $  499,193          $  442,878        $  499,193
Short-term debt and capital leases (including
  current maturities)..........................     32,012           1,721               1,721             1,721
Long-term debt and capital leases (excluding
  current maturities)..........................    181,528         268,134             164,686           221,001
Total stockholders' equity.....................  $ 159,095      $  159,095          $  206,228        $  206,228


------------------------------

(1) The Cable Systems were acquired effective October 31, 1996. Pro forma data reflect the acquisition of the Cable Systems as if it had occurred on January 1, 1996. See the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus.

(2) The ratio of earnings to fixed charges is computed by dividing pre-tax earnings or loss (plus fixed charges, amortization of capitalized interest, and minus interest capitalized during the period) by the sum of the total interest, amortization of deferred loan costs, and one-third of rental expense characterized as interest, all incurred during the period.

(3) As used herein, Adjusted EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). Adjusted EBITDA is a measure commonly used in the telecommunications and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity.

(4) Represents consolidated Adjusted EBITDA for the Issuer and its Restricted Subsidiaries (as defined in the Indenture).

(5) Dwellings and commercial establishments that are or can be connected to the distribution system of a cable system without further extension of the transmission lines of that cable system.

(6) A number representing the sum of (a) residential customers receiving at least the entry level of cable television service offered by a system ("Basic Service") at the system's standard residential rate for Basic Service plus (b) for customers receiving Basic Service under bulk billing arrangements at a rate less than the system's standard residential rate for Basic Service (including multi-unit residential complexes, hotels, motels and hospitals), the number derived by dividing the monthly amount billed to all such subscribers for Basic Service by the monthly standard residential rate for Basic Service.

(7) Equivalent basic subscribers divided by homes passed.

(8) Premium programming services selected by and sold to subscribers on an a la carte or packaged basis for monthly fees in addition to the fee for Basic Service. All customers who are listed as "premium service units" are also included in "equivalent basic subscribers."

(9) Premium service units divided by equivalent basic subscribers.

(10) Total subscriber revenues for the year from the sale of cable television services divided by average total equivalent basic subscribers divided by 12.

                      SUMMARY CABLE COMPANY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following tables set forth selected historical financial data separately for the Cable Companies: (i) for and as of the end of each of the years in the five-year period ended December 31, 1995 and; (ii) for the six-month periods ended June 30, 1995 and June 30, 1996. The data for the six-month periods ended June 30, 1995 and June 30, 1996 have been derived from the unaudited financial statements of the Cable Companies appearing elsewhere in this Prospectus. Such unaudited financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited periods. The following information is qualified in its entirety by, and should be read in conjunction with, the accompanying financial statements and notes thereto for the corresponding Cable Company and the Company. See "Index to Financial Statements."

                          PRIME CABLE OF ALASKA, L.P.

                                                                                                           SIX MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                         JUNE 30,
                                              ---------------------------------------------------------  --------------------
                                                 1991         1992        1993       1994       1995       1995       1996
                                              -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                    (UNAUDITED)                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues....................................   $  25,951    $  27,677   $  29,101  $  30,599  $  32,594  $  16,100  $  17,276
Operating, selling, general and
  administrative expenses (1)...............      29,871       31,373      32,615     33,561     34,425     17,175     18,002
Operating income (loss) (1).................   $  (3,920)   $  (3,696)  $  (3,514) $  (2,962) $  (1,831) $  (1,075) $    (726)

OTHER OPERATING DATA:
Total assets (period-end)...................   $ 120,397    $ 111,179   $  98,322  $  85,303  $  74,141  $  80,061  $  61,224
Adjusted EBITDA (before management
  fees)(2)..................................      13,968       14,699      15,289     15,653     16,330      7,950      8,608
Cash flow provided by operating activities
  (3).......................................   $  --        $  --       $   8,055  $   8,450  $   7,537  $   3,652  $   5,456

                           ALASKAN CABLE NETWORK (4)

                                                                                                             SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                         JUNE 30,
                                                ---------------------------------------------------------  --------------------
                                                   1991         1992        1993       1994       1995       1995       1996
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues......................................   $  13,761    $  13,914   $  14,142  $  13,883  $  14,515  $   7,224  $   7,442
Operating, selling, general and administrative
  expenses (5)................................      13,221       14,013      13,775     13,367     13,883      6,858      7,113
Operating income (loss) (5)...................   $     540    $     (99)  $     367  $     516  $     632  $     366  $     329

OTHER OPERATING DATA:

Total assets (period-end).....................   $  38,242    $  35,167   $  33,115  $  33,380  $  24,494  $  24,106  $  19,209
Adjusted EBITDA (before management fees)
  (2).........................................       6,666        6,208       6,931      6,841      7,033      3,513      3,598
Cash flow provided by operating activities
  (3).........................................   $  --        $  --       $   7,327  $   6,279  $   7,124  $   3,643  $   3,049

                            ALASKA CABLEVISION, INC.

                                                                                                             SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                         JUNE 30,
                                                ---------------------------------------------------------  --------------------
                                                   1991         1992        1993       1994       1995       1995       1996
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues......................................   $   5,488    $   5,626   $   5,660  $   5,709  $   5,920  $   2,969  $   3,007
Operating, selling, general and administrative
  expenses (6)................................       3,624        3,603       3,845      4,064      4,157      2,037      2,119
Operating income (loss) (6)...................   $   1,864    $   2,023   $   1,815  $   1,645  $   1,763  $     932  $     888

OTHER OPERATING DATA:
Total assets (period-end).....................   $   2,212    $   2,076   $   2,211  $   2,663  $   3,306  $   3,184  $   3,446
Adjusted EBITDA (before management fees)(2)...       2,836        2,981       2,817      2,530      2,583      1,359      1,309
Cash flow provided by operating
  activities(3)...............................   $  --        $  --       $   1,495  $   1,976  $   1,776  $     964  $     802

------------------------------

(1) Includes management fees paid by Prime in the amounts of $1,542,000, $1,671,000 and $1,674,000 in 1993, 1994 and 1995, respectively, and $817,000 and $924,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of Prime. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."


(2) As used herein, Adjusted EBITDA consists of earnings before interest (net), income taxes, depreciation, amoritzation and other income (expense). Adjusted EBITDA is a measure commonly used in the telecommuncations and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity. Other income (expense) items are immaterial, except for a $2.7 million loss on disposal of assets for Alaskan Cable Companies in 1993. See page F-53.


(3) Cash flow provided by operating activities for 1991 and 1992 is not available.

(4) Combined for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan-Sitka.

(5) Includes management fees paid by Alaskan Cable in the amounts of $202,000, $233,000 and $225,000 in 1993, 1994 and 1995, respectively, and $113,000 and
    $156,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaskan Cable. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

(6) Includes management fees paid by Alaska Cablevision in the amount of $567,000, $571,000 and $400,000 in 1993, 1994 and 1995, respectively, and
    $217,000 and $184,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaska Cablevision. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE NOTES OFFERED HEREBY.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


    The Company has substantial leverage. As of March 31, 1997, on an as adjusted basis after giving effect to the Offerings and the application of the net proceeds therefrom, the total consolidated indebtedness of the Issuer would have been $222.7 million (or 51.9% of the total capitalization of the Issuer and its subsidiaries) and the total liabilities of the Issuer's subsidiaries (including trade payables and accrued liabilities) would have been approximately $113.0 million, of which $42.7 million would have been indebtedness. As of March 31, 1997, after giving effect to the Debt Offering only and the application of the net proceeds therefrom, the total consolidated indebtedness of the Issuer would have been $269.9 million (or 62.9% of the total capitalization of the Issuer and its subsidiaries) and the total liabilities of the Issuer's subsidiaries (including trade payables and accrued liabilities) would have been approximately $160.1 million, of which $89.9 million would have been indebtedness. See "Capitalization." The degree to which the Company is leveraged may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized companies and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the best interests of the Company and its security holders. Following the Offerings, the Company's subsidiary, GCI Holdings, Inc. ("Holdings"), will have approximately $239.8 million of available borrowings under the Credit Facility, subject to certain limitations, and it expects to continue to borrow funds under such facility. The Credit Facility is secured by substantially all of the assets of the Company and is structurally senior to the Notes. See "--Holding Company Structure" and "Description of Credit Facilities."


    The Credit Facility and the Notes impose restrictions on the operations and activities of the Company. Generally, the most significant restrictions relate to debt incurrence, investments, capital expenditures, sales of assets and the use of proceeds therefrom and cash distributions from the Company. These restrictions require the Company to comply with certain financial covenants including financial ratios. The Company is currently in compliance with such covenants and ratios. The restrictions in the Indenture will be subject to a number of important qualifications and exceptions. As long as the Issuer and its Restricted Subsidiaries (as defined in the Indenture) comply with specified leverage ratios, the Issuer and its Restricted Subsidiaries are permitted to incur an unlimited amount of additional indebtedness to finance the acquisition of telecommunications and cable assets, equipment and inventory and for capital expenditures and working capital for the telecommunications and cable businesses and up to $90.0 million of other indebtedness. The Indenture will also permit the Issuer to secure any such indebtedness, subject to equally and ratably securing the Notes. The Indenture will also permit the Company's Unrestricted Subsidiaries (as defined in the Indenture) to incur an unlimited amount of indebtedness, $75 million of which is currently contemplated to be incurred as project financing to construct an undersea fiber optic cable. The ability of Holdings to comply with the restrictions and covenants in the Credit Facility, and of the Issuer to comply with the restrictions and covenants in the Indenture, will be dependent upon the Company's future performance and various other factors, including factors beyond its control. If the Issuer fails to comply with the restrictions and covenants in the Indenture or if Holdings fails to comply with the restrictions and covenants in the Credit Facility, the Issuer's obligation to repay the Notes and Holdings' obligation to repay its indebtedness under the Credit Facility may be accelerated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Credit Facilities" and "Description of Notes--Certain Covenants."

    The ability of the Issuer to repay the Notes at maturity depends in part on the Issuer's ability to generate cash flows from operations at currently anticipated levels. Should the Issuer's operating cash flows fall below the levels required to generate sufficient funds to repay the Notes, the Notes may need to be refinanced. The Issuer's ability to refinance the Notes will depend upon, among other things, its financial condition at the time, the restrictions in the agreements governing its and its subsidiaries' indebtedness and other factors, including market conditions. There can be no assurance that any such refinancing will be possible on terms that would be acceptable to the Issuer or that any additional financing could be obtained. If such refinancing were not possible, or if additional financing were not available, the Issuer could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for them or could be in default on its obligations with respect to its indebtedness. See "Description of Credit Facilities."

HOLDING COMPANY STRUCTURE

    The Notes will be obligations exclusively of the Issuer and not of Parent or the Issuer's subsidiaries. The Issuer is a holding company with no material business operations or sources of income or assets of its own other than the stock of its subsidiaries. The Issuer and Holdings must rely on dividends, loan repayments and other intercompany cash flows from their subsidiaries to generate the funds necessary to meet their debt service obligations, including the Notes. The Credit Facility is guaranteed by all of the subsidiaries of Holdings and limits the ability of Holdings' subsidiaries to pay dividends or make loans or other distributions to Holdings, the Issuer or Parent. See "Description of Credit Facilities." The ability of Holdings' subsidiaries to pay dividends to Holdings is also limited by provisions of the Alaska Corporations Code.


    The Notes will be effectively subordinated to indebtedness under the Credit Facility, to any other secured indebtedness that Parent, the Issuer or Holdings hereafter incurs and to all other liabilities and commitments of the Issuer's subsidiaries, including trade payables and lease obligations. In the event of a default on the Notes or a bankruptcy, liquidation or reorganization of the Issuer, the assets of the Issuer will be available to satisfy its secured obligations before any payment could be made on the Notes. Accordingly, there may be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes. Any right of the Company to participate in the distribution of assets of a subsidiary upon its liquidation or reorganization will be effectively subordinated to the claims of that subsidiary's creditors (including tax authorities, trade creditors, and lenders to those subsidiaries). As of March 31, 1997, after giving effect to the Offerings, the Issuer's subsidiaries would have had approximately $113.0 million of total liabilities, of which $42.7 million would have been indebtedness. As of March 31, 1997, after giving effect to the Debt Offering only, the Issuer's subsidiaries would have had approximately $160.1 million of total liabilities, of which $89.9 million would have been indebtedness. The Indenture will permit the Issuer's subsidiaries to incur substantial additional liabilities and indebtedness, including $75 million of project financing currently contemplated to be incurred by Unrestricted Subsidiaries (as defined in the Indenture) of the Issuer for the construction of an undersea fiber optic cable. See "Description of Notes."


SIGNIFICANT CAPITAL REQUIREMENTS; CONCURRENT OFFERINGS

    Development and expansion of the Company's telecommunications and cable operations will require substantial capital. The Company estimates that its aggregate capital requirements for the next five years will be approximately $445 to $505 million, including approximately $165 million for the purchase of new satellite transponders and the construction of new undersea fiber optic cable facilities through GCI Transport Company, an Unrestricted Subsidiary under the Indenture. The Company's estimated capital requirements include, among other things, the estimated costs (i) to continue the expansion of the Company's long distance facilities and services; (ii) to develop and deploy the Company's entry into local exchange services and its PCS network; and (iii) to upgrade, expand and integrate the Cable Systems into its telecommunications services business. The Company expects that the net proceeds from the Offerings, together with internally generated cash flows and borrowings under the Credit Facility and its separate committed financing facility for GCI Transport Company, will provide sufficient funds for the Company to expand its business as currently planned. The amount of the Company's future capital requirements will depend upon many factors, however, including regulatory, technological and competitive developments in the telecommunications and cable television industries, and may differ materially from the Company's estimates.


    Concurrently with the Issuer's offering of the Notes, Parent is separately offering 7,000,000 shares of Class A Common Stock pursuant to the Stock Offering (excluding 6,380,000 shares for the account of certain selling shareholders). Consummation of one Offering is not contingent upon consummation of the other Offering, and there can be no assurance that the Stock Offering will be consummated and, if so, on what terms. Without the proceeds from the Stock Offering, the Company may have to seek alternative financing for a portion of its business plan. In particular, if the Stock Offering is not consummated, the Company may need to obtain additional financing for its planned purchase of seven transponders on the Galaxy X satellite that is expected to be launched in mid-1998. In addition, the Company may be required to seek additional capital if its actual capital requirements exceed its estimates and it is unable to generate sufficient funds internally or borrow sufficient funds under the Credit Facility. If the Company were to require additional financing, there can be no assurance that additional financing would be available to the Company or, if available, that it would be on terms acceptable to the Company. The Debt Offering is contingent upon the Company refinancing its existing credit facilities. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Business Strategy" and "Description of Credit Facilities."


POTENTIAL ADVERSE EFFECT ON THE COMPANY IF THE FIBER FACILITY IS NOT CONSUMMATED

    As described under "Description of Credit Facilities," subsidiaries of the Company plan to incur up to $75 million in additional indebtedness to finance the construction of an undersea fiber optic cable (the "Fiber Facility"). The Company requires the Fiber Facility in order to construct new undersea fiber optic cable facilities, and although the Company has received executed commitments from lenders to provide the Fiber Facility, there can be no assurance that the Fiber Facility will be consummated.

DEVELOPMENT AND EXPANSION RISKS

    The Company's ability to become the first significant provider in Alaska of an integrated package of telecommunications and cable television services will depend in large part on its ability to enter into and succeed in the local exchange service market, to establish PCS networks in Alaska, and to upgrade or convert the Cable Systems from their present coaxial distribution system to a hybrid fiber optic/coaxial distribution system so that additional cable and telecommunications services can be offered and can be integrated with the Company's existing telecommunications services. The entry into local exchange service, the implementation of its PCS networks and the upgrade of the Cable Systems are critical to the Company's ability to provide new services and products to its customers. See "Business--Overview,"
"--Business Strategy" and "--PCS."

    The successful implementation of the Company's expansion strategy is subject to a variety of risks, including changes in the competitive climate in which the Company operates, technological changes and compatibility risks, and legal and regulatory risks (including possible delays in the full implementation of deregulation under the federal Telecommunications Act of 1996 (the "1996 Telecom Act")). The Company's expansion plans also depend on factors such as its ability to obtain and maintain required governmental licenses and authorizations, its ability to enter into interconnection agreements with established LECs, and its ability to obtain financing, all in a timely manner, at reasonable costs and on terms and conditions acceptable to the Company. There can be no assurance that the Company's contemplated expansion of services will take place as planned or that the expanded services will become profitable or generate positive cash flows. See "Business--Business Strategy" and
"--Competition."

ABILITY TO MANAGE GROWTH

    The Company's aggressive growth in telecommunication services, its acquisition of a state-wide license for development of PCS services, and its acquisition of cable television systems in Alaska have placed, and may continue to place, a significant strain on the Company's administrative, operational and financial resources and have increased demands on the Company's systems and controls. The Company's ability to continue to manage its growth successfully will require the Company to further enhance its operational, management, financial and information systems and controls and to expand, train and manage its employee base. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on the Company's customer support, sales, marketing, and administrative resources and infrastructure. There can be no assurance that the Company's administrative, operating and financial resources, systems and controls will be adequate to effectively manage the Company's growth. The inability of the Company to manage its growth successfully could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Business Strategy."

RELIANCE ON SIGNIFICANT CUSTOMERS

    For the year ended December 31, 1996, the Company provided services to MCI and to Sprint resulting in substantial revenues to the Company of approximately 29% of total revenues for 1996. These two customers are free to seek out long distance communication services from competitors of the Company upon expiration of their contracts (in 2001 in the case of MCI and in 1999 in the case of Sprint) or earlier upon a default or the occurrence of a force majeure event or a substantial change in applicable law or regulation under the applicable contract.

    Loss of one or both of these major customers, or a considerable number of other customers, would have a material adverse effect on the financial condition and results of operations of the Company. See "Business--Long Distance Operations."

RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS

    The telecommunications and cable television industries have been characterized by rapid technological changes, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer services that meet these standards on a timely basis. There can be no assurance that the Company will have sufficient resources to make necessary investments or to introduce new services that would satisfy its customers. See "Business--Competition."

GEOGRAPHIC CONCENTRATION AND ALASKAN ECONOMY

    The Company offers a variety of voice, video and data services to residential, commercial and governmental customers in the State of Alaska. As a result of this geographic concentration, the Company's growth and operations depend in part upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, in particular oil production, as well as tourism, government and United States military spending. Any deterioration in these markets could have an adverse impact on the demand for telecommunications and cable television services and on the Company's results of operations and financial condition. In addition, the customer base in Alaska is limited. Alaska has a population of approximately 600,000 people, approximately one-half of whom are located in the Anchorage area. No assurance can be given that the Alaskan economy will continue to grow and to generate increased demand for the Company's services. See "Business--Alaskan Voice, Video and Data Markets" and "--Alaskan Economy."

RECENT CABLE SYSTEM ACQUISITIONS

    As of October 31, 1996, the Company acquired the Cable Systems for a total purchase price of $280.1 million. On a pro forma basis, giving effect to the acquisition of the Cable Systems as if it had occurred on January 1, 1996, the Cable Systems' revenues and Adjusted EBITDA before management fees would have comprised 26.3% of the Company's consolidated revenues and 54.9% of the Company's operating cash flow for the year ended December 31, 1996. In acquiring the Cable Systems, the Company obtained a substantial portion of the existing cable television distribution systems in Alaska and gained entry into the cable television business, in which it had no prior operating experience. In connection with the acquisition, the Company entered into the Prime Management Agreement with Prime Management to assist in the management of the Cable Systems. The Company currently relies on Prime Management, which had managed the Prime cable television systems prior to their acquisition by the Company, to assist in the management of the Cable Systems, and there can be no assurance that the Company's cable television business would not be adversely affected should Prime Management's services become unavailable. Either party may terminate the Prime Management Agreement in its discretion after October 31, 1998. In addition, given the Company's lack of experience in the cable television industry, there can be no assurance that the Company will achieve improved operating results, synergies and other benefits expected as a result of the acquisition of the Cable Systems. See "Business--Cable Television."

COMPETITION

    The long distance telecommunications industry is highly competitive. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. The Company's principal competitor in long distance service, AT&T Alascom (the other leading long distance provider in Alaska), has substantially greater resources than the Company and its interstate rates are integrated with those of a nationwide communications firm, AT&T Corp. While the Company initially competed in long distance services based upon offering substantial discounts, those discounts have been eroded in recent years due to lowering of prices by AT&T Alascom. If competition for long distance services forces the Company to offer its services at greater discounts, the consequent loss of revenues could have a material adverse effect on the Company's financial condition and results of operations.


    Recent changes in the regulation of the telecommunications industry may affect the Company's competitive position as a provider of long distance services. The 1996 Telecom Act effectively opened the local and long distance markets to competition. Incumbent local exchange carriers may enter the market for long distance services. In fact, the incumbent LEC in Anchorage has, as of April 1997, begun providing long distance services in the Anchorage area on a non-facilities-based basis. In addition, recent published reports indicate that a private joint venture is planning to construct a fiber optic network similar to the system the Company plans to construct. The Company is unable to predict the extent to which either of these developments may have an adverse effect on the Company's financial condition and results of operations.


    The cable television industry is also highly competitive. In certain areas of the United States, cable television systems face competition from other cable operators offering cable television services in the same areas. Currently, the Company believes it is not subject to competition from other cable operators in the areas served by the Cable Systems. However, applicable law permits cable operators to compete directly with incumbent cable systems. Cable television systems also face competition from alternative methods of receiving and distributing television signals such as traditional broadcast television, direct broadcast satellite systems, satellite master antennae television systems and wireless cable systems, and from other sources of news, information and entertainment. The extent to which a cable television system is competitive depends, in part, upon the cable system's ability to provide quality programming and other services at competitive prices. Recent published reports indicate that there has been a substantial increase in the number of DBS subscribers in the United States in recent years. Thus, although it is difficult to assess the ultimate impact that DBS will have on the cable industry or the Company's financial condition and results of operations, DBS services may pose a significant competitive threat to cable television systems.

    Regulatory changes may also make it easier for LECs and others, including utility companies, to provide video services competitive with services provided by cable systems and to provide cable services directly to subscribers. Prior to the 1996 Telecom Act, LECs were statutorily barred from providing video services to subscribers in their service areas, with certain exceptions. The 1996 Telecom Act repealed this statutory telephone/cable cross-ownership prohibition, and recognizes several multiple entry options for telephone companies to provide competitive video programming. LECs, including the Regional Bell Operating Companies ("RBOCs"), generally will be allowed to compete with cable operators both inside and outside the LECs' telephone service areas with certain limitations.

    The local exchange services market is also likely to become competitive. AT&T has announced plans to enter the local exchange services market in Alaska on a non-facilities-based basis. The 1996 Telecom Act mandates that states allow local exchange competition and requires LECs, among other things, to take steps to ensure local competition by allowing adequate interconnection and network access to competing carriers. In addition, in the PCS industry, the Company may face competition from other PCS providers as well as other providers offering similar services, such as cellular carriers.

    Management of the Company has no control over the possible future entry into the Alaskan telecommunications or cable television markets of other potential competitors, many of whom may be much larger than the Company and have much greater resources than the Company. Aggressive competition for customers in communities served by the Company could also result in increased marketing expenditures by the Company. Resulting reductions in the Company's customer base and rates and increases in the Company's costs could have a material adverse effect on the Company's financial condition and results of operations. Because of the high level of competition, the Company's ability to expand its operations and increase market share is uncertain. Therefore, no assurance can be given that the Company can achieve growth in products or revenues or that the Company will not lose market share due to competitive pricing, greater resources of its competitors or other factors. See "Business--Competition."

REGULATION

    The Company is subject to regulation by the Federal Communications Commission ("FCC") and by the APUC as a non-dominant provider of long distance services. Among other regulatory requirements, the Company is required to file tariffs with the FCC for interstate and international service, and with the APUC for intrastate services, but such tariffs routinely become effective without intervention by the FCC, the APUC or other third parties since the Company is a non-dominant carrier. The Company received approval from the APUC in February 1997 to provide local exchange services in and around Anchorage and Hope, Alaska.

    Military franchise requirements also affect the Company in its provision of telecommunications and cable television services to military bases. Substantial changes in the federal regulation of the telecommunications and the cable television industries were accomplished through the 1996 Telecom Act which became law in February 1996. Certain provisions of the 1996 Telecom Act could materially affect the growth and operation of the telecommunications and cable television industries and the services provided by the Company. Although the 1996 Telecom Act is expected to reduce regulatory burdens, the telecommunications and cable television industries may be subject to additional competition as a result thereof. There are numerous rulemakings that have been and that will be undertaken by the FCC, which will interpret and implement the 1996 Telecom Act's provisions. In addition, certain provisions of the 1996 Telecom Act are not immediately effective. Furthermore, certain of the 1996 Telecom Act's provisions have been, and are likely to continue to be, judicially challenged. The Company is unable to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the 1996 Telecom Act and the rulemakings on the Company. See "Business--Regulation." The Company is also subject to federal and state regulation as a cable television operator pursuant to the Communications Act of 1934 (the "Communications Act"), the Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and, together with the 1984 Cable Act, the "Cable Acts"), all as amended by the 1996 Telecom Act. The 1992 Cable Act significantly expanded the scope of cable television regulation on an industry-wide basis by imposing rate regulation, carriage requirements for local broadcast stations, customer service obligations and other requirements. The 1992 Cable Act and the FCC's rules implementing the 1992 Cable Act generally have increased the administrative and operational expenses, and in certain instances required rate reductions for cable television systems, and have resulted in additional regulatory oversight by the FCC and state or local (depending on the regulatory scheme) authorities.

    As an authorized local exchange service provider in parts of Alaska, the Company is regulated as a LEC by the APUC. The APUC's February 1997 order requires all Alaskan LECs, including the Company, to comply with several regulatory requirements, including the filing of a local exchange service tariff and the filing of certain annual and quarterly reports. In addition, the Company is subject to other regulatory requirements, including certain obligations imposed by the 1996 Telecom Act on all LECs, which requirements include permitting resale of LEC services, number portability, dialing parity, interconnection and reciprocal compensation. See "Business--Regulation."

    As a PCS licensee, the Company is subject to regulation by the FCC and must comply with certain buildout and other conditions of the license, as well as with the FCC's regulations governing the PCS service. On a more limited basis, the Company may be subject to certain regulatory oversight by the APUC (E.G., in the areas of consumer protection and transfer of its license), although states are not permitted to regulate the rates of PCS and other commercial mobile service providers. PCS licensees may also be subject to regulatory requirements of local jurisdictions pertaining to, among other things, the siting of tower facilities. As a cellular reseller, the Company is deemed to be a common carrier and is subject to the requirements of Title II of the Communications Act. In light of the non-dominant market position of resellers, many of the obligations traditionally imposed on common carriers are relaxed with respect to resellers. Resellers are required to contribute to the Telecommunications Relay Services Fund and to remit annual regulatory fees to the FCC. Cellular resellers may also be subject to certain state requirements, although state regulation of mobile service providers is limited in several respects by federal law. See "Business--Regulation."

    Other existing federal regulations, including copyright licensing rules, are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings, nor their impact upon the cable television industry in general or the Company's entry into that industry, can be predicted at this time. There can be no assurance that future regulatory actions taken by Congress, the FCC or other federal, state or local governmental authorities will not have an adverse effect on the business, financial condition or results of operations of the Company. See "Business-- Regulation."

CONCENTRATION OF STOCK OWNERSHIP

    As of June 30, 1997, executive officers and directors of Parent and their affiliates owned approximately 59.2% of the combined outstanding Common Stock, representing 67.8% of the combined voting power of the Common Stock (45.3% and 59.1%, respectively, after giving effect to the Stock Offering). Certain of these shareholders are subject to the Voting Agreement pursuant to which eight of Parent's ten directors are currently elected (two nominations by the Voting Prime Sellers, two nominations by MCI, two nominations by TCI GCI, Inc., a wholly owned subsidiary of Tele-Communications, Inc. (together with its subsidiaries, "TCI") and one nomination by each of Mr. Duncan and Mr. Walp who currently serve as their own nominees). MCI owns 22.6% of the combined outstanding Common Stock as of June 30, 1997, representing 26.6% of the combined voting power of the Common Stock (19.4% and 24.5% after giving effect to the Stock Offering). The Voting Prime Sellers collectively own 25.7% of the combined outstanding Common Stock, representing 13.8% of the combined voting power of the Common Stock (18.0% and 10.3% after giving effect to the Stock Offering). TCI expects to sell all of its shares of Common Stock in the Stock Offering and, if it does so, it will thereafter no longer be a party to the Voting Agreement. If TCI ceases to be a party to the Voting Agreement, each other party to the Voting Agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties, although the Company does not anticipate that any party will exercise that right.

    Following the Stock Offering and assuming that TCI is the only shareholder that ceases to be a party to the Voting Agreement the percentage of the combined outstanding Common Stock subject to the Voting Agreement will decrease from 54.0% to 40.7% (or from 56.3% to 44.6% of the combined voting power of the Common Stock). Not withstanding the withdrawal of TCI, the shareholders who are party to the Voting Agreement will collectively be able to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions and election of directors to the Board. This concentration of ownership may have the effect of delaying or preventing a change of control of the Company, although the Voting Agreement does not currently cover any matters other than the election of directors. See "Principal and Selling Shareholders" and "Management--Voting Agreement."

LACK OF PUBLIC MARKET FOR NOTES

    Because the Notes are a new issue of securities, there is currently no active trading market for the Notes. The Underwriters have advised the Company that they presently intend to make a market in the Notes, although none of them is obligated to do so, and each of them may discontinue any market-making activities with respect to the Notes at any time without notice. There can be no assurance that an active public market for the Notes will develop or be maintained. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. See "Underwriting."

                                  THE COMPANY

CORPORATE BACKGROUND

    The Company was founded in 1979 by Robert M. Walp and the Company's current President and Chief Executive Officer, Ronald A. Duncan. From 1980 to 1987, Parent was a wholly owned subsidiary of WestMarc Communications, Inc. ("WestMarc"). Parent was spun off in 1987 from WestMarc, a subsidiary of Tele-Communications, Inc. that was itself spun off by TCI in 1984. As a result of that spin off from WestMarc, Parent became an independent publicly held company.

    TCI acquired its stock in Parent through its ownership of WestMarc, which was reacquired by TCI in 1990. In 1991, WestMarc provided financing to Parent in exchange for convertible preferred stock of Parent on which dividends were paid in shares of Class B Common Stock. That preferred stock and an outstanding warrant were retired in 1993 in exchange for $3.8 million. Certain major shareholders, including TCI and MCI, are parties to the Voting Agreement which permits each of TCI and MCI to nominate two persons to the Board. TCI expects to sell all of its shares of Common Stock in the Stock Offering and, if it does so, it will thereafter no longer be a party to the Voting Agreement. The Company currently expects, however, that TCI's nominees to the Board will continue as directors of the Company following the Stock Offering, notwithstanding that TCI would no longer have the right to nominate two directors. See "Management--Voting Agreement" and "Principal and Selling Shareholders."

    The Class A Common Stock is designated as a national market system stock on Nasdaq, and trades under the symbol "GNCMA." The Class B Common Stock is quoted in the over-the-counter market and is traded on a more limited basis. The Debt Offering and the Stock Offering will be the Issuer's and Parent's first underwritten offerings of securities. Consummation of the Debt Offering and the Stock Offering are not contingent on each other.

    The executive offices of the Company and the Issuer are located at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781, and their telephone number is (907) 265-5600.

CORPORATE STRUCTURE

    The following chart depicts the corporate structure of the Company:

                              [CHART]

    The Issuer was formed in May 1997, to be the obligor on the Notes to be issued in the Debt Offering. All of the outstanding stock of the Issuer is held by Parent and, immediately prior to the issuance of the Notes, the Issuer will acquire all of Parent's assets (i.e., the stock of its subsidiaries) in connection with the Acquisition Transaction. Upon consummation of the Acquisition Transaction, the Issuer will become successor to, and owner of, all of the Parent's business operations. Prior to the Acquisition Transaction the Issuer will have had nominal assets and liabilities and no operations. After the Acquisition Transaction the Parent will have no assets other than the stock of the Issuer and no operations other than in connection with its ownership of such stock.


    The Company's telecommunications operations are conducted primarily through GCI Communication Corp., to which Parent transferred substantially all of its assets and liabilities in 1990. The Company's telecommunications operations are also conducted through two other subsidiaries. GCI Communication Services, Inc. provides private network point-to-point data and voice transmission services between Alaska, Hawaii and certain western states, and GCI Leasing Co., Inc. is the owner of the Company's existing undersea fiber optic cable capacity. The Company's cable operations are conducted through GCI Cable, Inc. and its subsidiaries. GCI Transport Company and its subsidiaries have been formed to finance the acquisition of seven transponders on the Galaxy X satellite that is expected to be launched in mid-1998, and to finance the construction of new undersea fiber optic cable facilities linking Anchorage and Juneau to the lower 48 states at Seattle, Washington, with a terrestrial connection to Fairbanks. GCI Transport Company and its subsidiaries are Unrestricted Subsidiaries under the Indenture.

    The Issuer was recently formed to be the obligor on the Notes, while GCI Holdings, Inc. was recently formed to be the borrower under the Credit Facility. If the Debt Offering is not consummated, the Company will not refinance its existing credit facilities, under which GCI Communication Corp. and GCI Cable, Inc. will remain the obligors. See "Description of Credit Facilities."

RECAPITALIZATION


    During the last several years, the Company has financed the development, construction and expansion of its business principally through internally generated funds and borrowings under bank credit facilities. In order to finance a portion of the improvements to its long distance facilities and cable television systems, as well as its entry into wireless services and local exchange services, and to improve its operating and financial flexibility, the Company (i) concurrently with the Offerings will refinance its existing bank credit facilities (the "Existing Credit Facilities") with a new and enlarged bank credit facility (the "Credit Facility"); (ii) through the Issuer, is offering pursuant to this Prospectus $180,000,000 in principal amount of the Notes; and (iii) concurrently with the Debt Offering, is offering 13,380,000 shares of Class A Common Stock, of which 7,000,000 shares are for the account of Parent and 6,380,000 shares are for the account of certain selling shareholders (collectively, the "Recapitalization"). The Company believes that its internally generated cash flow, combined with the net proceeds of the Offerings and borrowings under the Credit Facility and its separate committed financing facility for GCI Transport Company, will provide sufficient funds for the Company to satisfy its working capital requirements and capital expenditures for the foreseeable future. However, consummation of one Offering is not contingent upon consummation of the other Offering and there can be no assurance that the Stock Offering will be consummated. Without the proceeds from the Stock Offering, the Company may have to seek alternative financing for a portion of its business plan. If the Company were to require additional financing, there can be no assurance that additional financing would be available to the Company or, if available, that it would be on terms acceptable to the Company. The Debt Offering is contingent upon the Company refinancing its existing credit facilities. See "Risk Factors--Significant Capital Requirements; Concurrent Offerings; Refinancing of Existing Credit Facilities," "Business--Business Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Use of Proceeds" and "Description of Credit Facilities."


RECENT ACQUISITION OF CABLE SYSTEMS

    As of October 31, 1996, the Company acquired the Cable Systems from the following unrelated cable television companies: (i) Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime"); (ii) three corporations comprising "Alaskan Cable": Alaskan Cable Network/Fairbanks, Inc.; Alaskan Cable Network/Juneau, Inc.; and Alaskan Cable Network/Ketchikan-Sitka, Inc.; (iii) Alaska Cablevision, Inc., a Delaware corporation; (iv) McCaw/Rock Homer Cable Systems, J.V., an Alaska joint venture; and (v) McCaw/Rock Seward Cable Systems, J.V., an Alaska joint venture.

    The total purchase price for the acquisition of the Cable Systems was $280.1 million, which included certain transaction and financing costs. The purchase price included the issuance of approximately 14.7 million shares of Class A Common Stock valued at $86.7 million, $72.8 million of cash, $110.6 million of debt assumption and the issuance of $10.0 million in subordinated convertible notes. The convertible notes were converted in accordance with their terms into approximately 1.5 million shares of Class A Common Stock in January 1997. Financing for the transactions consisted of a new $205 million bank credit facility and additional capital provided by the sale of 2.0 million shares of Class A Common Stock to MCI for $6.50 per share, a 30% premium to the $5.00 per share market price immediately preceding the announcement of the Company's acquisition of the Cable Systems. See "Business--Cable Television."

                                USE OF PROCEEDS


    The net proceeds to the Issuer from the Debt Offering are estimated to be approximately $173.7 million, after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by the Issuer. The net proceeds to Parent from the Stock Offering are estimated to be approximately $47.1 million, assuming an initial public offering price of $7.25 per share and after deducting estimated underwriting discounts and commissions and other offering expenses payable by Parent. Parent will not receive any of the proceeds from the sale of Class A Common Stock by selling shareholders in the Stock Offering.


    Substantially all of the net proceeds of the Offerings will initially be contributed to Holdings and its subsidiaries as equity and used to pay down the outstanding balance under the Existing Credit Facilities and to contribute or advance approximately $50 million to GCI Transport Company, an Unrestricted Subsidiary under the Indenture. Amounts under the Credit Facility to be entered into concurrently with the consummation of the Offerings will be drawn as needed to implement the Company's five-year business plan. The Credit Facility will mature on June 30, 2005 and bears interest at either LIBOR plus 0.75% to 2.5%, depending on the leverage ratio of Holdings and its restricted subsidiaries, or at the greater of the prime rate or the federal funds effective rate (as defined) plus 0.50%, in each case plus an additional 0.0% to 1.375%, depending on the leverage ratio of Holdings and its restricted subsidiaries. Initial borrowings under the Credit Facility will be used to refinance the Company's $205.0 million credit facility (the "Cable Credit Facility") and the Company's $62.5 million senior credit facility (the "Telephony Credit Facility"). As of June 30, 1997, the principal amount outstanding under the Existing Credit Facilities was $214.5 million. The Company's ability to reborrow under the Credit Facility will be subject to certain conditions and there can be no assurance that the Company will be able to satisfy such conditions at the time it desires to reborrow. See "Description of Credit Facility." Under the Company's current five-year business plan, the Company expects to invest between $240 and $260 million to fund expansion of long distance facilities (including approximately $40 million for satellite transponders and approximately $125 million for new undersea fiber optic cable facilities which will be owned and operated by GCI Transport Company); between $140 and $160 million to fund development, construction and operating costs of its local exchange and PCS networks and businesses; and between $65 and $85 million to upgrade its cable television plant and to purchase equipment for new cable television services. The precise allocation of funds for these purposes will depend on the level and timing of the Company's internally generated cash flow, future technological, regulatory and other developments in or affecting the Company's business, the competitive climate and the emergence of future opportunities.

    Consummation of one Offering is not contingent upon consummation of the other Offering and there can be no assurance that the Stock Offering will be consummated. Without the proceeds from the Stock Offering, the allocation of the Debt Offering proceeds will not change. However, the Company may have to seek alternative financing for a portion of its business plan. In particular, if the Stock Offering is not consummated, the Company will need to obtain additional financing for its planned purchase of seven transponders on the Galaxy X satellite that is expected to be launched in mid-1998. If the Company were to require additional financing, there can be no assurance that additional financing would be available to the Company or, if available, that it would be on terms acceptable to the Company. The Debt Offering is contingent upon the Company refinancing its existing credit facilities. See "Risk Factors-- Significant Capital Requirements; Concurrent Offerings; Refinancing of Existing Credit Facilities," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Business--Business Strategy" and "Description of Credit Facilities."

    The Company may also evaluate potential joint ventures, strategic alliances and acquisitions. Although the Company is not currently a party to any understandings or agreements regarding any of the foregoing, the Company may use the Credit Facility to finance in whole or in part such joint ventures, strategic alliances or acquisitions should attractive opportunities arise.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

    The following table sets forth the consolidated capitalization of Parent and its subsidiaries, as predecessor to the Issuer as of March 31, 1997 and as adjusted to give effect to the Offerings and refinancing of the Company's existing credit facilities (except for the As Adjusted for Stock Offering Only column). This table should be read in conjunction with Parent's Consolidated Financial Statements and the notes thereto and the other financial information included elsewhere in this Prospectus. See "Index to Financial Statements."


                                                                          AS OF MARCH 31, 1997(1)
                                                           -----------------------------------------------------
                                                                        AS ADJUSTED   AS ADJUSTED
                                                                          FOR DEBT     FOR STOCK    AS ADJUSTED
                                                                          OFFERING      OFFERING      FOR BOTH
                                                             ACTUAL       ONLY (2)        ONLY      OFFERINGS (2)
                                                           -----------  ------------  ------------  ------------
Cash and cash equivalents................................  $     4,730   $   54,730    $    4,730    $   54,730
                                                           -----------  ------------  ------------  ------------
                                                           -----------  ------------  ------------  ------------
Short-term debt:
Current maturities of Existing Credit Facilities.........  $    30,291   $       --    $       --    $       --
Current maturities of Credit Facility....................           --           --            --            --
Current maturities of long-term debt and capital
  leases.................................................        1,721        1,721         1,721         1,721
                                                           -----------  ------------  ------------  ------------
    Total short-term debt................................       32,012        1,721         1,721         1,721
                                                           -----------  ------------  ------------  ------------

Long-term debt (excluding current maturities):
Existing Credit Facilities...............................      175,709           --       158,867            --
Credit Facility..........................................           --       82,315            --        35,182
Notes....................................................           --      180,000            --       180,000
Obligations under capital leases.........................          655          655           655           655
Other long-term debt.....................................        5,164        5,164         5,164         5,164
                                                           -----------  ------------  ------------  ------------
    Total long-term debt (excluding current
      maturities)........................................      181,528      268,134       164,686       221,001
                                                           -----------  ------------  ------------  ------------

Stockholders' equity:
Class A Common Stock 50,000,000 shares authorized;
  38,159,468 shares issued and outstanding; 45,159,468 as
  adjusted for Stock Offering............................      123,498      123,498       170,631       170,631
Class B Common Stock 10,000,000 shares authorized;
  4,071,490 shares issued and outstanding................        3,432        3,432         3,432         3,432
Less cost of 202,768 shares of Class A Common Stock held
  in treasury............................................       (1,039)      (1,039)       (1,039)       (1,039)
Paid-in capital..........................................        4,247        4,247         4,247         4,247
Retained earnings........................................       28,957       28,957        28,957        28,957
                                                           -----------  ------------  ------------  ------------
    Total stockholders' equity...........................      159,095      159,095       206,228       206,228
                                                           -----------  ------------  ------------  ------------
    Total capitalization.................................  $   372,635   $  428,950    $  372,635    $  428,950
                                                           -----------  ------------  ------------  ------------
                                                           -----------  ------------  ------------  ------------


------------------------------

(1) Actual and pro forma consolidated capitalization for the Issuer and its subsidiaries as of March 31, 1997 are identical in all material respects to the actual and pro forma capitalization of Parent and its subsidiaries as of March 31, 1997, except for the number of shares of common stock of the Issuer, 10,000 of which are authorized and 100 of which are issued and outstanding.

(2) Assumes refinancing of the Company's Existing Credit Facilities. See "Description of Credit Facilities."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The Issuer was formed in May 1997, to be the obligor on the Notes and prior to the consummation of the Acquisition Transaction upon issuance of the Notes, will not have commenced operations and will have had nominal assets and liabilities. Pursuant to the Acquisition Transaction, the Issuer will acquire all of the interests of Parent, its predecessor, in Parent's operations, and the financial and operating data presented below are those of the Parent and its consolidated subsidiaries as predecessor to the Issuer. The selected consolidated financial data presented below under the captions "Statement of Operations Data," "Other Financial Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1996, excluding pro forma data, are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, and the report thereon (which is based partially upon the report of other auditors), are included elsewhere in this Prospectus. The selected unaudited data presented below for the three-month periods ended March 31, 1996 and 1997, and as of March 31, 1997, are derived from the Unaudited Consolidated Financial Statements of the Company as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997, which are included elsewhere in this Prospectus. The pro forma data are derived from the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                                           THREE MONTHS ENDED MARCH 31,
                                           YEARS ENDED DECEMBER 31,                PRO
                                -----------------------------------------------   FORMA    ----------------------------
                                 1992      1993      1994      1995      1996    1996 (1)     1996              1997
                                -------  --------  --------  --------  --------  --------  -----------       ----------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications
    services..................  $96,499  $102,213  $116,981  $129,279  $155,419  $155,419  $    37,969       $   39,225
  Cable services..............       --        --        --        --     9,475    55,343           --           13,656
                                -------  --------  --------  --------  --------  --------  -----------       ----------
Total revenues................   96,499   102,213   116,981   129,279   164,894   210,762       37,969           52,881
  Cost of sales and
    services..................   55,576    56,437    63,877    72,091    92,664   104,180       21,302           27,168
  Selling, general and
    administrative expenses...   28,168    29,994    33,468    37,691    46,412    59,155       10,833           16,301
  Depreciation and
    amortization..............    7,486     6,978     6,639     5,993     9,409    20,553        1,887            6,120
                                -------  --------  --------  --------  --------  --------  -----------       ----------
Operating income..............    5,269     8,804    12,997    13,504    16,409    26,873        3,947            3,292
  Interest expense (net)......    3,745     2,089     1,316       903     3,719    15,512          260            3,949
                                -------  --------  --------  --------  --------  --------  -----------       ----------
Net earnings (loss) before
  income taxes................    1,524     6,715    11,681    12,601    12,690    11,395        3,687             (657)
Income tax expense
  (benefit)...................      634     2,764     4,547     5,099     5,228     4,695        1,550             (132)
                                -------  --------  --------  --------  --------  --------  -----------       ----------
Net earnings (loss)...........      890     3,951     7,134     7,502     7,462     6,700        2,137             (525)
                                -------  --------  --------  --------  --------  --------  -----------       ----------
                                -------  --------  --------  --------  --------  --------  -----------       ----------
Net earnings (loss) per
  share.......................  $  0.02  $   0.17  $   0.30  $   0.31  $   0.27  $   0.16  $      0.09       $    (0.01)
                                -------  --------  --------  --------  --------  --------  -----------       ----------
                                -------  --------  --------  --------  --------  --------  -----------       ----------
Ratio of earnings to fixed
  charges (2).................    1.29x     2.87x     4.95x     5.61x     2.52x     1.54x        4.73x            0.81x

OTHER FINANCIAL DATA:
Capital expenditures..........  $ 4,396  $  5,744  $ 10,604  $  8,938  $ 38,642  $ 45,718  $     6,950       $    9,529
Cable operating income........       --        --        --        --     2,196    12,660           --            2,528
Cable Adjusted EBITDA (3).....       --        --        --        --     4,416    26,024           --            6,025
Consolidated Adjusted
  EBITDA (3)..................   12,755    15,782    19,636    19,497    25,818    47,427        5,834            9,412
Restricted Group Adjusted
  EBITDA (3)(4)...............   12,755    15,782    19,636    19,497    25,818    47,427        5,834            9,412
Consolidated cash flow
  provided by operating
  activities..................    7,469    11,710    18,519    14,278    22,371    32,193        2,359            1,840
Consolidated cash flow
  provided (used) by investing
  activities..................   (7,531)   (3,312)  (11,359)   (8,683) (122,646)       --       (7,123)         (10,059)
Consolidated cash flow
  provided (used) by financing
  activities..................    2,155    (8,749)   (8,134)   (3,227)  109,607        --        2,816             (400)
Cable cash flow provided by
  operating activities........  $    --  $     --  $     --  $     --  $  2,778  $ 12,600  $        --       $    8,278

                                                                                         AS OF MARCH 31, 1997
                                                                                ---------------------------------------
                                          AS OF DECEMBER 31,                                AS ADJUSTED    AS ADJUSTED
                         -----------------------------------------------------             FOR THE DEBT   FOR THE STOCK
                           1992       1993       1994       1995       1996      ACTUAL    OFFERING ONLY  OFFERING ONLY
                         ---------  ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Total assets...........  $  72,351  $  71,610  $  74,249  $  84,765  $ 447,335  $ 442,878    $ 499,193      $ 442,878
Short-term debt and
  capital leases
  (including current
  maturities)..........     24,080      2,582      1,834      1,971     32,040     32,012        1,721          1,721
Long-term debt and
  capital leases
  (excluding current
  maturities)..........     14,875     19,763     12,017      9,056    191,948    181,528      268,134        164,686
Total stockholders'
  equity...............  $  13,870  $  27,210  $  35,093  $  43,016  $ 149,554  $ 159,095    $ 159,095      $ 206,228


                         AS ADJUSTED
                           FOR BOTH
                          OFFERINGS
                         ------------

BALANCE SHEET DATA:
Total assets...........   $  499,193
Short-term debt and
  capital leases
  (including current
  maturities)..........        1,721
Long-term debt and
  capital leases
  (excluding current
  maturities)..........      220,261
Total stockholders'
  equity...............   $  206,228


------------------------------
(1) The Cable Systems were acquired effective October 31, 1996. Unaudited pro forma combined data reflect the acquisition of the Cable Systems as if the acquisition had occurred on January 1, 1996. See the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus.

(2) The ratio of earnings to fixed charges is computed by dividing pre-tax earnings or loss (plus fixed charges, amortization of capitalized interest, and minus interest capitalized during the period) by the sum of the total interest expense, amortization of deferred loan costs, and one-third of rental expense characterized as interest, all incurred during the period.

(3) As used herein, Adjusted EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). Adjusted EBITDA is a measure commonly used in the telecommunications and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity.

(4) Represents consolidated Adjusted EBITDA for the Issuer and its Restricted Subsidiaries.

                     SELECTED CABLE COMPANY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following tables set forth selected historical financial data separately for the Cable Companies: (i) for, and as of the end of each of the years in the five-year period ended December 31, 1995 and; (ii) for the six-month periods ended June 30, 1995 and June 30, 1996. The data for the six-month periods ended June 30, 1995 and June 30, 1996 have been derived from the unaudited financial statements of the Cable Companies appearing elsewhere in this Prospectus. Such unaudited financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited periods. The following information is qualified in its entirety by, and should be read in conjunction with, the accompanying financial statements and notes thereto for the corresponding Cable Company and the Company. See "Index to Financial Statements."

                          PRIME CABLE OF ALASKA, L.P.

                                                                                                                         SIX
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                          YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                         -----------------------------------------------------------  ---------
                                                             1991          1992        1993       1994       1995       1995
                                                         ------------  ------------  ---------  ---------  ---------  ---------
                                                                (UNAUDITED)                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................   $   25,951    $   27,677   $  29,101  $  30,599  $  32,594  $  16,100
Operating, selling, general and administrative expenses
  (1)..................................................       29,871        31,373      32,615     33,561     34,425     17,175
Operating income (loss) (1)............................   $   (3,920)   $   (3,696)  $  (3,514) $  (2,962) $  (1,831) $  (1,075)
OTHER OPERATING DATA:
Total assets (period-end)..............................   $  120,397    $  111,179   $  98,322  $  85,303  $  74,141  $  80,061
Adjusted EBITDA (before management fees) (2)...........       13,968        14,699      15,289     15,653     16,330      7,950
Cash flow provided by operating activities (3).........   $       --    $       --   $   8,055  $   8,450  $   7,537  $   3,652


                                                           1996
                                                         ---------

STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $  17,276
Operating, selling, general and administrative expenses
  (1)..................................................     18,002
Operating income (loss) (1)............................  $    (726)
OTHER OPERATING DATA:
Total assets (period-end)..............................  $  61,224
Adjusted EBITDA (before management fees) (2)...........      8,608
Cash flow provided by operating activities (3).........  $   5,456

                           ALASKAN CABLE NETWORK (4)

                                                                                                                         SIX
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                          YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                         -----------------------------------------------------------  ---------
                                                             1991          1992        1993       1994       1995       1995
                                                         ------------  ------------  ---------  ---------  ---------  ---------
                                                                (UNAUDITED)                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................   $   13,761    $   13,914   $  14,142  $  13,883  $  14,515  $   7,224
Operating, selling, general and administrative expenses
  (5)..................................................       13,221        14,013      13,775     13,367     13,883      6,858
Operating income (loss) (5)............................   $      540    $      (99)  $     367  $     516  $     632  $     366
OTHER OPERATING DATA:
Total assets (period-end)..............................   $   38,242    $   35,167   $  33,115  $  33,380  $  24,494  $  24,106
Adjusted EBITDA (before management fees) (2)...........        6,666         6,208       6,931      6,841      7,033      3,513
Cash flow provided by operating activities (3).........   $       --    $       --   $   7,327  $   6,279  $   7,124  $   3,643


                                                           1996
                                                         ---------

STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $   7,442
Operating, selling, general and administrative expenses
  (5)..................................................      7,113
Operating income (loss) (5)............................  $     329
OTHER OPERATING DATA:
Total assets (period-end)..............................  $  19,209
Adjusted EBITDA (before management fees) (2)...........      3,598
Cash flow provided by operating activities (3).........  $   3,049

                            ALASKA CABLEVISION, INC.

                                                                                                                         SIX
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                          YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                         -----------------------------------------------------------  ---------
                                                             1991          1992        1993       1994       1995       1995
                                                         ------------  ------------  ---------  ---------  ---------  ---------
                                                                (UNAUDITED)                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................   $    5,488    $    5,626   $   5,660  $   5,709  $   5,920  $   2,969
Operating, selling, general and administrative expenses
  (6)..................................................        3,624         3,603       3,845      4,064      4,157      2,037
Operating income (loss) (6)............................   $    1,864    $    2,023   $   1,815  $   1,645  $   1,763  $     932
OTHER OPERATING DATA:
Total assets (period-end)..............................   $    2,212    $    2,076   $   2,211  $   2,663  $   3,306  $   3,184
Adjusted EBITDA (before management fees) (2)...........        2,836         2,981       2,817      2,530      2,583      1,359
Cash flow provided by operating activities (3).........   $       --    $       --   $   1,495  $   1,976  $   1,776  $     964


                                                           1996
                                                         ---------

STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $   3,007
Operating, selling, general and administrative expenses
  (6)..................................................      2,119
Operating income (loss) (6)............................  $     888
OTHER OPERATING DATA:
Total assets (period-end)..............................  $   3,446
Adjusted EBITDA (before management fees) (2)...........      1,309
Cash flow provided by operating activities (3).........  $     802

------------------------------

(1) Includes management fees paid by Prime in the amounts of $1,542,000, $1,671,000 and $1,674,000 in 1993, 1994 and 1995, respectively, and $817,000 and $924,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of Prime. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."


(2) As used herein, Adjusted EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). Adjusted EBITDA is a measure commonly used in the telecommunications and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity. Other income (expense) items are immaterial, except for a $2.7 million loss on disposal of assets for Alaskan Cable Companies in 1993. See page F-53.


(3) Cash flow provided by operating activities for 1991 and 1992 is not available.

(4) Combined for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan-Sitka.

(5) Includes management fees paid by Alaskan Cable in the amounts of $202,000, $233,000 and $225,000 in 1993, 1994 and 1995, respectively, and $113,000 and
    $156,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaskan Cable. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

(6) Includes management fees paid by Alaska Cablevision in the amount of $567,000, $571,000 and $400,000 in 1993, 1994 and 1995, respectively, and
    $217,000 and $184,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaska Cablevision. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    PRIOR TO THE CONSUMMATION OF THE ACQUISITION TRANSACTION UPON ISSUANCE OF THE NOTES, THE ISSUER HAD NO OPERATIONS AND NOMINAL ASSETS AND LIABILITIES. SEE "THE COMPANY--CORPORATE STRUCTURE." THE FOLLOWING DISCUSSION THEREFORE INCLUDES INFORMATION REGARDING THE COMPANY'S PREDECESSOR PRIOR TO THE ACQUISITION TRANSACTION. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE PARENT'S CONSOLIDATED FINANCIAL STATEMENTS (AS PREDECESSOR TO THE ISSUER) AND THE NOTES THERETO AND THE OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, ADJUSTED EBITDA CONSISTS OF EARNINGS BEFORE INTEREST (NET), INCOME TAXES, DEPRECIATION, AMORTIZATION AND OTHER INCOME (EXPENSE). ADJUSTED EBITDA IS A MEASURE COMMONLY USED IN THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES TO ANALYZE COMPANIES ON THE BASIS OF OPERATING PERFORMANCE. IT IS NOT A MEASURE OF FINANCIAL PERFORMANCE UNDER GAAP AND SHOULD NOT BE CONSIDERED AS AN ALTERNATIVE TO NET INCOME AS A MEASURE OF PERFORMANCE OR AS AN ALTERNATIVE TO CASH FLOW AS A MEASURE OF LIQUIDITY.

OVERVIEW

    The Company has historically reported revenues principally from the provision of interstate and intrastate long distance telecommunications services to residential, commercial and governmental customers and to other common carriers (principally MCI and Sprint). These services accounted for approximately 86.5% of the Company's telecommunications services revenues in 1996 and 92.6% of the Company's telecommunications services revenues during the first quarter of 1997. The balance of telecommunications services revenues have been attributable to corporate network management contracts, telecommunications equipment sales and service and other miscellaneous revenues (including revenues from prepaid and debit calling cards, the installation and leasing of customers' VSAT equipment and fees charged to MCI and Sprint for certain billing services). Factors that have the greatest impact on year-to-year changes in telecommunications services revenues include the rate per minute charged to customers and usage volumes, usually expressed as minutes of use. These factors in turn depend in part upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, in particular oil production, as well as tourism, government and United States military spending. See "Business--Alaskan Economy."

    The Company's telecommunications cost of sales and services has consisted principally of the direct costs of providing services, including local access charges paid to LECs for the origination and termination of long distance calls in Alaska, fees paid to other long distance carriers to carry calls that terminate in areas not served by the Company's network (principally the lower 49 states, most of which calls are carried over MCI's network, and international locations, which calls are carried principally over Sprint's network), and the cost of equipment sold to the Company's customers. In 1996, local access charges accounted for 49.8% of telecommunications cost of sales and services, fees paid to other long distance carriers represented 34.7%, satellite transponder lease and undersea fiber maintenance costs represented 9.1%, and telecommunications equipment accounted for 5.2% of telecommunications cost of sales and services. During the three months ended March 31, 1997, local access charges accounted for 45.7% of telecommunications cost of sales and services, fees paid to other long distance carriers represented 32.1%, satellite transponder lease and undersea fiber maintenance costs represented 9.4% and telecommunications equipment accounted for 2.9% of telecommunications cost of sales and services.

    The Company's telecommunications selling, general, and administrative expenses have consisted of operating and engineering, service, sales and marketing, general and administrative, legal and regulatory expenses. Most of these expenses consist of salaries, wages and benefits of personnel and certain other indirect costs (such as rent, travel, utilities and certain equipment costs). A significant portion of selling, general, and administrative expenses, 28.6% in 1996 and 17.9% during the three months ended March 31, 1997, represents the cost of the Company's advertising and promotion programs.

    Following the acquisition of the Cable Systems effective October 31, 1996, the Company now reports a significant level of revenues and Adjusted EBITDA from the provision of cable services. During the first quarter of 1997, cable revenues and Adjusted EBITDA represented 25.8% and 64.0%, respectively, of consolidated revenues and Adjusted EBITDA. On a pro forma basis, assuming the Cable Systems had been acquired by the Company as of January 1, 1996, revenues and Adjusted EBITDA from cable services would have represented 26.3% and 54.9%, respectively, of the Company's consolidated revenues and Adjusted EBITDA for 1996.

    The Cable Systems serve 21 communities and areas in Alaska, including the state's three largest population centers, Anchorage, Fairbanks and Juneau. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems.

    The Company generates cable services revenues from three primary sources:
(i) programming services, including monthly basic or premium subscriptions and pay-per-view movies or other one-time events, such as sporting events; (ii) equipment rentals or installation; and (iii) advertising sales. In 1996, on a pro forma basis, programming services generated 86.0% of total cable services revenues, equipment rental or installation accounted for 8.0% of such revenues, advertising sales accounted for 4.0% of such revenues, and other services accounted for the remaining 2.0% of total cable services revenues. The primary factors that contribute to year-to-year changes in cable services revenues are average monthly subscription and pay-per-view rates, the mix among basic, premium and pay-per-view services, and the average number of subscribers during a given reporting period.


    The Cable Systems' operating, selling, general and administrative expenses have consisted principally of programming and copyright expenses, labor, maintenance and repairs, marketing and advertising, rental expense, property taxes and depreciation and amortization. In 1996, on a pro forma basis, programming and copyright expenses represented approximately 31.8% of total cable operating expenses. Marketing and advertising expenses represented 2.7% of such total expenses and depreciation and amortization represented 31.3% of such expenses. The Company anticipates that depreciation and amortization and interest expense will be substantially higher in 1997 as compared to 1996. As a result, the Company anticipates recording a net loss in 1997.


    The Company expects to commence offering local exchange services initially in Anchorage during the second half of 1997, and expects that local exchange services will represent less than 2.0% of revenues in 1997 and less than 8.0% of revenues in 1998. The Company expects that it may generate moderately negative Adjusted EBITDA from local exchange services during this time period.

    The Company began developing plans for PCS wireless communications service deployment in 1995 and is currently evaluating various technologies for a proposed PCS network. The Company expects to launch PCS service in Anchorage as early as 1999.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data of the Company as a percentage of total revenues for the periods indicated and the percentage changes in such data as compared to the corresponding prior year period:

                                                                                                PERCENTAGE CHANGE
                                                                        THREE MONTHS ENDED    ----------------------
                                       YEAR ENDED DECEMBER 31,              MARCH 31,            1995        1996
                                  ----------------------------------  ----------------------     VS.         VS.
                                     1994        1995        1996        1996        1997        1994        1995
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications services...      100.0%      100.0%       94.2%      100.0%       74.2%       10.5%       20.2%
  Cable services................         --          --         5.8          --        25.8          --          --
                                      -----       -----       -----       -----       -----       -----         ---
Total revenues..................      100.0%      100.0%      100.0%      100.0%      100.0%       10.5%       27.5%
  Cost of sales and services....       54.6        55.8        56.2        56.1        51.4        12.9        28.5
  Selling, general and
    administrative expenses.....       28.6        29.2        28.1        28.5        30.8        12.6        23.1
  Depreciation and
    amortization................        5.7         4.6         5.7         5.0        11.6        (9.7)       57.0
Operating income................       11.1        10.4        10.0        10.4         6.2         3.9        21.5
Net earnings (loss) before
  income taxes..................       10.0         9.7         7.7         9.7        (1.2)        7.9         0.7
Net earnings (loss).............        6.1%        5.8%        4.5%        5.6%       (1.0%)       5.2%       (0.5%)

OTHER OPERATING DATA:
Cable operating income (1)......         --          --        23.2%         --        18.5%         --          --
Cable Adjusted EBITDA (1)(2)....         --          --        48.4          --        46.1          --          --
Consolidated Adjusted EBITDA....       16.8%       15.1%       15.7%       15.4%       17.8%      (0.7)%       32.4%


                                    THREE MONTHS
                                      1997 VS.
                                    THREE MONTHS
                                        1996
                                  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications services...           3.3%
  Cable services................            --
                                         -----
Total revenues..................          39.2%
  Cost of sales and services....          27.5
  Selling, general and
    administrative expenses.....          50.5
  Depreciation and
    amortization................         224.3
Operating income................         (16.6%)
Net earnings (loss) before
  income taxes..................            --
Net earnings (loss).............            --
OTHER OPERATING DATA:
Cable operating income (1)......            --
Cable Adjusted EBITDA (1)(2)....            --
Consolidated Adjusted EBITDA....          61.3%

------------------------------

(1) Computed as a percentage of total cable services revenues.

(2) Computed before deducting management fees. Under the Prime Management Agreement, the Company will pay Prime Management a net annualized fee for managing all of the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998 and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. See "Business--Cable Television."

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

    REVENUES. Total revenues increased 39.2% from $38.0 million for the three months ended March 31, 1996 to $52.9 million for the three months ended March 31, 1997. Long distance transmission revenues from commercial, residential, governmental, and other common carrier customers increased 6.5% from $34.1 million for the three months ended March 31, 1996 to $36.3 million for the three months ended March 31, 1997. This increase in revenues resulted in part from a 12% increase in minutes of interstate and international traffic carried, which traffic totaled 149.3 million minutes, and a 9.4% increase in minutes of intrastate traffic, which traffic totaled 31.5 million minutes during the quarter. The increases in traffic resulted from growth in the underlying economy, usage stimulation resulting from reductions in rates, an increase in the number of presubscribed lines assigned to the Company, and an expansion of the Company's service area resulting from the turn-up of a number of new satellite earth station facilities located in rural Alaska. Revenue and minutes growth were also driven by an increase in services provided to other common carriers (principally MCI and Sprint), which other common carrier revenues increased from $10.7 million for the three months ended March 31, 1996 to $13.4 million for the three months ended March 31, 1997. System sales and network service revenues decreased 20.7% from $2.9 million for the three months ended March 31, 1996 to $2.3 million for the three months ended March 31, 1997, principally due to the temporary increase in the level of activity in the prior year related to the provision of services under a new outsourcing contract with National Bank of Alaska. Private line and private network transmission revenues increased 5.9% from $3.4 million for the three months ended March 31, 1996 to $3.6 million for the three months ended March 31, 1997. The Company reported three months of cable services revenues in 1997 following its acquisition of the Cable Systems effective October 31, 1996. The Company estimates that its facilities passed 162,711 homes in Alaska and that it had approximately 104,400 basic subscribers (92,940 equivalent basic subscribers) as of March 31, 1997. There was little change in the number of subscribers, the rates charged those subscribers, or the number of homes passed by the Cable Systems during the three-month period ended March 31, 1997.

    The increases in telecommunication services revenues were offset in part by a 6.0% reduction in the Company's average revenue per minute on long distance traffic from $0.184 per minute for the three months ended March 31, 1996 to $0.173 per minute for the three months ended March 31, 1997. The decrease in the average revenue per minute resulted from the Company's promotion of, and customers' greater than anticipated acceptance of new calling plans offering discounted rates and length of service rebates.

    COST OF SALES AND SERVICES. Cost of sales and services totaled $21.3 million for the three months ended March 31, 1996 and $27.2 million for the three months ended March 31, 1997. Of this increase, $3.2 million resulted from cable services programming and copyright charges incurred during the first quarter of 1997. Long distance transmission services costs increased from $19.2 million for the three months ended March 31, 1996 to $21.7 million for the three months ended March 31, 1997. The increase in transmissions costs was approximately proportional to the increase in the number of minutes carried in the first quarter of 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 50.9% from $10.8 million for the three months ended March 31, 1996 to $16.3 million for the three months ended March 31, 1997, and, as a percentage of revenues, increased from 28.5% for the three months ended March 31, 1996 to 30.7% for the three months ended March 31, 1997. Selling, general and administrative expenses increased as a result of increased sales and customer service volumes and bad debt expense totaling $523,000 for the three months ended March 31, 1997 compared to $397,000 for the three months ended March 31, 1996 (directly associated with increased revenues), and was offset by a reduction in sales, advertising and telemarketing costs which totaled $3.1 million for the three months ended March 31, 1996 as compared to $2.9 million for the three months ended March 31, 1997. Selling, general and administrative expenses also increased for the three months ended March 31, 1997 due to increased costs totaling $1.1 million in sales, engineering, operations, accounting, human resources, legal and regulatory, and management information services. Such costs were associated with the development and introduction, or planned introduction, of new products and services including local exchange services, PCS services, and Internet services. Cable services selling, general and administrative costs totaled $4.4 million during the quarter ended March 31, 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $4.2 million from $1.9 million for the three months ended March 31, 1996 to $6.1 million for the three months ended March 31, 1997. Of this increase, $3.5 million resulted from the Company's acquisition of the Cable Systems effective October 31, 1996, with the balance of the increase attributable to the Company's $38.6 million investment in facilities during 1996.

    INTEREST EXPENSE, NET. Interest expense, net of interest income, increased from $260,000 for the three months ended March 31, 1996 to $3.9 million for the three months ended March 31, 1997. This increase resulted primarily from increases in the Company's average outstanding indebtedness incurred in connection with its acquisition of the Cable Systems and investment in new facilities during 1996, offset in part by increases in the amount of interest capitalized during 1997.

    INCOME TAX EXPENSE. Income tax expense decreased from $1.6 million for the three months ended March 31, 1996 to a benefit of $132,000 for the three months ended March 31, 1997 due to the Company incurring a net loss before income taxes for the three months ended March 31, 1997 as compared to net earnings for the three months ended March 31, 1996. The Company's effective income tax rate decreased from 42.0% for the three months ended March 31, 1996 to 20.1% for the three months ended March 31, 1997 due to the net loss and the proportional amount of items that are nondeductible for tax purposes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Total revenues increased 27.5% from $129.3 million in 1995 to $164.9 million in 1996. Long distance transmission revenues from commercial, residential and governmental customers increased 18.8% from $120.0 million in 1995 to $142.6 million in 1996. This increase reflected a 22.6% increase in interstate and international minutes of use to 570 million minutes and a 29.8% increase in intrastate minutes of use to 121.2 million minutes, principally due to a new marketing program which the Company launched during the third quarter of 1995. This program consisted of the introduction of a new flat-rate calling plan coupled with telemarketing, direct sales, and the promotion of a $1.0 million sweepstakes. Revenue growth in 1996 was also due to a 23.7% increase in revenues from other common carriers (principally MCI and Sprint), from $38.8 million in 1995 to $48.0 million in 1996, and a 23.7% increase in private line and private network transmission services revenues, from $11.4 million in 1995 to $14.1 million in 1996. Systems sales and services revenues also increased 44.4% from $7.2 million in 1995 to $10.4 million in 1996, primarily due to the commencement in the first quarter of 1996 of services provided under a new outsourcing contract with National Bank of Alaska. The Company also reported two months' of cable services revenues in 1996 following its acquisition of the Cable Systems effective October 31, 1996.

    The above increases in revenues were offset in part by a 4.8% reduction in the Company's average revenue per minute on long distance traffic from $0.188 per minute in 1995 to $0.179 per minute in 1996. The decrease in revenues resulted from the Company's promotion of and customers' enrollment in new calling plans offering discounted rates and length of service rebates.

    COST OF SALES AND SERVICES. Cost of sales and services was $72.1 million in 1995 and $92.7 million in 1996. As a percentage of total revenues, cost of sales and services increased from 55.8% in 1995 to 56.2% in 1996. The increase in cost of sales and services as a percentage of revenues during 1996 as compared to 1995 resulted primarily from the reduced average revenue per minute billed to customers in 1996 as compared to 1995 without an offsetting reduction in the revenue per minute billed to the Company for the local access and interstate termination services it obtains from third parties. These increases were offset in part by refunds in the first two quarters of 1996 aggregating approximately $960,000 from a LEC and the National Exchange Carriers Association in respect of earnings by them which exceeded regulatory requirements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 23.1% from $37.7 million in 1995 to $46.4 million in 1996. As a percentage of total revenues, selling, general and administrative expenses decreased from 29.2% in 1995 to 28.1% in 1996. Selling, general and administrative expenses increased as a result of increased sales and customer service volumes, additional bad debt expense totaling $1.7 million in 1996 compared to $1.5 million in 1995 (directly associated with increased revenues), and increased sales, advertising and telemarketing costs totaling $13.0 million in 1996 compared to $9.9 million in 1995, due to the introduction of various marketing plans and other proprietary rate plans. Additionally, selling, general and administrative expenses increased in 1996 due to an increase of approximately $2.7 million in sales, engineering, operations, accounting, human resources, legal and regulatory, and management information services expenses. Such costs were associated with the development and introduction, or planned introduction, of new products and services including local services, cable television services, rural message and data telephone services, PCS services, and Internet services.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 56.7% from $6.0 million in 1995 to $9.4 million in 1996. This increase resulted primarily from the Company's acquisition of the Cable Systems effective October 31, 1996.

    INTEREST EXPENSE, NET. Interest expense, net of interest income, increased 309.7% from $903,000 in 1995 to $3.7 million in 1996. This increase resulted primarily from increases in the Company's average outstanding indebtedness resulting primarily from its acquisition of the Cable Systems and construction of new facilities in rural Alaska, offset in part by increases in the amount of interest capitalized during 1996.

    INCOME TAX EXPENSE. Income tax expense increased 2.0% from $5.1 million in 1995 to $5.2 million in 1996 due to an increase in net earnings before income taxes and a slightly higher effective income tax rate from 40.5% in 1995 to 41.2% in 1996.

    As a result of its acquisition of the Cable Systems, the Company acquired net operating loss carryforwards ("NOL carryforwards") for income tax purposes totaling $58.5 million which begin to expire in 2004 if not utilized. However, the Company's utilization of these NOL carryforwards is subject to certain limitations pursuant to Section 382 of the Internal Revenue Code. Because of the limitation on the NOL carryforwards, the Company established an $8.1 million valuation allowance to offset the gross amount of the deferred tax asset. The amount of the valuation allowance was based on an estimate of the amount of the NOL carryforwards that will not be utilized, and the effective income tax rate. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforwards period are reduced.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Total revenues increased 10.5% from $117.0 million in 1994 to $129.3 million in 1995. Revenue growth was primarily attributable to increases in minutes of use and the average revenue per minute for long distance traffic. The Company's average revenue per minute increased 1.1% from $0.186 in 1994 to $0.188 in 1995. Interstate minutes of use increased 12.7% to 464.5 million minutes and intrastate minutes of use increased 17.3% to 93.4 million minutes. Revenue growth was also attributable to a 21.6% increase in revenues derived from other common carriers (principally MCI and Sprint), from $31.9 million in 1994 to $38.8 million in 1995, and a 7.6% increase in private line and private network transmission services revenues, from $10.6 million in 1994 to $11.4 million in 1995.

    These increases in revenues were partially offset by a 20.9% decline in system sales and services revenues from $9.1 million in 1994 to $7.2 million in 1995. This decline was due to fewer large-dollar equipment sales orders received during 1995 as well as a temporary reduction in the level of the Company's outsourcing services provided to the oil field services industry.

    COST OF SALES AND SERVICES. Cost of sales and services was $63.9 million in 1994 and $72.1 million in 1995. Cost of sales and services as a percentage of total revenues increased from 54.6% of revenues in 1994 to 55.8% in 1995. The increase in cost of sales and services as a percentage of revenues resulted primarily from increases in costs associated with the Company's lease of transponder capacity. The two wideband transponders the Company owned reached the end of their expected useful life in August 1994, at which time the Company leased replacement capacity. The cost of the leased capacity contributed to an increase in distribution costs during 1995 as compared to 1994. During 1995 the Company incurred approximately $450,000 for nonrecurring costs related to breaks in the undersea fiber optic cable and costs associated with its new DAMA technology. The Company also experienced reduced margins associated with equipment sales and service contracts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 12.5% from $33.5 million in 1994 to $37.7 million in 1995. As a percentage of total revenues, selling, general and administrative expenses increased from 28.6% in 1994 to 29.2% in 1995. Increases in selling, general and administrative expenses for the period were primarily due to increased personnel necessary to support the Company's expansion efforts and the increase in minutes of traffic carried. Additional costs were incurred during the fourth quarter of 1995 attributable to the promotion of the Company's calling plans.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense decreased 9.1% from $6.6 million in 1994 to $6.0 million in 1995. The decrease was attributable primarily to the Company's retirement of two owned wideband transponders in August 1994 that were replaced with leased rather than owned capacity.

    INTEREST EXPENSE, NET. Interest expense, net of interest income, decreased 30.5% from $1.3 million in 1994 to $903,000 in 1995. This decrease resulted primarily from a reduction in the Company's average outstanding indebtedness.

    INCOME TAX EXPENSE. Income tax expense increased 13.3% from $4.5 million in 1994 to $5.1 million in 1995 due to an increase in net earnings before income taxes and a higher effective income tax rate from 38.9% in 1994 to 40.5% in 1995.

SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The following chart provides selected unaudited statement of operations data from the Company's quarterly results of operations during 1995 and 1996 and for the three months ended March 31, 1997:

                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                          FIRST     SECOND      THIRD     FOURTH
1995                                                     QUARTER    QUARTER    QUARTER    QUARTER   TOTAL YEAR
------------------------------------------------------  ---------  ---------  ---------  ---------  -----------
Revenues
  Telecommunications services.........................  $  29,693  $  31,860  $  33,363  $  34,363  $   129,279
  Cable services......................................         --         --         --         --           --
                                                        ---------  ---------  ---------  ---------  -----------
Total revenues........................................     29,693     31,860     33,363     34,363      129,279
Operating income......................................      2,958      3,337      4,108      3,101       13,504
Net earnings..........................................      1,607      1,836      2,252      1,807        7,502
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Net earnings per share................................  $    0.07  $    0.08  $    0.09  $    0.07  $      0.31
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Consolidated Adjusted EBITDA..........................  $   4,538  $   4,897  $   5,716  $   4,346  $    19,497


                                                          FIRST     SECOND      THIRD     FOURTH
1996                                                     QUARTER    QUARTER    QUARTER    QUARTER   TOTAL YEAR
------------------------------------------------------  ---------  ---------  ---------  ---------  -----------
Revenues
  Telecommunications services.........................  $  37,969  $  37,199  $  38,664  $  41,587  $   155,419
  Cable services......................................         --         --         --      9,475        9,475
                                                        ---------  ---------  ---------  ---------  -----------
Total revenues........................................     37,969     37,199     38,664     51,062      164,894
Operating income......................................      3,947      3,970      4,017      4,475       16,409
Net earnings..........................................      2,137      2,150      2,140      1,035        7,462
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Net earnings per share................................  $    0.09  $    0.09  $    0.09  $    0.02  $      0.27
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Cable Adjusted EBITDA.................................  $      --  $      --  $      --  $   4,416  $     4,416
Consolidated Adjusted EBITDA..........................  $   5,834  $   5,888  $   5,829  $   8,267  $    25,818

                                                          FIRST
1997                                                     QUARTER
------------------------------------------------------  ---------
Revenues
  Telecommunications services.........................  $  39,225
  Cable services......................................     13,656
                                                        ---------
Total revenues........................................     52,881
Operating income......................................      3,292
Net earnings (loss)...................................       (525)
                                                        ---------
                                                        ---------
Net earnings (loss) per share.........................  $   (0.01)
                                                        ---------
                                                        ---------
Cable Adjusted EBITDA.................................  $   6,025
Consolidated Adjusted EBITDA..........................  $   9,412

    Total revenues in the quarter ended March 31, 1997 were $52.9 million, representing a 3.6% increase over total revenues in the fourth quarter of 1996 of $51.1 million. This increase in revenues resulted in part from an increase in cable services revenues to $13.7 million in the first quarter of 1997 from $9.5 million in the fourth quarter of 1996 because the Company reported three months of cable services revenues in the first quarter of 1997 and only two months of such revenues during the fourth quarter of 1996. This revenue increase was partially offset by a 5.7% decrease in telecommunications services revenues to $39.2 million in the first quarter of 1997 from $41.6 million during the fourth quarter of 1996. This decrease is attributable in part to a reduction in the average revenues per minute reported by the Company, which resulted from the Company's promotion of, and customers' greater than anticipated acceptance of, new calling plans offering discounted rates and length of service rebates.

    Operating expenses increased during the first quarter of 1997 as compared to the fourth quarter of 1996 principally as a result of (i) turn-up costs, including rent and utilities, of the Company's new DAMA satellite earth-station facilities, (ii) personnel, sales, engineering, operations, accounting, human resources, legal and regulatory expenses associated with the development and introduction, or planned introduction, of new products and services including local services, PCS services and Internet services and (iii) increases in cable programming costs and copyright charges effective January 1, 1997.

    The Company expects that its Adjusted EBITDA and Adjusted EBITDA margins during 1997 may improve due to (i) increasing average long-distance revenues per minute, (ii) cable service rate increases beginning in April 1997 and (iii) revenue generation from the Company's rural telephony expansion and new service and product offerings to offset expenses already generated by these endeavors.

    The Company reported a net loss of $0.5 million in the first quarter of 1997 as compared to net earnings of $1.0 million during the fourth quarter of 1996. In addition to the margin compression experienced by the Company in the first quarter of 1997 discussed above, the net loss was attributable to higher depreciation and amortization and interest expenses associated with reporting a full three months of cable services operations in the first quarter of 1997 and only two months of such costs in the fourth quarter of 1996.

    Long distance revenues have historically been highest in the summer months as a result of temporary population increases attributable to tourism and increased seasonal economic activity such as construction, commercial fishing, and oil and gas activities. Cable television revenues, on the other hand, are higher in the winter months because consumers tend to watch more television, and spend more time at home, during these months. The Company's ability to implement construction projects is also reduced during the winter months because of cold temperatures, snow and short daylight hours.


ACCOUNTING PRONOUNCEMENTS


    Financial Accounting Standards No. 128, EARNINGS PER SHARE, supersedes APB Opinion No. 15, EARNINGS PER SHARE, and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or common stock equivalents. The statement replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively. Basic EPS, unlike Primary EPS, excludes all dilution while Diluted EPS, like Fully Diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

    Due to an immaterial difference between Primary and Fully Diluted EPS, the Company has historically only presented a single EPS. The Company in the future will present both Basic and Diluted EPS for income (loss) from continuing operations and net income (loss). The statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. After adoption, all prior period EPS data will be restated. The adoption of the new statement will have minimal effect on the Company's EPS.

    In February 1997, the Accounting Standards Board issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. SFAS No. 129 consolidates the existing guidance in authoritative literature relating to a company's capital structure. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. Capital structure disclosures required by this standard include liquidation preferences of preferred stock, information about the pertinent rights and privileges of the outstanding equity securities, and the redemption amounts for all issues of capital stock that are redeemable at fixed or determinable prices on fixed or determinable dates. Management of the Company does not expect that adoption of SFAS No. 129 will have a material impact on the Company's financial statement disclosures.

LIQUIDITY AND CAPITAL RESOURCES

    The Company reported cash flows from operating activities during the three months ended March 31, 1997 of $1.8 million, net of changes in the components of working capital. Additional sources of cash during the three months ended March 31, 1997 included long-term borrowings of $10.0 million. The Company's expenditures for property and equipment, including construction in progress, totaled $7.0 million and $9.5 million during the three months ended March 31, 1996 and 1997, respectively. Uses of cash during the first quarter of 1997 included repayment of $10.4 million of long-term borrowings and capital lease obligations and an increase in notes receivable of $337,000.

    The Company reported cash flows from operating activities in 1996 of $22.4 million, net of changes in the components of working capital. Additional sources of cash in 1996 included long-term borrowings of $208.0 million, sales of additional Common Stock to MCI of $13.0 million, and payments on notes receivable of $288,000. The Company's uses of cash included payment of the cash portion of the consideration for the acquisition of the Cable Systems. The total purchase price for the acquisition of the Cable Systems was $280.1 million and was financed by the Company through the issuance to the sellers of the Cable Systems of approximately 14.7 million shares of Class A Common Stock (valued at $86.7 million), the payment of $72.8 million in cash, the assumption of approximately $110.6 million in existing indebtedness, and the issuance to one seller of $10.0 million in subordinated convertible notes. The notes were converted into approximately 1.5 million shares of Class A Common Stock in January 1997. Other uses of cash during 1996 included payment of a $9.1 million transponder purchase deposit, repayment of $5.0 million of long-term borrowings and capital lease obligations, purchase of $621,000 of Common Stock held by an officer, which stock is held in treasury to satisfy a deferred compensation obligation in lieu of satisfying the obligation in cash, payment of loan fees totaling $764,000, and investment in other assets.


    The Company's expenditures for property and equipment, including construction in progress, totaled $38.6 million and $8.9 million during 1996 and 1995, respectively. The Company anticipates that its capital expenditures in 1997 will be between $135 million and $140 million. Planned capital expenditures over the next five years include $240.0 million to $260.0 million to fund expansion of long distance facilities (including approximately $40.0 million for satellite transponders and approximately $125.0 million for new undersea fiber optic cable facilities which will be financed by GCI Transport Company); between $140.0 million and $160.0 million to fund development, construction and operating costs of its local exchange and PCS networks and businesses; and between $65.0 million and $85.0 million to upgrade its cable television plant and to purchase equipment for new cable television services. Sources of funds for these planned capital expenditures include net proceeds of the Offerings, internally generated cash flows and borrowings under the Company's Credit Facility and its separate committed financing for GCI Transport Company all of which funds will be necessary to complete the Company's planned capital expenditures. Consummation of one Offering is not contingent upon consummation of the other Offering and there can be no assurance that the Stock Offering will be consummated. Without the proceeds from the Stock Offering, the allocation of the Debt Offering proceeds will not change. However, the Company may have to seek alternative financing for a portion of its business plan. In particular, if the Stock Offering is not consummated, the Company will need to obtain additional financing for its planned purchase of seven transponders on the Galaxy X satellite that is expected to be launched in mid-1998. See "Risk Factors--Significant Capital Requirements; Concurrent Offerings; Refinancing of Existing Credit Facilities," "Use of Proceeds" and "Business--Business Strategy," and "Description of Credit Facilities."

    The Credit Facility and the Notes will impose restrictions on the operations and activities of the Company, including requirements that the Company comply with certain financial covenants and financial ratios. Under the Credit Facility, Holdings may not permit the ratio of senior debt to annualized operating cash flow of Holdings and its restricted subsidiaries to exceed 3.5 to 1.0, total debt to annualized operating cash flow to exceed 7.0 to 1.0, and annualized operating cash flow to interest expense to exceed 1.5 to 1.0. Each of the foregoing ratios decreases in specified increments during the life of the Credit Facility. The Credit Facility will also require Holdings to maintain a ratio of annualized operating cash flow to debt service of Holdings and its restricted subsidiaries of at least 1.25 to 1.0, and annualized operating cash flow to fixed charges of at least 1.0 to 1.0 (which adjusts to 1.05 to 1.0 in April, 2003 and thereafter). Each of the foregoing ratios would be adjusted if the Stock Offering were not consummated. The Credit Facility will also limit capital expenditures of Holdings and its restricted subsidiaries to no more than $55.0 million, $90.0 million, and $65.0 million in 1997, 1998 and 1999, respectively. See "Description of Credit Facility" and "Description of Notes."

    Net receivables increased $7.1 million from December 31, 1995 to December 31, 1996 and $5.0 million from March 31, 1996 to March 31, 1997 resulting from:
(i) increased MTS revenues in 1996 as compared to 1995 and in 1997 as compared to 1996; (ii) increased amounts due from other common carriers attributed to growth in their traffic carried by the Company; (iii) increased private line sales activity in 1996 as compared to 1995 and in 1997 as compared to 1996; and
(iv) increases in receivables resulting from the Cable Systems acquisition.

    The Company reported a working capital deficit of $27.3 million as of March 31, 1997. During April 1997 the Company extended the maturity of its Telephony Credit Facility from April 1997 to July 1997. Since the entire facility matures within the twelve-month period ending March 31, 1998, the outstanding balance as of March 31, 1997 was included in current maturities of long-term debt. Except for the classification of the Company's senior indebtedness as current, working capital at March 31, 1997 totaled $4.6 million, a $4.6 million decrease from working capital similarly recomputed at December 31, 1996.

INFLATION

    The Company does not believe that inflation has a significant effect on its operations.

                                    BUSINESS

OVERVIEW

    The Company is a diversified telecommunications provider with a leading position in facilities-based long distance service in the State of Alaska and, as a result of recent acquisitions, has become Alaska's leading cable television service provider. The Company seeks to become the first significant provider in Alaska of an integrated package of telecommunications and cable television services. Complementing its long distance, cable and cellular resale operations, the Company has announced plans to provide facilities-based competitive local exchange and wireless communications services in Alaska's major population centers. The Company expects to launch local exchange services in Anchorage in the second half of 1997. The Company also acquired a state-wide 30 MHz B-block PCS license in June 1995 for approximately $1.65 million (or about $3.00 per pop) and is currently evaluating various technologies for a proposed wireless PCS network.

    The Company believes that the size and growth potential of the voice, video and data markets, the increasing deregulation of telecommunications services, and the increased convergence of telephony, wireless and cable services offer the Company considerable opportunities to integrate its telecommunications and cable services and expand into communications markets both within and, over the longer-term, outside of Alaska. The Company expects the rate of growth in industry-wide telecommunications revenues to increase as the historical dominance of monopoly providers is challenged as a result of deregulation. Considerable deregulation has already taken place in the United States as a result of the 1996 Telecom Act, with the barriers to competition among telecommunications, local exchange and cable providers being lowered. The Company believes that its acquisition of the Cable Systems and its development of local exchange service and PCS leave it well-positioned to take advantage of this deregulation process in telecommunications markets.

    The Company began providing interstate long distance service in 1982 and began providing intrastate long distance service in 1991. The Company provides a full range of long distance services, including direct dial, 800, message toll, private line, private network, operator and calling and debit card services, to residential, commercial and governmental customers and to other common carriers. In addition, the Company sells data communication equipment and offers technical services.

    The Company operates a state-of-the-art, competitive telecommunications network employing the latest digital transmission technology based upon fiber optic and digital microwave facilities within and among Anchorage, Fairbanks and Juneau, a digital fiber optic cable linking Alaska to the contiguous 48 states and providing access to other carriers' networks for communication around the world, and the use of satellite transmission to remote areas of Alaska (and for certain interstate traffic as well). As of March 31, 1997, the Company's long distance services were available, through the Company's network, to approximately 90% of total Alaskan access lines. As of March 31, 1997, the Company's residential customers were served by approximately 81,150 access lines, representing approximately 41% of all Alaskan residential presubscribed access lines. In addition, the Company had over 11,000 commercial, governmental and other common carrier customers who were served by approximately 57,600 access lines, representing approximately 48% of all presubscribed non-residential access lines in the State.

    Effective October 31, 1996, the Company became the leading cable television services provider in Alaska upon its acquisition of the Cable Systems from several unrelated sellers for total consideration of approximately $280.1 million. The Cable Systems serve 21 communities and areas in Alaska, including the state's three largest urban areas, Anchorage, Fairbanks and Juneau. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basis subscribers), representing 64% of households passed by the Cable Systems. As of March 31, 1997, the Cable Systems consisted of approximately 1,765 miles of installed cable plant having between 300 and 450 MHz of channel capacity.

BUSINESS STRATEGY

    The Company's goal is to become the first significant provider of integrated voice, video and data services in Alaska while maximizing growth in its revenues and net income. The Company's strategies to achieve this objective fall generally into four broad categories: (i) integrate the Company's telecommunications and cable operations, (ii) expand the scope of the Alaskan voice, video and data markets that the Company will address, (iii) increase the Company's penetration of these markets, and (iv) improve the Company's consolidated operating margins and utilization of the Company's capital resources. These broad strategies are discussed below. The Company's strategic focus over the next several years will be on Alaska. On a longer-term basis, the Company may consider growth opportunities outside Alaska, especially in areas of the world with demographics and infrastructure characteristics similar to those of Alaska.

    INTEGRATE TELECOMMUNICATIONS AND CABLE OPERATIONS

    The Company has begun integrating the Cable Systems into its preexisting operations. As part of this integration, the Company plans to combine the marketing and sales organizations, the billing systems, MIS and customer service organizations of the Cable Systems with those of the Company's historical operations. This integration will enable the Company to coordinate the marketing of its telecommunications and cable services to the full range of the Company's customers, promote introduction of new products and services, leverage consumer awareness of the GCI brand name and provide its customers with a single bill and point-of-contact for customer service. The Company estimates that the essential elements of this integration will be completed by late 1997.

    EXPAND ADDRESSABLE MARKET

    As a result of its acquisition of the Cable Systems, the Company has expanded its addressable market in Alaska to include both long distance and cable services, which markets generated approximately $450 million in revenues in 1996 for all providers of such services in Alaska. Following its introduction of local exchange and wireless services, the Company's addressable market will expand to approximately $800 million in total.

    The Company intends to offer local exchange services in Anchorage and other major Alaskan population centers principally using its own network facilities. The Company expects to provide local exchange services initially in Anchorage in the second half of 1997. The Company has installed 38 miles of a planned 130-mile fiber optic network in Anchorage, installed a Lucent 5ESS switch with both local and long distance capabilities and has entered into an agreement with the incumbent LEC, ATU, to interconnect the Company's network with that of ATU and to purchase unbundled local loops necessary to provide local service. The Company's agreement with ATU has been approved by the APUC. The Alaskan local service market generated approximately $320 million in revenues in 1996, approximately 34% of which were attributable to Anchorage. The Company anticipates expanding its local service to the Fairbanks and Juneau markets during 1998 and to other markets during 1999, subject to negotiating acceptable interconnection arrangements with the LECs serving those markets and to obtaining the necessary regulatory approvals.

    The Company plans to enter the facilities-based wireless communications market through development of a PCS network. The Company believes that PCS technology, if successfully implemented, will offer advantages over existing analog cellular technology, such as superior audio quality, additional features, better compatibility with wireline services, and longer battery life. PCS technology is particularly suited for use in Alaska, which has relatively small, dense population clusters in many geographically remote areas. The Company estimates that the Alaskan cellular services market generated approximately $35 million in total revenues in 1996.

    INCREASE PENETRATION OF ALL MARKET SEGMENTS

    The Company believes that by offering a variety of branded telecommunications and cable services, by increasing consumer awareness and leveraging brand equity, and by emphasizing customer service and rewarding consumer loyalty, it will be well-positioned to improve customer retention rates and to increase its market share in all service categories. The Company believes that substantially all of its long distance and cable television customers are potential wireless and local service customers. Cross-selling opportunities also exist between the Company's long distance customers and its cable customers. The Company estimates that, as of March 31, 1997, approximately 59% of the Company's residential cable subscribers did not obtain long distance service from the Company and that approximately 23% of the Company's total long distance customers and 27% of the Company's residential long distance customers were passed by the Cable Systems did but not buy cable service.

    The Company plans significant upgrades to the existing cable plant in order to expand channel capacity, add new services, improve network quality and reliability and reduce theft. The Company expects that, by expanding customers' service options, it will attract new customers, increase average revenue per subscriber and reduce customer attrition rates. Currently, the Cable Systems have between 300 and 450 MHz of channel capacity, or enough capacity to carry between 36 and 60 channels. Over the next two years, the Company plans to increase the capacity of the Cable Systems to between 450 and 550/750 MHz of channel capacity, or enough capacity to carry between 60 and 76 channels.

    The Company plans to begin offering cable modems in the fourth quarter of 1997. Cable modems represent a new technology which offers significantly faster access to the Internet and other on-line data services than other currently available technologies. The Company believes that Alaskans have a greater propensity to access the Internet than consumers in other states for a variety of reasons. Alaskans on average have completed more years of formal education and have a higher per capita income and mean household income than the U.S. average. Purchasing power is also enhanced by the lack of a state income tax and the annual Permanent Fund dividend that each resident, regardless of age, receives from the State (over $1,100 per person in 1996). In markets outside of Anchorage, Fairbanks and Juneau, the limited availability of traditional sources of information such as libraries, universities and museums contribute to heavy use of the Internet as an information, education and communication resource. In addition to offering cable modems, the Company plans to offer certain specialized telecommunications services to support distance education and telemedicine in rural areas of the State. Rural Alaskans often do not have access to medical professionals within their community and the use of a communication network to deliver a wide range of telemedical services (voice, video and data) enhances the quality and timeliness of the services delivered while concurrently reducing the overall cost of delivery. Likewise, the educational infrastructure is limited in many areas of rural Alaska and distance education services are being deployed to provide specialized curricula to smaller village schools. Like telemedical services, distance education services both improve the quality of education and reduce the cost of delivery.

    IMPROVE CONSOLIDATED OPERATING MARGINS AND CAPITAL UTILIZATION

    The Company believes that the combination of its long distance, local, wireless communications and cable operations will enable it to achieve better overall operating margins than would be possible if these operations were managed as stand-alone enterprises. The Company expects to achieve certain efficiencies by combining the marketing, sales, customer service, MIS and administrative organizations of the Cable Systems with each other and with those of the Company's preexisting operations. The Company also expects that its planned provision of local services, while a potentially significant source of revenues, will coincidentally result in a significant reduction in the Company's local access fees paid to Alaskan LECs. Access fees charged to the Company by incumbent Alaskan LECs for the use of their local networks to originate or terminate long distance calls totaled $36.4 million in 1996, or approximately 28.2% of the Company's long distance revenues for this period. The Company estimates that the average access charge payable by it to Alaskan LECs for originating or terminating interstate access is approximately $0.043 per minute of traffic and for originating or terminating intrastate access is approximately $0.07 per minute of traffic (or a total of approximately $0.14 for both originating and terminating access).

    In addition, the Company expects to leverage its investment in existing cable plant and rights-of-way by, in some cases, overlaying (or using existing) fiber optic cable for telephony or PCS applications. The incremental cost of such network enhancements, especially when combined with planned upgrades to the existing cable plant, is significantly less than the cost of building entirely new network facilities.

ALASKAN VOICE, VIDEO AND DATA MARKETS

    The Alaskan voice, video and data markets are unique within the United States. Alaska is physically distant from the rest of the United States and is characterized by large geographical size and relatively small, dense population clusters (with the exception of major population centers such as Anchorage, Fairbanks and Juneau). It lacks a well-developed terrestrial transportation infrastructure, and the majority of Alaska's communities are accessible only by air or water. As a result, Alaska's telecommunications networks are different from those found in the lower 49 states. Alaska today relies extensively on satellite-based transmission for intrastate calling between remote communities where investment in a terrestrial network would be uneconomic or impractical. Also, given the remoteness of Alaska's communities and, in many cases, lack of major civic institutions such as hospitals, libraries and universities, Alaskans are dependent on telecommunications to access the resources and information of large metropolitan areas in the rest of the U.S. and elsewhere. In addition to satellite-based communications, the telecommunications infrastructure in Alaska includes traditional copper wire, digital microwave links between Anchorage and Fairbanks and Juneau and fiber optic cable. For interstate and international communication, Alaska is currently connected to the lower 48 states by undersea fiber optic cable with a capacity of nine DS3s and is backed-up by additional satellite capacity. Calls to Hawaii and international calls are routed from the lower 48 states by various means.

    Prior to 1982, Alascom, Inc. ("Alascom") was the sole long distance carrier in Alaska. Alascom was required to maintain a number of low bandwidth links and expand service to remote or less-developed areas of the state. Interstate rates initially charged for Alaskan telecommunications services were substantially higher than interstate rates in the contiguous states. In 1972, the FCC established a policy of rate integration intended to equalize all domestic interstate rates based on distances of calls. This policy was used to support a subsidy mechanism to help Alascom cover higher costs associated with rural operations. When the Company began providing interstate long distance service in 1982, AT&T provided almost all of the telecommunications services in the lower 49 states, and Alascom provided almost all of the long distance telecommunications services in Alaska and between Alaska and the lower 49 states and foreign countries. Although Alascom's business was highly subsidized, the Company competed in long distance services against Alascom without the advantage of a subsidy. In 1983, the State of Alaska petitioned the FCC to initiate a rulemaking to determine how to rationalize the policies of rate integration and competition in the Alaskan market in light of the rapid changes in the telecommunications industry brought on by the AT&T divestiture and changing FCC competition policies. This action ultimately led to a negotiated buyout of Alascom from Pacific Telecom, Inc. ("PTI") by AT&T in August 1995 for consideration of approximately $290 million. After the buyout, Alascom changed its name to AT&T Alascom. See "--Competition" and "--Regulation."

    The Alaskan telecommunications business today comprises three distinct markets: long distance services (interstate and intrastate), local exchange services and wireless communications services (cellular and, eventually, PCS). In the long distance market, the Company competes against AT&T Alascom and ATU, and may in the future compete against other new market entrants. In the local exchange market, the Company will compete against various incumbent local exchange carriers, including ATU in the Anchorage area and PTI in Juneau. In June 1997, Century Telephone Enterprises,

Inc. announced an agreement to purchase PTI. PTI is also expected to be the local exchange carrier in Fairbanks by the end of 1997. In the wireless communications market, the Company's PCS business expects to compete against the cellular subsidiaries of AT&T and ATU in the Anchorage market and the cellular subsidiaries of PTI and others outside of Anchorage. Other PCS providers may compete against the Company as well, although the Company is unable to determine the extent of this competition at the present time. For calendar year 1996, the aggregate telecommunications market in Alaska generated revenues of approximately $738 million. Of this amount, approximately $383 million was attributable to interstate and intrastate long distance service, approximately $320 million was attributable to local exchange services, and approximately $35 million was attributable to wireless communications services. Over the five-year period ended December 1996, these markets have grown, in aggregate, at a compounded annual rate of approximately 6%. Over the same period, the long distance, local and cellular markets have individually grown at compounded annual rates of approximately 6%, 5% and 22%, respectively.

    The market for programmed video services in Alaska includes traditional broadcast television, cable television, wireless cable, and direct broadcast satellite ("DBS") systems. The urban centers in Alaska are served by broadcast television stations including network affiliates and independent stations. Anchorage, Fairbanks and Juneau are served by seven, four and two broadcast stations, respectively. In addition, several smaller communities such as Bethel are served by one local television station. Approximately 240 rural communities receive a single state-sponsored channel of television by a satellite dish and a low power transmitter. Anchorage and Fairbanks are served by a UHF subscription television operator that has been successful in gaining customers, particularly in areas not served by cable. Additionally, Anchorage is served by a MMDS operator that has made minor inroads into the Company's cable customer base.

    In Alaska, cable television was introduced in the 1970s to provide television signals to communities with few or no available off-air television signals and to communities with poor reception or other reception difficulties caused by terrain interference. Since that time, as on the national level, the cable television providers in Alaska have added non-broadcast programming, utilized improved technology to increase channel capacity and expanded service markets to include more densely populated areas and those communities in which off-air reception is not problematic.

    Recently, both broadcast television and cable operators have had to compete against new entrants to the market including wireless cable and DBS operators. In cities with higher population densities, MMDS or wireless cable operators can now deliver video signals to homes with line-of-sight access to the transmitting location. In both urban and rural locations, DBS operators offer satellite-based programming packages to subscribers. Because of Alaska's high latitude, DBS signals are not as strong as they are in the lower 48 states and currently require the use of receiving dishes that are substantially larger (ranging generally from three feet to six feet in diameter) than those required in the lower 49 states. In addition, the relatively low altitude above the horizon of DBS satellites in the eastern portion of the satellite arc when viewed from Alaska makes their signals subject to blockage from mountains, buildings and other structures. MMDS also requires that customers' receiving antennas have line-of-sight access to transmitting radio towers, and both MMDS and DBS signals are subject to interference from rain, snow and wind. Future satellite launches may provide enhanced service and signal quality to DBS providers operating in Alaska. Recent published reports indicate that there has been a substantial increase in the number of DBS subscribers in the United States in recent years. Thus, although it is difficult to assess the ultimate impact that DBS will have on the cable industry or upon the Company's financial condition and results of operations, DBS services may pose a significant competitive threat to cable television systems.

    At present, 21 communities and areas in Alaska, including the state's three largest urban areas (Anchorage, Fairbanks and Juneau) are served by the Cable Systems. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. It is difficult if not impossible to determine the exact number of homes passed by cable in Alaska because many rural communities served by cable are very small and the cable systems are independently owned and operated. A number of cable operators other than the Company provide cable service in Alaska, although the Company does not believe any cable operators are currently providing service in the areas served by the Cable Systems. All of these companies are relatively small, with the largest having fewer than 6,000 subscribers. Aggregate revenues for all providers in the Alaskan cable television market are estimated to be $62.0 million for 1996, a 4.0% increase over the prior year.

LONG DISTANCE OPERATIONS

    SERVICES

    The Company commenced providing interstate long distance service in November 1982 and commenced providing intrastate long distance service in May 1991. The Company provides a full range of long distance services, including direct dial, 800 message toll, private line, private network, operator, and calling and debit card services, to residential, commercial and government customers and to other common carriers. The Company also sells data communication equipment and offers technical services.

    As of March 31, 1997, approximately 90% of total Alaskan access lines were accessible through the Company's satellite, fiber optic or leased digital microwave networks. As of March 31, 1997, the Company's residential customers were served by approximately 81,150 access lines, representing approximately 41% of all Alaskan residential presubscribed access lines. In addition, the Company had over 11,000 commercial, governmental and other common carrier customers who were served by approximately 57,600 access lines, representing approximately 48% of all non-residential presubscribed access lines in the State. All service areas constructed prior to January 1, 1996 in which the Company has facilities have completed the equal access balloting process (which permits customers , by completing a ballot, to designate their preferred long distance carrier). Among these communities, the Company carries 33% to 49% of the southbound interstate message toll service ("MTS") traffic and 21% to 48% of the intrastate MTS traffic originating in these service areas. Among the sites constructed in 1996, the communities of Barrow, Bethel, Nome, Togiak and Unalakleet have completed the equal access balloting process. The communities of Ekwak, New Stuyahok, Kollganek and Levelock also completed the equal access balloting process in 1997. The Company is currently negotiating equal access conversion with the LECs in the remainder of the sites constructed in western Alaska during 1996.

    The Company provides interstate and intrastate switched MTS and private line and private network communication services between the major communities in Alaska, and to and from the lower 49 states and foreign countries. The Company's message toll services include intrastate, interstate and international direct dial, 800, calling and debit card, operator and enhanced conference calling, as well as termination of northbound toll service for MCI, Sprint and several resellers who do not have facilities of their own in Alaska. The Company also provides origination of southbound calling card and 800 toll services for MCI and Sprint customers. Regulated telephone relay services for the deaf, hard-of-hearing and speech-impaired are provided through the Company's operator service center. The Company offers its message toll services to commercial, residential, government and other common carrier customers. Subscribers may generally cancel service at any time. Toll related services accounted for approximately 82.7% of the Company's total telecommunications services revenues in 1996. Private line and private network services utilize voice and data transmission circuits, dedicated to particular subscribers, which link an office in one location to another in a different location. The Company provided private line and private network communication products and services to approximately 769 commercial and government accounts in 1996. Private line and private network communication products and services generated $14.9 million in revenue in 1996 or approximately 9.6% of total telecommunications services revenues.

    Although the Company has several agreements to facilitate the origination and termination of international toll traffic, it has neither foreign operations nor export sales. Revenues associated with international toll traffic were $6.3 million in 1996.

    The following table summarizes the Company's switched MTS traffic minutes for the periods indicated:

                          INTERSTATE MINUTES
                 -------------------------------------
                  SOUTHBOUND    NORTHBOUND                             INTER-
FOR YEAR ENDED   (TO LOWER 49  (FROM LOWER    CALLING   INTRASTATE    NATIONAL
 DECEMBER 31,      STATES)      49 STATES)     CARD       MINUTES      MINUTES      TOTAL
---------------  ------------  ------------  ---------  -----------  -----------  ---------
                                           (AMOUNTS IN THOUSANDS)
        1993         203,652       144,994      16,260      70,107        4,251     439,264
        1994         231,226       158,059      17,466      79,641        5,318     491,710
        1995         263,023       176,893      18,215      93,370        6,385     557,886
        1996         326,471       209,154      26,459     121,208        7,524     690,816

    In addition to providing communication services, the Company designs, sells, services and operates, on behalf of certain customers, dedicated communication and computer networking equipment and provides field/depot, third party, technical support, consulting and outsourcing services through its systems sales and service business. The Company's equipment sales and services revenue was $9.8 million in the year ended December 31, 1996, or approximately 6.3% of total telecommunications services revenues. The Company has expanded its technical services business to include outsourcing, onsite technical contract services and telecommunications consulting. The Company manages substantially all of the telecommunications and computer networking assets of BP Exploration (Alaska), the largest oil company presently operating in Alaska, pursuant to a contract that expires on December 31, 1997. The Company is currently negotiating a three-year extension of such contract and expects to finalize the extension shortly. The Company was also awarded a six-year contract, effective October 31, 1995, to assume management responsibility for all of the telecommunications and computer networking assets of National Bank of Alaska.

    SIGNIFICANT CUSTOMERS

    In 1993, the Company entered into a significant business relationship with MCI which includes the following agreements: (i) the Company agreed to terminate all Alaska-bound MCI long distance traffic and MCI agreed to terminate all of the Company's long distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii (the "MCI Traffic Carriage Agreement");
(ii) MCI licensed certain service marks to the Company for use in Alaska; (iii) MCI, in connection with providing to the Company credit enhancement to permit the Company to purchase a portion of an undersea cable linking Seward, Alaska, with Pacific City, Oregon, leased from the Company all of the capacity owned by the Company on the undersea fiber optic cable and the Company leased such capacity back from MCI; (iv) MCI purchased certain service marks of the Company; and (v) the parties agreed to share some communications network resources and various marketing, engineering and operating resources. The Company also handles MCI's 800 traffic originating in Alaska and terminating in the lower 49 states and handles traffic for MCI's calling card customers when they are in Alaska, while MCI originates calls for the Company's calling card customers when they are in the lower 49 states. Concurrently with entering into these agreements, MCI purchased approximately 31% of the then outstanding Class A Common Stock and approximately 31% of the then outstanding Class B Common Stock and presently controls nominations to two seats on the Board pursuant to the Voting Agreement. Concurrently with the Company's acquisition of the Cable Systems, MCI purchased an additional 2.0 million shares of Class A Common Stock for $13.0 million or $6.50 per share, a 30% premium to the market price of $5.00 per share immediately preceding the announcement of the Company's acquisition of the Cable Systems. As of June 30, 1997, MCI owned 22.6% of the outstanding combined Common Stock, representing 26.6% of the total voting power of the Common Stock. After giving effect to the Stock Offering, MCI will own 19.4% of the outstanding combined Common Stock, representing 24.5% of the total voting power of the Common Stock. See "--Cable Television" and "Principal and Selling Shareholders."

    Revenues attributed to the MCI Traffic Carriage Agreement, which expires in 2001, were approximately $29.2 million in 1996, or approximately 17.7% of total revenues. The contract was amended in 1996 to reduce the rate to be charged by the Company for southbound MCI traffic for the period April 1, 1996 through July 1, 1999 and thereafter. The rate reduction, if applied to the number of southbound minutes carried by the Company in all of 1996, would have been approximately $570,000.

    In 1993, the Company entered into a long-term agreement with Sprint pursuant to which the Company agreed to terminate all Alaska-bound Sprint long distance traffic and Sprint agreed to handle substantially all of the Company's international traffic. Services provided to Sprint pursuant to the contract, which expires in 1999, resulted in revenues in 1996 of $18.8 million, or 11.4% of total revenues.

    NETWORK

    The Company operates a state-of-the-art, competitive telecommunications network employing the latest digital transmission technology based upon fiber optic and digital microwave facilities within and between Anchorage, Fairbanks and Juneau, a digital fiber optic cable linking Alaska to the lower 48 states and providing access to other carriers' networks for communication around the world, and the use of satellite transmission to remote areas of Alaska (and for certain interstate traffic as well).

    The Company's C-band satellite network currently uses six leased C-band transponders on the Galaxy IX satellite and will transition to six owned C-band transponders on the Galaxy X satellite that is expected to be launched in mid-1998. The Company's MTS services and private line and network services (excluding VSAT services) are distributed primarily via its C-band satellite network which is also used for transmissions to remote areas of Alaska. In connection with its C-band distribution network, the Company owns and operates five 13-meter earth stations in Anchorage, Fairbanks and Juneau, Alaska, Issaquah, Washington and Dallas, Texas. In addition, the Company owns and operates six 9-meter and three 7-meter earth stations throughout the State. The Company also owns 49% of a 13-meter earth station on Adak Island, providing MTS and private line services. During 1996, the Company installed its six 9-meter earth stations in Barrow, Kotzebue, Nome, Bethel, Dillingham, and King Salmon, Alaska.

    The Company also uses its C-band satellite capacity to operate a Demand Assigned Multiple Access ("DAMA") satellite network to serve rural communities in Alaska, which includes features of both a toll switch and a satellite transmission network. Most existing satellite technology relies on fixed channel assignments to a central hub. The Company's DAMA communication technology, developed in 1994, assigns satellite capacity on an as needed basis. The digital DAMA system allows calls to be made between remote villages using only one satellite hop, thereby reducing satellite delay and capacity requirements while improving quality. The Company has obtained the necessary APUC and FCC approvals waiving current prohibitions against construction of competitive facilities in rural Alaska. A four-module demonstration system was constructed in 1994 and was integrated into the Company's telecommunications network in 1995. The Company's 56-site DAMA project in rural communities of Alaska is substantially complete, and half of the sites are currently providing service. The DAMA system is currently capable of interfacing with LECs using standard toll to local office signaling protocols. A signaling system number 7 ("SS7") interface to DAMA signaling capabilities is currently under development, as is an integrated services digital network ("ISDN") rate interface capability.

    The Company's Ku-band satellite network uses one leased Ku-band transponder on the Hughes SBS5 satellite and will transition to an owned Ku-band transponder on the Galaxy X satellite once that satellite is successfully launched. The Ku-band network is higher power and is used primarily for point-to-point data communications. The Company's Ku-band network comprises an 8.1-meter hub station located in Anchorage and a 7.3-meter hub station located near Seattle, Washington from which the

Company provides services to 98 VSAT earth stations located throughout the state of Alaska and 6 VSAT earth stations in the lower 48 states. Substantially all of these VSAT earth stations are owned by the Company's customers.

    The majority of the Company's interstate long distance traffic is carried to and from the contiguous 48 states over the Seward, Alaska branch of the undersea fiber optic cable that connects Pacific City, Oregon to Miura, Japan. Of the nine DS3s of capacity between Seward and Pacific City in this undersea cable, the Company owns one and leases 57% of another DS3 channel.

    The Company utilizes leased digital microwave facilities to carry long distance traffic within and between Anchorage, Fairbanks and Juneau. These facilities are leased from AT&T Alascom under agreements that provide for annual lease payments of approximately $2.4 million in 1997, $2.5 million in 1998 and decreasing to approximately $662,000 in 1999. The Company's business plan anticipates a reduction in its use of leased digital microwave facilities from AT&T Alascom as it expands its own facilities.

    The Company's switched network consists of three medium capacity Digital Switch Corp. DEX digital toll switches located in Anchorage, Fairbanks and Juneau, the three main urban centers in Alaska. The Company owns and operates these switching centers as well as a fourth digital toll switch in Seattle, Washington. The Company leases switching capacity in Dallas, Texas from GTE Telecom. These switches provide a wide range of toll services including routing of direct dial, calling card, toll free and operator assisted calls.

    Since 1990, the Company has utilized SS7 in its main toll switched network to speed call setup and provide enhanced service. In 1993, the Company began SS7 interconnection with other interexchange carriers and local exchange carriers so that approximately 75% of the state's interstate direct dial and toll free (800 and 888) traffic is currently processed using SS7 signaling. The Company leases and operates a toll tandem switch located in Anchorage that provides the Company's first intelligent network service for routing of toll free calls.

    The Company's future switched network plans call for consolidating its network on new combined long distance and local switches. Such a switch (a Lucent 5ESS switch) was installed in Anchorage for activation in April 1997 and was interconnected with the incumbent LEC's network in May 1997 for the exchange of local access traffic. Additional 5ESS combined long distance/local switches are planned for installation in Fairbanks and Juneau in 1998 and in Seattle, Washington in 2000. These new switching systems will enable the Company to offer local and long distance traffic, as well as operator assisted calls, via a single switching platform. The switches will be service switching point ("SSP") functional, allowing the removal of the Company's current leased toll tandem switch. In early 1998, the Company plans to add enhanced SS7 signaling capabilities and to introduce advanced intelligent network switched services.


    The Company plans to construct a state-of-the-art undersea fiber optic network connecting Anchorage to Seattle, Washington, with a spur to Juneau and a terrestrial connection to Fairbanks. The system will use optical amplifiers and is designed to accommodate growth from an initial equipped capacity of OC-48 on each city-pair segment to at least OC-192 by the addition of terminal equipment at the landing stations. The physical configuration will include a cable extending from the Seattle, Washington landing station to the Whittier, Alaska landing station with an offshore branching unit connected to the Juneau landing station. Redundant, ring-protected inland extensions will be constructed from the Whittier and Seattle landing stations to their adjacent primary cities. At Juneau, the Company's existing fiber network will provide the inland extension. The submarine cable portion of the project will be constructed on a turn-key basis by the Company's supplier. The Company has completed the necessary marine survey and expects to enter into a supply contract in time to allow the beginning of commercial service in late 1998. The anticipated service life of the cable is 25 years. There can be no assurance that similar or superior networks may not be constructed by other telecommunications companies. Recent published reports indicate that a comparable system is currently being planned by a private joint venture, and that it may become operational in late 1998. Any additional capacity provided by such a network may adversely affect the success of the Company's planned undersea fiber optic system.


    The traffic patterns experienced by the Company in the Alaskan market vary by location. The majority of interstate traffic is carried to and from the lower 49 states by undersea fiber optic cable, with some traffic carried by leased digital microwave facilities and satellite. In Anchorage, 98% of interstate long distance traffic is routed to and from the lower 49 states via undersea fiber and 2% of interstate traffic is routed via satellite. In Fairbanks, interstate traffic is split 45% on a combined route of leased digital microwave facilities and undersea fiber and 55% routed via satellite. Juneau's interstate traffic is routed entirely by satellite. Anchorage's intrastate traffic to Fairbanks is routed via leased digital microwave facilities and intrastate traffic to Juneau is routed 48% by leased digital microwave facilities and 52% by satellite. Intrastate traffic between Juneau and Fairbanks is carried by leased digital microwave facilities. In addition, the Company carries some traffic between Juneau and Ketchikan and Sitka via leased digital microwave facilities. All other intrastate traffic is carried predominantly by satellite.

    The Company recently installed a new network monitoring and control center in Anchorage, Alaska. The new control center enables the Company to centralize its network personnel and to remotely monitor and reconfigure the network as needed. This capability will result in more efficient use of the Company's personnel for maintenance of the Company's facilities.

CABLE TELEVISION

    The Cable Systems serve 21 communities and areas in Alaska including Anchorage, Fairbanks and Juneau, the state's three largest urban areas. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. As of March 31, 1997, the Cable Systems consisted of approximately 1,765 miles of installed cable plant having between 300 and 450 MHz of channel capacity (or enough capacity to carry between 36 and 60 channels). On a pro forma basis, assuming the Cable Systems had been acquired by the Company as of January 1, 1996, the Cable Systems generated pro forma revenues for the year ended December 31, 1996 of approximately $55.3 million and Adjusted EBITDA before management fees of approximately $27.0 million, or 48.8% of pro forma cable revenues. Pro forma revenues and Adjusted EBITDA from cable services would have represented 26.3% and 54.9%, respectively, of the Company's consolidated revenues and Adjusted EBITDA for 1996.

    The following table sets forth selected combined operating data regarding the Cable Systems as of December 31, 1994, 1995 and 1996. All data is approximate and excludes data from two immaterial Cable Systems:

                                                                                          AS OF
                                                       AS OF DECEMBER 31,               MARCH 31,
                                          --------------------------------------------  ---------
                                             1994              1995             1996      1997
                                          -----------       -----------       --------  ---------
Homes passed............................      157,278           159,486        162,395   162,711
Equivalent basic subscribers............       92,623            94,502         93,391    92,940
Basic penetration.......................        58.9%             59.3%          57.5%     57.1%
Premium service units...................           --(1)             --(1)      77,609    75,521
Premium penetration.....................           --(1)             --(1)       83.1%     81.3%
Average monthly revenue per equivalent
  basic subscriber......................  $     45.16       $     46.76       $  50.73   $ 48.98

------------------------

(1) Comparable information is not available.

    REGIONAL CABLE SYSTEMS

    For internal management purposes, the Company has recently divided its cable television systems into five regions, the Anchorage, Arctic, Interior, Southcentral and Southeast regions. Most of the subscribers of the Cable Systems are located in Anchorage, the largest of the systems, the Interior region, which includes Fairbanks, and the Southeast region, which includes Juneau.

    ANCHORAGE REGION. The Anchorage Region includes cable systems serving Anchorage and surrounding areas, including Eagle River, Chugiak, Fort Richardson and Elmendorf Air Force Base. As of March 31, 1997, the Anchorage cable system passed 100,926 homes and had 62,127 basic subscribers. The Anchorage cable system offers basic service that includes 18 channels. In addition, subscribers can subscribe to a cable programming service tier ("CPST")which includes 26 channels or a new product tier ("NP") which includes TNT, CNN, Discovery, America's Talking, Outdoor Life and the Sci-/Fi Channel. Each optional tier is available at additional cost. The Anchorage system is fully addressable, with all optional services (other than broadcast basic) scrambled. Average monthly revenues per subscriber in the region for 1996 were $45.60. The Anchorage system currently has 885 miles of 450 MHz plant installed, of which 337 miles are overhead and 548 miles are underground. The Company is upgrading the Anchorage system to a 550/750 MHz hybrid fiber optic and coaxial cable network, including the installation of approximately 130 miles of fiber optic cable. As of March 31, 1997, approximately 38 miles of fiber optic cable had been installed, with completion expected in 1998. The fiber optic plant will originally support a 550 MHz analog platform with 200 MHz reserved for digital services. This fiber network will also be used in conjunction with the Company's planned local exchange and PCS operations in Anchorage.

    SOUTHEAST REGION. The Southeast Region includes cable systems serving Juneau, Sitka, Petersburg, Ketchikan and Wrangell. These systems passed 22,676 homes and had 18,416 basic subscribers as of March 31, 1997. The Juneau cable system offers an 11-channel basic service package and two CPSTs, including CPST 1 that includes basic service plus an additional four channels and CPST 2 which includes basic service plus an additional 34 channels. The Ketchikan cable system offers an eight channel basic service and a CPST 1 which includes basic service plus an additional 33 channels and a CPST 2 which includes basic service, CPST 1 and an additional four channels. The Sitka cable system offers an eight channel basic service and an expanded basic service which adds 38 additional channels to the basic service offering. The Petersburg and Wrangell cable systems offer basic service which includes three channels, one of which is a Public Broadcasting System ("PBS") channel. The CPST 1 includes basic service and either 24 or 25 channels, and the CPST 2 adds an additional eight to 14 channels. In addition, both systems offer four to five channels of premium pay service. Average monthly revenues per subscriber in the southeast region for 1996 were $44.97. The Juneau system was recently rebuilt to support a 450 MHz platform using a fiber optic cable backbone. Sitka and Ketchikan are both also at 450 MHz, and Petersburg and Wrangell are expected to be upgraded to 450 MHz in 1997 from their current 300 and 330 MHz levels, respectively. Juneau is the only cable system that is currently subject to rate regulation by the APUC; such regulation extends only to the basic service tier.

    INTERIOR REGION. The Interior Region includes cable systems serving Fairbanks, Eielson Air Force Base, Fort Greeley, Fort Wainwright and the community of North Pole. The Fairbanks cable system offers a "limited service" tier which includes 12 channels and no pay-per-view service. In addition, a "satellite service" option is available at additional cost which includes the limited service options plus 24 additional channels. These systems passed 20,605 homes and had 9,901 basic subscribers as of March 31, 1997. Average monthly revenues per subscriber in the region for 1996 were $40.24. Fairbanks will be upgraded to a 450 MHz system in December 1997 and subsequently to 550 MHz, with the four headends in the region slated to be interconnected with fiber optic links and additional fiber optic cable to be deployed to give the primary headend a direct link to local broadcasters. This will substantially improve network feeds, especially for the area's military bases and the community of North Pole.

    SOUTHCENTRAL REGION. The Southcentral Region includes cable systems serving Cordova, Homer Kenai, Kodiak, Seward, Soldotna and Valdez. The Kodiak, Valdez and Cordova cable systems generally include basic service which includes three channels, one of which is a PBS channel. The CPST 1 in these markets includes basic service and either 24 or 25 channels and the CPST 2 adds an additional eight to 14 channels. In addition, the Valdez and Cordova systems offer four to five channels of premium pay service and the Kodiak system is capable of eight channels of premium pay services and three channels of pay-per-view programming. In 1994, the Kodiak system was rebuilt to add addressability and the additional channel capacity. The Kenai cable system offers a basic service including 32 channels as well as pay-per-view services. The Seward cable system includes 39 channels packaged into two levels of service. The basic service includes three channels, one of which is a PBS channel. The CPST 1 includes basic service and 30 additional channels and five channels of premium pay services are also offered. All of the channels, with the exception of local origination programming, are received via satellite. In addition, the system provides 12 channels to 300 outlets in a State of Alaska correctional facility through a separate receive and headend site. The Homer cable system offers a basic service consisting of seven channels, including three local translator channels. A CPST available at additional cost, adds an incremental 29 channels. All of the channels, with the exception of the local translator channels and local origination programming, are received via satellite. The Homer system is fully addressable and five channels of premium pay services are available. These systems passed 14,858 homes and had 10,992 basic subscribers as of March 31, 1997. Average monthly revenues per subscriber in the region for 1996 were $43.01. Bandwidths for cable plant in the region vary from 300 to 450 MHz. The Company plans to upgrade all cable plant in the region to 450 MHz during the second half of 1998.

    ARCTIC REGION. The Arctic Region includes cable systems serving Bethel, Kotzebue and Nome. The Bethel cable system offers a basic service package consisting of 14 channels and a CPST which adds 13 channels at an additional cost per month. The Kotzebue and Nome cable systems offer basic service which includes three channels, one of which is a PBS channel. The CPST 1, which includes basic service, also includes either 22 or 24 channels and the CPST 2 provides an additional eight or nine channels. In addition, both systems offer four to five channels of premium pay service. All of the channels, with the exception of one local translator and the local origination programming, are received via satellite. These systems passed 3,646 homes and had 2,987 basic subscribers as of March 31, 1997. Average monthly revenues per subscriber in the region for 1996 were $61.31. Bandwidths for cable plant in the region vary from 300 to 450 MHz. The Company plans to upgrade all cable plant in the region to 450 MHz during the second half of 1998.

    INTEGRATION WITH TELECOMMUNICATIONS OPERATIONS

    In early 1997, the Company began integrating various telecommunications and cable functions, including sales and marketing, customer service, public relations, MIS, accounting and finance, human resources, and purchasing. In connection with this functional integration, the Company intends to create a billing system which will provide customers the option of receiving a single bill for all services provided by the Company and to provide a single point of contact for customer service. The Company believes that integration of these functions will help maintain consistent policies and procedures within the Company, will increase efficiency by reducing duplicative effort and expense, and will enhance the Company's ability to cooperatively brand, market and promote its telecommunications and cable services. The Company estimates that the essential elements of this integration will be completed by late 1997.

    PRIME MANAGEMENT AGREEMENT

    In connection with its acquisition of the Cable Systems, the Company entered into the Prime Management Agreement with Prime Management to manage the Cable Systems. Assuming the Stock Offering is completed, the Voting Prime Sellers will own 18.0% of the total outstanding combined Common Stock and will control nominations to two seats on the Board pursuant to the Voting Agreement. See "Management -- Voting Agreement," and "Principal and Selling Shareholders."

    Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Any portion of the management fee which is past due shall bear interest at a rate per annum equal to 17.5% until paid. In addition, the Company is required to reimburse Prime Management for any costs and expenses incurred by it in connection with the Cable Systems, including travel and entertainment expenses. The contract states that such costs and expenses are not anticipated to exceed $200,000 on an annualized basis. The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998. In addition, the agreement may be terminated earlier under the following circumstances: (i) with respect to the Cable Systems acquired from Prime, by the Company upon the termination or revocation of the Company's cable television certificate of public convenience and necessity or franchise for a cable system; (ii) upon the sale of all or substantially all of the assets of the Cable Systems or the sale of all of the equity interests in the Cable Systems; (iii) upon Prime Management's material breach of the agreement and failure to cure within 30 days; (iv) by Prime Management upon the Company's material breach of the agreement and failure to cure within 30 days; or (v) by either party upon 30 days written notice if the other party shall enter into certain events involving bankruptcy, insolvency or reorganization.

LOCAL EXCHANGE SERVICES

    The Company intends to offer local exchange services in Anchorage and other major Alaskan population centers principally over its own network facilities and resold local loops beginning in Anchorage in the second half of 1997. The Company's entry into the local exchange services market will enable it to cross-sell its long distance, wireless communications, cable and Internet services. By offering cross-program discounts, the Company believes it can attract a larger market share and improve customer retention rates. The Company believes it can also save access costs it would otherwise pay to incumbent LECs. The Company intends to provide a full-featured competitive local service, including basic dialtone, custom local access signaling, centrex, voice mail, ISDN, directory listing, directory assistance, inside wire and equipment maintenance, and local private line services. The Company plans to offer local exchange services initially in Anchorage to its existing long distance customers and then to Internet service providers and other businesses, including large business accounts.

    The Company estimates that statewide 1996 local exchange service revenues totaled approximately $320 million, inclusive of local access revenues of approximately $174 million. The current local access market in Anchorage comprises over 145,000 access lines. Fairbanks and Juneau have approximately 32,000 and 22,000 access lines, respectively. Total incumbent local exchange revenues in Anchorage for 1995 were in excess of $102 million, including approximately $28.9 million in dialtone, $12.5 million in enhanced services, $27.5 million in access charges, $7.4 million in subscriber line charges, $17.5 million in yellow page revenue, and about $9 million in other revenues.

    ATU, the incumbent LEC in Anchorage, and the Company have entered into an interconnection agreement which was arbitrated and approved by the APUC. The APUC, as part of the arbitration and approval process, established an immediate effective date for the interconnection agreement, as of January 14, 1997. While some initial delays have occurred due to differences in interpretation of the agreement and unexpected delays may occur in the future, interconnection implementation with ATU is currently proceeding. The interconnection agreement provides for the interconnection and exchange of local traffic between the Company and ATU under the provisions of the 1996 Telecom Act, and has set rates for wholesale service, unbundled network element resale and colocation.

    On May 20, 1997, the Company filed an action requesting preliminary and permanent injunctive relief against ATU in the U.S. District Court at Anchorage. The suit sought immediate implementation of transitional local number portability. The Company believes that the obligation on the part of ATU to provide number portability is explicit in Section 251(b)(2) of the 1996 Telecom Act and the method for implementation is contained in the interconnection agreement between the parties. The Company alleged that ATU repudiated its obligation to immediately implement local number portability, citing the need for additional regulatory adjudication on an ancillary issue. The Company contended that the technical solutions for implementing local number portability and interconnections are currently in place and have been tested, and the suit seeks immediate implementation. No damages were sought. The Company has dismissed the suit without prejudice based upon ATU's verbal agreement to honor the implementation schedule.

    The Company plans to provide local exchange service through one or more of loop resale, facilities-based service and total system resale. Loop resale would involve the use by the Company of only the incumbent LEC's local loop, the copper wire pair that interconnects the subscriber's telephone equipment to the LEC's central office. In connection with loop resale, the Company would colocate or virtually colocate switching equipment at the LEC's wire center to enable interconnection of these local loops to the Company's switches and transmission network. In this case, with the exception of the use of the passive copper loop, the Company could then offer its own switch and network-based services independently from the incumbent LEC. Facilities-based service would include service provided over the Company's fiber optic metropolitan area network ("MAN") and microwave radio facilities, and potentially through the use of wireless local loop equipment and the coaxial cable television network. Total system resale would involve the purchase of discounted retail end-to-end service from the incumbent LEC, which provides all physical facilities for switching and transmission of the call.

    In 1996, the Company commenced construction of its Anchorage MAN. The MAN will enable the Company to provide facilities-based local exchange services to the full range of the Company's customers in Anchorage as well as local access services to AT&T Alascom or other interexchange carriers. The MAN will also permit the Company to provide high speed data services for large commercial customers. As of March 1997, the Company had installed approximately 38 miles of fiber optic cable and expects to complete construction of the planned 130 mile Anchorage MAN in 1998. The Company has installed a new host local switch, a Lucent Technologies 5ESS, in Anchorage and expects to complete system acceptance testing and interconnection of that switch to the Anchorage MAN during the second quarter of 1997. The Company also plans to install six remote switches at six of ATU's eight end-offices beginning in the second quarter of 1997, and intends to complete these installations in the second half of 1997. At a seventh ATU end-office, the Company intends to install subscriber line carrier (SLC) equipment. As part of the MAN, the Company will extend new fiber optic cable facilities into large multi-tenant commercial buildings and into Anchorage's largest multiple dwelling residential units.

    The Anchorage fiber optic MAN will benefit the Company's cable television transmission infrastructure because it can be used to reduce the cascade depth of a portion of the existing coaxial cable trunk plant between the cable headend facilities and various neighborhood distribution feeder networks. This hybrid fiber-coaxial architecture will provide increased bandwidth and improved noise and distortion suppression in the trunk plant through the reduction of coaxial cable trunk amplifier cascade depth. The system is being designed to provide up to 750 MHz of usable bandwidth for a combination of 550 MHz analog and 200 MHz digital cable video services.

    The Company is currently planning the initial phase of construction for a Fairbanks MAN, with construction of approximately 35 miles of fiber optic cable expected to commence in late 1997. In connection with the acquisition of the Cable Systems, the Company has also acquired fiber optic networks in Juneau and Kodiak. These comprise an additional 52 miles of fiber optic cable plant. Plans to interconnect long distance/local switches to the Fairbanks and Juneau MANs are currently under development.

PCS

    The Company plans to develop a wireless PCS network. PCS allows reception and initiation of calls from any location within the area serviced by the PCS network. The Company's PCS business segment will compete against traditional cellular service providers and may, depending on the technology selected and deployed, become an effective alternative to incumbent LEC facilities for local exchange services in certain areas. The Company is reviewing various PCS technologies and plans to settle on one technology by the end of 1997. The Company's planned MAN networks will provide the fiber optic cable backbone to link PCS cell sites in major population centers. The Company expects to launch its PCS service in Anchorage in 1999 and in Fairbanks and Juneau in 2000.

    In March 1995, the FCC completed a nationwide auction of A- and B-block PCS licenses, each having 30 MHz of radio spectrum in the 1900 MHz band for private development of PCS networks. In the FCC auction, Alaska was assigned two such 30 MHz bandwidths, designated statewide A-block PCS and statewide B-block PCS. The A and B PCS licenses include build-out requirements which require that the licensee provide service to one-third of licensed pops within five years (by June 2000) and to two-thirds of licensed pops within ten years (by June 2005). The FCC subsequently auctioned 30 MHz C-block licenses and 10 MHz D-, E- and F-block licenses. The Company was the successful bidder for a 30 MHz statewide B-block PCS license and paid approximately $1.65 million or about $3.00 per pop.

    The small cell architecture of PCS systems and the nature of radio propagation in PCS frequencies mean that PCS users will not be able to roam or use their handsets outside of areas covered by PCS cells unless the PCS units are also able to function as analog cellular handsets or consumers use a separate analog handset when roaming. Although the Company is aware of several suppliers with plans to manufacture such units, none are currently available. In addition, the Company would be required to enter into interconnection agreements with cellular suppliers or obtain licenses for use of cellular spectrum to permit in-state roaming. Although the Company expects to enter into such arrangements, none has as yet been made. The inability of PCS customers to use their handsets outside of the areas covered by PCS cells may reduce the attractiveness of PCS technology to potential customers. However, in Alaska, the Company intends to cover all urban areas with PCS cells, reducing or eliminating roaming for the vast majority of the population.

MARKETING AND SALES

    The Company's marketing and sales strategy hinges on its ability to leverage
(i) its unique position as an integrated provider of multiple telecommunications and cable services, (ii) its well-recognized and respected brand name in the Alaskan marketplace and (iii) its leading market positions in long distance and cable television services. By pursuing a marketing strategy that takes advantage of these characteristics, the Company believes it can increase its market penetration, improve customer retention rates, increase its share of its customers' aggregate voice, video and data services expenditures and achieve continued growth in revenues and operating cash flow.

    The Company's marketing and sales organization is comprised of approximately 295 people. This organization is subdivided into four subsidiary marketing groups, each having responsibility for marketing all relevant telecommunications or cable services to the Company's four principal customer groups, which include consumer, commercial, other common carrier and rural customers. The four customer-group heads and the director, customer operations (customer service and operator services) all report to the Senior Vice President--Sales and Marketing.

    The Company's consumer marketing group consists of 24 employees as of June 30, 1997. The marketing team is supported by a customer service group staffed by approximately 129 sales or customer service representatives as of June 30, 1997. The Company historically competed in the residential market primarily on the basis of price. However, as price competition intensified in recent years, the Company has shifted to a strategy that places increased emphasis on strong customer service, that rewards consumers for their loyalty to the Company and that focuses on the development of value-added services. In this regard, the Company has expanded its customer service group, adopted creative promotions that offer rebates to customers on the basis of usage volumes and length of service with the Company, and introduced innovative billing solutions. The Company further intends to provide residential customers with a package of high-quality diversified telecommunications and cable services that will entice consumers to purchase multiple services from the Company by offering package discounts, and will offer a single bill and point of contact for customer service. The Company's advertising strategy for this segment has relied, and will continue to rely, heavily on television, radio and print media.

    The Company's commercial marketing group consists of 71 employees as of June 30, 1997. Commercial customers for telecommunications services have a wide variety of experiences and needs. Many smaller businesses do not have the staff or technical expertise to select from among the many alternatives available to them, and respond well to a consultative approach from telecommunications providers. The Company believes that by offering customers such as these a diversified package of services from a single source, along with the technical expertise to help them evaluate which service combinations will best fit their individual requirements, the Company can provide significant value added resources in implementing their telecommunications decisions. Similarly, large businesses which have the resources and volume of telecommunications usage to justify in house expertise frequently outsource these functions as a means of increasing productivity and reducing expenses. These functions can effectively be addressed by the Company.

    The Company's marketing and sales organization has five employees that focus on other common carrier marketing and sales. The group is responsible for managing the Company's business with MCI and Sprint as well as other common carriers and resellers purchasing services from the Company.

    The unique characteristics of communities in rural Alaska have led the Company to designate a separate group of eight employees to focus exclusively on marketing to this segment of the Alaskan population, which comprises approximately 23.1% of Alaska's total population. Because the large number of small communities in rural Alaska have relatively little exposure to mass media, and because these communities tend to be very tight-knit, the Company's marketing approach to these communities emphasizes the development of trust between the Company and community members through direct personal involvement by Company employees in local business or community organizations and events.

COMPETITION

    TELECOMMUNICATIONS. The telecommunications industry is intensely competitive, rapidly evolving and subject to constant technological change. Competition is based upon pricing, customer service, billing services and perceived quality. Certain of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. Although the Company believes it has the human and technical resources to pursue its strategy and compete effectively in this competitive environment, its success will depend upon its continued ability to profitably provide high quality, high value services at prices generally competitive with, or lower than, those charged by its competitors.

    The Company's principal competitor in long distance services, AT&T Alascom, has substantially greater resources than the Company. This competitor's interstate rates are integrated with those of AT&T Corp. and are regulated in part by the FCC. While the Company initially competed based upon offering substantial discounts, those discounts have been eroded in recent years due to the lowering of prices by AT&T Alascom. Under the terms of AT&T's acquisition of Alascom, AT&T Alascom rates and services must "mirror" those offered by AT&T, so changes in AT&T prices indirectly affect the rates and services of the Company. AT&T's and AT&T Alascom's prices are regulated under a price cap plan whereby their rate of return is no longer directly regulated or restricted. AT&T and AT&T Alascom are allowed to raise and lower prices for three groups of services within pre-established floor and ceiling levels with little regulatory oversight. These services include products offered to the following: (i) small businesses or residential customers; (ii) users of 800 services; and (iii) large business and governmental customers. Price increases by AT&T and AT&T Alascom generally improve the Company's ability to raise its prices while price decreases pressure the Company to follow. The Company has, so far, successfully adjusted its pricing and marketing strategies to respond to AT&T pricing practices. However, if AT&T Alascom significantly lowers its rates, the Company may be forced to reduce its rates, which could have a material adverse effect on the Company's financial condition and results of operations.

    In the local exchange market, the Company believes that the 1996 Telecom Act and state legislative regulatory initiatives and developments, as well as a recent series of transactions and proposed transactions between telephone companies, long distance carriers and cable companies, increase the likelihood that barriers to local exchange competition will be substantially reduced or removed. These initiatives include requirements that LECs negotiate with entities such as the Company to provide interconnection to the existing local telephone network, to allow the purchase, at cost-based rates, of access to unbundled network elements, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the incumbent LECs. Certain pricing provisions of the FCC's decision implementing the interconnection portions of the 1996 Telecom Act (the "Interconnection Decision") were challenged and were stayed by the U.S. Court of Appeals for the Eighth Circuit. That court recently overturned several parts of the FCC's Interconnection Decision. In summary, the Eighth Circuit ruled that the FCC lacked jurisdiction to issue certain pricing rules in its Interconnection Decision, and that state regulators retain the authority to determine pricing in the interconnection context. The Eighth Circuit also held that the FCC's "pick and choose" rule (which permits competing carriers to "pick and choose" among individual provisions of interconnection agreements that have previously been negotiated) was an unreasonable construction of the 1996 Telecom Act. The FCC has announced that it plans to appeal the decision to the United States Supreme Court. While the Company cannot predict the effect of the Eighth Circuit's decision on its business, the Company does not believe that it will limit or delay the development of competition in the Alaskan local exchange switched services market. Despite the Eighth Circuit's decision, the duties imposed on incumbent local exchange carriers under the 1996 Telecom Act to facilitate competition remain in effect.

    The 1996 Telecom Act also expressly prohibits any legal barriers to competition in intrastate or interstate communications service under state and local laws. The 1996 Telecom Act further empowers the FCC, after notice and an opportunity for comment, to preempt the enforcement of any statute, regulation or legal requirement that prohibits, or has the effect of prohibiting, the ability of any entity to provide any intrastate or interstate telecommunications service. See "--Regulation."

    The 1996 Telecom Act provides incumbent LECs with new competitive opportunities. The 1996 Telecom Act removes previous restrictions concerning the provision of long distance service by LECs and also provides them with increased pricing flexibility. Under the 1996 Telecom Act, the RBOCs will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach used by the Company. The Company believes that it has certain advantages over these companies in providing its telecommunications services, including the Company's brand awareness by Alaskan customers, its owned telecommunications network, and management's prior experience in, and knowledge of, the Alaskan market. The 1996 Telecom Act provides that rates charged by incumbent LECs for interconnection to the incumbent carrier's network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the incumbent LECs charge alternative providers such as the Company unreasonably high fees for interconnection to the LECs' networks, or significantly lower their retail rates for local exchange services, the Company's local service business could be placed at a significant competitive disadvantage. See "--Regulation."

    In May 1996, ATU filed an application with the APUC to provide long distance telecommunications services as a reseller of intrastate telecommunications services throughout the State of Alaska. The application was acted upon favorably in September 1996 and ATU began in April 1997 offering interstate and intrastate long distance services in the Anchorage area on a non-facilities-based basis.

    Competition for the Company's PCS services will come primarily from traditional cellular providers and new PCS entrants. Anchorage has mature cellular systems in both the wireline (ATU) and non-wireline (AT&T Wireless) license blocks that together have achieved approximately 20% penetration of potential subscribers based on the number of existing wireline access lines. Cellular service has not penetrated Fairbanks and Juneau to the same degree as Anchorage. Cellular pricing has been high in Alaska compared to the lower 48 states, but rates in Anchorage have become more competitive since the Company entered the cellular resale market two years ago.

    Of the five other Alaskan PCS licensees, none have announced plans for service in Alaska. The high cost of a PCS system infrastructure may deter some license owners from building a system. PCS has the potential disadvantage when compared to cellular service of requiring the licensee to enter into interconnection agreements with cellular providers in order to permit PCS subscribers with dual-mode handsets to continue to receive service once they stray from the PCS service area. However, the Company believes that the portion of the Alaskan population which will need to operate outside the Company's planned PCS service areas is small.

    CABLE COMPETITION. Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, radio, newspapers, movie theaters, live sporting events, interactive computer services and home video products, including videotape cassettes and laser disks. The extent to which a cable television system is competitive depends, in part, upon the cable system's ability to provide quality programming and other services at competitive prices.

    The 1996 Telecom Act authorizes LECs and others to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to subscribers. See "--Regulation." Certain LECs in Alaska may seek to provide video services within their telephone service areas through a variety of distribution methods. The Cable Systems could be placed at a competitive disadvantage if the delivery of video services by LECs becomes widespread since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable systems under such franchises. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs who provide video services.

    Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. The 1992 Cable Act gives local franchising authorities jurisdiction over basic cable service rates and equipment in the absence of "effective competition," prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. Well-financed businesses from outside the cable industry (such as the public utilities that own certain of the poles on which cable is attached) may become competitors for franchises or providers of competing services. See "--Regulation."

    The Cable Systems face limited additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The operators of these SMATV systems often enter into exclusive agreements with building owners or homeowners' associations. Due to the widespread availability of reasonably-priced earth stations, SMATV systems now can offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable systems. The ability of the Cable Systems to compete for subscribers in residential and commercial developments served by SMATV operators is uncertain. The 1996 Telecom Act gives cable operators greater flexibility with respect to pricing of cable television services provided to subscribers in multi-dwelling unit residential and commercial developments. However, it also broadens the definition of SMATV systems not subject to regulation as a franchised cable television service.

    The availability of reasonably-priced home satellite dish earth stations ("HSDs") enables individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. Furthermore, the 1992 Cable Act contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programs at competitive costs.

    In recent years, the FCC and the Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on the premises of subscribers. Programming is currently available to the owners of HSDs through conventional, medium and high-powered satellites. Primestar Partners L.P., a consortium comprised of cable operators and a satellite company, commenced operation in 1990 of a medium-power DBS satellite system using the Ku portion of the frequency spectrum and, as of December 31, 1996, provided service consisting of approximately 95 channels of programming, including broadcast signals and pay-per-view services. DirecTV, which has entered into a marketing alliance with AT&T, began offering nationwide high-power DBS service in 1994 accompanied by extensive marketing efforts. Several other major companies are preparing to develop and operate high-power DBS systems, including MCI and News Corp. DBS systems use video compression technology to increase the channel capacity of their systems to provide movies, broadcast stations and other program services competitive with those of cable systems. The extent to which DBS systems are competitive with the service provided by cable systems depends, among other things, on the availability of reception equipment at reasonable prices and on the ability of DBS operators to provide competitive programming. DBS services generally do not currently provide local programming and DBS signals are subject to degradation from atmospheric conditions such as rain, snow and wind. The receipt of DBS service in Alaska currently has the disadvantage of requiring subscribers to install larger satellite dishes (generally three to six feet in diameter) than are generally required in the lower 48 states because of the weaker satellite signals available in northern latitudes. In addition, existing satellites have a relatively low altitude above the horizon when viewed from Alaska, making their signals subject to interference from mountains, buildings and other structures. Recent published reports indicate that there has been a substantial increase in the number of DBS subscribers in the United States in recent years. Thus, although it is difficult to assess the ultimate impact that DBS will have on the cable industry or the Company's financial condition and results of operations, DBS services may pose a significant competitive threat to cable television systems.

    Cable television systems also compete with wireless program distribution services such as MMDS providers which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. There are MMDS operators who are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by several of the Cable Systems, including Anchorage and Fairbanks. ATU recently purchased a 30% interest in one such wireless operator that operates in the Anchorage and Fairbanks areas. Additionally, the FCC has allocated frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. MMDS operations have the disadvantage of requiring that customers' receiving antennas have line-of-sight access to transmitting radio towers, making their signals subject to interference from mountains, buildings and other structures, and are subject to interference from rain, snow and wind. The Company is unable to predict whether competition from wireless video services will have a material impact on its financial condition or results of operations.

    Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful to both consumers and businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services including data transmissions. The FCC established an over-the-air interactive video and data service that will permit two-way interaction with commercial and educational programming along with informational and data services. LECs and other common carriers also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. The FCC has conducted spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services. The Company recently acquired a state-wide PCS license. See "--PCS."

    Advances in communications technology as well as changes in the marketplace are constantly occurring. The Company cannot predict the effect that ongoing or future developments might have on the telecommunications and cable television industries or on the Company.

PROPERTIES

    The Company's executive offices and operating facilities for its telecommunications operations are located in leased office space in Anchorage, Fairbanks and Juneau, Alaska, and Seattle, Washington. The facilities in Fairbanks and Juneau, Alaska, and Seattle, Washington are occupied under short-term operating lease agreements while one of the Anchorage properties is leased pursuant to a 15-year capital lease agreement that expires in September, 2006. The Company also owns or leases various earth station, microwave and distribution sites used in its telecommunications operations and owns or leases various local office, headend and tower sites used in its cable television operations.

    The Company's other properties consist mainly of equipment, including a portion of the undersea fiber optic cable linking Alaska and Oregon that is owned subject to an outstanding mortgage, cable television plant, head-end distribution equipment, switches, microwave facilities and other electronic equipment. Substantially all of the Company's properties and equipment are subject to a security interest in favor of the Company's lenders. The Company believes that its properties and equipment are in good condition and are adequate for the Company's present needs.

ALASKAN ECONOMY

    The Company offers voice, video and data services to customers primarily throughout Alaska. As a result of this geographic concentration, the Company's growth and operations depend upon economic conditions in Alaska. Alaska has a population of approximately 600,000 people, approximately one-half of whom are located in the Anchorage area. The economy of Alaska is dependent upon the natural resource industries, and in particular oil production, as well as tourism, mining, government, and United States military spending. Any deterioration in these markets could have an adverse impact on the Company's financial condition and results of operations. The oil industry over the past several years has contributed in excess of 75% of unrestricted State government revenues received from all segments of the Alaskan economy and is believed to be directly or indirectly responsible for over one-third of Alaska's economic base. Unrestricted State revenues are available for any legitimate governmental purpose. The volume of oil transported by the TransAlaska Oil Pipeline System over the past 20 years has been as high as 2.0 million barrels per day in 1988. Over the past several years, it has begun to decline and is expected to average approximately 1.4 million barrels per day in 1997. The volume of oil transported by that pipeline is expected to decrease to 1.0 million barrels per day in less than ten years, based upon available data regarding presently developed oil fields using the pipeline for transport. The two largest producers of oil in Alaska independently have taken steps to significantly increase their investments in new oil fields and enhanced recovery projects to slow the decline of existing fields. Both companies have invested large sums of money in developing and implementing enhanced oil recovery techniques at the Prudhoe Bay field and other nearby fields. Effective March 1997, the State of Alaska passed new legislation relaxing state oil royalties with respect to marginal oil fields that the oil companies claim would not be economic to develop otherwise. No assurance can be given that these two oil companies or other oil companies doing business in Alaska will be successful in discovering new fields or further developing existing fields which are economic to develop and produce oil with access to the pipeline or other means of transport to market, even with the reduced level of taxation. Should the oil companies not be successful in these discoveries or developments, the trend of continued decline in oil production from the Prudhoe Bay field area is inevitable with a corresponding adverse impact on the economy of the State, in general, and on demand for telecommunications and cable television services and, therefore, on the Company, in particular.

    The growth rate of the Alaskan economy was generally higher during the 11-year period of initial operation of the pipeline (1977-1988) both in the private sector and in government spending as compared to the eight-year period of operations since the downturn in oil throughput began in 1989. While other Alaskan industries have experienced growth since 1988, including mining, tourism, international air freight transportation, and retail sales, and while state and federal government spending remain significant factors in the Alaskan economy, revenues generated from oil production and oil support industry operations have remained the most significant segments of the Alaskan economy. As such, the Alaskan economy is closely tied to the price of oil in the international marketplace.

    The Alaskan economy is also supported by the United States armed services and the United States Coast Guard which maintain bases in Anchorage, Fairbanks, Adak, Kodiak, and other communities in Alaska. The military presence in the State of Alaska provides a significant source of revenues to the economy of the State. The Company provides message toll services in a variety of ways to the United States government and its armed forces personnel. The Company also provides private lines for secured point-to-point data and voice transmission services to military personnel. A reduction in federal military spending or closure of a major facility in Alaska could have a substantial adverse impact on the State and would both directly and indirectly affect the Company. Since 1994, several minor military bases have closed or been scheduled for closure or are operating at reduced strength. While troop strength in Alaska and the military's share of the Alaskan labor force are at historically low levels, the military remains one of the most significant contributors to Alaska's economy.

REGULATION

    THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION DOES NOT PURPORT TO DESCRIBE ALL PRESENT AND PROPOSED FEDERAL, STATE, AND LOCAL REGULATION AND LEGISLATION AFFECTING THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES. OTHER EXISTING FEDERAL AND STATE REGULATIONS ARE CURRENTLY THE SUBJECT OF JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS AND ADMINISTRATIVE PROPOSALS WHICH COULD CHANGE, IN VARYING DEGREES, THE MANNER IN WHICH THESE INDUSTRIES OPERATE. NEITHER THE OUTCOME OF THESE PROCEEDINGS NOR THEIR IMPACT UPON THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES OR THE COMPANY CAN BE PREDICTED AT THIS TIME. THIS SECTION ALSO SETS FORTH A BRIEF DESCRIPTION OF REGULATORY AND TARIFF ISSUES PERTAINING TO THE OPERATIONS OF THE COMPANY.

    The federal government regulates interstate telecommunications through various laws administered by the FCC. The 1996 Telecom Act, the most comprehensive reform of the nation's telecommunications laws since the Communications Act, was signed into law in February 1996. The 1996 Telecom Act will result in changes in the marketplace for cable television, telephone and other telecommunications services. In addition, cable television operators are subject to the 1984 Cable Act, the 1992 Cable Act, and the 1996 Telecom Act, as well as the rules and regulations of the FCC, and, where applicable, state and local regulations.

    FEDERAL REGULATION OF TELEPHONY. The 1996 Telecom Act promotes local exchange competition as a national policy by eliminating legal barriers to competition in the local telephone business and setting standards to govern the relationships among telecommunications providers. The 1996 Telecom Act expressly prohibits any legal barriers to competition in intrastate or interstate communications service under state and local laws. The 1996 Telecom Act further empowers the FCC, after notice and an opportunity for comment, to preempt the enforcement of any statute, regulation or legal requirement that prohibits, or has the effect of prohibiting, any entity from providing any intrastate or interstate telecommunications service. Subject to this limitation, however, the state and local governments retain a significant amount of their existing regulatory authority. The 1996 Telecom Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. Certain duties are also imposed on all LECs, including new market entrants such as the Company. Some smaller telephone companies may seek suspension or modification of these duties, and some companies serving rural areas are exempt from these duties. The duties created by the 1996 Telecom Act include the following:

Reciprocal Compensation        Requires all LECs to complete calls originated by
                               competing carriers under reciprocal arrangements at
                               prices based on a reasonable approximation of long-run
                               incremental cost or through mutual exchange of traffic
                               without explicit payment.

Resale                         Requires all LECs to permit resale of their
                               telecommunications services without unreasonable
                               restrictions or conditions. In addition, incumbent LECs
                               are required to offer wholesale versions of all retail
                               services to other telecommunications carriers for resale
                               at discounted rates, based on the costs avoided by the
                               incumbent LEC in the wholesale offering.

Interconnection                Requires incumbent LECs to permit all telecommunications
                               carriers including their competitors to interconnect
                               with their facilities. Such interconnection must be
                               provided to competitors at any technically feasible
                               point within their networks, on nondiscriminatory terms,
                               at prices based on cost (which may include a reasonable
                               profit). At the option of the carrier seeking
                               interconnection, physical colocation of the requesting
                               carrier's equipment in the incumbent LEC's premises must
                               be offered, except where the incumbent LEC can
                               demonstrate space limitations or other technical
                               impediments to colocation.

Unbundled Access               Requires incumbent LECs to provide nondiscriminatory
                               access to unbundled network elements (including network
                               facilities, equipment, features, functions, and
                               capabilities) at any technically feasible point within
                               their networks, on reasonable, just and
                               nondiscriminatory rates, terms and conditions, at prices
                               based on long-run incremental cost (which may include a
                               reasonable profit). Such access must allow requesting
                               carriers to combine network elements to provide such
                               telecommunications services.

Number Portability             Requires all LECs to permit users of telecommunications
                               services to retain existing telephone numbers without
                               impairment of quality, reliability or convenience when
                               switching from one telecommunications carrier to another
                               to the extent technically feasible.

Dialing Parity                 Requires all LECs to provide "1+" equal access to
                               competing providers of local exchange service and toll
                               service, and to provide nondiscriminatory access to
                               telephone numbers, operator services, directory
                               assistance, and directory listing, with no unreasonable
                               dialing delays.

Access to Rights-of-Way        Requires all LECs to permit competing carriers access to
                               poles, ducts, conduits and rights-of-way at regulated
                               prices.

    Incumbent LECs are required to negotiate in good faith with telecommunications carriers requesting any or all of the above arrangements. Certain, but not all, FCC rules regarding pricing of interconnection agreements were stayed by the U.S. Court of Appeals for the Eighth Circuit in a case challenging certain of the FCC's interconnection regulations. The Eighth Circuit recently overturned several parts of the FCC's Interconnection Decision. In summary, the Eighth Circuit ruled that the FCC lacked jurisdiction to issue certain pricing rules in its Interconnection Decision, and that state regulators retain the authority to determine pricing in the interconnection context. The Eighth Circuit also held that the FCC's "pick and choose" rule (which permits competing carriers to "pick and choose" among individual provisions of interconnection agreements that have previously been negotiated) was an unreasonable construction of the 1996 Telecom Act. The FCC has announced that it plans to appeal the decision to the United States Supreme Court. Despite the Eighth Circuit's decision, the duties imposed on incumbent local exchange carriers under the 1996 Telecom Act to facilitate competition remain in effect. Carriers still may negotiate agreements, and if the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the relevant state regulatory commission.

    The 1996 Telecom Act also eliminates previous prohibitions on the provision of InterLATA long distance service by the RBOCs and the GTE Operating Companies ("GTEOCs"). The RBOCs are now permitted to provide InterLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state or federal regulatory approvals that are otherwise applicable to the provision of intrastate or interstate long distance service. Under the 1996 Telecom Act, the RBOCs will be allowed to provide long distance service within the regions in which they also provide local exchange service ("in-region service") upon specific approval of the FCC and satisfaction of other conditions, including compliance with a checklist of regulations and policies, including those pertaining to interconnection, designed to enhance competition in the local marketplace. An RBOC recently challenged in federal court the 1996 U.S. Telecom Act's restrictions on in-region long distance services. The GTEOCs are permitted to enter the long distance market without regard to limitations by region, although regulatory approvals otherwise applicable to the provision of long distance service will need to be obtained. The GTEOCs are also subject to the provisions of the 1996 Telecom Act that impose interconnection and other requirements on LECs.

    The 1996 Telecom Act imposes certain restrictions on the RBOCs in connection with the RBOCs' entry into long distance services. Among other things, the RBOCs must pursue such activities only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of the nation's presubscribed long distance access lines are also restricted, under certain conditions, from packaging their long distance services and local services provided over RBOC facilities. These restrictions do not, however, apply to the Company because it does not serve more than 5% of the nation's presubscribed access lines.

    Prior to passage of the 1996 Telecom Act, the FCC had already established different levels of regulations for dominant and non-dominant carriers. For purposes of domestic common carrier telecommunications regulation, large LECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while other interstate services providers, such as the Company, are considered non-dominant carriers. The FCC has recently proposed that the RBOCs offering out-of-region interstate long distance services be regulated as non-dominant carriers, as long as such services are offered by an affiliate of the RBOC that complies with certain structural separation requirements. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than non-dominant carriers.

    As a non-dominant long distance carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, although FCC authorization is required for the provision of international telecommunications by non-dominant carriers.

Services of non-dominant carriers are subject to relatively limited regulation by the FCC. Non-dominant carriers currently are required to file tariffs listing the rates, terms and conditions of interstate and international services provided by the carrier. Periodic reports concerning the carrier's interstate circuits and deployment of network facilities also are required to be filed. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. Among other requirements pursuant to the Communications Act, the Company must offer its interstate and international services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint and enforcement procedures and private causes of action.

    On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. The FCC's order was issued pursuant to authority granted to the FCC in the 1996 Telecom Act to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. Pursuant to the order, following a nine-month transition period, relationships between carriers and their customers were to be set by contract and long distance companies were no longer to be required to file with the FCC tariffs for interstate interexchange services. Carriers also have the option to immediately cease filing tariffs. The FCC's order, however, has been stayed by a federal court and carriers must currently continue to file interstate tariffs with the FCC.

    The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. The FCC has the authority to generally condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations. In addition, the Company is subject to various regulatory fees and assessments, including an obligation to contribute to the Universal Service Fund.


    The FCC, through its proceedings implementing the interconnection provisions of the 1996 Telecom Act, has ordered the RBOCs and all but one of the other LECs having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection to LEC central offices to any competitive access provider, interexchange carrier or end user seeking such interconnection for the provision of interstate access services. The FCC has imposed mandatory virtual colocation obligations on the LECs. Virtual colocation is a service in which the LEC leases or purchases equipment designated by the interconnector and exerts complete physical control over the equipment, including central office installation, maintenance and repair. As noted above, the 1996 Telecom Act now requires most incumbent LECs to offer physical colocation. As a result, the Company is able to reach most business customers in its metropolitan service areas and can expand its potential customer base. Subsequent to the enactment of the 1996 Telecom Act, the FCC has begun a series of expedited rulemaking proceedings to implement the requirements of the 1996 Telecom Act concerning interconnection with LEC facilities and other essential terms of the relationships between competing LECs. On August 8, 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale, dialing parity and numbering administration provisions of the 1996 Telecom Act. Certain provisions of these rules have been appealed to various U.S. Courts of Appeals. These appeals have been consolidated into proceedings currently pending before the U.S. Court of Appeals for the Eighth Circuit. Applications for a stay of the proposed rules were rejected by the FCC. However, the U.S. Court of Appeals for the Eighth Circuit has granted a stay of certain provisions of the Interconnection Decision, including the pricing rules and rules that would have permitted telecommunications carriers to "pick and choose" among various provisions of approved interconnection agreements. On July 18, 1997, the Eighth Circuit issued a decision in which it overturned several parts of the FCC's Interconnection Decision. In summary, the Eighth Circuit ruled that the FCC lacked jurisdiction to issue certain pricing rules in its Interconnection Decision, and that state regulators retain the authority to determine pricing in the interconnection context. The Eighth Circuit also held that the FCC's "pick and choose" rule was an unreasonable construction of the 1996 Telecom Act. The FCC has announced that it plans to appeal the decision to the United States Supreme Court. While the Company cannot predict the effect of the Eighth Circuit's decision on its business, the Company does not believe that it will limit or delay the development of competition in the Alaskan local exchange switched services market. Despite the Eighth Circuit's decision, the duties imposed on incumbent local exchange carriers under the 1996 Telecom Act to facilitate competition remain in effect. In a separate proceeding, the FCC implemented the number portability requirements of the 1996 Telecom Act. These FCC rules are also the subject of a court appeal.

    When ordering interconnection, the FCC granted LECs additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, LECs may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. Although no assurances are possible, the Company anticipates that the FCC will grant LECs increasing pricing flexibility as the number of interconnection agreements and competitors increases. In a concurrent proceeding, the FCC enacted interim pricing rules that restructure LEC switched transport rates in order to facilitate competition for switched access.

    As a PCS licensee, the Company is subject to regulation by the FCC, and must comply with certain buildout and other conditions of the license, as well as with the FCC's regulations governing the PCS service. As a cellular reseller, the Company is deemed to be a common carrier and is subject to the requirements of Title II of the Communications Act. In light of the non-dominant market position of resellers, many of the obligations traditionally imposed on common carriers are relaxed with respect to resellers. Resellers are required to contribute to the Telecommunications Relay Services Fund and to remit annual regulatory fees to the FCC. Cellular resellers may also be subject to certain state requirements.

    Pursuant to the Communications Act, the FCC has the authority to license the use of electromagnetic spectrum for radio communication. The Company holds various FCC licenses for its satellite and microwave transmission facilities used in its provision of telecommunication services. These licenses generally have expiration dates and require applications for renewal. Moreover, the Company may require additional licenses in the future.

    FEDERAL REGULATION OF CABLE TELEVISION. The operation of cable television systems is extensively regulated by federal legislation, FCC regulations and by Alaska's state government. The discussion below summarizes the 1996 Telecom Act as it affects the cable television industry and reviews prior federal cable television regulation as revised by the 1996 Telecom Act.

    Rate regulation of the Company's cable television services is divided between the FCC and the State of Alaska. The FCC's jurisdiction extends to the CPST, which consists largely of satellite-delivered programming (excluding basic tier programming and programming offered on a per-channel or per-program basis). Depending on the regulatory schemes in the relevant states, state and local franchising authorities ("LFAs"), I.E., in Alaska the APUC, are primarily responsible for regulating rates for the basic tier of cable services ("BST"), which will typically contain at least the local broadcast stations and Public Access, Educational and Government ("PEG") channels. Equipment rates are also regulated by LFAs. The FCC retains appeal jurisdiction from LFA decisions. Cable services offered on a per-channel or per-program-only basis generally remain unregulated.

    The 1996 Telecom Act eliminates CPST rate regulation for all cable operators as of March 31, 1999. In the interim, CPST rate regulation can be triggered only by an LFA complaint to the FCC. An LFA complaint must be based upon more than one subscriber complaint. Prior to the 1996 Telecom Act, an FCC review of CPST rates could be occasioned by a single subscriber complaint to the FCC. The 1996 Telecom Act does not disturb existing or pending CPST rate settlements between the Company and the FCC. The Company's BST rates remain subject to LFA regulation under the 1996 Telecom Act, although Juneau is the only system that is currently subject to rate regulation by the APUC.

    Existing law precludes rate regulation wherever a cable operator faces "effective competition." The 1996 Telecom Act expands the definition of effective competition to include any franchise area where a local exchange carrier (or affiliate) provides video programming services to subscribers by any means other than through direct broadcast satellite. There is no statutory penetration minimum for the LEC to qualify as an effective competitor, but it must provide "comparable" programming services (12 channels including some broadcast channels) in the franchise area. The Company believes it is in compliance with all applicable regulations regarding rates for service, and such regulations will not have a material adverse effect on the Company's cable television operations.

    Under the 1996 Telecom Act, the Company and all other cable operators will be allowed to aggregate on a franchise system, regional or company level, its equipment costs into broad categories, such as converter boxes, regardless of the varying levels of functionality of the equipment within each such broad category. The 1996 Telecom Act will allow the Company to average together costs of different types of converters (including non-addressable, addressable, and digital). The statutory changes will also facilitate the rationalizing of equipment rates across jurisdictional boundaries. These cost-aggregation rules do not apply to the limited equipment used by "BST-only" subscribers.

    The 1996 Telecom Act immediately relaxes the "uniform rate" requirements of the 1992 Cable Act (which required a cable operator to charge uniform rates throughout its franchise areas) by specifying that such requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about "predatory" pricing may be made to the FCC. Upon a prima facie showing that there are reasonable grounds to believe that the discounted price is predatory, the cable system operator will have the burden of proving otherwise.

    Under the 1996 Telecom Act, investor-owned utilities must make poles and conduits available to cable systems under delineated terms. Electric utilities are given the right to deny access to particular poles on a nondiscriminatory basis for lack of capacity, safety, reliability, and generally accepted engineering purposes. The current method for determining rates charged by telephone and utility companies for cable delivery of cable and non-cable services will continue for five years. However, the FCC will establish a new formula for poles used by cable operators for telecommunications services which will result in higher pole rental rates for cable operators. Any increases pursuant to this formula may not be made for five years and will be phased in equal increments over years five though ten. This new FCC formula does not apply in states which regulate pole rents. Pole owners must impute pole rentals to themselves if they offer telecommunications or cable services. Cable operators need not pay future "make-ready" on poles currently contracted if the make-ready is required to accommodate the attachments of another user, including the pole owner. The Company is still negotiating to obtain the consent to the assignment of certain pole attachment agreements to the Company by the sellers of the Cable Systems. However, the Company has been permitted to continue to use necessary poles in the operation of the Cable Systems.

    The 1996 Telecom Act declares that no state or local law or regulation may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Telecom Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from LFAs for such services. The 1996 Telecom Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a grant of a franchise, franchise renewal, or franchise transfer, except that LFAs can seek "institutional networks" as part of such franchise negotiations.

    The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable cross-ownership ban and the FCC's video dialtone regulations. This will allow LECs, including the RBOCs, to compete with cable operators both inside and outside their telephone service areas, with certain regulatory safeguards. If a LEC provides video via radio waves, it is subject to broadcast jurisdiction. If a LEC provides common carrier channel service it is subject to common carrier jurisdiction. A LEC providing video programming to subscribers is otherwise regulated as a cable operator (including franchising, leased access, and customer service requirements), unless the LEC elects to provide its programming via an "open video system." LEC owned programming services will also be fully subject to program access requirements.

    The 1996 Telecom Act replaces the FCC's video dialtone rules with an "open video system" ("OVS") plan by which LECs can provide cable service in their telephone service area. LECs complying with the FCC OVS regulations will receive relaxed oversight. The 1996 Telecom Act requires the FCC to act on any OVS certification within ten days of its filing. Only the program access, negative option billing prohibition, subscriber privacy, Equal Employment Opportunity ("EEO"), PEG, must-carry and retransmission consent provisions of the Communications Act will apply to LECs providing OVS. Franchising, rate regulation, customer service provisions, leased access and equipment compatibility rules will not apply. Cable copyright provisions will apply to programmers using OVS. LFAs may require OVS operators to pay "franchise fees" only to the extent that the OVS provider or its affiliates provide cable services over the OVS. Such fees may not exceed the franchise fees charged to cable operators in the area, and the OVS provider may pass through the fees as a separate subscriber bill item. OVS operators will be subject to LFA general right-of-way management regulations.

    The 1996 Telecom Act requires the FCC to adopt, within six months, regulations prohibiting an OVS operator from discriminating among programmers, and ensuring that OVS rates, terms, and conditions for service are reasonable and nondiscriminatory. Further, the FCC is to adopt regulations prohibiting a LEC-OVS operator, or its affiliates, from occupying more than one-third of the system's activated channels when demand for channels exceeds supply, although there are not numeric limits. The 1996 Telecom Act also mandates OVS regulations governing channel sharing, extending the FCC's sports exclusivity, network nonduplication, and syndex regulations, and controlling the positioning of programmers on menus and program guides. The FCC has issued open video system regulations. The 1996 Telecom Act does not require LECs to use separate subsidiaries to provide incidental interLATA video or audio programming services to subscribers or for their own programming ventures.

    While there remains a general prohibition on LEC buyouts of cable systems (any ownership interest exceeding 10%) within a LEC's telephone service area, cable operator buyouts of LEC systems within a cable operator's service area, and joint ventures between cable operators and LECs in the same market, the 1996 Telecom Act provides some exceptions. A rural exemption permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area. Where a LEC purchases a cable system, that system plus any other system in which the LEC has an interest may not serve 10% or more of the LEC's telephone service area. Additional exceptions are also provided for such buyouts. The 1996 Telecom Act also provides the FCC with the power to grant waivers of the buyout provisions in cases where (i) the cable operator or LEC would be subject to undue economic distress, (ii) the system or facilities would not be economically viable, or (iii) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of the transaction in meeting community needs. The LFA must approve any such waiver.

    The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries known as "exempt telecommunications companies" and must apply to the FCC for operating authority. It is anticipated that large utility holding companies may become significant competitors to both cable television and other telecommunications providers. Several such utilities have been granted broad authority by the FCC to engage in activities which could include the provision of video programming.

    The 1996 Telecom Act eliminates broadcast/cable cross-ownership restrictions (including the broadcast network/cable restriction), but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems. The FCC is empowered by the 1996 Telecom Act to adopt rules to ensure carriage, channel positioning and nondiscriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. The SMATV and MMDS cable cross-ownership restrictions have been eliminated for cable operators subject to effective competition.

    The 1996 Telecom Act preserves must carry rights (which are described in greater detail below) for local television broadcasters, and clarifies that the geographic scope of must carry is to be based on commercial publications which delineate television markets based on viewing patterns. The FCC is directed to grant or deny must carry requests within 120 days of a complaint being filed with the FCC.

    The 1996 Telecom Act directs an FCC equipment comparability rulemaking emphasizing that (i) narrow technical standards, mandating a minimum degree of common design among televisions, VCRs, and cable systems, and relying heavily on the open marketplace, should be pursued; (ii) competition for all converter features unrelated to security descrambling should be maximized; and (iii) adopted standards should not affect unrelated telephone and computer features. The 1996 Telecom Act directs the FCC to adopt regulations which assure the competitive availability of converters ("navigation devices") from vendors other than cable operators. The 1996 Telecom Act provides that the FCC's rules may not impinge upon signal security concerns of theft of service protections. Waivers will be possible where the cable operator shows the waiver is necessary for the introduction of new services. Once the equipment market becomes competitive, FCC regulations in this area will be terminated.

    The 1996 Telecom Act requires cable operators, upon subscriber request, to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. Further, the 1996 Telecom Act provides that sexually explicit programming must be fully scrambled or blocked. If the cable operator cannot fully scramble or block its signal, it must restrict transmission to those hours of the day when children are unlikely to view the programming. On March 24, 1997, the United States Supreme Court let stand a lower court ruling that allows enforcement of this provision pending a constitutional challenge. In response to this ruling, the FCC declared that its rules implementing the scrambling provision would become effective on May 18, 1997. The scrambling provision may increase operating expenses for cable television system operators, including the Company, and provide a competitive advantage to less regulated providers of video programming services.

    The 1984 Cable Act regulated to some degree and the 1992 Cable Act more extensively regulated the cable television industry and the vast majority of that regulation remains unchanged by the 1996 Telecom Act. Among other things, the 1984 Cable Act (i) requires cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties; (ii) permits franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public educational and governmental access; and (iii) regulates the renewal of franchises.

    The 1992 Cable Act greatly expanded federal and local regulation of the cable television industry. The Company believes that the 1992 Cable Act taken as a whole has had and will continue to have a material adverse impact upon the cable industry in general and upon the Company's cable operations specifically. See related discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." Certain of the more significant areas of regulation imposed by the 1992 Cable Act are discussed below.

    The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest. The legislation and the implementation regulations adopted by the FCC preclude most exclusive programming contracts (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video program distributors. Further, the 1992 Cable Act requires that such cable affiliated programmers make their programming services available to cable operators and competing video technologies such as MMDS and DBS, and to telephone company providers of video services, on terms and conditions that do not unfairly discriminate among such competitors.

    Under the 1992 Cable Act, the FCC adopted regulations prohibiting cable operators from requiring a financial interest in a program service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

    The 1992 Cable Act subjected all cable systems, including the Cable Systems, to rate regulation, except in those cases where they face "effective competition." The FCC was required to establish standards and procedures governing regulation of rates for basic cable service, equipment and installation, which were then to be implemented by the pertinent state and local franchising authorities. The 1992 Cable Act also required the FCC, upon complaint from a franchising authority or a cable subscriber, to review the "reasonableness" of rates for CPSTs. The 1996 Telecom Act circumscribed the review of CPST rates of the Cable Systems by amending the 1992 Cable Act to allow only LFAs to file complaints. Complaints by subscribers of the Cable Systems regarding CPST rates were filed with and accepted by the FCC for certain franchise areas. However, filings were made in response to those complaints relating to the period prior to July 15, 1994, and the disputed rates were approved by the FCC. Potential liability for CPST rate refunds for the Cable Systems is limited to the period after July 15, 1994. Services offered on an individual basis, such as pay television and pay-per-view services, are not generally subject to rate regulation.

    On April 1, 1993, the FCC adopted rate regulations governing virtually all cable systems. Such regulations were revised on February 22, 1994. Under such regulations, existing basic and tier service rates typically are evaluated against "benchmark" rates established by the FCC and are subject to mandatory reductions. Equipment and installation charges are regulated based on "actual costs." As noted above, the 1996 Telecom Act provides that rate regulation of the CPST automatically sunsets on March 31, 1999.

    The FCC also allowed cable operators to justify rates under "cost of service" rules, which allow "high cost" systems to establish rates in excess of the benchmark level. The FCC's interim cost of service rules allowed a cable operator to recover through rates for regulated cable services its normal operating expenses plus a rate of return equal to 11.25 percent on the rate base. However, the FCC significantly limited the inclusion in the rate base of acquisition costs in excess of the book value of tangible assets. As a result, the Company's predecessors with respect to the Cable Systems pursued cost of service justifications in only a few cases. On December 15, 1995, the FCC adopted slightly more favorable cost of service rules.

    The FCC's rate regulations generally permit cable operators to adjust rates to account for inflation and increases in certain external costs, including programming costs, to the extent such increases exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects either prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming. The FCC's revised regulations confirm that increases in pole attachment fees ordinarily will not be accorded external cost treatment. The FCC recently adopted a method for recovering external costs and inflation on an annual basis. The new method minimizes the need for frequent rate adjustments and the regulatory lag problems associated with the previous rate adjustment methodology.

    The regulations also provide mechanisms for adjusting rates when regulated tiers are affected by channel additions or deletions. Additional programming costs resulting from channel additions can be accorded the same external treatment as other program costs increases, and cable operators presently are permitted to recover a mark-up on their programming expenses. Under one option, operators were allowed a flat ($.20) fee increase per channel added to an existing CPST, with an aggregate cap of such increases ($1.20) plus a license fee reserve ($.30) through 1996. In 1997, an additional flat ($.20) fee increase is available, and the license fees for additional channels and for increases in existing channels are no longer be subject to the aggregate cap. This optional approach for adding services is scheduled to expire on December 31, 1997.

    The FCC adopted additional rules that permit channels of new programming services to be added to cable systems in a separate new product tier which the FCC has determined will not be rate regulated at this time. The FCC has also adopted rules allowing operators to raise rates based on costs incurred in connection with a substantial upgrade of the cable system.

    From time to time the Company evaluates its rates in light of market conditions. Past rate changes have not had a material adverse effect on the operating income of the Cable Systems and the changes currently being contemplated are not expected to have such an effect. Certain rate actions previously taken by the Cable Systems are subject to modification or reconsideration during the course of ongoing proceedings before the FCC.

    As required by the 1992 Cable Act, the FCC has adopted comprehensive regulations establishing minimum standards for customer service and technical system performance. Franchising authorities are allowed to enforce customer service requirements that are more strict than the FCC standards.

    The 1992 Cable Act granted broadcasters a choice of "must carry" rights or "retransmission consent" rights. By October of 1993 and every three years thereafter, cable operations were required to secure permission from broadcasters that elected retransmission consent rights before retransmitting the broadcasters' signals. Local and distant broadcasters can require cable operators to make a payment as a condition to carriage of such broadcasters' station on a cable system. Established "superstations" were not granted such rights.

    The 1992 Cable Act also imposed obligations to carry "local" broadcast stations for such stations which chose a "must carry" right, as distinguished from the "retransmission consent" right described above. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry, including the signals of stations carrying home-shopping programming and, depending on a cable system's channel capacity, non-commercial television broadcast signals. The United States Supreme Court recently upheld the must carry regulations on constitutional grounds.

    The 1992 Cable Act required the FCC to (i) promulgate rules and regulations establishing reasonable limits on the number of cable subscribers which may be served by a single multiple system cable operator or entities in which it has an attributable interest, (ii) prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest, and (iii) consider the necessity and appropriateness of imposing limitations on the degree to which multichannel video programming distributors (including cable operators) may engage in the creation or production of video programming.

    Under the 1992 Cable Act and the FCC's regulations, a cable operator may not hold a license for a MMDS system within the same geographic area in which it provides cable service. The 1996 Telecom Act allows such ownership if effective competition exists in that geographic area.

    The 1992 Cable Act anti-buy-through rules require cable systems to permit subscribers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capability to offer programming in the manner required by the statute is available until a system obtains such capability, but not later than December 2002. The FCC may waive such time periods, if deemed necessary. The majority of the Company's subscribers are served by systems that have the technological capability to comply with the anti-buy-through rules. The contemplated upgrades of the Company's systems will enable all of the Cable Systems to comply with such rules by 2002.

    The 1996 Telecom Act and the 1992 Cable Act contain numerous other provisions which, together with the 1984 Cable Act, create a comprehensive regulatory framework. Violation by a cable operator of the statutory provisions or the rules and regulations of the FCC can subject the operator to substantial monetary penalties and other significant sanctions such as suspension of licenses and authorizations, issuance of cease and desist orders, and imposition of penalties that could be of severe consequence to the conduct of a cable operator's business. Many of the specific obligations imposed on the operation of cable television systems under these laws and regulations are complex and burdensome and increase the Company's cost of doing business.

    In the normal course of its business, the Company obtains licenses from the FCC for two-way communications stations, and, in certain cases, microwave relay stations and other facilities used in its cable television operation. Based upon its experience with and knowledge of the renewal process, the Company has no reason to believe that such licenses will not be renewed as they expire.

    Pursuant to lease agreements with local public utilities, the cable facilities in the Company's Cable Systems are generally attached to utility poles or are in underground ducts controlled by the utility owners. The rates and conditions imposed on the Company for such attachments or occupation of utility space are generally subject to regulation by the FCC or, in some instances, by state agencies, and are subject to change. As described above, the 1996 Telecom Act significantly revises the regulation of pole attachment rates and access.

    STATE REGULATION OF TELEPHONY AND CABLE. The State of Alaska has the authority to regulate telecommunications services that originate and terminate within the State, and it exercises that authority through the APUC. In 1990 the Alaskan legislature introduced intrastate competition in Alaska, and the Company through its subsidiary, GCI Communication Corp., began providing long distance intrastate telecommunications services on May 15, 1991, on its own facilities in the areas where it provided interstate service and through resale of others' services where it had no facilities. The APUC developed regulations that allow for the certification of additional carriers for such intrastate telecommunications services and, to varying degrees, require filing of tariffs and regulation of the rates for such services. Under the APUC's current policy and regulations, all certified carriers are required to file tariffs for the provision of intrastate services. When filing for a rate increase, the dominant carrier is required to file an accompanying rate case. Non-dominant carriers such as the Company are not rate regulated. Tariff revisions filed by non-dominant carriers routinely become effective without intervention by the APUC or third parties. Tariffs can be filed or revised on 30 days notice. The APUC currently restricts the provision of facilities-based interexchange service in certain thinly populated areas. The Company has obtained a limited waiver of this rule to allow deployment of its DAMA facilities in 56 sites in rural Alaska and has filed a petition with the APUC to preempt the rule under the 1996 Telecom Act.

    In 1992, GCI Communication Corp. obtained a Certificate of Public Convenience and Necessity from the APUC pursuant to which it provides telephone relay services ("TRS") for the deaf, hard-of-hearing and speech impaired through the Company's operator service center in Wasilla, Alaska. Intrastate TRS operating costs, capital costs and a rate of return are being funded through a universal access surcharge billed by all local telephone companies in Alaska. Under an FCC decision, commencing in 1993, a portion of the TRS operating costs have been recovered through an interstate pool administered by the National Exchange Carrier Association.

    The Company received approval from the APUC in February 1997 to provide local exchange service in Anchorage and Hope, Alaska. As an authorized local exchange service provider in parts of Alaska, the Company is regulated as a LEC by the APUC. The APUC's February 1997 Order requires the Company to comply with several regulatory requirements, including the filing of a local exchange service tariff and the filing of certain annual and quarterly reports. The Company intends to file an application with the APUC requesting approval for provision of local exchange services in Fairbanks, Juneau and other areas of Alaska. The Company intends to offer local services through its own facilities or resale of LEC facilities.

    As a PCS licensee, the Company is subject to limited regulatory oversight by the APUC (E.G., in the areas of consumer protection and transfer of its licenses), although pursuant to federal law states are not permitted to regulate the rates of PCS and other commercial mobile service providers. PCS licensees may also be subject to regulatory requirements of local jurisdictions pertaining to, among other things, the selling of tower facilities.

    Cable television systems generally are constructed and operated under the authority of nonexclusive certificates, permits or "franchises" granted by local or, as in Alaska, state governmental authorities. The Company's franchises consist of 15 certificates of public convenience issued by the APUC for the Cable Systems and several military franchise agreements required to provide cable service on military bases. Operation of the Cable Systems also requires several FCC radio-band frequency licenses.

    Federal law limits the power of the franchising authorities to impose obligations on cable television operators as a condition of the granting or renewal of a franchise. Franchises contain varying provisions relating to construction and operation of cable television systems, such as time limitations on commencement or completion of construction; quality of service, including (in certain circumstances) requirements as to the number of channels and broad categories of programming offered to subscribers; rate regulation; provision of service to certain institutions; provision of channels for public access and commercial leased-use; and maintenance of insurance and indemnity bonds. Franchises usually require the consent of the franchising authority prior to a transfer of the franchise or a transfer or change in ownership or operating control of the franchisee.

    Subject to applicable law, a cable television franchise may be terminated prior to its expiration date if the operator fails to comply with the material terms and conditions of the franchise. Under the 1984 Cable Act, if a franchise is lawfully terminated, and if the franchising authority acquires ownership of the cable television system or effects a transfer of ownership to a third party, such acquisition or transfer must be at an equitable price or, in the case of a franchise existing on the effective date of the 1984 Cable Act, at a price determined in accordance with the terms of the franchise, if any.

    The 1984 Cable Act, as supplemented by the renewal provisions of the 1992 Cable Act, establishes an orderly process for franchise renewal which protects cable operators against unfair denials of renewals when the operator's past performance and proposal for future performance meet the standards established by the 1984 Cable Act. These provisions are not generally relevant in Alaska where the certificates of public convenience granted by the APUC to operate cable systems are perpetual in duration, subject to revocation for cause. Franchises issued by the U.S. government to provide cable television service on military bases are subject to the renewal provisions of the 1992 Cable Act.

    In order for the APUC to exercise rate regulation authority over a cable system's basic service rates, 25% of a cable system's subscribers must request such regulation by filing a petition with the APUC. In July 1990, the APUC instituted rate regulation over the Company's Juneau operations pertaining to basic cable service and installation. The State of Alaska does not currently exercise rate regulation authority over the Company's other Cable Systems. Therefore, as of March 31, 1997, there was no refund liability for basic service at those other locations. Since rate regulation over the Company's Juneau operations began in 1990 and through March 31, 1997, no refund liability has existed for this location. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented.

EMPLOYEES

    As of June 30, 1997, the Company employed a total of 861 employees, including employees involved with the operation of the Cable Systems. The Company believes that its future success will depend upon its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

    Except as set forth in this section, the Company is not a party to or subject to, and none of its properties are subject to, any material pending legal proceedings. The Company is a party to various claims and pending litigation as part of the normal course of its business. The Company is also involved in several administrative proceedings (including informal complaint proceedings) and filings with the FCC and state regulatory authorities. In the opinion of management, the nature and disposition of these matters are considered routine and arise in the ordinary course of business. Management believes that, even if these matters were to be resolved unfavorably to the Company, they would not have a materially adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about each of Parent's and the Issuer's directors and executive officers as of the date of this Prospectus.


NAME                             AGE                                         POSITION
---------------------------      ---      ------------------------------------------------------------------------------
Carter F. Page(1)(2)                 65   Chairman and Director of Parent

Ronald A. Duncan(1)                  45   President, Chief Executive Officer and Director of Parent;
                                            President and Director of Issuer

Robert M. Walp(1)                    69   Vice Chairman and Director of Parent

John M. Lowber(2)                    47   Senior Vice President, Chief Financial Officer, Secretary and Treasurer of
                                            Parent; Chief Financial Officer, Secretary, Treasurer and Director of Issuer

G. Wilson Hughes                     51   Executive Vice President and General Manager of Parent;
                                            Director and Vice President of Issuer

William C. Behnke                    39   Senior Vice President-Marketing and Sales of Parent

Richard P. Dowling                   53   Senior Vice President-Corporate Development of Parent

Dana L. Tindall                      35   Senior Vice President-Regulatory Affairs of Parent

Donne F. Fisher(1)(2)                59   Director of Parent and Issuer

Jeffery C. Garvey(1)                 48   Director of Parent

John W. Gerdelman(1)                 44   Director of Parent

William P. Glasgow(1)                39   Director of Parent

Donald Lynch(1)                      49   Director of Parent

Larry E. Romrell(1)                  57   Director of Parent

James M. Schneider(1)                44   Director of Parent


------------------------

(1) Member of Audit Committee and Compensation Committee of Parent.

(2) Member of Finance Committee of Parent.

    CARTER F. PAGE. Mr. Page has served as Chairman and a director of Parent since 1980. His term as director of Parent expires in 1999. From December 1987 to December 1989, he served as a consultant to WestMarc in matters related to the Company. Mr. Page served as President and director of WestMarc from 1972 to December 1987. Since then and to the present, he has been managing general partner of Semaphore Partners, a general partnership and investment vehicle in the communications industry.

    RONALD A. DUNCAN. Mr. Duncan is a co-founder of Parent and has been a director of Parent since 1979. His term as director of Parent expires in 1997. Mr. Duncan is his own nominee to the Board pursuant to the Voting Agreement. Mr. Duncan has served as President and Chief Executive Officer of Parent since January 1, 1989. From 1979 through December 1988 he was the Executive Vice President of Parent. Mr. Duncan is also the President and a director of the Issuer. His term as director of the Issuer expires in 1998.

    ROBERT M. WALP. Mr. Walp is a co-founder of Parent. He has been a director of Parent since 1979, has served as Vice Chairman of Parent since January 1, 1989 and is also an employee of Parent. Mr. Walp is his own nominee to the Board pursuant to the Voting Agreement. His term as director of

Parent expires in 1999. From 1979 through 1988, Mr. Walp served as President and Chief Executive Officer of Parent.

    JOHN M. LOWBER. Mr. Lowber has served as Chief Financial Officer of Parent since January 1987, as Secretary and Treasurer since July 1988 and as Senior Vice President-Administration since December 1989. Mr. Lowber was Vice President-Administration of Parent from 1985 to December 1989. Prior to joining Parent, Mr. Lowber was a senior manager at KPMG Peat Marwick. Mr. Lowber is also the Chief Financial Officer, Secretary and Treasurer and a director of the Issuer. His term as director of the Issuer expires in 1998.

    G. WILSON HUGHES. Mr. Hughes has served as Executive Vice President and General Manager of Parent since June 1991. Mr. Hughes was President and a member of the board of directors of Northern Air Cargo, Inc. from March 1989 to June 1991. From June 1984 to December 1988 he was President and a member of the board of directors of Enserch Alaska Services, Inc. Mr. Hughes is also a director and Vice President of the Issuer, and his term as director expires in 1998.

    WILLIAM C. BEHNKE. Mr. Behnke has served as Senior Vice President-Marketing and Sales of Parent since January 1994. Mr. Behnke was Vice President of Parent and President of GCI Network Systems, Inc., a former subsidiary of Parent, from February 1992 to January 1994. From June 1989 to February 1992 he was Vice President of Parent and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989 Mr. Behnke was Senior Vice President of TransAlaska Data Systems, Inc.

    RICHARD P. DOWLING.  Mr. Dowling has served as Senior Vice
President-Corporate Development of Parent since December 1990. Mr. Dowling was Senior Vice President-Operations and Engineering of Parent from December 1989 to December 1990. From 1981 to December 1989 he served as Vice President-Operations and Engineering of Parent.

    DANA L. TINDALL. Ms. Tindall has served as Senior Vice President-Regulatory Affairs since January 1994. Ms. Tindall was Vice President-Regulatory Affairs of Parent from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was Director of Regulatory Affairs of Parent and she served as Manager of Regulatory Affairs of Parent from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of Telecommunications Economics at Alaska Pacific University from September through December 1995.


    DONNE F. FISHER. Mr. Fisher has served as a director of Parent since 1980 and is one of TCI's nominees to the Board pursuant to the Voting Agreement. His term as director of Parent expires in 1998. Mr. Fisher has been a consultant to TCI since January 1996 and a director of TCI since 1980. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher serves on the boards of directors of most of TCI's subsidiaries and the boards of directors of DMX, Inc. and United Video Satellite Group, Inc. Mr. Fisher also acts as executor of the Estate of Bob Magness, one of the Company's principal shareholders. Mr. Fisher is also a director of Issuer, and his term as such expires in 1998.


    JEFFERY C. GARVEY. Mr. Garvey has served as a director of Parent since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of the Voting Prime Sellers' nominees to the Board pursuant to the Voting Agreement. His term as director of Parent expires in 1997. Since June 1989, Mr. Garvey has been General Partner of Austin Ventures, L.P., a shareholder of Alaska Cable, Inc. (one of the entities merged into a subsidiary of the Company as a part of the acquisition of the Cable Systems). Mr. Garvey joined Austin Ventures in 1979, and prior to that he was Senior Vice President in charge of the National and

Specialized Lending Divisions of PNC Bank (formerly Provident National Bank) in Philadelphia, Pennsylvania. From 1971 to 1976 he held several positions with Pittsburgh National Bank focusing on broadcast communications.

    JOHN W. GERDELMAN. Mr. Gerdelman has served as a director of Parent since July 1994 and is one of MCI's nominees to the Board pursuant to the Voting Agreement. His term as director of Parent expires in 1999. Mr. Gerdelman has been President, Network Services, of MCI, a wholly owned subsidiary of MCI Communications Corporation, since September 1994. He was Senior Vice President of MCI from July 1992 to September 1994. From July 1989 to July 1992 Mr. Gerdelman was President of MCI Services, Inc., a subsidiary of MCI.

    WILLIAM P. GLASGOW. Mr. Glasgow has served as a director of Parent since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of the Voting Prime Sellers' nominees to the Board pursuant to the Voting Agreement. His term as director of Parent expires in 1998. Mr. Glasgow has been President of Prime II Management, Inc., a Delaware corporation, and sole general partner of Prime Management since July 1996. Mr. Glasgow was President of Prime Cable Fund I, Inc., a Delaware corporation and the sole general partner of Prime from July 1996 to the merger of the corporation with a subsidiary of the Company as a part of the acquisition of the Cable Systems. Prior to that he was Senior Vice President-Finance of both corporations from September 1991 and Vice President-Finance of Prime Cable Fund I, Inc. from February 1989 to September 1991. Mr. Glasgow joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987.

    DONALD LYNCH. Mr. Lynch has served as a director of Parent since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of MCI's nominees to the Board pursuant to the Voting Agreement. His term as director of Parent expires in 1997. Mr. Lynch is a Senior Vice President of MCI and has been with MCI for over 15 years in various executive positions.

    LARRY E. ROMRELL. Mr. Romrell has served as a director of Parent since 1980 and is one of TCI's nominees to the Board pursuant to the Voting Agreement. His term as director of Parent expires in 1997. Since 1994, Mr. Romrell has been an Executive Vice President of TCI and the President and a director of TCI Technology Ventures, Inc. From 1991 to 1994, Mr. Romrell was a Senior Vice President of TCI. Mr. Romrell is also a director of Teleport Communications Group, Inc. and of United Video Satellite Group. He serves on the compensation committee of United Video Satellite Group.

    JAMES M. SCHNEIDER. Mr. Schneider has served as a director of Parent since July 1994. His term as director of Parent expires in 1998. Mr. Schneider has been the Vice President Finance for Dell Computer Corporation since September 1996. Prior to that he was Senior Vice President Finance for MCI Communications Corporation in Washington, D.C. since September 1993. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS


    Parent's Board currently consists of ten directors, divided into three classes of directors serving staggered three-year terms. The Issuer's board of directors currently consists of four directors. Directors of Parent and Issuer are elected at their respective annual meetings of shareholders and serve until they resign or are removed or until their successors are elected and qualified. Executive officers of Parent and the Issuer generally are appointed at their respective boards of directors first meetings after each annual meeting of shareholders and serve at the discretion of the Board.

VOTING AGREEMENT

    Eight of the ten directors of Parent are nominated by certain shareholders (the "Voting Shareholders") of the Company who are party to the Voting Agreement that was entered into on October 31, 1996, in connection with the Company's acquisition of Prime. Pursuant to the Voting Agreement, each Voting Shareholder will vote its stock and take all actions within its power to maintain the size of the Board at eight or more directors and to cause to be elected to the Board
(i) two directors nominated by MCI; (ii) one director nominated by Mr. Duncan;
(iii) one director nominated by Mr. Walp; (iv) two directors nominated by TCI; and (v) two directors nominated by the Voting Prime Sellers, for so long as (1) the Voting Prime Sellers (and their distributees who agree in writing to be bound by the terms of the Voting Agreement) collectively own at least 10% of the then issued and outstanding shares of Class A Common Stock and (2) the Prime Management Agreement is in full force and effect; however, if only one of these two conditions is met, the Voting Prime Sellers are entitled to nominate only one director, and if neither of these conditions is met, the Voting Prime Sellers are not entitled to nominate any directors. The obligation of the Voting Shareholders to vote for the Voting Prime Sellers' nominees and maintain the Board at eight or more directors exists for so long as the Voting Prime Sellers collectively own 10% of the issued and then-outstanding shares of Class A Common Stock or so long as the Prime Management Agreement is in effect. The Voting Agreement states that the shares subject to it are also to be voted on other matters to which the parties unanimously agree, but, as of the date of this Prospectus, no other matters are subject to the Voting Agreement.

    If any Voting Shareholder (other than the Voting Prime Sellers) disposes of more than 25% of the votes represented by its holdings of the Common Stock of Parent, such Voting Shareholder will cease to be subject to the Voting Agreement and such disposition triggers on behalf of each other Voting Shareholder the right to withdraw from the Voting Agreement. Unless earlier terminated, the Voting Agreement will continue until the earlier of completion of the annual shareholder meeting of the Company in June 2001 or until there is only one party to the Voting Agreement.

    TCI expects to sell all of its shares of Parent's Common Stock in the Stock Offering. If TCI does so, it will no longer be subject to the Voting Agreement and each other party to the agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties. The Company currently expects that TCI's nominees to the Board will continue as directors of Parent and that the other parties will not terminate their rights and obligations under the Voting Agreement.

COMMITTEES OF THE BOARD

    The Board currently has three Committees: the Audit Committee, the Compensation Committee, and the Finance Committee. The Audit Committee is composed of all members of the Board. The Audit Committee's duties include (i) making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries, including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the Audit Committee deems necessary, (ii) reviewing the plan or scope of an audit or review and the results of such audit or review, and (iii) carrying out other duties as delegated in writing by the Board.

    The Compensation Committee is composed of all members of the Board. The Compensation Committee establishes compensation policies regarding executive officers and directors and makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation.

    The Finance Committee is composed of Messrs. Fisher, Page and Lowber. Its duties are to review Company finance matters from time to time and provide guidance to the Chief Financial Officer regarding these matters.

DIRECTOR COMPENSATION

    In December 1996, each person who was then a director of the Company (other than the MCI representatives) received $2,000 in director fees for the period from July 1996 to June 1997. It is MCI's policy that its directors not accept remuneration for serving on a board of directors other than those of MCI and its subsidiaries. The non-MCI directors who joined the Company in December will receive a prorated fee for the July 1996 to July 1997 period. During the year ended December 31, 1996, the directors on the Board received no other direct compensation for serving on the Board, but were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

    During February 1997, Parent made a contingent grant of 25,000 options to each of Messrs. Fisher, Schneider and Page with an exercise price of $7.50 per share, such options to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The options were granted subject, among other things, to Parent obtaining shareholder approval to increase the number of shares of Class A Common Stock that it is authorized to issue.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 1994, 1995 and 1996 by the Company's Chief Executive Officer and by each of the four other most highly compensated executive officers of the Company or its subsidiaries whose individual combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers"). The Issuer's officers are not separately compensated.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                              ANNUAL COMPENSATION                 ----------------
                                -----------------------------------------------      SECURITIES         ALL OTHER
                                                                 OTHER ANNUAL        UNDERLYING       COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)     BONUS($)   COMPENSATION($)      OPTIONS(#)         ($)(1)(2)
------------------------------  ----  ------------   --------   ---------------   ----------------   ---------------
Ronald A. Duncan                1996       120,000(3)   3,000         -0-                 -0-             178,633
  President and Chief           1995       119,550(4)     -0-         -0-                 -0-             159,206
  Executive Officer             1994        89,550(4)  99,960         -0-                 -0-             121,747

William C. Behnke               1996       110,000     5,363          -0-                 -0-              22,066
  Senior Vice President-        1995       110,002       -0-          -0-              50,000              20,066
  Marketing and Sales           1994       109,168   136,194          -0-                 -0-                  66

G. Wilson Hughes                1996       150,000     6,040          -0-                 -0-             100,920
  Executive Vice President      1995       150,002       -0-          -0-             260,000              91,046
  and General Manager           1994       150,003    89,698          -0-                 -0-              75,686

John M. Lowber                  1996       125,000     5,860          -0-                 -0-              78,842
  Senior Vice President-        1995       125,000       -0-          -0-             100,000              80,321
  Administration, Chief         1994       125,514   117,757          -0-                 -0-              77,814
  Financial Officer,
  Secretary/Treasurer

Dana L. Tindall                 1996       110,000    34,630          -0-                 -0-              10,203
  Senior Vice President-        1995       103,699    24,000          -0-                 -0-              14,949
  Regulatory Affairs            1994        93,555    99,082          -0-                 -0-              63,241(5)

------------------------------

(1) The amounts reflected in this column include accruals under deferred compensation agreements between the Company and the named individuals as follows: Mr. Duncan, $161,551, $144,470 and $110,425 in 1996, 1995 and 1994,
    respectively;

    Mr. Behnke, $22,000 and $20,000 in 1996 and 1995, respectively; Mr. Hughes, $85,128, $74,741 and $59,843 in 1996, 1995 and 1994, respectively and Mr.
    Lowber, $65,000 in each of 1996, 1995 and 1994. See "--Employment and Deferred Compensation Agreements."

(2) The amounts reflected in this column also include matching contributions by the Company under the Stock Purchase Plan as follows: Mr. Duncan, $15,000, $10,756, and $9,240 in 1996, 1995 and 1994, respectively; Mr. Hughes,
    $14,475, $12,750, and $15,000 in 1996, 1995 and 1994, respectively; Mr.
    Lowber, $12,857, $12,852, and $11,844 in 1996, 1995 and 1994, respectively;
    and Ms. Tindall, $10,137, $12,802, and $13,190 in 1996, 1995 and 1994,
    respectively. Amounts shown for Mr. Duncan include premiums of $82 under a term life insurance policy paid in each of 1996, 1995 and 1994; $2,000 paid to Mr. Duncan in each of 1996, 1995 and 1994 for serving on the Board; and $1,898 paid to Mr. Duncan in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Behnke include premiums of $66 under a term life insurance policy paid in each of 1996, 1995 and 1994. Amounts shown for Mr. Hughes include premiums of $1,317, $1,305 and $843 under life insurance policies paid in each of 1996, 1995 and 1994, respectively; and $2,250 paid to Mr. Hughes in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Lowber include premiums of $985, $980 and $970 under life insurance policies paid in each of 1996, 1995 and 1994, respectively; and $1,489 paid to Mr. Lowber in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Ms. Tindall include premiums of $66, $54 and $51 under a term life insurance policy paid in 1996, 1995 and 1994, respectively; and $2,093 paid to Ms. Tindall in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan.

(3) Does not include $50,000 of Mr. Duncan's 1997 salary that was paid in advance during 1996.

(4) Mr. Duncan received $30,000 of his 1995 salary as an advance in 1994. The $30,000 advance payment is included in his 1995 salary.

(5) The Company and Ms. Tindall entered into a deferred compensation agreement dated August 15, 1994, which provides that, in the event Ms. Tindall exercises stock options pursuant to the Stock Option Agreement between the Company and Ms. Tindall dated June 2, 1993, the Company will pay to Ms. Tindall $1.00 per share so exercised, up to a maximum of $50,000.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of the Named Executive Officers.

                          AGGREGATED OPTION EXERCISES
                    IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                               OPTIONS AT             IN-THE- MONEY OPTIONS AT
                                        SHARES                               FISCAL YEAR-END             FISCAL YEAR-END(1)
                                      ACQUIRED ON         VALUE        ---------------------------   ---------------------------
               NAME                    EXERCISE         REALIZED       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  -------------    -------------    -----------   -------------   -----------   -------------
Ronald A. Duncan...................        -0-        $         -0-      140,000         60,000      $   717,500    $  307,500
William C. Behnke..................        -0-                  -0-      185,190         50,000        1,204,584       206,250
G. Wilson Hughes...................        -0-                  -0-      250,000        260,000        1,593,750     1,072,500
John M. Lowber.....................        -0-                  -0-      205,000        145,000        1,275,625       643,125
Dana L. Tindall....................      9,517(2)            16,357(2)   106,400         50,000          528,100       236,250

------------------------------

(1) Represents the difference between the fair market value of the securities underlying the options and the exercise price of the options based on the last trading price on December 31, 1996.

(2) The Company paid $16,357 to Ms. Tindall for cancellation of options to purchase 9,517 shares of Class A Common Stock with an exercise price per share of $2.25. The payment amount was calculated by multiplying the number of shares by the difference between the market price of the Class A Common Stock on the date of such cancellation and the exercise price of the options canceled.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

    The Company entered into a Deferred Bonus Agreement with Mr. Duncan in June 1989 (the "First Duncan Agreement"). Under the First Duncan Agreement, the Company credited $325,000 to Mr. Duncan as of June 12, 1989 as a deferred bonus for Mr. Duncan's past service to the Company. Amounts in the account were to accrue interest at 10% per annum unless there was an irrevocable investment election by Mr. Duncan to have the balance in the account treated as though it were invested in the Common Stock of Parent. In July 1989, Mr. Duncan made such election, and the Company purchased a total of 105,111 shares of Class A Common Stock in its name for the benefit of Mr. Duncan, which are held in treasury and are not voted. The full amount of the deferred bonus, including the distribution of any stock, will be due and payable to Mr. Duncan upon the termination of his employment with the Company.

    The Company entered into a Deferred Compensation Agreement with Mr. Duncan in August 1993 (as amended, the "Second Duncan Agreement"), under which the Company will pay to Mr. Duncan deferred compensation in an amount not to exceed $625,000, plus interest at the rate paid by the Company under the Telephony Credit Facility, in addition to his regular compensation. This deferred compensation is to be credited to Mr. Duncan each July 1 that he is employed by the Company in amounts as follows:

YEAR                                                             AMOUNT
-------------------------------------------------------------  -----------
1993.........................................................  $   100,000
1994.........................................................      100,000
1995.........................................................      125,000
1996.........................................................      150,000
1997.........................................................      150,000
                                                               -----------
Total........................................................  $   625,000
                                                               -----------
                                                               -----------

    All deferred compensation (including the present value of any uncredited amounts) plus accrued interest will be due and payable in ten equal annual payments to Mr. Duncan upon the termination of his employment with the Company; provided that, should he voluntarily terminate his employment or if his employment is terminated for cause, only that portion (with interest) of the deferred compensation credited as of the December 31 immediately preceding his termination will be due and payable, and the remainder of the deferred compensation will be forfeited. In September 1995, the Company agreed with Mr. Duncan that the vested and unvested portions of his deferred compensation under the Second Duncan Agreement would be payable in shares of Class A Common Stock in lieu of cash. To fund this obligation, the Company bought a total of 13,750 shares in the open market during September 1995 and October 1995 at a weighted average price of $3.48 per share. In July 1996, the Company purchased from Mr. Duncan an additional 76,470 shares of Class A Common Stock at the then market price of $8.125 per share. In lieu of the amount to be credited in 1997, Mr. Duncan's deferred compensation account will receive credit for 18,372 shares of Class A Common Stock. Accordingly, the balance owed Mr. Duncan pursuant to the Second Duncan Agreement is denominated in 90,220 shares of Class A Common Stock. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan.

    On April 30, 1991, the Company entered into a deferred compensation agreement with Mr. Hughes (as amended in 1996, the "Hughes Agreement"). Under the terms of the Hughes Agreement, Mr. Hughes is entitled to an annual base salary of $150,000 and customary benefits. Pursuant to the agreement, Mr. Hughes was granted stock options in 1991 for 250,000 shares of Class A Common Stock at an exercise price of $1.75 per share, all of which are fully vested and exercisable. The Hughes Agreement also provides for Mr. Hughes to receive deferred compensation, with interest compounded annually at 10%, of $50,000 in each of 1992, 1993 and 1994, $65,000 in 1995 and $75,000 in 1996 and each year thereafter, to accrue on December 31 of each year. Each contribution by the Company is accrued at the end of the year in which the contribution is made. Upon termination, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. If the monthly installment method is chosen, the unpaid balance will continue to accrue interest at 10%. Interest accrued under the Hughes Agreement in the amounts of $9,843, $9,741 and $10,128 during the years ended December 31, 1994, 1995 and 1996, respectively. In September 1995, the Company bought 3,750 shares of Class A Common Stock in the public market at a purchase price of $3.375 per share to fund certain of the vested portions of Mr. Hughes' deferred compensation. In March 1997, the Company bought 3,687 shares of Class A Common Stock from Mr. Hughes at a purchase price of $7.75 per share, again to fund certain of the vested portions of Mr. Hughes' deferred compensation. The stock is held in treasury by the Company for the benefit of Mr. Hughes, is not voted and may not be disposed of by the Company or Mr. Hughes.

    The Company entered into an employment and deferred compensation agreement with Mr. Lowber in July 1992. Under the terms of the agreement, Mr. Lowber is entitled to an annual base salary of $125,000 and customary benefits. In addition, Mr. Lowber is eligible to receive an annual cash bonus of up to $30,000 based upon the Company's and his performance. The agreement also provides for Mr. Lowber to receive deferred compensation of $450,000 ($65,000 per year from July 1992 through July 1999). If Mr. Lowber's employment or position with the Company is terminated, or if he dies, the entire $450,000 will be immediately payable. If Mr. Lowber voluntarily resigns, he will lose the unvested portion of his deferred compensation. The deferred compensation has been used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. The Company's deferred compensation contributions will be made each July 1 through 1999 and are fully vested when made. At the earlier of termination of employment or upon election by Mr. Lowber subsequent to the end of the seven year term of the agreement, the collateral assignment of the insurance policy will be terminated.

    In February 1995, the Company agreed to pay deferred compensation to Mr. Behnke in the amount of $20,000 per year for each of 1995 and 1996, each contribution by the Company to vest at the end of the calendar year during which the allocation was made, and accruing interest at 10% per annum. The first allocation under the plan was made in December 1995. Effective January 1, 1997, the Company and Mr. Behnke entered into a compensation agreement (the "Behnke Agreement") which provides for compensation through December 31, 2001. The Behnke Agreement provides for base compensation of $150,000 per year, increasing $5,000 annually for the years ending December 31, 1999, 2000 and 2001. The Behnke Agreement provides for target incentive compensation of $45,000 per year of which 78% will be deferred. Pursuant to the Behnke Agreement, the Company agreed to grant Mr. Behnke an option to purchase 100,000 shares of Class A Common Stock at an exercise price of $7.00 per share, which will vest in equal amounts on January 1 of 2000, 2001 and 2002, the grant of such options being contingent on, among other things, Parent obtaining shareholder approval to increase the number of shares of Class A Common Stock that it is authorized to issue. Pursuant to the Behnke Agreement, the Company will create a deferred compensation account for Mr. Behnke in the amount of $285,000, of which $40,000 was vested December 31, 1996 and the rest of which will vest as earned under the incentive compensation provision of the Behnke Agreement. Mr. Behnke may direct the Company to invest the entire $285,000 in Parent's Common Stock. The vested portions of the deferred compensation account will be paid to Mr. Behnke upon termination of his employment with the Company. The Company also agreed to cooperate with Mr. Behnke to sell in the Stock Offering 35,000 shares of Class A Common Stock that he will receive upon exercise of vested stock options.

    In February 1995, the Company established a non-qualified, unfunded deferred compensation plan to provide a means by which certain employees of the Company may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Board. The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by the Company. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed 10 years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability and change of control or insolvency of the Company. Participants are general unsecured creditors of the Company with respect to deferred compensation benefits of the plan. Mr. Lowber participated in the plan with respect to a deferral of $56,000 earned in 1995 which was paid in 1996. As of the date of this Prospectus, Mr. Lowber is the only Named Executive Officer to participate in the plan.

1997 STOCK OPTION GRANTS

    During February 1997, Parent made a contingent grant under the 1986 Stock Option Plan of options to purchase Class A Common Stock to certain executive officers and non-employee directors of Parent, subject, among other things, to Parent obtaining shareholder approval to increase the number of shares of Class A Common Stock that Parent is authorized to issue. The approved contingent options include 25,000 options to each of Mr. Fisher, Mr. Schneider and Mr. Page with an exercise price of $7.50 per share, such options to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The contingent grant of 100,000 options at an exercise price of $7.00 per share to each of Mr. Lowber, Mr. Behnke and Ms. Tindall was also approved. Mr. Lowber's options vest ratably over a three-year period beginning in December 1999, Mr. Behnke's options vest ratably over a three-year period beginning in January 2000 and Ms. Tindall's options vest ratably over a three-year period beginning in June 1999.

STOCK OPTION PLAN

    Under the Company's 1986 Stock Option Plan, as amended (the "Stock Option Plan"), the Company is authorized to grant non-qualified options to purchase up to 3,200,000 shares of Class A Common Stock to officers, employees, non-employee directors and other key employees of the Company. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization. As of May 15, 1997, 2,408,600 shares were subject to outstanding options, 683,062 shares had been issued upon the exercise of options under the Stock Option Plan, and 108,338 shares remained available for additional grants under the Stock Option Plan. Shares of Class A Common Stock issued under the Stock Option Plan have been registered under the Securities Act on Form S-8. The Company intends to seek shareholder approval to increase the number of options available for grant under the Stock Option Plan by 2.5 million.

    The Stock Option Plan is administered by the Board or, in certain instances, by a committee of disinterested persons which selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be from six months through up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder, and exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.

STOCK PURCHASE PLAN

    In December 1986, the Company adopted an Employee Stock Purchase Plan (as amended, the "Stock Purchase Plan"), that is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. All employees of the Company who have completed at least one year of service are eligible to participate in the Stock Purchase Plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 10% of such compensation up to a maximum per employee of $9,500 for 1997. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Subject to certain limitations, the Company may make matching contributions of Common Stock for the benefit of employees, which contributions vest over six years. No more than 10% of any one employee's compensation will be matched in any year. In addition, the combination of salary reductions, after-tax contributions and Company matching contributions for any employee cannot exceed the lesser of $30,000 or 25% of such employee's compensation (determined after salary reduction) for any year.

    Prior to July 1, 1995, employee and Company contributions were invested in Common Stock. On and after that date, employees could direct their contributions to be invested in Common Stock, MCI common stock, TCI common stock or various identified mutual funds. Employee contributions invested in Common Stock are eligible to receive up to 100% Company matching contributions in Common Stock as determined by the Company each year. Employee contributions that are directed into investments other than Common Stock are eligible to receive Company matching contributions of up to 50%, as determined by the Company each year. All contributions are invested in the name of the plan for the benefit of the respective participants in the plan. The participants generally do not have voting or disposition power with respect to the Company shares allocated to their accounts; such shares are voted by the plan committee. However, pursuant to the Stock Purchase Plan the Company offered all participants the opportunity to include in the Stock Offering up to 50% of the Common Stock allocated to them under the Stock Purchase Plan.

    The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker) and a plan committee appointed by the Board. The assets of the plan are invested from time to time by the trustee at the direction of the plan committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan (although an election to invest in Common Stock is generally irrevocable). The plan administrator and members of the plan committee are all employees of the Company or its subsidiaries. The plan committee has broad administrative discretion under the terms of the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of all members of the Board. Two Board members, Mr. Walp and Mr. Duncan, are officers of the Company. During the year ended December 31, 1996, Messrs. Walp and Duncan, both Named Executive Officers, participated in deliberations of the Compensation Committee concerning executive officer compensation other than deliberations concerning their own compensation. No executive officer of the Company served as a member of a compensation committee or board of directors of any other entity, one of whose executive officers served as a director of the Company.

    The Company entered into a long-term capital lease agreement (the "Lease") in 1991 with a partnership in which Mr. Duncan, the President, CEO and a director of the Company, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse, but remained a guarantor on the note issued by National Bank of Alaska that was used to finance the acquisition of the property subject to the Lease. The property under the Lease consists of a building presently occupied by the Company (the "Property"). The Lease term is 15 years with monthly payments of $14,400, increasing in $800 increments at each two year anniversary of the Lease, beginning in 1993. If the partnership sells the Property prior to the end of the tenth year of the Lease, the partnership will pay to the Company one-half of the net proceeds in excess of $900,000. If the Property is not sold prior to the end of the tenth year of the Lease, the partnership will pay to the Company the greater of (i) one-half of the appreciated value of the Property over $900,000 and (ii) $500,000. The Property was capitalized in 1991 at the partnership's cost of $900,000 and the Lease obligation was recorded in the consolidated financial statements of the Company located elsewhere in this Prospectus.

    In July 1996, the Company purchased 76,470 shares of Class A Common Stock from Mr. Duncan at the then market price of $8.125 per share. The shares were purchased for the purpose of funding Mr. Duncan's deferred compensation account under the Second Duncan Agreement, following his election to have the balance owed to him denominated in Class A Common Stock in lieu of cash. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan. See "Management--Executive Compensation" and "--Employment and Deferred Compensation Agreements."

    As of June 30, 1997, Mr. Duncan was indebted to the Company in the aggregate principal amount of $700,000 plus accrued interest of $149,453 (the "Outstanding Duncan Loans"). Mr. Duncan borrowed $500,000 of the Outstanding Duncan Loans from the Company in August 1993 to repay a portion of indebtedness to WestMarc that he assumed from others. The $500,000 loan accrues interest at the Company's variable rate under the Telephony Credit Facility and is secured by 223,000 shares of Class A Common Stock owned by Mr. Duncan pursuant to the Pledge Agreement between Mr. Duncan and the Company dated August 13, 1993. The principal becomes due and payable, together with accrued interest, on the earlier of 90 days after the termination of Mr. Duncan's employment with the Company and July 30, 1998. This note is nonrecourse to Mr. Duncan.

    The Company loaned $150,000 of the Outstanding Duncan Loans to Mr. Duncan in December 1996 and an additional $50,000 in January 1997 for his personal requirements. These loans accrue interest at the Company's variable rate under the Telephony Credit Facility, are unsecured and become due and payable, together with accrued interest, on December 31, 2001.

    The largest aggregate principal amount of indebtedness owed by Mr. Duncan to the Company at any time since January 1, 1996 was $710,000, $700,000 of which remained outstanding at June 30, 1997. During 1996, Mr. Duncan borrowed from and repaid to the Company the principal amount of $210,000 for his personal requirements. The $210,000 loan accrued interest at the Company's variable rate under the Telephony Credit Facility and was secured by Class A Common Stock owned by Mr. Duncan. During 1996, Mr. Duncan also repaid the Company for $1,638 of payments made by the Company to others on behalf of Mr. Duncan during 1995. Such amounts did not accrue interest and were unsecured.

                              CERTAIN TRANSACTIONS

MCI AGREEMENTS

    As of June 30, 1997, MCI owned 22.6% of the outstanding combined Common Stock, representing 26.6% of the total voting power of the Common Stock. After giving effect to the Stock Offering, MCI will own 19.4% of the outstanding combined Common Stock, representing 24.5% of the total voting power. In 1993, MCI entered into a significant business relationship with the Company which includes the following agreements: (i) under the MCI Traffic Carriage Agreement, the Company agreed to terminate all Alaska-bound MCI long distance traffic and MCI agreed to terminate all of the Company's long distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii; (ii) MCI licensed certain service marks to the Company for use in Alaska; (iii) MCI, in connection with providing to the Company credit enhancement to permit the Company to purchase a portion of an undersea cable linking Seward, Alaska, with Pacific City, Oregon, leased from the Company all of the capacity owned by the Company on the undersea fiber optic cable and the Company leased such capacity back from MCI; (iv) MCI purchased certain service marks of the Company; and (v) the parties agreed to share some communications network resources and various marketing, engineering and operating resources. The Company also handles MCI's 800 traffic originating in Alaska and terminating in the lower 49 states and handles traffic for MCI's calling card customers when they are in Alaska, while MCI originates calls for the

Company's calling card customers when they are in the lower 49 states. Revenues attributed to these agreements in 1994, 1995 and 1996 were approximately $19.5 million, $23.9 million and $29.2 million, respectively. Pursuant to these agreements, the Company paid MCI $12.7 million, $13.0 million and $12.8 million in 1994, 1995 and 1996, respectively. The Company believes that the terms of these agreements are at least as favorable to the Company as could be obtained from a non-affiliate. Concurrently with entering into the MCI Traffic Carriage Agreement, MCI purchased approximately 31% of the then outstanding Class A Common Stock and approximately 31% of the then outstanding Class B Common Stock and presently controls nominations to two seats on the Board pursuant to the Voting Agreement. MCI's current nominees are Mr. Gerdelman, the President of Network Services for MCI, and Mr. Lynch, a Senior Vice President of MCI. Concurrently with the Company's acquisition of the Cable Systems effective October 31, 1996, MCI purchased an additional 2.0 million shares of Class A Common Stock for $13.0 million or $6.50 per share, a 30% premium to the $5.00 per share market price immediately preceding the announcement of the Company's acquisition of the Cable Systems.

WESTMARC AGREEMENTS

    The Company purchased services and used certain facilities of WestMarc, a wholly owned subsidiary of TCI, to allow the Company to provide its telecommunications services in certain of the lower 49 states. The total of such purchases from WestMarc by the Company during the years ended December 31, 1995 and 1996 were approximately $245,000 and $244,000, respectively. The Company expects to continue purchasing services from WestMarc at levels comparable to past purchases. TCI controls nominations to two seats on the Board pursuant to the Voting Agreement. Its current nominees are Mr. Fisher and Mr. Romrell. TCI expects to sell all of its shares of Common Stock in the Stock Offering. If it does so, it will no longer be subject to the Voting Agreement and each other party to the agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties. The Company currently expects that TCI's nominees to the Board will continue as directors of Parent and that the other parties will not terminate their rights and obligations under the Voting Agreement.

PRIME MANAGEMENT AGREEMENT

    In connection with its acquisition of the Cable Systems, the Company entered into the Prime Management Agreement with Prime Management to manage the Cable Systems. After giving effect to the Stock Offering, the Voting Prime Sellers will own 18.0% of the total outstanding combined Common Stock, representing 10.3% of the total voting power, and will control nominations to two seats on the Board pursuant to the Voting Agreement.

    Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Any portion of the management fee which is past due shall bear interest at a rate per annum equal to 17.5% until paid. In addition, the Company is required to reimburse Prime Management for any costs and expenses incurred by it in connection with the Cable Systems, including travel and entertainment expenses (the contract states that such costs and expenses are not anticipated to exceed $200,000 on an annualized basis). The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998.

DUNCAN LEASE

    The Company entered into a long-term capital lease agreement in 1991 with a partnership in which Mr. Duncan, the President, Chief Executive Officer and a director of the Company, held a 50% ownership interest. See
"Management--Compensation Committee Interlocks and Insider Participation."

DUNCAN AND HUGHES STOCK SALES

    In July 1996, the Company purchased 76,470 shares of Class A Common Stock from Mr. Duncan at the then market price of $8.125 per share. See "Management--Compensation Committee Interlocks and Insider Participation." In March 1997, the Company purchased 3,687 shares of Class A Common Stock from Mr. Hughes at the then market price of $7.75 per share. The shares were purchased for the purpose of funding Mr. Hughes's deferred compensation account under the Hughes Agreement. The Company is holding the shares in treasury until they are distributed to Mr. Hughes. The shares are not voted and may not be disposed of by the Company or Mr. Hughes. See "Management--Executive Compensation" and "--Employment and Deferred Compensation Agreements."

INDEBTEDNESS OF MANAGEMENT

    A significant portion of the compensation paid to executive officers of the Company is in the form of stock options. Because insider sales of capital stock of Parent upon exercise of such options may have a negative impact on the price of Common Stock, the Board has encouraged executive officers of the Company not to exercise stock options and sell the underlying stock to meet personal financial requirements, and has instead extended loans to such executive officers secured by their shares or options. Total indebtedness of management at June 30, 1997 was $1,777,941 (including accrued interest of $274,582), $1,073,359 in principal amount of which was secured by shares or options, $185,000 in principal amount of which was otherwise secured by collateral of the borrowers and $20,000 in principal amount of which was unsecured.


    As of June 30, 1997, Mr. Duncan was indebted to the Company in the aggregate principal amount of $700,000 plus accrued interest of $149,453. See "Management--Compensation Committee Interlocks and Insider Participation." As of June 30, 1997, Mr. Behnke, Mr. Dowling and Ms. Tindall were indebted to the Company in the respective principal amounts of $148,000, $330,359 and $70,000, plus accrued interest of $26,441, $82,997 and $7,590, respectively. The $148,000 owed by Mr. Behnke is secured by options to purchase 85,190 shares of Class A Common Stock (the "Behnke Collateral"), is due and payable, together with accrued interest, on June 30, 1997, and consists of (i) $48,000 borrowed in April 1993 for his personal requirements, which amount bears interest at 9% per annum, (ii) $50,000 borrowed in September 1995 for his personal requirements, which amount bears interest at the Company's variable rate under the Telephony Credit Facility and (iii) $50,000 borrowed in January 1997 for his personal requirements, which amount bears interest at the Company's variable rate under the Telephony Credit Facility. The $330,359 principal amount owed by Mr. Dowling bears interest at the rate of 10% per annum, is secured by 160,297 shares of Class A Common Stock and 74,028 shares of Class B Common Stock and consists of $224,359 borrowed in August 1994 and $86,000 borrowed in April 1995, each to pay income taxes due upon exercise of stock options. Mr. Dowling's loans are payable in equal installments of principal and interest each year for ten years beginning in August 1995. Payment has not yet been made on the notes, and Mr. Dowling is currently negotiating extensions of the notes with the Company. An additional $20,000 was advanced to Mr. Dowling in June 1997, bearing interest at 9% per annum, is unsecured and is payable upon demand. The Company loaned Ms. Tindall $70,000 for her personal requirements in January 1996, which amount bears interest at the Company's variable rate under the Telephony Credit Facility, is secured by options to purchase 156,400 shares of Class A Common Stock and is due and payable, together with accrued interest, on January 16, 1999. Ms. Tindall is required to make prepayments on the note equal to 20% of the gross amount of any incentive compensation earned by her. The largest aggregate principal amount of indebtedness owed by each of Mr. Behnke, Mr. Dowling and Ms. Tindall to the Company at any time since January 1, 1996 was $148,000, $330,359 and $70,000, respectively.


    The Company loaned $45,000 to Mr. Hughes in December 1995 for his personal requirements. The principal under the promissory note bears interest at the Company's variable rate under the Telephony

Credit Facility, is secured by options to purchase 250,000 shares of Class A Common Stock and by 3,000 shares of Class A Common Stock owned by Mr. Hughes (the "Hughes Collateral") and is due, together with accrued interest, on March 31, 1997. Mr. Hughes is currently negotiating an extension of the note with the Company. Accrued interest under the note totaled $5,371 at June 30, 1997. In August 1996, Mr. Hughes received an advance of $25,000 from the Company. This indebtedness does not bear interest, is secured by the Hughes Collateral and is to be repaid from future incentive compensation payments earned by Mr. Hughes.

    The Company loaned $185,000 to Mr. Lowber during April 1997 to purchase real property. The promissory note will be secured by a deed of trust for such property, bears interest at 6.49% and will be due and payable, together with accrued interest, in three equal annual installments beginning June 30, 2000. Accured interest under the note totaled $2,730 at June 30, 1997.

AGREEMENT NOT TO EXERCISE OPTIONS

    The number of authorized but unissued shares of Class A Common Stock as of the date of this Prospectus, net of shares reserved for issuance upon exercise of options and conversion of outstanding shares of Class B Common Stock, is approximately 5.2 million. Upon consummation of the Stock Offering, Parent will be required to issue approximately 7.0 million shares of Class A Common Stock. In order to make available for issuance an additional 1.8 million shares of Class A Common Stock in addition to the 5.2 million currently available, certain holders of options to acquire an aggregate of approximately 1.8 million shares of Class A Common Stock have agreed not to exercise those options until such time as Parent's shareholders have approved an increase in the amount of authorized but unissued Class A Common Stock. The foregoing agreements require Parent to use its best efforts to obtain shareholder approval to increase its authorized Class A Common Stock as promptly as practicable, but not before its next annual meeting.

REGISTRATION RIGHTS AGREEMENTS

    The Company has entered into registration rights agreements (the "Registration Rights Agreements") with TCI, MCI and the former owners of Prime, Alaskan Cable and Alaska Cablevision. Approximately 24,315,082 shares of Class A Common Stock and 1,865,834 shares of Class B Common Stock were subject to the Registration Rights Agreements as of May 15, 1997. After giving effect to the Stock Offering, 19,022,388 shares of Class A Common Stock and 1,275,791 shares of Class B Common Stock will be subject to the Registration Rights Agreements. The terms of the Registration Rights Agreements vary although they generally share several common terms.

    If the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other shareholders, the Company must notify all of the holders under the Registration Rights Agreements of the Company's intent to register such common stock and allow the holders an opportunity to include their shares ("Registrable Shares") in the Company's registration. Each holder also has the right under certain circumstances to require the Company to register all or any portion of such holder's Registrable Shares under the Securities Act. The Registration Rights Agreements are subject to certain limitations and restrictions including the right of the Company to limit the number of Registrable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each registration of Registrable Shares pursuant to the Registration Rights Agreements.

    The Registration Rights Agreements between the Company and the Prime Sellers and between the Company and Alaskan Cable require the Company to effect no more than two registrations at the request of each holder; provided that each registration request by the Prime Sellers or Alaskan Cable must include Registrable Shares having an aggregate market value of not less than $2.5 million. The first demand registration under the Prime and Alaskan Cable Registration Rights Agreements may be requested only by the holders of a minimum of 25% of the Registrable Shares.

    The Registration Rights Agreement between the Company and the shareholders of Alaska Cablevision requires the Company to effect no more than 10 registrations at the request of such shareholders; provided, that each registration request must include at least 150,000 Registrable Shares. The first demand registration under the Alaska Cablevision Registration Rights Agreement may be requested only by the holders of a minimum of 10% of the Registrable Shares.

    The Registration Rights Agreement between the Company and MCI dated March 31, 1993 requires the Company to effect no more than two registrations at the request of MCI; provided, that each registration request by MCI must include Registrable Shares having an aggregate market value of more than $500,000. MCI executed a second Registration Rights Agreement with the Company dated October 31, 1996, pursuant to which the Company is required to effect no more than two registrations at the request of MCI, each request to cover Registrable Shares having an aggregate market value of at least $1.5 million.

    Under the Registration Rights Agreement between the Company and TCI (originally with WestMarc but transferred to TCI when the Registrable Shares were transferred by WestMarc), the Company is required, subject to specified limitations, to effect no more than two registrations at the request of TCI, so long as the request relates to Registrable Shares having an aggregate market value of more than $500,000.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of June 30, 1997, before and after giving effect to the Stock Offering, by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all current executive officers and directors of the Company as a group. The table also reflects the number of shares to be sold by each of the selling shareholders in the Stock Offering. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company. One hundred percent of the Issuer's outstanding capital stock is owned by Parent.

                                                         SHARES BENEFICIALLY OWNED
                                                        PRIOR TO THE STOCK OFFERING
                                           -----------------------------------------------------
                                                                          PERCENT OF
                                           AMOUNT AND NATURE                 TOTAL      COMBINED
NAME AND ADDRESS OF BENEFICIAL  TITLE OF     OF BENEFICIAL     PERCENT      SHARES       VOTING
OWNER (2)                        CLASS         OWNERSHIP       OF CLASS   OUTSTANDING    POWER
------------------------------  --------   -----------------   --------   -----------   --------

PARTIES TO VOTING AGREEMENT:

MCI Telecommunications           Class A    8,251,509(3)        21.6%        22.6%       26.6%
  Corporation                    Class B    1,275,791(3)        31.4%
1801 Pennsylvania Ave., N.W.
Washington, D.C. 20006

Ronald A. Duncan                 Class A    1,011,988(3)(5)      2.6%         3.0%        4.3%
                                 Class B      239,929(3)(5)      5.9%

Robert M. Walp                   Class A      572,845(3)(6)      1.5%         2.1%        4.6%
                                 Class B      303,457(3)(6)      7.5%

Tele-Communications, Inc.        Class A           --             --          1.4%        7.5%
5619 DTC Parkway                 Class B      590,043(3)        14.5%
Englewood, CO 80111

Voting Prime Sellers:

Prime Cable Growth Partners,     Class A    7,423,569(3)        19.5%        17.6%        9.4%
  L.P. and its affiliates (4)    Class B           --             --
3000 One American Center
600 Congress Avenue
Austin, TX 78701

William Blair Venture Partners   Class A    1,237,262(3)         3.2%         2.9%        1.6%
  III Limited Partnership        Class B           --             --
222 West Adams Street
Chicago, IL 60606

Austin Ventures, L.P.            Class A      791,848(3)         2.1%         1.9%        1.0%
114 West 7th Street              Class B           --             --
Suite 1300
Austin, TX 78701

Centennial Fund III, L.P.        Class A      742,357(3)         1.9%         1.8%          *
1428 15th Street                 Class B           --             --
Denver, CO 80202

BancBoston Capital, Inc.         Class A      332,323(3)           *            *           *
175 Federal Street, 10th Floor   Class B           --             --
Boston, MA 02110

First Chicago Investment         Class A      301,407(3)           *            *           *
  Corporation                    Class B           --             --
One First National Plaza
Chicago, IL 60670

                                                               SHARES BENEFICIALLY OWNED
                                                              AFTER THE STOCK OFFERING (1)
                                                --------------------------------------------------------
                                  NUMBER OF                                       PERCENT OF
                                   CLASS A                                           TOTAL      COMBINED
NAME AND ADDRESS OF BENEFICIAL     SHARES       AMOUNT AND NATURE OF   PERCENT      SHARES       VOTING
OWNER (2)                          OFFERED      BENEFICIAL OWNERSHIP   OF CLASS   OUTSTANDING    POWER
------------------------------  -------------   --------------------   --------   -----------   --------
PARTIES TO VOTING AGREEMENT:
MCI Telecommunications                 --        8,251,509(3)           18.3%        19.4%       24.5%
  Corporation                                    1,275,791(3)           31.4%
1801 Pennsylvania Ave., N.W.
Washington, D.C. 20006
Ronald A. Duncan                       --          791,945(3)(5)(18)     1.8%         2.5%        6.3%
                                                   459,972(3)(5)(18)    11.3%
Robert M. Walp                    200,000(6)       372,845(3)(6)           *          1.4%        4.0%
                                                   303,457(3)(6)         7.5%
Tele-Communications, Inc.         590,043(18)           --                --           --          --
5619 DTC Parkway                                        --                --
Englewood, CO 80111
Voting Prime Sellers:
Prime Cable Growth Partners,    1,487,708(17)    5,935,861(3)(4)        13.1%(4)     12.1%(4)     6.9%(4)
  L.P. and its affiliates (4)                           --                --
3000 One American Center
600 Congress Avenue
Austin, TX 78701
William Blair Venture Partners         --        1,237,262(3)            2.7%         2.5%        1.4%
  III Limited Partnership                               --                --
222 West Adams Street
Chicago, IL 60606
Austin Ventures, L.P.                  --          791,848(3)            1.8%         1.6%          *
114 West 7th Street                                     --                --
Suite 1300
Austin, TX 78701
Centennial Fund III, L.P.              --          742,357(3)            1.6%         1.5%          *
1428 15th Street                                        --                --
Denver, CO 80202
BancBoston Capital, Inc.          257,793           74,530(3)              *            *           *
175 Federal Street, 10th Floor                          --                --
Boston, MA 02110
First Chicago Investment          233,810           67,597(3)              *            *           *
  Corporation                                           --                --
One First National Plaza
Chicago, IL 60670

                                                         SHARES BENEFICIALLY OWNED
                                                        PRIOR TO THE STOCK OFFERING
                                           -----------------------------------------------------
                                                                          PERCENT OF
                                           AMOUNT AND NATURE                 TOTAL      COMBINED
NAME AND ADDRESS OF BENEFICIAL  TITLE OF     OF BENEFICIAL     PERCENT      SHARES       VOTING
OWNER (2)                        CLASS         OWNERSHIP       OF CLASS   OUTSTANDING    POWER
------------------------------  --------   -----------------   --------   -----------   --------

Madison Dearborn Partners V      Class A       30,916(3)           *            *           *
Three First National Plaza       Class B           --             --
Suite 1330
Chicago, IL 60602

Aggregate Voting Prime Sellers   Class A   10,859,682           28.5%        25.7%       13.8%
                                 Class B           --             --

AGGREGATE SHARES SUBJECT TO      Class A   20,422,112(7)        53.5%        54.0%       56.3%
  VOTING AGREEMENT               Class B    2,400,591(7)        59.0%

Jack Kent Cooke Incorporated     Class A    2,923,077            7.7%         6.9%        3.7%
Kent Farms Route 713             Class B           --             --
Middleburg, VA 20117

Kearns-Tribune Corporation       Class A      300,200              *          1.2%        3.2%
400 Tribune Building             Class B      225,000            5.5%
Salt Lake City, UT 84111

General Communication, Inc.      Class A    2,001,566            5.2%         5.1%        4.4%
Employee Stock Purchase Plan     Class B      145,147            3.6%
  (8)
2550 Denali Street,
Suite 1000
Anchorage, AK 99503

William C. Behnke                Class A      185,274(9)           *            *           *
                                 Class B           --             --

Donne F. Fisher (individually    Class A      287,975(10)          *          2.2%        8.6%
  and as Co-Personal             Class B      648,491(10)       15.9%
  Representative to the Estate
  of Bob Magness)

Jeffery C. Garvey                Class A        8,246(11)          *            *           *
                                 Class B           --             --

John W. Gerdelman                Class A           --             --           --          --
                                 Class B           --             --

William P. Glasgow               Class A           --             --           --          --
                                 Class B           --             --

G. Wilson Hughes                 Class A      341,670(12)          *            *           *
                                 Class B        2,735(12)          *

John M. Lowber                   Class A      271,762(13)          *            *           *
                                 Class B        6,266(13)          *

Donald Lynch                     Class A           --             --           --          --
                                 Class B           --             --

Carter F. Page                   Class A      197,487(14)          *            *           *
                                 Class B       25,246              *

Larry E. Romrell                 Class A           --             --            *           *
                                 Class B          328              *

James M. Schneider               Class A           --             --           --          --
                                 Class B           --             --

Dana L. Tindall                  Class A      153,905(15)          *            *           *
                                 Class B        3,792(15)          *

                                                               SHARES BENEFICIALLY OWNED
                                                              AFTER THE STOCK OFFERING (1)
                                                --------------------------------------------------------
                                  NUMBER OF                                       PERCENT OF
                                   CLASS A                                           TOTAL      COMBINED
NAME AND ADDRESS OF BENEFICIAL     SHARES       AMOUNT AND NATURE OF   PERCENT      SHARES       VOTING
OWNER (2)                          OFFERED      BENEFICIAL OWNERSHIP   OF CLASS   OUTSTANDING    POWER
------------------------------  -------------   --------------------   --------   -----------   --------
Madison Dearborn Partners V        23,982            6,934(3)              *            *           *
Three First National Plaza                              --                --
Suite 1330
Chicago, IL 60602
Aggregate Voting Prime Sellers  2,003,293(20)    8,856,389(20)          19.6%(20)    18.0%(20)   10.3%(20)
                                                        --                --
AGGREGATE SHARES SUBJECT TO     2,203,293(7)    17,998,776(7)(18)       39.8%(7)     40.7%(7)    44.6%(7)
  VOTING AGREEMENT                590,043(18)    2,030,591(7)(18)       49.9%
Jack Kent Cooke Incorporated    2,923,077               --                --           --          --
Kent Farms Route 713                                    --                --
Middleburg, VA 20117
Kearns-Tribune Corporation             --          300,200                 *          1.1%        3.0%
400 Tribune Building                               225,000               5.5%
Salt Lake City, UT 84111
General Communication, Inc.       246,917        1,754,649               3.9%         3.9         3.7%
Employee Stock Purchase Plan                       145,147               3.6%
  (8)
2550 Denali Street,
Suite 1000
Anchorage, AK 99503
William C. Behnke                  35,000(9)       150,274(9)              *            *           *
                                                        --                --
Donne F. Fisher (individually          --          102,975(10)(18)         *          1.9%        9.8%
  and as Co-Personal                               833,491(10)(18)      20.5%
  Representative to the Estate
  of Bob Magness)
Jeffery C. Garvey                      --            8,246(11)             *            *           *
                                                        --                --
John W. Gerdelman                      --               --                --           --          --
                                                        --                --
William P. Glasgow                     --               --                --           --          --
                                                        --                --
G. Wilson Hughes                       --          341,670(12)             *            *           *
                                                     2,735(12)             *
John M. Lowber                     32,557(13)      239,205(13)             *            *           *
                                                     6,266(13)             *
Donald Lynch                           --               --                --           --          --
                                                        --                --
Carter F. Page                         --           12,487(14)(18)         *            *         2.5%
                                                   210,246(18)           5.2%
Larry E. Romrell                       --               --                --            *           *
                                                       328                 *
James M. Schneider                     --               --                --           --          --
                                                        --                --
Dana L. Tindall                        --          153,905(15)             *            *           *
                                                     3,792(15)             *

                                                         SHARES BENEFICIALLY OWNED
                                                        PRIOR TO THE STOCK OFFERING
                                           -----------------------------------------------------
                                                                          PERCENT OF
                                           AMOUNT AND NATURE                 TOTAL      COMBINED
NAME AND ADDRESS OF BENEFICIAL  TITLE OF     OF BENEFICIAL     PERCENT      SHARES       VOTING
OWNER (2)                        CLASS         OWNERSHIP       OF CLASS   OUTSTANDING    POWER
------------------------------  --------   -----------------   --------   -----------   --------

All Directors and Executive      Class A    3,334,552(16)        8.5%        10.7%       20.5%
  Officers As a Group (15        Class B    1,307,420(16)       32.1%
  Persons)

Ameritas Life Insurance          Class A        4,784              *            *           *
  Corp. (19)

KLANS Associates (19)            Class A        1,557              *            *           *

Pillsbury Master Retirement      Class A       14,333              *            *           *
  Trust (19)

Tribune Company Master Trust     Class A        7,107              *            *           *
  for Pension Plans (19)

K.D.F., a Massachusetts          Class A       17,968              *            *           *
  general partnership (19)

Fidelity Pension Trust (19)      Class A        7,167              *            *           *

Commerce BancShares, Inc. (19)   Class A       10,802              *            *           *

Robert G. Holman (19)            Class A           70              *            *           *

The Equitable Life Assurance     Class A        9,561              *            *           *
  Society of the United
  States (19)

Donald Adams (19)                Class A      107,226              *            *           *

Karen Evans (19)                 Class A      118,578              *            *           *

Samuel Evans (19)                Class A      129,743              *            *           *
                                                                            -----

TOTAL SHARES OFFERED BY
  SELLING SHAREHOLDERS

                                                               SHARES BENEFICIALLY OWNED
                                                              AFTER THE STOCK OFFERING (1)
                                                --------------------------------------------------------
                                  NUMBER OF                                       PERCENT OF
                                   CLASS A                                           TOTAL      COMBINED
NAME AND ADDRESS OF BENEFICIAL     SHARES       AMOUNT AND NATURE OF   PERCENT      SHARES       VOTING
OWNER (2)                          OFFERED      BENEFICIAL OWNERSHIP   OF CLASS   OUTSTANDING    POWER
------------------------------  -------------   --------------------   --------   -----------   --------
All Directors and Executive       267,557        2,476,952(16)(18)       5.5%         8.7%       25.0%
  Officers As a Group (15                        1,897,463(16)(18)      46.6%
  Persons)
Ameritas Life Insurance             4,784               --                --           --          --
  Corp. (19)
KLANS Associates (19)               1,557               --                --           --          --
Pillsbury Master Retirement        14,333               --                --           --          --
  Trust (19)
Tribune Company Master Trust        7,107               --                --           --          --
  for Pension Plans (19)
K.D.F., a Massachusetts            17,968               --                --           --          --
  general partnership (19)
Fidelity Pension Trust (19)         7,167               --                --           --          --
Commerce BancShares, Inc. (19)     10,802               --                --           --          --
Robert G. Holman (19)                  70               --                --           --          --
The Equitable Life Assurance        9,561               --                --           --          --
  Society of the United
  States (19)
Donald Adams (19)                  60,000           47,226               *           *            *
Karen Evans (19)                  118,578               --                --           --          --
Samuel Evans (19)                 129,743               --                --           --          --
TOTAL SHARES OFFERED BY         6,380,000(21)
  SELLING SHAREHOLDERS

------------------------------

* Represents beneficial ownership of less than 1% of the corresponding class of common stock.

 (1) Based upon the sale of all shares offered in the Stock Offering assuming no exercise of the Underwriters' over-allotment option in the Stock Offering.

 (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of Common Stock that a person has the right to acquire within 60 days of June 30, 1997 are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.


 (3) Each of these persons is party to a Voting Agreement dated as of October 31, 1996 (the "Voting Agreement") and may be deemed to be the beneficial owner of all of the 20,442,112 shares of Class A Common Stock (17,998,776 shares after the Stock Offering) and 2,400,591 shares of Class B Common Stock (2,030,591 shares after the Stock Offering) that are subject to the Voting Agreement. See "--Changes in Control." MCI and Centennial report shared voting and investment power with respect to shares held by them that are subject to the Voting Agreement. BancBoston and Madison Dearborn report shared voting power with respect to shares held by them that are subject to the Voting Agreement. Prime, Austin Ventures, William Blair and Messrs. Duncan and Walp report shared voting power with respect to shares held by them that are subject to the Voting Agreement and shares held by other parties to the Voting Agreement. Prime also reports shared investment power with respect to shares held by it.



 (4) Represents the aggregate number of shares reported by the following group members in a Schedule 13D filed with the Securities and Exchange Commission on November 12, 1996: Prime Cable G.P., Inc., Prime Cable Growth Partners, L.P., Prime Cable Limited Partnership, Prime II Management Group, Inc., Prime II Management, Inc., Prime II Management L.P., Prime Investors, L.P., Prime Venture I Holdings, L.P., Prime Venture I, Inc. and Prime Venture II, L.P. Collectively, Prime Cable Growth Partners, L.P. and its affiliates have granted to the Underwriters an option to purchase up to 2,007,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the entire over-allotment option is exercised, the shares of Class A Common Stock held by such selling shareholders will decrease to 3,928,861 (8.7% of the then-outstanding

    Class A Common Stock, representing 8.0% of the total shares outstanding and 4.6% of the combined voting power of the then-outstanding Common Stock).


 (5) Includes 140,000 shares of Class A Common Stock which Mr. Duncan has the right to acquire within 60 days of June 30, 1997 by the exercise of vested stock options. Includes 95,683 shares of Class A Common Stock and 6,221 shares of Class B Common Stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 105,111 or 90,220 shares of Class A Common Stock held by the Company in treasury pursuant to the First Duncan Agreement and the Second Duncan Agreement, respectively. See "Management--Executive Compensation" and "--Employment and Deferred Compensation Agreements." Does not include 18,560 shares of Class A Common Stock or 8,242 shares of Class B Common Stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 5,760 shares of Class A Common Stock or 27,020 shares of Class B Common Stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership.

 (6) Includes 38,229 shares of Class A Common Stock and 2,408 shares of Class B Common Stock allocated to Mr. Walp under the Stock Purchase Plan. Includes 200,000 shares of Class A Common Stock held by a charitable remainder unit trust of which Mr. Walp is trustee, which shares will be sold in the Stock Offering.


 (7) Does not include shares allocated to Messrs. Duncan and Walp under the Stock Purchase Plan or shares that Mr. Duncan has the right to acquire by exercise of vested stock options. Prime Cable Growth Partners, L.P. and its affiliates have collectively granted to the Underwriters an option to purchase up to 2,007,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the entire over-allotment option is exercised, the number of shares of Class A Common Stock held by the parties to the Voting Agreement will decrease to 15,991,776 (35.4% of the then-outstanding Class A Common Stock, representing 36.6% of the total shares outstanding and 42.3% of the combined voting power of the then-outstanding Common Stock).


 (8) Voting and investment power with respect to shares held by the Stock Purchase Plan are exercised by the plan committee comprised of Manuel Hernandez, Valerie Longeski, Jimmy Sipes and Tami Graff, each of whom is an employee of the Company.

 (9) Includes 185,190 shares (150,190 shares after the Stock Offering) which Mr. Behnke has the right to acquire within 60 days of June 30, 1997 by the exercise of vested stock options. Mr. Behnke will exercise options to purchase 35,000 shares of Class A Common Stock immediately prior to the Stock Offering, which shares will be sold in the Stock Offering.

(10) Includes 76,668 shares of Class A Common Stock and 620,803 shares of Class B Common Stock held by the Estate of Bob Magness, to which Mr. Fisher is Co-Personal Representative.

(11) Mr. Garvey is a general partner of Austin Ventures, L.P. and disclaims beneficial ownership of the shares held by that partnership and other general partners of that partnership.

(12) Includes 310,000 shares of Class A Common Stock which Mr. Hughes has the right to acquire within 60 days of June 30, 1997 by the exercise of vested stock options. Includes 28,670 shares of Class A Common Stock and 2,735 shares of Class B Common Stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 7,437 shares of Class A Common Stock held in treasury by the Company pursuant to the Hughes Agreement. See "Management--Employment and Deferred Compensation Agreements."

(13) Includes 205,000 shares which Mr. Lowber has the right to acquire within 60 days of June 30, 1997 by the exercise of vested stock options. Includes 59,117 shares of Class A Common Stock (25,560 shares after the Stock Offering) and 5,996 shares of Class B Common Stock allocated to Mr. Lowber under the Stock Purchase Plan. The 32,557 shares to be sold in the Stock Offering are beneficially owned by Mr. Lowber through participation in the Employee Stock Purchase Plan.

(14) Does not include 8,550 shares of Class A Common Stock held in trust for the benefit of Mr. Page's grandchildren of which Mr. Page disclaims beneficial ownership. The trustee of the trust is Keith Page, Mr. Page's son.

(15) Includes 116,400 shares which Ms. Tindall has the right to acquire within 60 days of June 30, 1997 by the exercise of vested stock options. Includes 37,246 shares of Class A Common Stock and 3,792 shares of Class B Common Stock allocated to Ms. Tindall under the Stock Purchase Plan.

(16) Includes 1,061,590 shares of Class A Common Stock (1,026,590 shares after the Stock Offering) which such persons have the right to acquire within 60 days of June 30, 1997 through exercise of vested stock options. Includes 281,583 shares of Class A Common Stock (249,026 shares after the Stock Offering) and 24,300 shares of Class B Common Stock allocated to such persons under the Stock Purchase Plan. Does not include ownership of parties to the Voting Agreement other than Messrs. Duncan and Walp.


(17) Of the shares offered, 247,951 are offered by Prime Venture I Holdings, L.P., 545,493 are offered by Prime Cable Growth Partners, L.P., 446,313 shares are offered by Prime Cable Limited Partnership and 247,951 shares are offered by Prime Venture II, L.P. Prime Cable Growth Partners, L.P. and its affiliates have collectively granted to the Underwriters an option to purchase up to 2,007,000 additional shares of Class A Common Stock solely to cover over-allotments, if any.


(18) Immediately prior to the Stock Offering, TCI will exchange its Class B Common Stock for Class A Common Stock with existing holders as follows: Mr. Duncan, 220,043 shares; Mr. Fisher, 185,000 shares; and Mr. Page, 185,000 shares. As a result, TCI will not be a party to the Voting Agreement after the Stock Offering.

(19) Each of these shareholders acquired his or her shares of Class A Common Stock in connection with the Company's acquisition of the Cable Systems. See "The Company--Recent Acquisition of Cable Systems."


(20) Prime Cable Growth Partners, L.P. and its affiliates have collectively granted to the Underwriters an option to purchase up to 2,007,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the entire over-allotment option is exercised, the number of shares of Class A Common Stock held by the Voting Prime Sellers will decrease to 6,849,389 (15.2% of the then-outstanding Class A Common Stock, representing 13.9% of the total shares outstanding and 8.0% of the combined voting power of the then outstanding Common Stock).



(21) The 32,557 shares to be sold by Mr. Lowber are beneficially owned by him through participation in the Employee Stock Purchase Plan and are also included in the 246,917 shares to be sold by the Employee Stock Purchase Plan.


CHANGES IN CONTROL

    VOTING AGREEMENT. As of October 31, 1996, four principal shareholders, including two officers and directors of the Company (Messrs. Duncan and Walp, TCI and MCI) entered into the Voting Agreement with the Voting Prime Sellers through their designated agent, Prime Management. The Voting Agreement replaced a previous voting agreement among Messrs. Duncan and Walp, TCI and MCI. The Voting Agreement provides, in part, that the voting stock of the parties will be voted at shareholder meetings as a block in favor of two nominees proposed by each of MCI, TCI and the Voting Prime Sellers, and one nominee proposed by each of Messrs. Duncan and Walp. TCI expects to sell all of its shares of Common Stock in the Stock Offering. If it does so, it will no longer be subject to the Voting Agreement and each other party to the agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties. The Company currently expects that TCI's nominees to the Board will continue as directors and that the other parties will not terminate their rights and obligations under the Voting Agreement. See "Management--Voting Agreement."

    PLEDGED ASSETS AND SECURITIES. The obligations of the Company under the Credit Facility, are secured by substantially all of the assets of the Company. Upon a default by the Company under such agreements, the Company's lenders could gain control of the assets of the Company, including the capital stock of the Company's subsidiaries.

                        DESCRIPTION OF CREDIT FACILITIES

THE CREDIT FACILITY

    The Company's Existing Credit Facilities consist of the $62.5 million Telephony Credit Facility, under which $29.0 million was available for borrowing as of March 31, 1997, and the $205.0 million Cable Credit Facility, under which $39.1 million was available for borrowing as of March 31, 1997. The Debt Offering is contingent on the Company refinancing its Existing Credit Facilities with the Credit Facility on or before closing of the Debt Offering. The Company has formed a new subsidiary, Holdings, to be the obligor under the Credit Facility and expects that the Company will guarantee the obligations of Holdings on a PARI PASSU basis with the Notes. The Company expects that the aggregate principal amount available to be borrowed under the Credit Facility will be up to $275.0 million (a portion of which is a separate $50 million tranche which will cease to be available to the extent not borrowed within one year). In addition, at the sole discretion of the lenders, an additional $100 million may be available. Advances under the Credit Facility will accrue interest at the Company's option at either LIBOR plus a margin of up to 2.5% based on the leverage ratio of Holdings and its Restricted Subsidiaries (as defined) or at the greater of the prime rate or the federal funds effective rate (as defined) plus 0.50%, and an additional margin of up to 1.375% based on the leverage ratio of Holdings and its Restricted Subsidiaries if the leverage ratio is equal to or greater than 7.5 to 1.0, subject to certain reductions if the leverage ratio is lower. In addition, if the ratio of senior debt to annualized operating cash flow of Holdings and its Restricted Subsidiaries is greater than or equal to 3.5 to 1.0, the foregoing interest rates would be increased by .125% per annum. In addition, Holdings would be required to pay commitment fees based on the unused portion of the commitments and customary facility fees on the total amount of the commitments. Holdings' obligations under the Credit Facility are secured by a lien on substantially all assets of Holdings and its Restricted Subsidiaries, including the stock of those subsidiaries, subject to the existing lien securing the Existing Fiber Lease Facility (as defined below). The Issuer has guaranteed Holdings' obligations under the Credit Facility and has pledged its shares of Holdings' stock to secure those obligations.


    The Credit Facility will mature on June 30, 2005, subject to annual percentage reductions in the commitment amount commencing September 30, 2000 as follows:

                                              ANNUAL PERCENTAGE REDUCTION
               SEPTEMBER 30,                         OF COMMITMENT
-------------------------------------------  -----------------------------
                   1997                                    0.00%
                   1998                                    0.00%
                   1999                                    0.00%
                   2000                                    7.50%
                   2001                                   15.00%
                   2002                                   20.00%
                   2003                                   20.00%
                   2004                                   22.50%
                   2005                                   15.00%

    The Credit Facility will prohibit Holdings and its restricted subsidiaries from, among other things: (i) having a senior leverage ratio at closing in excess of 3.5 to 1.0 (or 4.5 to 1.0 if the Stock Offering is not consummated), declining as follows: 3.0 to 1.0 after March 31, 1999; 2.5 to 1.0 after December 31,1999; and 2.0 to 1.0 after December 31, 2000 (or 4.0, 3.5 and 3.0 to 1.0 if the Stock Offering is not consummated, and 2.0 to 1.0 after December 31, 2001);
(ii) having a total leverage ratio at closing in excess of 7.0 to 1.0 (or 7.75 to 1.0 if the Stock Offering is not consummated), declining as follows: 6.5 to
1.0 after March 31, 1998; 6.0 to 1.0 after March 31, 1999; and 5.5 to 1.0 after December 31, 1999 (or 7.5, 7.0 and 6.0 to 1.0 if the Stock Offering is not consummated, and 5.5 to 1.0 after December 31, 1999). The Credit Facility also requires the Company to maintain an annualized operating cash flow to interest expense ratio of at least 1.5 to 1.0 through December 31, 1998, and 2.0 to 1.0 thereafter (or 1.4 to 1.0 and 2.0 to 1.0 if the Stock Offering is not consummated) and to maintain an annualized operating cash flow to pro forma debt service ratio of at least 1.25 to 1.0 if the Stock Offering is consummated. If the Stock Offering is not consummated, such ratio would be required to be at least 1.05 to 1.0 through March 31, 1998, 1.15 to 1.0 thereafter through December 31, 1998, and 1.25 to 1.0 from January 1, 1999 and thereafter. Holdings is also required to maintain a ratio of annualized operating cash flow to fixed charges of at least 1.0 to 1.0 through March 31, 2003, and 1.05 to 1.0 thereafter, or 1.0 to 1.0 if the Stock Offering is not consummated. Holdings and its restricted subsidiaries will also be prohibited from making capital expenditures of more than $55 million from the date of completion of the Offerings through December 31, 1997, $90 million during calendar 1998, and $65 million during calendar 1999.

    In addition, the Credit Facility will contain certain restrictions on Holdings and its Restricted Subsidiaries, including limitations on liens, loans, indebtedness, investments, change of management, change of control, transactions with affiliates, stock repurchases, material agreements, mergers, asset sales and changes in business. The Credit Facility will also contain restrictions on the ability of Holdings to pay dividends or make distributions to the Issuer. Because the Issuer has no operations or revenues other than such distributions, such limitations could affect the ability of the Issuer to generate funds necessary to make required payments on the Notes. The Credit Facility will permit payment of distributions by Holdings only out of excess cash flow (as defined) after September 30, 2000 if the leverage ratio is less than 5.0 to 1.0, and not in excess of $15.0 million over the term of the Credit Facility, or only in the form of dividends to make required interest payments on the Notes so long as there exists no event of default before or after giving effect to such dividend, provided, however, that such dividend payments may not be prohibited for more than 180 days in any year unless there is a payment default or an acceleration under the Credit Facility.

THE FIBER FACILITY

    Subsidiaries of Holdings which are designated as Unrestricted Subsidiaries (as defined) under the Indenture also plan to incur up to $75 million in additional indebtedness to finance the construction of an undersea fiber optic cable (the "Fiber Facility"). Indebtedness incurred under the Fiber Facility is expected to mature approximately ten years after the initial borrowing under the Fiber Facility (subject to extension for an additional two years if certain conditions are met) and to accrue interest at rates equal to LIBOR plus 3.0% or the prime rate plus 1.75%. The borrower under the Fiber Facility would be an indirect wholly-owned subsidiary of Holdings and an Unrestricted Subsidiary under the Indenture (the "Fiber Facility Borrower"), and indebtedness under the Fiber Facility would be secured by the stock or other equity interests in the Fiber Facility Borrower and substantially all of its assets. Various Restricted Subsidiaries of the Company, including Holdings, would enter into agreements intended to assure the ability of the Fiber Facility Borrower to meet its obligations under the Fiber Facility, including leases of capacity, keep-well agreements, and a completion guaranty. The capacity lease would obligate Holdings and its Restricted Subsidiaries to make annual lease payments of at least approximately $4.0 million, and would contain various events of default, including defaults under any indebtedness of $15 million or more, and senior leverage in excess of 5.0 to 1.0 on or before December 31, 1999, and 3.75 to 1.0 at any time thereafter. A keep-well agreement between Holdings and its Restricted Subsidiaries on the one hand and the Fiber Facility Borrower on the other would require payments to the Fiber Facility Borrower to the extent that GCI Transport Company had insufficient cash to meet its obligations under its separate keep-well agreement with the Fiber Facility Borrower, which include the obligation to pay all of the operating expenses of the Fiber Facility Borrower, including interest and principal, and the entire amount, if any, which remains unpaid after the maturity (by acceleration or otherwise) of the Fiber Facility. The completion guaranty would require Holdings and its Restricted Subsidiaries to guarantee completion of the construction of the fiber project. Holdings' and its Restricted Subsidiaries' obligations in respect of their keep-well agreement and the completion guarantee will be limited to amounts, if any, permitted to be paid as "Restricted Payments" under the Indenture. The Fiber Facility also contemplates that an operating subsidiary of the Company which is a Restricted Subsidiary would enter into a maintenance contract with the Fiber Facility Borrower. The Fiber Facility, subject to certain exceptions, is also expected to restrict distributions of cash by the Fiber Facility Borrower to the Company and its Restricted Subsidiaries. Although the Company has received executed commitments from lenders to provide the Fiber Facility and is currently negotiating a modification of the Fiber Facility commitments concerning a covenant for third party capacity purchase arrangements, there can be no assurance that the Fiber Facility will be consummated on the foregoing terms or at all. See "Risk Factors--Potential Adverse Effect on the Company in the Event the Fiber Facility is Not Consummated."

THE EXISTING FIBER LEASE FACILITY

    On December 31, 1992, Leasing Company entered into a $12,000,000 loan agreement (the "Existing Fiber Lease Facility"), of which approximately $9,000,000 of the proceeds were used to acquire capacity on the undersea fiber optic cable linking Seward, Alaska and Pacific City, Oregon. Concurrently, Leasing Company leased the capacity under a ten year all events, take or pay, contract to MCI, who subleased the capacity back to the Company. The lease and sublease agreements provide for equivalent terms of 10 years and identical monthly payments of $200,000. The proceeds of the lease agreement with MCI were pledged as primary security for the financing. The Existing Fiber Lease Facility provides for monthly payments of $170,000 including principal and interest though the earlier of January 1, 2003, or until repaid. The Existing Fiber Lease Facility provides for interest at the prime rate plus one-quarter percent. Additional collateral includes substantially all of the assets of Leasing Company including the fiber capacity and a security interest in all of its outstanding stock. MCI has a second position security interest in the assets of Leasing Company.

                              DESCRIPTION OF NOTES


    THE NOTES WILL BE ISSUED UNDER AN INDENTURE (THE "INDENTURE") TO BE DATED AS OF AUGUST 1, 1997 BETWEEN THE ISSUER AND THE BANK OF NEW YORK, AS TRUSTEE (THE "TRUSTEE"). A COPY OF THE INDENTURE HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE INDENTURE IS SUBJECT TO AND IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939, AS AMENDED (THE "TRUST INDENTURE ACT"). THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE INDENTURE DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE, TO THE TRUST INDENTURE ACT AND TO ALL THE PROVISIONS OF THE NOTES AND THE INDENTURE, INCLUDING DEFINITIONS IN THE INDENTURE OF CERTAIN TERMS. WHEREVER PARTICULAR SECTIONS OR DEFINED TERMS OF THE INDENTURE ARE REFERRED TO IN THIS PROSPECTUS, SUCH SECTIONS OR DEFINED TERMS ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. CERTAIN TERMS USED IN THIS SECTION ARE DEFINED UNDER "--CERTAIN DEFINITIONS."


GENERAL


    The Notes will mature on August 1, 2007, and will be limited to an aggregate principal amount of $180 million. The Notes will bear interest at the rate set forth on the cover page of this Prospectus from August 1, 1997, or from the most recent interest payment date to which interest has been paid, payable semiannually on February 1 and August 1 of each year, beginning on February 1, 1998, to the persons who are registered holders of the Notes at the close of business on the preceding January 15 or July 15, as the case may be.


    Principal of, premium, if any, and interest on the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Issuer, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the Indenture; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Issuer by check mailed to the person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal to the Depositary will be made by the Issuer in immediately available funds. The Notes will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds.

RANKING


    The Notes will be senior unsecured obligations of the Issuer, will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Issuer and will be senior in right of payment to all future subordinated indebtedness of the Issuer. As of March 31, 1997, on a pro forma basis after giving effect to the Debt Offering and both the Debt Offering and the Stock Offering, and the respective application of the net proceeds therefrom, the total consolidated indebtedness of the Issuer would have been $269.9 million and $222.7 million, respectively. At such date, the Issuer had no indebtedness subordinated to the Notes.



    In addition, all existing and future indebtedness and other liabilities and obligations of the Issuer's Subsidiaries, including borrowings under the Credit Facility, will be effectively senior in right of payment to the Notes and could be material. The total balance sheet liabilities of the Issuer's Subsidiaries on a pro forma basis after giving effect to the Debt Offering as of March 31, 1997, would have been $160.1 million (or $113.0 million after giving effect to both the Debt Offering and the Stock Offering), of which $89.9 million (or $42.7 million after giving effect to both the Debt Offering and the Stock Offering) was indebtedness. The Issuer's Subsidiaries expect to incur significant additional indebtedness and other liabilities in the future, including $75 million to be incurred by AULP (an Unrestricted Subsidiary) under the Fiber Construction Facility. Although the Indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, significant amounts of such Indebtedness may be Indebtedness of Subsidiaries (which will be effectively senior in right of payment to the Notes). See "--Certain Covenants." Moreover, claims of creditors of the Issuer's Subsidiaries, including trade creditors, and holders of Preferred Stock of the Issuer's Subsidiaries (if any), will generally have a priority as to the assets of such Subsidiaries over the claims of the Issuer.

    The Notes are obligations exclusively of the Issuer. Since the operations of the Issuer are conducted through Subsidiaries, the Issuer's cash flow and the consequent ability to service debt of the Issuer, including the Notes, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Issuer. The payment of dividends and the making of loans and advances to the Issuer by its Subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations. See "Risk Factors--Holding Company Structure."

OPTIONAL REDEMPTION


    The Notes are not redeemable prior to August 1, 2002. At any time on or after August 1, 2002, the Notes are redeemable at the option of the Issuer, in whole or in part, on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption:



    If redeemed during the 12-month period commencing August 1 of the year indicated:



                                                                                   REDEMPTION
YEAR                                                                                 PRICE
--------------------------------------------------------------------------------  ------------
2002............................................................................     104.875%
2003............................................................................     103.250%
2004............................................................................     101.625%



    and thereafter, beginning August 1, 2005 at 100% of the principal amount of the Notes.



    Notwithstanding the foregoing, on or prior to August 1, 2000, the Issuer may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to a maximum of 33 1/3% of the initially outstanding aggregate principal amount of Notes at a redemption price equal to 109.750% of the principal amount of the Notes (determined at the redemption date), together with accrued and unpaid interest thereon to the date of redemption; PROVIDED that not less than $120 million aggregate principal amount of the Notes are outstanding following any such redemption.


    As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Stock of Parent or the Issuer, that generates in the aggregate gross proceeds of at least $50 million, pursuant to a registration statement filed with the Commission in accordance with the Securities Act; PROVIDED that, the Stock Offering (including any over-allotment option in respect thereof) shall be excluded from the definition of Public Equity Offerings; PROVIDED FURTHER, that in the event of a Public Equity Offering by Parent, Parent contributes to the capital of the Issuer the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued and unpaid interest thereon to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to procedures of the Depository Trust Company "DTC"), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that related to such Notes shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

MANDATORY OFFER TO PURCHASE UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (the "Change of Control Payment"). A Change of Control will not occur if the persons obtaining control of the Company are one or more of the Permitted Holders.

    Within 30 days following any Change of Control, the Issuer shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) mail a notice to each holder of Notes stating: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Mandatory Offer to Purchase Upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed ("the Change of Control Payment Date"); (3) that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (4) that any Notes (or portions thereof) not tendered will continue to accrue interest; (5) a description of the transaction or transactions constituting the Change of Control; and (6) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the "Change of Control" provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

    Except as described above with respect to a Change of Control, the Indenture does not contain any provisions that permit the holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    The Change of Control purchase feature is a result of negotiations between the Issuer and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings. Restrictions on the ability of the Issuer to Incur additional Indebtedness are contained in the covenants described under "--Certain Covenants-- Limitation on Indebtedness" and "--Certain Covenants--Limitation on Liens." Such restrictions can only be waived with the consent of the registered holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

    The Credit Facility imposes restrictions on the ability of the Issuer's Subsidiaries to pay dividends or make distributions to the Issuer. Such restrictions may limit the ability of the Issuer to fund any purchase of the Notes upon a Change of Control. There can be no assurance that the Issuer will be able to fund any purchase of the Notes upon a Change of Control.

BOOK-ENTRY SYSTEM

    The Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture). Accordingly, DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

    Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such persons in the Offering. Such accounts shall be designated by the Underwriters with respect to Notes placed by the Underwriters for the Issuer. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    Payment of principal and interest on Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Issuer, the Trustee, any agent of the Issuer, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Issuer has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC. A Global Security is exchangeable for certified Notes only if (i) DTC notifies the Issuer that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Issuer executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Issuer maintained for such purposes and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

    So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC or any successor depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, in the event that the Issuer requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; PROVIDED, HOWEVER, that (a) if after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence, the Issuer may Incur Indebtedness and

Restricted Subsidiaries may borrow or Guarantee borrowings under the Credit Facility and Incur Indebtedness that is Vendor Financing, in each case, if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Leverage Ratio of the Issuer and the Restricted Subsidiaries (on a consolidated basis) would not exceed (i) 7.5 from the Issue Date until December 31, 1999 and (ii) 6.0 after December 31, 1999 and (b) Permitted Indebtedness may be Incurred.

    "Permitted Indebtedness" is defined to include any and all of the following:
(i) in addition to any amounts outstanding pursuant to clause (vii) below, Indebtedness pursuant to the Credit Facility incurred under this clause (i) in an aggregate amount outstanding at any time not to exceed $75 million; (ii) Indebtedness of the Issuer evidenced by the Notes; (iii) Indebtedness of the Issuer owing to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; PROVIDED, HOWEVER, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; PROVIDED, FURTHER, that any Indebtedness of the Issuer owing to and held by a Restricted Subsidiary shall be expressly subordinated to the Notes; (iv) Indebtedness (other than Indebtedness permitted by the immediately preceding paragraph or elsewhere in this paragraph) in an aggregate principal amount outstanding at any time not to exceed $15 million;
(v) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks, PROVIDED, that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (vi) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
(vii) Indebtedness outstanding on the Issue Date (after giving effect to the application of the proceeds of the sale of the Debt Offering and the Stock Offering); (viii) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses (ii) and (vii) above; (ix) Indebtedness incurred solely as a result of the execution by the Issuer or its Restricted Subsidiaries of the Capacity Lease and (x) Indebtedness incurred solely as a result of the execution by the Issuer or its Restricted Subsidiaries of the Operating Keep-Well Agreement and the Completion Guarantee; PROVIDED, HOWEVER, that the foregoing exception shall not be applicable to Indebtedness actually Incurred by the Issuer or any of its Restricted Subsidiaries in order to fund the obligations of the Issuer or its Restricted Subsidiaries to perform under the Operating Keep-Well Agreement or the Completion Guarantee.

    LIMITATION ON INDEBTEDNESS OF AULP. The Issuer shall not permit AULP or any Subsidiary of AULP to, directly or indirectly, Incur any Indebtedness other than
(i) Indebtedness under the Fiber Construction Facility or any Permitted Refinancing Indebtedness Incurred in respect of such Fiber Construction Facility in an aggregate principal amount not to exceed $75 million, less any principal payments made thereunder, (ii) Indebtedness owing to and held by GCI Transport, the Issuer or any Restricted Subsidiary and evidencing amounts advanced pursuant to the GCI Transport Keep-Well Agreement or the Operating Keep-Well Agreement,
(iii) additional Indebtedness not to exceed $5 million in the aggregate at any one time outstanding and (iv) Indebtedness (other than Indebtedness permitted under the preceding clauses (i) through (iii)) in an aggregate principal amount outstanding at any time not to exceed $10 million, but only if and to the extent that (a) all principal, interest and other obligations of any kind under such Indebtedness permitted under clause (iv) are excluded for all purposes in determining amounts that may become due and owing pursuant to the GCI Transport Keep-Well Agreement or the Operating Keep-Well Agreement and (b) such Indebtedness permitted under clauses (iii) and (iv) is non-recourse to, and the lender thereunder has waived all claims against, the Issuer and its Restricted Subsidiaries and their respective Properties and assets with respect thereto.

    LIMITATION ON RESTRICTED PAYMENTS. The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Issuer could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "--Limitation on Indebtedness" or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (i) the excess of (A) Cumulative EBITDA over (B) the product of 1.5 and Cumulative Interest Expense,
(ii) Capital Stock Sale Proceeds, (iii) the amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash or other Property distributed by the Issuer or any Restricted Subsidiary upon conversion or exchange) and (iv) an amount equal to the net reduction in Investments made by the Issuer and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from (A) dividends, repayment of loans or advances, or other transfers or distributions of Property (but only to the extent the Issuer excludes such transfers or distributions from the calculation of Cumulative EBITDA for purposes of clause (c)(i)(A) above), in each case to the Issuer or any Restricted Subsidiary from any Person or (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B) of this subclause (iv), the amount of such Investments previously made by the Issuer and its Restricted Subsidiaries in such Person or such Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments.

    Notwithstanding the foregoing limitation, the Issuer and, in the case of clauses (d), (e), (f) and (h), its Restricted Subsidiaries, may (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture, (b) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes with the proceeds of any Indebtedness that is Permitted Refinancing Indebtedness in respect of such subordinated Indebtedness,
(c) acquire, redeem or retire Capital Stock of the Issuer or Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or other trust established by the Issuer or any Subsidiary of the Issuer), (d) make Investments in Persons the primary businesses of which are Related Businesses (other than Investments in the Capital Stock of the Issuer) in an amount at any time outstanding not to exceed in the aggregate for all such Investments made in reliance upon this clause (d), the sum of (i) $35 million and (ii) an amount equal to the net reduction in Investments made by the Issuer and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from payments of dividends, repayment of loans or advances, or other transfers or distributions of Property (to the extent not included in EBITDA) to the Issuer or any Restricted Subsidiary from any Person (but only to the extent such net reduction in Investments has not been utilized to permit a Restricted Payment pursuant to clause (c)(i) or
(c)(iv) in the immediately preceding paragraph) not to exceed, in the case of clause (d)(ii), the amount of such Investments previously made by the Issuer and its Restricted Subsidiaries in such Person which were treated as Restricted Payments, (e) execute the Completion Guarantee and the Operating Keep-Well Agreement; PROVIDED, HOWEVER, any funding of the Completion Guarantee or the Operating Keep-Well Agreement may only be made if it complies with the immediately preceding paragraph or clause (d) in this paragraph and such funding shall count as Restricted Payments for purposes of determining such compliance,
(f) execute the Operating and Maintenance Contract and make payments pursuant thereto in an annual amount not to exceed the pro rata share of the annual operating and maintenance costs of the System allocated to the output capacity of the System leased and/or purchased by the Issuer and its

Restricted Subsidiaries, (g) purchase or redeem Capital Stock in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees of Parent, the Issuer or one of its Subsidiaries; PROVIDED, HOWEVER, that the amount paid in connection with all such redemptions or repurchases pursuant to this clause (g) shall not exceed in any fiscal year $2 million in the aggregate, and (h) assign or otherwise transfer to GCI Transport, or any of its Subsidiaries the credit in favor of the Issuer and all other related rights arising from the Issuer's $9.1 million deposit made in connection with the Galaxy X Agreement.

    Any payments made pursuant to clauses (b), (c), (f) and (h) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the Issue Date; PROVIDED, HOWEVER, that the proceeds from the issuance of Capital Stock pursuant to clause
(c) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (c)(ii) of the first paragraph of this covenant. The Issuer may, at the time of any Restricted Payment, designate, by delivery to the Trustee of an Officers' Certificate referencing this covenant and such designation, whether such Restricted Payment is being made in accordance with the second preceding paragraph or, if applicable, the clause of the preceding paragraph pursuant to which such Restricted Payment is being made.

    LIMITATION ON LIENS. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether now owned or hereafter acquired, or any interest therein, or any income or profits therefrom, unless (a) with respect to any Restricted Subsidiary, such Lien secures Indebtedness other than Guarantees of Indebtedness of the Issuer or (b) effective provision has been or will be made whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness of the Issuer or any Restricted Subsidiary secured by such Lien; PROVIDED, HOWEVER, that no Lien may be granted with respect to Indebtedness of the Issuer that is subordinated to the Notes.

    LIMITATION ON ASSET SALES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date unless (i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale and
(ii) (A) at least 80% of the consideration paid to the Issuer or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or (B) the consideration paid to the Issuer or such Restricted Subsidiary is determined in good faith by the Board of Directors of Parent and the Issuer, as evidenced by a Board Resolution, to be substantially comparable in type to the assets being sold; PROVIDED, HOWEVER, this clause (ii) shall not apply to (1) any sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be and (2) any sales of Capital Stock of AULP on terms that are otherwise deemed fair to the Issuer and its Subsidiaries in the reasonable business judgment of the Board of Directors of Parent and the Issuer, as evidenced by a Board Resolution.

    The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Issuer or a Restricted Subsidiary, (A) to prepay, repay or purchase Indebtedness under the Credit Facility or Indebtedness of a Restricted Subsidiary (excluding Indebtedness owed to the Issuer or an Affiliate of the Issuer); or (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary).

    Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within one year from the date of such Asset Sale or the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million (taking into account income earned on such Excess Proceeds), the Issuer will be required to make an offer to purchase (the "Prepayment Offer") the Notes, and any other Indebtedness, if any, that ranks PARI PASSU with the Notes and contains similar provisions requiring an Asset Sale prepayment offer, on a pro rata basis, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon (if any) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture (or, in the event of Indebtedness that is discounted, at a price of the then accreted value thereof); PROVIDED, HOWEVER, if any other such Indebtedness that ranks PARI PASSU with the Notes does not contain similar Asset Sale prepayment offer provisions with regard to the pro rata repayment of such other Indebtedness and the Notes, the Issuer will be required to purchase the Notes before purchasing any other such Indebtedness from such Excess Proceeds. If the aggregate principal amount of Notes surrendered for purchase by holders thereof exceeds the amount of Excess Proceeds allocated to the Notes, then the Trustee shall select the Notes to be purchased pro rata according to principal amount or by lot with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and, PROVIDED that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Issuer or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds will be reset to zero.

    Within five Business Days after one year from the date of an Asset Sale or the receipt of Net Available Cash therefrom, the Issuer shall, if it is obligated to make a Prepayment Offer, send a written notice, by first-class mail, to the holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Issuer and its Subsidiaries as the Issuer in good faith believes will enable such holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (a) that the Issuer is offering to purchase Notes pursuant to the provisions of the Indenture described herein under "Limitation on Asset Sales," (b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date (defined below)) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed (the "Purchase Date"), (d) the aggregate principal amount of Notes (or portions thereof) to be purchased and (e) a description of the procedure which holders of Notes must follow in order to tender their Notes (or portions thereof) and the procedures that holders of Notes must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

    The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary, (b) make any loans or advances to the Issuer or any other Restricted Subsidiary or (c) transfer any of its Property to the Issuer or any other Restricted Subsidiary. Such limitation will not apply (1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions (i) in existence under or by reason of any agreements (not otherwise described in clause (iii)) in effect on the Issue Date, (ii) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a

Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer, (iii) any encumbrance or restriction pursuant to (x) the Credit Facility as in effect on the Issue Date and (y) any agreement which amends, extends, renews, refinances, replaces or refunds the Credit Facility, PROVIDED, HOWEVER, that in the case of this subclause (y), such restrictions or encumbrances are no less favorable to the holders of the Notes than those restrictions or encumbrances pursuant to the Credit Facility as in effect on the Issue Date; PROVIDED, FURTHER, HOWEVER, that in the case of subclauses (x) and (y), the provisions of the Credit Facility (A) permit (whether explicitly or as a result of the relative maturities of the Credit Facility and the Notes) distributions to the Issuer for the purpose of, and in an amount sufficient to fund, the payment of principal due at stated maturity and interest in respect of the Notes (PROVIDED, in either case, that such payment is due or to become due within 30 days from the date of such distribution) at a time when there does not exist an event which after notice or passage of time or both would permit the lenders under the Credit Facility to declare all amounts thereunder due and payable, and (B) provide that in no event shall any encumbrance or restriction pursuant to the Credit Facility prohibit distributions for Indebtedness on the Notes for more than 180 days in any consecutive 360 day period, unless (1) there exists a default under the Credit Facility resulting from any payment default under the Credit Facility when due or (2) the maturity of the Credit Facility has been accelerated, or (iv) which result from the extension, renewal, refinancing, replacement, refunding or amendment of an agreement referred to in the immediately preceding clauses
(1)(i) and (ii) above and in clauses (2)(i) and (ii) below, PROVIDED, such encumbrance or restriction is no more restrictive to such Restricted Subsidiary and is not materially less favorable to the holders of Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced, replaced, refunded or amended, and (2) with respect to clause (c) only, to (i) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to the provisions under "--Limitation on Indebtedness" and "--Limitation on Liens" that limits the right of the debtor to dispose of the assets or Property securing such Indebtedness,
(ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (iii) customary provisions restricting subletting or assignment of leases of the Issuer or any Restricted Subsidiary and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an "Affiliate Transaction") unless (a) the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Issuer or such Restricted Subsidiary, as the case may be, and
(iii) no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary, (b) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $15 million, the Board of Directors of Parent and the Issuer (including a majority of the disinterested members of the Board of Directors of Parent and the Issuer) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution and (c) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $25 million, the Issuer obtains a written opinion from an independent appraisal firm to the effect that such Affiliate Transaction is fair, from a financial point of view to the Issuer or such Restricted Subsidiary, as applicable.

    Notwithstanding the foregoing limitation, the Issuer may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date on the terms of such contract as in effect on the Issue Date; (ii) any transaction or series of transactions between the Issuer and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries; (iii) any Restricted Payment permitted to be made pursuant to "--Limitation on Restricted Payments"; (iv) the payment of compensation (including, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Parent, the Issuer or any of its Restricted Subsidiaries, so long as the Board of Directors of Parent and the Issuer in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; (v) loans and advances to employees of Parent, the Issuer or a Restricted Subsidiary made in the ordinary course of business and consistent with past practice of Parent, the Issuer or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed in the aggregate $5 million at any one time outstanding; (vi) any transaction pursuant to any Fiber Construction Agreement,
(vii) any transaction pursuant to the Galaxy X Agreement, (viii) the Permitted Issue Date Transactions, and (ix) any transaction pursuant to any Fiber Construction Agreement.

    OWNERSHIP OF SIGNIFICANT SUBSIDIARIES. The Issuer will at all times maintain, either directly or indirectly, 100% ownership of the Capital Stock of any Person that is or becomes a Significant Subsidiary of the Issuer; PROVIDED, HOWEVER, that (i) the Issuer may, directly or indirectly, acquire after the Issue Date and thereafter maintain ownership comprising less than 100% of the Capital Stock of such Person provided such acquisition is otherwise effected in accordance with the terms of the Indenture and (ii) the Issuer may transfer, convey, sell or otherwise dispose of all or substantially all of the assets of a Significant Subsidiary as permitted pursuant to "--Limitation on Asset Sales."

    FIBER CONSTRUCTION AGREEMENTS. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Guarantee any Indebtedness of any Unrestricted Subsidiary or enter into any keep-well, support or other similar agreement with respect to any Unrestricted Subsidiary other than pursuant to the Fiber Construction Agreements.

    The Issuer and the Restricted Subsidiaries may, but shall not be required to, directly or indirectly, purchase, lease or otherwise acquire output capacity of the System other than pursuant to the Capacity Lease.

    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, advance funds pursuant to the Completion Guarantee and the Operating Keep-Well Agreement unless (i) such advance is permitted by "Limitation on Restricted Payments" and (ii) in no event shall the aggregate amount of such advances exceed $100 million.

    The Fiber Construction Facility will provide that the obligation of the Issuer and its Restricted Subsidiaries to advance funds pursuant to the Completion Guarantee and the Operating Keep-Well Agreement will be limited to the amount that is permitted to be distributed pursuant to "Limitation on Restricted Payments."

    The Operating Keep-Well Agreement will provide that no payments of the type referred to in clause (i) under "Certain Definitions--Operating Keep-Well Agreement" will be required to be made unless GCI Transport has failed to pay such amount within 5 days after demand for such payment has been made pursuant to the GCI Transport Keep-Well Agreement, and no payments of the type referred to in clause (ii) under "Certain Definitions--Operating Keep-Well Agreement" will be required unless the Fiber Construction Facility Banks have taken commercially reasonable efforts to exhaust their remedies against all assets of AULP, the Capital Stock of AULP, demand payment from GCI Transport under the GCI Transport Keep-Well Agreement and file a claim for payment against GCI Transport under the GCI Transport Keep-Well Agreement.

    The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, amend, supplement or otherwise modify any term or condition of any Fiber Construction Agreement in any manner that, directly or indirectly, materially increases or adversely affects in a material manner any obligation or contingent obligation of the Issuer or any of its Restricted Subsidiaries under the Completion Guarantee, the Operating Keep-Well Agreement, the Operating and Maintenance Contract, the Capacity Lease or any other agreement or arrangement executed or delivered in connection with the Fiber Construction Agreements or the transactions contemplated thereby.


    OPERATION OF UNRESTRICTED SUBSIDIARIES. The Issuer shall cause each of its Unrestricted Subsidiaries (i) to maintain continuously articles or a certificate of incorporation or, in the case of a partnership, a partnership agreement, providing that (a) such Unrestricted Subsidiary's purpose is limited and, in the case of AULP, that such purpose is limited to conducting the business contemplated by the Fiber Construction Agreements, (b) such Unrestricted Subsidiary is prohibited from engaging in any dissolution, liquidation, merger, consolidation or sale, transfer, assignment, lease, conveyance or other disposal of all or substantially all of its Property in any one transaction or series of transactions as long as any Indebtedness under the Fiber Construction Facility remains outstanding, other than (1) any such transaction with or into the Issuer or any of its Restricted Subsidiaries otherwise effected in accordance with the terms of the Indenture, (2) any such transaction with or into another Unrestricted Subsidiary and (3) any such transaction which, assuming for purposes of this clause (3) only that such Unrestricted Subsidiary were a Restricted Subsidiary, would comply with the covenant entitled "Limitation on Asset Sales;" provided, however, that any Net Available Cash derived therefrom may also be used to prepay, repay or purchase Indebtedness under the Fiber Construction Facility and (c) the Board of Directors of such Unrestricted Subsidiary or, in the case of a partnership, of the corporate general partner of such partnership, shall consist of not less than one outside director; (ii) to maintain separate books and records including, without limitation, separate financial statements; (iii) not to commingle any of its properties or assets with the properties or assets of the Issuer or any Restricted Subsidiary; (iv) to pay its liabilities, the salaries of its employees and all consultant and advisor fees and expenses directly out of funds that do not comprise in whole or in part the funds of the Issuer or any of its Restricted Subsidiaries and (v) otherwise to hold itself out as a separate entity.


MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Issuer will not merge or consolidate with or into any other entity (other than a merger of a wholly owned Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless: (a) the entity formed by or surviving any such consolidation or merger (if the Issuer is not the surviving entity) or the Person to which such sale, transfer, assignment, lease, conveyance or other disposition is made (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Issuer; (b) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Issuer or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of "--Certain Covenants--Limitation on Indebtedness;" and (d) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Issuer's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person.

    In connection with any consolidation, merger or transfer contemplated by this provision, the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, assignment, lease, conveyance or other disposition and the supplemental indenture in respect thereof comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

SEC REPORTS

    Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the Commission and provide the Trustee and holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections; such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

EVENTS OF DEFAULT

    Events of Default in respect of the Notes as set forth in the Indenture include: (i) failure to make any payment of any principal of any of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption, optional redemption, required purchase or otherwise; (ii) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (iii) failure to comply with any other covenant or agreement in the Notes or in the Indenture and such failure continues for 30 days after written notice from the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) a default under any Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness when due within any applicable grace period, in a total amount greater than $15 million (the "Cross Acceleration Provisions"); (v) any judgment or judgments for the payment of money in an uninsured aggregate amount in excess of $15 million shall be rendered against the Issuer or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "Judgment Default Provisions"); and (vi) certain events involving bankruptcy, insolvency or reorganization of the Issuer or any Restricted Subsidiary (the "Bankruptcy Provisions"). The Indenture provides that the Trustee may withhold from the holders of the Notes notice of any Default (other than payment Defaults) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

    The Indenture will provide that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any Restricted Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration; PROVIDED, HOWEVER, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or a Restricted Subsidiary shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

    The registered holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default, other than payment Defaults, with respect to the Notes or compliance with any provision of the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

    No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee,
(iii) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request, and (iv) the Trustee shall have failed to institute such proceeding within 60 days; PROVIDED, HOWEVER, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

    The Indenture may be amended with the consent of the registered holders of a majority in principal amount of the Notes to be affected then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past Default, other than payment Defaults, or compliance with any provisions may also be waived with the consent of the registered holders of a majority in principal amount of the Notes to be affected then outstanding; PROVIDED, HOWEVER, without the consent of each holder of an outstanding Note to be affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vi) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the holders of the Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed as described under "Optional Redemption."

    Without the consent of any holder of the Notes, the Issuer and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (PROVIDED that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Issuer is required to mail to registered holders of the Notes affected a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Issuer at any time may terminate all its obligations under the Notes and the Indenture ("Legal Defeasance"), except for certain obligations, including those respecting the Defeasance Trust (defined below) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger, Consolidation and Sale of Assets"), the operation of the Cross Acceleration Provisions, the Bankruptcy Provisions with respect to Restricted Subsidiaries and the Judgment Default Provisions described under "--Events of Default" above and the limitations contained in clause (c) under "--Certain Covenants--Merger, Consolidation and Sale of Assets" above ("Covenant Defeasance").

    The Issuer may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii)(with respect to the covenants described under "--Certain Covenants," other than the covenant described under "--Merger, Consolidation and Sale of Assets" above), clause (iv), (v) or (vi) (with respect only to Restricted Subsidiaries) under "--Events of Default" above or because of the failure of the Issuer to comply with clause (c) under "--Merger, Consolidation and Sale of Assets" above.

    In order to exercise either its Legal Defeasance or Covenant Defeasance option, the Issuer must irrevocably deposit in trust (the "Defeasance Trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or an earlier redemption in accordance with the terms of the Indenture and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Additional Assets" means (i) any Property (other than cash, cash equivalents or securities) to be owned by the Issuer or a Restricted Subsidiary and used in a Related Business, (ii) the costs of improving or developing any Property owned by the Issuer or a Restricted Subsidiary which is used in a Related Business and (iii) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Issuer or any Restricted Subsidiary.

    "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a Sale and Leaseback Transaction) by such Person or any of its Subsidiaries (or, in the case of the Issuer, its Restricted Subsidiaries) in any single transaction or series of transactions of
(a) shares of Capital Stock or other ownership interests in another Person (including, with respect to the Issuer and its Restricted Subsidiaries, Capital Stock of Unrestricted Subsidiaries) or (b) any other Property of such Person or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that the term "Asset Sale" shall not include: (i) the sale or transfer of Temporary Cash Investments, inventory, accounts receivable or other Property (including, without limitation, the sale or lease of excess satellite transponder capacity and the sale or lease of excess fiber capacity) in the ordinary course of business; (ii) the liquidation of Property received in settlement of debts owing to such Person or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person or any of its Restricted Subsidiaries in the ordinary course of business, (iii) when used with respect to the Issuer, any asset disposition permitted pursuant to "--Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Issuer's Property; (iv) the sale or transfer of any Property by such Person or any of its Restricted Subsidiaries to such Person or any of its Restricted Subsidiaries; (v) a disposition in the form of a Restricted Payment permitted to be made pursuant to "--Certain Covenants--Limitation on Restricted Payments;" or (vi) a disposition (taken together with any other dispositions in a single transaction or series of related transactions) with a Fair Market Value and a sale price of less than $5 million.

    "Attributable Indebtedness" means Indebtedness deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any security, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal or other redemption payment of such security multiplied by the amount of such payment by
(ii) the sum of all such payments.


    "AULP" means Alaska United Fiber System, an Alaska partnership that will be an Unrestricted Subsidiary on the Issue Date.


    "Board of Directors" of any Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent and the Issuer to have been duly adopted by the Board of Directors of Parent and the Issuer, to be in full force and effect on the date of such certification and delivered to the Trustee.

    "Capacity Lease" means the Lease Contract and related guarantee by and among GCI Communication Corp. (a Restricted Subsidiary) as lessee, GCI Holdings (a Restricted Subsidiary) as guarantor of the lessee's obligations and AULP as lessor, on terms and conditions substantially as outlined in and otherwise consistent with Exhibit A (Summary of Terms and Conditions) attached to the Fiber Construction Facility Commitment Letter pursuant to which GCI Communication Corp. agrees to lease up to 45% of the output capacity of the System, as such lease contract may otherwise be amended, supplemented or otherwise modified in accordance with the terms thereof and of the Indenture.

    "Capital Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

    "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

    "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Issuer from the issue or sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer and other than pursuant to the Stock Offering) by the Issuer of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date, provided, however, that exercise of the over-allotment option with respect to the Stock Offering shall not constitute Capital Stock Sale Proceeds.

    "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b) (1) under the Exchange Act) other than one or more of the Permitted Holders, or an entity or entities controlled by one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent or the Issuer, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent or the Issuer (together with any new directors whose election by the Board of Directors of Parent or the Issuer, as the case may be, or whose nomination for election by the shareholders of Parent or the Issuer, as the case may be, was approved by a majority vote of the directors of Parent or the Issuer, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent or the Issuer, as the case may be, then in office,
(iii) the Issuer consolidates or merges with or into any other Person (other than one or more Permitted Holders or an entity or entities controlled by one or more Permitted Holders) or any other Person (other than one or more Permitted Holders or an entity or entities controlled by one or more Permitted Holders) consolidates or merges with or into the Issuer, in either case, other than (a) a consolidation or merger with a wholly owned Restricted Subsidiary in which all of the Voting Stock of the Issuer outstanding immediately prior to the effectiveness thereof is changed into or exchanged for substantially the same consideration or (b) a consolidation or merger with or into Parent or (iv) the Issuer sells, conveys, transfers or leases, directly or indirectly, all or substantially all of its assets (other than a transfer of such assets as an entirety or virtually as an entirety to a wholly owned Restricted Subsidiary, Parent, one or more Permitted Holders or an entity or entities controlled by one or more Permitted Holders).

    "Completion Guarantee" means the Completion Guarantee between GCI Holdings and AULP on terms and conditions substantially as outlined in and otherwise consistent with Exhibit A (Summary of Terms and Conditions) attached to the Fiber Construction Facility Commitment Letter pursuant to which GCI Holdings agrees, subject to certain limitations, to advance funds, directly or indirectly, to a Fiber Construction Facility Obligor for, or otherwise cause, the timely completion of construction of the System, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

    "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of dividends in respect of Disqualified Stock paid by such person, the amount of Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of such Person held other than by such Person or a Subsidiary (other than any Unrestricted Subsidiary) of such Person, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and the interest component of rentals in respect of any Capital Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis for such Person and its Subsidiaries (or, in the case of the Issuer, its Restricted Subsidiaries) in accordance with GAAP consistently applied. For purposes of this definition, interest on a Capital Lease Obligation or a Sale and Leaseback Transaction shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation or Sale and Leaseback Transaction in accordance with GAAP consistently applied.

    "Consolidated Net Income" of a Person means for any period, the net income
(loss) of such Person and its Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income (i) with respect to the Issuer, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in clause (iv) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Issuer's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) with respect to the Issuer, any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that (a) subject to the limitations contained in clause (iv) below, the Issuer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gains or losses realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

    Notwithstanding the provisions of clause (iii) in the preceding paragraph, in the event that Consolidated Net Income is being calculated with respect to the Issuer or any Surviving Entity (a) for purposes of determining whether the Issuer or any Surviving Entity could incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "--Certain Covenants--Limitation on Indebtedness" for purposes of (i) clause (b) of the first sentence under "--Certain Covenants--Limitation on Restricted Payments,"
(ii) clause (c) under "--Merger, Consolidation and Sale of Assets" or (iii) the definition of "Unrestricted Subsidiary" or (b) for purposes of calculating Cumulative EBITDA pursuant to clause (c) of the first sentence of "--Certain Covenants--Limitation on Restricted Payments," restrictions on the payment of dividends or the making of distributions to the Issuer by GCI Holdings referred to in clause (1)(iii) of the second sentence under "--Certain Covenants--Limitation on Restrictions on Distributions From Restricted Subsidiaries" shall be disregarded.

    Notwithstanding the provisions of clause (iii) in the first paragraph of this definition, in the event that Consolidated Net Income is being calculated with respect to the Issuer for purposes of determining whether the Incurrence of Indebtedness proposed to be Incurred is permissible under clause (a) of the first paragraph of "--Certain Covenants--Limitation on Indebtedness," then (i) if such proposed Indebtedness is proposed to be Incurred by GCI Holdings or any Subsidiary thereof that is a Restricted Subsidiary, restrictions on the payment of dividends or the making of distributions to the Issuer by GCI Holdings referred to in clause (1)(iii) of the second sentence under "--Certain Covenants--Limitation on Restrictions on Distributions From Restricted Subsidiaries" shall be disregarded and (ii) if such proposed Indebtedness is proposed to be Incurred by the Issuer or any Subsidiary of the Issuer (other than GCI Holdings and its Subsidiaries) that is a Restricted Subsidiary, restrictions on the payment of dividends or the making of distributions to the Issuer by GCI Holdings referred to in clause (1)(iii) of the second sentence under "--Certain Covenants--Limitation on Restrictions on Distributions From Restricted Subsidiaries" shall be disregarded, PROVIDED that the lenders pursuant to the Credit Facility modify the Credit Facility to (A) allow for the payment of dividends or the making of distributions to the Issuer in amounts sufficient to pay the scheduled principal and interest payments on such proposed Indebtedness when due and payable or, in the case of a proposed Incurrence of Indebtedness by a Subsidiary, in an amount sufficient to fund capital contributions or other Investments to or in such Subsidiary in amounts sufficient to pay the scheduled principal and interest payments on such proposed Indebtedness when due and payable so long as there does not exist an event which after notice or passage of time or both would permit the lenders under the Credit Facility to declare all amounts thereunder due and payable, and (B) provide that in no event shall any encumbrance or restriction pursuant to the Credit Facility prohibit distributions to pay principal, premium, if any, and interest on such proposed Indebtedness for more than 180 days in any consecutive 360 day period, unless the maturity of the Credit Facility has been accelerated.


    "Credit Facility" means the $375 million credit facility pursuant to a credit agreement, dated as of August 1, 1997, among GCI Holdings, as borrower, and NationsBank of Texas, N.A., Credit Lyonnais New York Branch and Toronto Dominion (Texas), Inc., as agents, and the lenders party thereto, as amended or supplemented, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor replacement agreement and whether by the same or any other agent, lender or group of lenders.


    "Cumulative EBITDA" means at any date of determination the cumulative EBITDA of the Issuer from and after the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

    "Cumulative Interest Expense" means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries from the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness at the option of the holder thereof, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

    "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period, plus, to the extent deducted in arriving at Consolidated Net Income for such period, (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, (iii) Consolidated Interest Expense for such period, (iv) depreciation for such period on a consolidated basis, (v) amortization of intangibles for such period on a consolidated basis, and (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied, except that with respect to the Issuer each of the foregoing items shall be determined on a consolidated basis with respect to the Issuer and its Restricted Subsidiaries only.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such property or asset has a Fair Market Value of less than or equal to $15 million, by any Officer of Parent and the Issuer or (ii) if such property or asset has a Fair Market Value in excess of $15 million, by a majority of the Board of Directors of Parent and the Issuer and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

    "Fiber Construction Agreement" means each of the Fiber Construction Facility, the Completion Guarantee, the GCI Transport Keep-Well Agreement, the Operating Keep-Well Agreement, the Operating and Maintenance Contract and the Capacity Lease.

    "Fiber Construction Facility" means the Construction and Term Loan Facility by and among Credit Lyonnais New York Branch, NationsBank of Texas, N.A. and Toronto Dominion (USA) Inc. (collectively, the "Fiber Construction Facility Banks") as agents, certain lenders and AULP on terms and conditions (i) substantially as outlined in and otherwise consistent with Exhibit A (Summary of Terms and Conditions) attached to the commitment letter for such facility between Parent and the Fiber Construction Facility Banks dated July 3, 1997 (the "Fiber Construction Facility Commitment Letter"), and (ii) which will include an additional covenant requiring third party commitments (including for this purpose bona fide purchases by the Issuer and its Restricted Subsidiaries) to generate capacity purchase revenues or lease payments, pursuant to which the Fiber Construction Facility Banks have agreed to provide financing to construct and develop an undersea fiber optic cable connecting Anchorage, Fairbanks and Juneau, Alaska with the continental United States, as such facility may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

    "Fiber Construction Facility Obligor" means each of AULP and one or more of its Subsidiaries and their respective successors so long as it is a party to the Fiber Construction Facility.

    "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, unless stated otherwise.

    "Galaxy X Agreement" means each of the Galaxy X Transponder Service Agreement between Hughes Communications Satellite Services, Inc. and GCI Communication Corp. and the Galaxy X Transponder Purchase Agreement, each of which is dated August 24, 1995, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Indenture.

    "GCI" means General Communication, Inc., an Alaska corporation, and its successors.

    "GCI Holdings" means GCI Holdings, Inc., an Alaska corporation, and its successors.

    "GCI Transport" means GCI Transport Company, an Alaska Corporation, and its successors.

    "GCI Transport Keep-Well Agreement" means the Operating Keep-Well Agreement between GCI Transport and AULP on terms and conditions substantially as outlined in and otherwise consistent with Exhibit A (Summary of Terms and Conditions) attached to the Fiber Construction Facility Commitment Letter pursuant to which GCI Transport agrees, subject to certain limitations, to advance funds, directly or indirectly, to a Fiber Construction Facility Obligor to pay (i) any operating expenses, including interest and principal payments on Indebtedness, in excess of revenues of AULP and (ii) any unpaid amount on the Fiber Construction Facility when due at Stated Maturity or upon acceleration, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Indenture.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, foreign exchange contract, currency swap agreement, currency option or any other similar agreement or arrangement.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; PROVIDED FURTHER, that solely for purposes of determining compliance with "Certain Covenants--Limitation on Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

    "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capital Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such first Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons, (iv) any Disqualified Stock, (v) any Attributable Indebtedness, (vi) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions issued for the account of such Person, (vii) in the case of the Issuer, Preferred Stock of its Restricted Subsidiaries, and (viii) to the extent not otherwise included in clauses (i) through (vii) of this paragraph, any payment obligations of any such Person at the time of determination under any Hedging Obligation. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date. For purposes of this definition, the amount of the payment obligation with respect to any Hedging Obligation shall be an amount equal to (i) zero, if such obligation is an Interest Rate Agreement permitted pursuant to clause (v) of the second paragraph of "--Certain Covenants-- Limitation on Indebtedness" or (ii) the notional amount of such Hedging Obligation, if such Hedging Obligation is not an Interest Rate Agreement so permitted.

    "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

    "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment (it being understood that leasing output capacity of the System under the Capacity Lease shall not be or be deemed an Investment).

    "Issue Date" means the date on which the Notes are initially issued.

    "Leverage Ratio" means the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of the Issuer, the outstanding Indebtedness of the Issuer and its Restricted Subsidiaries) divided by (ii) the Trailing Pro Forma EBITDA of such Person (or in the case of the Issuer, the Trailing Pro Forma EBITDA of the Issuer and its Restricted Subsidiaries).

    "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

    "Net Available Cash" from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such Properties or assets or received in any other noncash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, and in each case net of all payments made on any Indebtedness (a) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (b) which must (1) by its terms, or in order to obtain a necessary consent to such Asset Sale (except, in the case of this clause (b), Indebtedness that is PARI

PASSU with or subordinated to the Notes), or (2) by applicable law be repaid out of the proceeds from such Asset Sale, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

    "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer and the Chief Accounting Officer of Parent and the Issuer.

    "Officers' Certificate" means a certificate signed by two Officers of Parent and the Issuer, at least one of whom shall be the principal executive officer or principal financial officer of Parent and the Issuer, and delivered to the Trustee.

    "Operating and Maintenance Contract" means the Operating and Maintenance Contract between GCI Communication Corporation (a Restricted Subsidiary) and AULP on terms and conditions substantially as outlined in and otherwise consistent with Exhibit A (Summary of Terms and Conditions) attached to the Fiber Construction Facility Commitment Letter, pursuant to which GCI Communication Corporation agrees, subject to certain limitations, to operate and maintain the System and receive compensation for the actual services provided by it, such compensation to be no less favorable to GCI Communication Corporation than that which could be obtained in a comparable arms-length transaction, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

    "Operating Keep-Well Agreement" means the Operating Keep-Well Agreement between GCI Holdings and AULP on terms and conditions substantially as outlined in and otherwise consistent with Exhibit A (Summary of Terms and Conditions) attached to the Fiber Construction Facility Commitment Letter, pursuant to which GCI Holdings agrees, subject to certain limitations, to advance funds, directly or indirectly, to a Fiber Construction Facility Obligor to pay (i) any operating expenses, including interest and principal payments on Indebtedness, in excess of revenues of AULP and (ii) any unpaid amount on the Fiber Construction Facility when due at Stated Maturity or upon acceleration, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be counsel to Parent, the Issuer or the Trustee.

    "Parent" means GCI so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of the Voting Stock of the Issuer.

    "Permitted Holders" means (i) Ronald Duncan and his estate, spouse, ancestors, lineal descendants and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries, (ii) MCI Telecommunications Corporation and its controlled Affiliates, (iii) Prime Cable Growth Partners, L.P., Prime Venture I Holdings, L.P., Prime Venture II, L.P., Prime Cable Limited Partnership and their respective controlled Affiliates, (iv) the General Communication, Inc. Employee Stock Purchase Plan, and (v) the Estate of Bob Magness so long as Donne Fisher is one of no more than two legal representatives of such estate.

    "Permitted Investment" means an Investment by the Issuer or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary, PROVIDED the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to (after which such other Person shall cease to exist or shall remain a "shell" corporation), the Issuer or a Restricted Subsidiary, PROVIDED such

Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) accounts receivable owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and (vii) loans and advances to employees of Parent, the Issuer or a Restricted Subsidiary made in the ordinary course of business consistent with past practice of Parent, the Issuer or such Restricted Subsidiary, as the case may be, PROVIDED, that such loans and advances do not exceed in the aggregate $5 million at any one time outstanding.

    "Permitted Issue Date Transactions" means any transaction on or promptly after the Issue Date relating to (i) the repayment in full of bank credit facilities of the Issuer's Subsidiaries outstanding on the Issue Date before giving effect to the Incurrence of Indebtedness under the Credit Facility and
(ii) the contribution or advancement by the Issuer or a Restricted Subsidiary of an amount not in excess of $50 million to GCI Transport.

    "Permitted Liens" means (i) Liens on the Property of the Issuer or any Restricted Subsidiary existing on the Issue Date, (ii) Liens on all or substantially all of the assets of the Restricted Subsidiaries and the Capital Stock of GCI Holdings owned by the Issuer in favor of the lenders under the Credit Facility; (iii) Liens on the Property of the Issuer or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (i), (ii), (vii) or (x); PROVIDED, HOWEVER, that any such Lien will be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clauses (i), (ii), (vii) or (x) , as applicable, at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses incurred by the Issuer in connection with such extension, renewal, refinancing, replacement or refunding; (iv) Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (v) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (vi) Liens on the Property of the Issuer or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice; (vii) Liens on Property at the time the Issuer or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided such Lien shall not have been Incurred in anticipation of or in connection with such transaction or series of related transactions pursuant to which such Property was acquired by the Issuer or any Restricted Subsidiary; (viii) other Liens on the Property of the Issuer or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in anticipation of or in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (ix) pledges or deposits by the Issuer or any Restricted Subsidiary under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Issuer or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Issuer or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (x) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; PROVIDED any such Lien does not extend to any other Property of the Issuer or any Restricted Subsidiary; and PROVIDED FURTHER that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary, and (xi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character.

    "Permitted Refinancing Indebtedness" means any extensions, renewals, refinancings, replacements or refundings of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings, replacements or refundings so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such extension, renewal, refinancing, replacement or refunding (other than to finance fees and expenses, including any premium and defeasance costs, incurred in connection therewith), (ii) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being extended, renewed, refinanced, replaced or refunded, (iii) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being extended, renewed, refinanced, replaced or refunded and (iv) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, refinanced, replaced or refunded; PROVIDED, that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that extends, renews, refinances, replaces or refunds, Indebtedness of the Issuer or (b) Indebtedness of the Issuer or a Restricted Subsidiary that extends, renews, refinances, replaces or refunds Indebtedness of an Unrestricted Subsidiary.

    "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

    "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any disposition of any Person or business, Pro Forma EBITDA of such Person and its Subsidiaries shall be computed so as to give pro forma effect to such disposition and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; PROVIDED, HOWEVER, that, with respect to the Issuer, all of the foregoing references to "Subsidiary or "Subsidiaries" shall be deemed to refer only to the "Restricted Subsidiaries" of the Issuer.

    "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in, and other securities of, any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

    "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

    "Related Business" means the business of (i) transmitting, or providing services related to the transmission of voice, video or data through owned or leased wireline or wireless transmission facilities, (ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products or (iii) pursuing any other business that is primarily related to those identified in the foregoing clauses (i) or (ii).

    "Restricted Payment" means (i) any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of the Issuer or Capital Stock of any Restricted Subsidiary except for any dividend or distribution which is made solely by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer;
(ii) a payment made by the Issuer or any Restricted Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Issuer or Capital Stock of any Affiliate of the Issuer (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; (iii) a payment made by the Issuer or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Issuer which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or (iv) an Investment (other than Permitted Investments) in any Person; provided, however, that the term "Restricted Payment" shall not include any of the Permitted Issue Date Transactions.

    "Restricted Subsidiary" means (i) any Subsidiary of the Issuer on or after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the definition of "Unrestricted Subsidiary" and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."

    "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person (or, in the case of the Issuer, its Restricted Subsidiaries) and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries (or, in the case of the Issuer, its Restricted Subsidiaries).

    "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act as in effect on the Issue Date; provided, however, that for purposes of this definition only, (i) subclause (3) of such Rule 1.02(w) shall be disregarded and (ii) "Significant Subsidiary" shall include any Subsidiary (and its Subsidiaries) whose EBITDA comprises more than 10% of the EBITDA of the Issuer for the most recently completed fiscal year.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer thereof unless such contingency has occurred).

    "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which at least a majority of the total voting power of the Voting Stock is held by such first-named Person or any of its Subsidiaries and such first-named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or (ii) in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

    "System" has the meaning set forth in the Fiber Construction Facility.

    "Temporary Cash Investments" means any of the following: (i) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and shall, in any event, include National Bank of Alaska or First National Bank of Anchorage, (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than the Issuer or an Affiliate of the Issuer) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)).

    "Trailing Pro Forma EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the four most recent full fiscal quarters for which financial statements are available.

    "Unrestricted Subsidiary" means (a) GCI Transport, GCI Satellite Company, GCI Fiber Company, Fiber Hold Company, and AULP and (b) any Subsidiary of an Unrestricted Subsidiary. The Parent's and the Issuer's Board of Directors may designate any Person that becomes a Subsidiary of the Issuer or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Issuer or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated under any Indebtedness or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Issuer or any Restricted Subsidiary and (iii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such entity becoming a Subsidiary of the Issuer or any Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer or of any Restricted Subsidiary will be classified as a Restricted Subsidiary; PROVIDED, HOWEVER, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Issuer would be unable to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "--Certain Covenants--Limitation on Indebtedness." Except as provided in the second sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Parent's and the Issuer's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Issuer could Incur at least $1.00 of additional indebtedness pursuant to clause (a) of the first paragraph of "--Certain Covenants--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom. Any such designation by Parent's and the Issuer's Board of Directors will be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying (i) that such designation complies with the foregoing provisions and (ii) giving the effective date of such designation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of the Issuer in which such designation is made (or in the case of a designation made during the last fiscal quarter of the Issuer's fiscal year, within 120 days after the end of such fiscal year).

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Vendor Financing" means the financing entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) or maintenance of personal property (tangible or intangible) used, or to be used, in a Related Business.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

NOTICES

    Notices to holders of Notes will be sent by mail to the addresses of such holders as they may appear in the Security Register.

GOVERNING LAW

    The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

THE TRUSTEE

    The Bank of New York is the Trustee under the Indenture. The Bank of New York is a lender pursuant to the Credit Facility.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Issuer has agreed to issue and sell to the Underwriters listed below and each of the Underwriters has agreed to purchase, the principal amount of Notes set forth opposite its name below.


                                                                                                     PRINCIPAL
                                                                                                     AMOUNT OF
UNDERWRITER                                                                                            NOTES
------------------------------------------------------------------------------------------------  ----------------
Salomon Brothers Inc............................................................................  $    101,340,000
Schroder & Co. Inc..............................................................................        41,328,000
NationsBanc Capital Markets, Inc................................................................        22,338,000
TD Securities (USA) Inc.........................................................................        14,994,000
                                                                                                  ----------------
                                                                                                  $    180,000,000
                                                                                                  ----------------
                                                                                                  ----------------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions set forth therein. The Underwriters will be obligated to purchase all the Notes offered hereby if any Notes are purchased.


    The Underwriters have advised the Issuer that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of 0.50% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of such principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.


    It is expected that delivery of the Notes will be made against payment therefor on or about the fifth business day following the date of this Prospectus. Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date hereof or the next succeeding business day should consult their own advisor.

    The Underwriting Agreement provides that the Issuer will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

    The Issuer has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations, although they are under no obligation to do so. There is no existing market for the Notes and there can be no assurance that a market will develop. See "Risk Factors--Lack of Public Market for Notes."


    Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when more than 10% of the proceeds of a public offering of debt securities, not including underwriting compensation, are to be paid to members of the NASD participating in such public offering of debt securities or affiliates of such members, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a qualified independent underwriter meeting certain standards. TD Securities (USA) Inc. and NationsBanc Capital Markets, Inc. are members of the NASD. TD Securities (USA) Inc. is an affiliate of Toronto Dominion (Texas), Inc., the Administrative Agent, a Managing Agent and a Lender under the Cable Credit Facility and a Lender under the Telephony Credit Facility. NationsBanc Capital Markets, Inc. is an affiliate of NationsBank of Texas, N.A., a Managing

Agent, the Syndication Agent and a Lender under the Cable Credit Facility and the Administrative Agent and a Lender under the Telephony Credit Facility. Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A. will receive a portion of the proceeds of the Offering for the repayment of borrowings under the credit facilities and fees related to the proposed amendments to such facilities. Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A., will receive more than 10% of the net proceeds from this Offering as a result of the use of such proceeds to repay a portion of the borrowings under the credit facilities. In connection with the Credit Facility, the Company would be required to pay commitment fees on the unused portion of the commitments and a nonrefundable facility fee not in excess of $3.05 million on the total amount of the commitments. See "Use of Proceeds." As a result, this Offering is being made in compliance with paragraph (8) of Rule 2710(c) the Conduct Rules of the NASD which relates to offerings with respect to which net proceeds are directed to members of the NASD. Salomon Brothers Inc will act as a qualified independent underwriter in connection with the Offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this Offering. The Company has also agreed to indemnify Salomon Brothers Inc against certain liabilities, including liabilities under the Securities Act, and to afford Salomon Brothers Inc certain rights of contribution.

    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Notes for the purposes of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Notes in connection with this Offering than they are committed to purchase from the Issuer, and in such case may purchase Notes in the open market following completion of this Offering to cover all or a portion of such short position. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements between the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this Offering) for the account of the Underwriters, the selling concession with respect to Notes that are distributed in this Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Notes and certain other legal matters in connection with the Notes offered hereby are being passed upon for the Company by Wohlforth, Argetsinger, Johnson & Brecht, a Professional Corporation, Anchorage, Alaska, and by Sherman & Howard L.L.C., Denver, Colorado, special counsels for the Company. Paul, Hastings, Janofsky & Walker LLP, New York, New York has acted as legal counsel to the Underwriters in connection with the Offerings.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included in this Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein which, as to the year ended December 31, 1996, are based in part on the report of Ernst & Young LLP, independent auditors (whose report covers the consolidated financial statements of GCI Cable, Inc. (a subsidiary of the Company) and its subsidiaries, as of December 31, 1996 and for the period from inception (April 12, 1996) to December 31, 1996, which are not included separately herein), given upon the authority of said firms as experts in accounting and auditing.

    The financial statements of Prime Cable of Alaska, L.P. at December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, and the combined financial statements of the Alaskan Cable Network at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of Alaska Cablevision at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Carl & Carlsen, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information filed electronically by the Company, and can be found at http:\\www.sec.gov.

    The Class A Common Stock is designated a national market system stock on the Nasdaq Stock Market. The Class B Common Stock is traded in the over-the-counter market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006.

    The Issuer has filed a Registration Statement with the Commission with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not include all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer and the Notes, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part of it, is available for inspection and copying as set forth above. Statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                                    GLOSSARY


    ADJUSTED EBITDA -- Consists of earnings before interest (net), income taxes, depreciation, amortization, and other income (expense). Adjusted EBITDA is a measure commonly used in the telecommunications and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.


    APUC -- The Alaska Public Utilities Commission.

    ATU -- The Anchorage Telephone Utility, a public utility and local telephone exchange owned by the Municipality of Anchorage and the largest municipally-owned LEC in the country.

    AVERAGE MONTHLY REVENUE PER EQUIVALENT BASIC SUBSCRIBER -- Total subscriber revenues for the year from the sale of cable television services divided by average total equivalent basic subscribers divided by 12.

    BASIC PENETRATION -- Equivalent basic subscribers divided by homes passed.

    BST -- Basic tier of cable services.

    CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access telecommunications services.

    CENTRAL OFFICES -- The switching centers or central switching facilities of the local exchange companies.

    COLOCATION -- The ability of a CAP such as the Company to connect its network to the LEC's central offices. Physical colocation occurs when a CAP places its network connection equipment inside the local exchange company's central offices. Virtual colocation is an alternative to physical colocation pursuant to which the LEC permits a CAP to connect its network to the LEC's central offices on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

    CPST -- Cable programming service tier.

    DAMA -- Demand assigned multiple access.

    DBS -- Direct broadcast satellite television.

    DEDICATED -- Telecommunications lines reserved for use by particular customers.

    DIALING PARITY -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation and the ability of customers to dial the same number of digits on a competitor's network as on the LEC's network.

    DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously viable analog signal. The precise digital numbers minimize distortion in the case of audio transmission.


    DS3 -- Digital signal level 3, a 44.736 megabits per second digital transmission facility.


    EQUIVALENT BASIC SUBSCRIBERS -- A number representing the sum of (a) residential customers receiving at least the entry level of cable television service offered by a system ("Basic Service") at the system's standard residential rate for Basic Service plus (b) for customers receiving Basic Service under bulk billing arrangements at a rate less than the system's standard residential rate for Basic Service (including multi-unit residential complexes, hotels, motels and hospitals), the number derived by dividing the monthly amount billed to all such subscribers for Basic Service by the monthly standard residential rate for Basic Service.

    GTEOC -- GTE Operating Companies.

    HOMES PASSED -- Dwellings and commercial establishments that are or can be connected to the distribution system of a cable system without further extension of the transmission lines of that cable system.

    HSD -- Home satellite dish earth stations.

    INTERCONNECTION -- Interconnection of facilities between or among local exchange carriers, including potential physical colocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

    INTERLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

    INTRALATA -- Telecommunications services originating and terminating within the same LATA.

    ISDN -- Integrated services digital network.

    LATA (LOCAL ACCESS AND TRANSPORT AREA) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state.

    LFA -- Local franchising authority.

    LOCAL EXCHANGE -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

    LEC (LOCAL EXCHANGE CARRIER) -- A company providing local telephone services.

    LONG DISTANCE CARRIERS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

    MAN -- Metropolitan area network.

    MMDS -- Multichannel, multipoint distribution service.

    MTS -- Message toll service.

    NPT -- New product tier.

    OVS -- Open video system.

    PACS -- Personal access communications system.

    PCS (PERSONAL COMMUNICATION SERVICE) -- A telephone service with respect to which a telephone number or numbers are assigned to a person rather than to a fixed location thereby allowing that person to receive and make calls from any location within the area serviced by the personal communication service.

    PEG -- Public access, educational and government.

    POP -- The estimates of the 1995 population of a Metropolitan Statistics Area for which the FCC licensed communications systems or a Rural Service Area for which the FCC licensed communications systems, as derived from the 1995 population estimates prepared by Strategic Mapping, Inc.

    PREMIUM PENETRATION -- Premium service units divided by equivalent basic subscribers.

    PREMIUM SERVICE UNITS -- Premium programming services selected by and sold to subscribers on an la carte or packaged basis for monthly fees in addition to the fee for Basic Service.

    SMATV -- Satellite master antenna television.

    SS7 -- Signaling system number 7.

    SSP -- Service switching point, an SS7 network element.

    SWITCH -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

    SWITCHED ACCESS TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier pop.

    SWITCHED TRAFFIC -- Telecommunications traffic along the public switched network. This traffic is generally switched at the LEC's central offices.

    TRS -- Telephone relay services.

    UNBUNDLED ACCESS -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

    VSAT -- Very small aperture terminal.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
COMPANY
  Independent Auditors' Report--KPMG Peat Marwick LLP......................................................  F-3
  Report of Independent Auditors--Ernst & Young LLP........................................................  F-5
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)..............  F-6
  Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the three-month periods ended March 31, 1996 and 1997 (unaudited)..........................................  F-8
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996 and the three-month periods ended March 31, 1996 and 1997 (unaudited)......................................  F-9
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the three-month periods ended March 31, 1996 and 1997 (unaudited)..........................................  F-10
  Notes to Consolidated Financial Statements...............................................................  F-11

PRIME CABLE

  Report of Independent Auditors--Ernst & Young LLP........................................................  F-35

  Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996 (unaudited) and June 30, 1996
    (unaudited)............................................................................................  F-36

  Statements of Operations for the years ended December 31, 1994 and 1995 and for the nine-month periods ended September 30, 1995 and 1996 (unaudited), and for the six-month periods ended June 30, 1995 and
    1996 (unaudited).......................................................................................  F-37

  Statements of Changes in Partners' Capital Deficiency for the years ended December 31, 1994 and 1995.....  F-38

  Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the nine-month periods ended September 30, 1995 and 1996 (unaudited), and for the six-month periods ended June 30, 1995 and
    1996 (unaudited).......................................................................................  F-39

  Notes to Financial Statements............................................................................  F-40

  MD&A Discussion regarding Prime Cable....................................................................  F-48

ALASKAN CABLE NETWORK (Combined for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan
  Cable/Ketchikan)

  Report of Independent Auditors--Ernst & Young LLP........................................................  F-51

  Combined Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited)...................  F-52

  Combined Statements of Income for the years ended December 31, 1993, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996 (unaudited).......................................................  F-53

  Combined Statements of Shareholders' Equity for the years ended December 31, 1993, 1994 and 1995.........  F-54

  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996 (unaudited).............................................  F-55

  Notes to Combined Financial Statements...................................................................  F-56

  MD&A Discussion regarding Alaskan Cable Network..........................................................  F-64

                                                                                                               PAGE
                                                                                                             ---------
ALASKA CABLEVISION

  Report of Independent Auditors--Carl & Carlsen...........................................................  F-67

  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited)............................  F-68

  Statements of Income for the years ended December 31, 1993, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996 (unaudited)...............................................................  F-69

  Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995..................  F-70

  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996 (unaudited).......................................................  F-71

  Notes to Financial Statements............................................................................  F-72

  MD&A Discussion regarding Alaska Cablevision.............................................................  F-75

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF THE COMPANY........................................  F-78

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
General Communication, Inc.:

    We have audited the accompanying consolidated balance sheets of General Communication, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of GCI Cable, Inc., a wholly owned subsidiary, which 1996 statements reflect total assets of $310 million and total revenues of $9.5 million of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for GCI Cable, Inc., is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Communication, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Anchorage, Alaska
February 21, 1997

                 (This page has been left blank intentionally.)

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GCI Cable, Inc. and Subsidiaries

    We have audited the consolidated balance sheet of GCI Cable, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, shareholder's equity and cash flows for the period from inception (April 12, 1996) to December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GCI Cable, Inc. and Subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for the period from inception (April 12, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Austin, Texas
February 14, 1997

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   ASSETS
                                                                          (UNAUDITED)
                                                                           MARCH 31,        DECEMBER 31,
                                                                             1997         1996        1995
                                                                          -----------  -----------  ---------
                                                                                (AMOUNTS IN THOUSANDS)
Current assets:
  Cash and cash equivalents.............................................   $   4,730        13,349      4,017
                                                                          -----------  -----------  ---------
  Receivables:
    Trade...............................................................      27,815        27,953     21,737
    Other...............................................................       1,803         1,412        253
                                                                          -----------  -----------  ---------
                                                                              29,618        29,365     21,990
  Less allowance for doubtful receivables...............................         776           597        295
                                                                          -----------  -----------  ---------
    Net receivables.....................................................      28,842        28,768     21,695
                                                                          -----------  -----------  ---------
  Prepaid and other current assets......................................       2,288         2,236      1,566
  Deferred income taxes, net (note 7)...................................         871           835        746
  Inventories...........................................................       1,666         1,589        991
  Notes receivable (note 4).............................................         330           325        167
                                                                          -----------  -----------  ---------
    Total current assets................................................      38,727        47,102     29,182
                                                                          -----------  -----------  ---------
Property and equipment, at cost (notes 6, 9, 10 and 11)
  Land and buildings....................................................         692           692         73
  Telephony distribution systems........................................      90,256        81,414     67,434
  Cable television distribution systems.................................      53,250        52,284          0
  Transportation equipment..............................................       1,072         1,064          0
  Support equipment.....................................................      20,559        19,994     11,610
  Property and equipment under capital leases...........................       2,030         2,030      2,030
                                                                          -----------  -----------  ---------
                                                                             167,859       157,478     81,147
  Less amortization and accumulated depreciation........................      45,770        41,497     33,789
                                                                          -----------  -----------  ---------
    Net property and equipment in service...............................     122,089       115,981     47,358
  Construction in progress..............................................      19,901        20,770      3,096
                                                                          -----------  -----------  ---------
    Net property and equipment..........................................     141,990       136,751     50,454
Notes receivable (note 4)...............................................       1,344         1,016        904
Intangible assets, net of amortization (notes 2 and 5)..................     249,243       250,920      3,125
Transponder deposit (note 13)...........................................       9,100         9,100          0
Deferred loan costs, net of amortization................................         759           900        110
Other assets, at cost, net of amortization..............................       1,715         1,546        990
                                                                          -----------  -----------  ---------
    Total assets........................................................   $ 442,878       447,335     84,765
                                                                          -----------  -----------  ---------
                                                                          -----------  -----------  ---------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                          (UNAUDITED)
                                                                           MARCH 31,        DECEMBER 31,
                                                                             1997         1996        1995
                                                                          -----------  -----------  ---------
                                                                                (AMOUNTS IN THOUSANDS)
Current liabilities:
  Current maturities of long-term debt (note 6).........................   $  31,938        31,969      1,689
  Current maturities of obligations under capital leases (note 11)......          74            71        282
  Accounts payable......................................................      22,320        23,677     16,861
  Accrued payroll and payroll related obligations.......................       3,679         3,830      2,108
  Accrued liabilities...................................................       4,269         4,173      1,134
  Accrued income taxes (note 7).........................................           0             0        547
  Accrued interest......................................................         351         2,708        132
  Subscriber deposits and deferred revenues.............................       3,444         3,449      1,317
                                                                          -----------  -----------  ---------
    Total current liabilities...........................................      66,075        69,877     24,070
  Long-term debt, excluding current maturities (note 6).................     180,873       191,273      8,291
  Obligations under capital leases, excluding current maturities (note
    11).................................................................           0             0         26
  Obligations under capital leases due to related parties, excluding
    current maturities (notes 10 and 11)................................         655           675        739
  Deferred income taxes, net (note 7)...................................      34,020        33,720      7,004
  Other liabilities.....................................................       2,160         2,236      1,619
                                                                          -----------  -----------  ---------
    Total liabilities...................................................     283,783       297,781     41,749
                                                                          -----------  -----------  ---------
Stockholders' equity (notes 2, 3, 6, 7 and 8):
Common stock (no par):
  Class A. Authorized 50,000,000 shares; issued and outstanding
    36,586,973 and 19,680,199 shares at December 31, 1996 and 1995,
    respectively........................................................     123,498       113,421     13,912
  Class B. Authorized 10,000,000 shares; issued and outstanding
    4,074,028 and 4,175,434 shares at December 31, 1996 and 1995, respectively; convertible on a share-per-share basis into Class A
    common stock........................................................       3,432         3,432      3,432
  Less cost of 199,081 and 122,611 Class A common shares held in
    treasury at December 31, 1996 and 1995, respectively................      (1,039)       (1,010)      (389)
Paid-in capital.........................................................       4,247         4,229      4,041
Retained earnings.......................................................      28,957        29,482     22,020
                                                                          -----------  -----------  ---------
    Total stockholders' equity..........................................     159,095       149,554     43,016
                                                                          -----------  -----------  ---------
Commitments and contingencies (notes 11 and 13).........................
      Total liabilities and stockholders' equity........................   $ 442,878       447,335     84,765
                                                                          -----------  -----------  ---------
                                                                          -----------  -----------  ---------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                         (UNAUDITED)
                                                      THREE MONTHS ENDED                YEARS ENDED
                                                     --------------------  -------------------------------------
                                                          MARCH 31,                    DECEMBER 31,
                                                       1997       1996        1996         1995         1994
                                                     ---------  ---------  -----------  -----------  -----------
                                                           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues (notes 9 and 10):
  Telecommunication services.......................  $  39,225     37,969      155,419      129,279      116,981
  Cable services...................................     13,656     --            9,475            0            0
                                                     ---------  ---------  -----------  -----------  -----------
    Total revenues.................................     52,881     37,969      164,894      129,279      116,981
Cost of sales and services.........................     27,168     21,302       92,664       72,091       63,877
Operating, selling, general and administrative
  expenses.........................................     16,301     10,833       46,412       37,691       33,468
Depreciation and amortization......................      6,120      1,887        9,409        5,993        6,639
                                                     ---------  ---------  -----------  -----------  -----------
    Operating income (note 9)......................      3,292      3,947       16,409       13,504       12,997
Interest expense, net (notes 3 and 6)..............      3,949        260        3,719          903        1,316
                                                     ---------  ---------  -----------  -----------  -----------
    Net earnings before income taxes...............       (657)     3,687       12,690       12,601       11,681
Income tax expense (notes 3 and 7).................       (132)     1,550        5,228        5,099        4,547
                                                     ---------  ---------  -----------  -----------  -----------
    Net earnings...................................  $    (525)     2,137        7,462        7,502        7,134
                                                     ---------  ---------  -----------  -----------  -----------
                                                     ---------  ---------  -----------  -----------  -----------
    Net earnings per common share..................  $   (0.01)      0.09         0.27         0.31         0.30
                                                     ---------  ---------  -----------  -----------  -----------
                                                     ---------  ---------  -----------  -----------  -----------
Weighted average number of shares of common stock
  equivalents outstanding..........................     43,167     24,854       27,668       24,426       24,083
                                                     ---------  ---------  -----------  -----------  -----------
                                                     ---------  ---------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       SHARES OF                                      CLASS A
                                                                      COMMON STOCK          CLASS A      CLASS B      SHARES
                                                                ------------------------    COMMON       COMMON       HELD IN
(AMOUNTS IN THOUSANDS)                                            CLASS A      CLASS B       STOCK        STOCK      TREASURY
                                                                -----------  -----------  -----------  -----------  -----------
Balances at December 31, 1993.................................      19,001        4,114    $  13,470        3,432         (328)
Net earnings..................................................      --           --           --           --           --
Class B shares converted to Class A...........................           9           (9)      --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares issued under stock option plan.........................          72       --               96       --           --
Shares issued under warrant agreement, net....................         254       --              185       --           --
Shares issued and issuable under officer stock option
  agreements..................................................         281           74           79       --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at December 31, 1994.................................      19,617        4,179       13,830        3,432         (328)
Net earnings..................................................      --           --           --           --           --
Class B shares converted to Class A...........................           3           (3)      --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares purchased and held in Treasury.........................      --           --           --           --              (61)
Shares issued under stock option plan.........................          40       --               82       --           --
Shares issued and issuable under officer stock option
  agreements..................................................          20       --           --           --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at December 31, 1995.................................      19,680        4,176       13,912        3,432         (389)
Net earnings..................................................      --           --           --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares issued under stock option plan.........................           1       --                1       --           --
Shares issued and issuable under officer stock option
  agreements..................................................      --           --           --           --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at March 31, 1996 (unaudited)........................      19,681        4,176       13,913        3,432         (389)
Net earnings (unaudited)......................................      --           --           --           --           --
Class B shares converted to Class A...........................         102         (102)      --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares issued to MCI..........................................       2,000       --           13,000       --           --
Shares issued pursuant to acquisitions, net of costs totaling
  $432........................................................      14,723       --           86,278       --           --
Shares purchased and held in Treasury.........................      --           --           --           --             (621)
Shares issued under stock option plan.........................          81       --              230       --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at December 31, 1996.................................      36,587        4,074      113,421        3,432       (1,010)
Net Loss (unaudited)..........................................      --           --           --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Class B shares converted to Class A...........................           3           (3)      --           --           --
Shares issued upon conversion of convertible note.............       1,538       --            9,983       --           --
Shares purchased and held in Treasury.........................      --           --           --           --              (29)
Shares issued under stock option plan.........................          31       --               94       --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at March 31, 1997 (unaudited)........................      38,159        4,071    $ 123,498        3,432       (1,039)
                                                                -----------       -----   -----------       -----   -----------
                                                                -----------       -----   -----------       -----   -----------

                                                                  PAID-IN     RETAINED
(AMOUNTS IN THOUSANDS)                                            CAPITAL     EARNINGS
                                                                -----------  -----------
Balances at December 31, 1993.................................       3,252        7,384
Net earnings..................................................      --            7,134
Class B shares converted to Class A...........................      --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................         371       --
Shares issued under stock option plan.........................      --           --
Shares issued under warrant agreement, net....................      --           --
Shares issued and issuable under officer stock option
  agreements..................................................          18       --
                                                                     -----   -----------
Balances at December 31, 1994.................................       3,641       14,518
Net earnings..................................................      --            7,502
Class B shares converted to Class A...........................      --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................         397       --
Shares purchased and held in Treasury.........................      --           --
Shares issued under stock option plan.........................      --           --
Shares issued and issuable under officer stock option
  agreements..................................................           3       --
                                                                     -----   -----------
Balances at December 31, 1995.................................       4,041       22,020
Net earnings..................................................      --            2,137
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................          16       --
Shares issued under stock option plan.........................      --           --
Shares issued and issuable under officer stock option
  agreements..................................................           1       --
                                                                     -----   -----------
Balances at March 31, 1996 (unaudited)........................       4,058       24,157
Net earnings (unaudited)......................................      --            5,325
Class B shares converted to Class A...........................      --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................         171       --
Shares issued to MCI..........................................      --           --
Shares issued pursuant to acquisitions, net of costs totaling
  $432........................................................      --           --
Shares purchased and held in Treasury.........................      --           --
Shares issued under stock option plan.........................      --           --
                                                                     -----   -----------
Balances at December 31, 1996.................................       4,229       29,482
Net Loss (unaudited)..........................................      --             (525)
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................          18       --
Class B shares converted to Class A...........................      --           --
Shares issued upon conversion of convertible note.............      --           --
Shares purchased and held in Treasury.........................      --           --
Shares issued under stock option plan.........................      --           --
                                                                     -----   -----------
Balances at March 31, 1997 (unaudited)........................       4,247       28,957
                                                                     -----   -----------
                                                                     -----   -----------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          UNAUDITED
                                                     THREE MONTHS ENDED
                                                          MARCH 31,             YEARS ENDED DECEMBER 31,
                                                    ---------------------  -----------------------------------
                                                       1997       1996         1996        1995        1994
                                                    ----------  ---------  ------------  ---------  ----------
                                                                      (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings....................................  $     (525)     2,137         7,462      7,502       7,134
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization.................       5,979      1,887         9,409      5,993       6,639
    Amortization of deferred loan costs...........         141          0            63        230         100
    Deferred income tax expense...................         264         13         2,252      1,017       1,588
    Deferred compensation and
      compensatory stock options..................         (18)       143           619        433         343
    Disposals of property and equipment...........           0          0            30        170           0
    Bad debt expense, net of write-offs...........         179        (37)          (34)      (114)       (312)
    Other noncash income and expense items........          16        (11)          (42)       354         (36)
    Change in operating assets and liabilities
      (note 3)....................................      (4,196)    (1,773)        2,612     (1,307)      3,063
                                                    ----------  ---------  ------------  ---------  ----------
Net cash provided by operating activities.........       1,840      2,359        22,371     14,278      18,519
                                                    ----------  ---------  ------------  ---------  ----------
Cash flows from investing activities:
  Acquisitions of businesses, net of cash acquired
    (notes 2 and 3)...............................           0          0       (72,818)         0           0
  Purchases of property and equipment.............      (9,529)    (6,950)      (38,642)    (8,938)    (10,604)
  Purchases of other assets including long-term
    deposits......................................        (197)       (45)      (10,959)      (510)     (1,110)
  Proceeds from the sale of investment security...           0          0             0        832           0
  Notes receivable issued.........................        (337)      (130)         (515)      (251)       (339)
  Payments received on notes receivable...........           4          2           288        184          10
  Restricted cash investments.....................           0          0             0          0         684
                                                    ----------  ---------  ------------  ---------  ----------
Net cash used in investing activities.............     (10,059)    (7,123)     (122,646)    (8,683)    (11,359)
                                                    ----------  ---------  ------------  ---------  ----------
Cash flows from financing activities:
  Long-term borrowings............................      10,000      3,300       208,000          0           0
  Repayments of long-term borrowings and capital
    lease obligations.............................     (10,448)      (485)       (5,039)    (2,824)     (8,494)
  Proceeds from common stock issuance.............          77          1        13,231         82         360
  Purchase of treasury stock......................         (29)         0          (621)       (61)          0
  Retirement of bank debt assumed.................           0          0      (105,200)         0           0
  Payment of deferred loan costs..................           0          0          (764)      (424)          0
                                                    ----------  ---------  ------------  ---------  ----------
  Net cash provided (used) by financing
    activities....................................        (400)     2,816       109,607     (3,227)     (8,134)
                                                    ----------  ---------  ------------  ---------  ----------
Net increase (decrease) in cash and cash
  equivalents.....................................      (8,619)    (1,948)        9,332      2,368        (974)

Cash and cash equivalents at beginning of
  period..........................................      13,349      4,017         4,017      1,649       2,623
                                                    ----------  ---------  ------------  ---------  ----------
  Cash and cash equivalents at end of period......  $    4,730      2,069        13,349      4,017       1,649
                                                    ----------  ---------  ------------  ---------  ----------
                                                    ----------  ---------  ------------  ---------  ----------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

    (a)  ORGANIZATION

    General Communication, Inc. ("GCI"), an Alaska corporation, was incorporated in 1979. GCI Communication Corp. ("GCC"), an Alaska corporation, is a wholly owned subsidiary of GCI and was incorporated in 1990. GCI Communication Services, Inc. ("Communication Services"), an Alaska corporation, is a wholly owned subsidiary of GCI and was incorporated in 1992. GCI Leasing Co., Inc. ("Leasing Company"), an Alaska corporation, is a wholly owned subsidiary of Communication Services and was incorporated in 1992. GCI and GCC are engaged in the transmission of interstate and intrastate private line and switched message long distance telephone service between Anchorage, Fairbanks, Juneau, and other communities in Alaska and the remaining United States and foreign countries. GCC also provides northbound services to certain common carriers terminating traffic in Alaska and sells and services dedicated communications systems and related equipment. Communication Services provides private network point-to-point data and voice transmission services between Alaska, Hawaii and the western contiguous United States. Leasing Company owns and leases capacity on an undersea fiber optic cable used in the transmission of interstate private line and switched message long distance services between Alaska and the remaining United States and foreign countries.

    Cable television services are provided through GCI Cable, Inc. and through its ownership in Prime Cable of Alaska L.P. ("Prime"), and through GCI Cable, Inc.'s wholly owned subsidiaries GCI Cable/ Fairbanks, Inc., and GCI Cable/Juneau, Inc. (collectively "GCI Cable" or "Cable Companies"). GCI Cable, Inc. and its subsidiaries are Alaska corporations and were incorporated in 1996. GCI Cable, Inc. is a wholly owned subsidiary of GCI. Prime is a limited partnership organized under the laws of the state of Delaware whose partnership interests are wholly owned by GCI Cable, Inc.

    (b)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of GCI, its wholly owned subsidiaries GCC, Communication Services, GCI Cable, and Communication Services' wholly owned subsidiary Leasing Company (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

    (c)  NET EARNINGS PER COMMON SHARE

    Primary earnings per common share are determined by dividing net earnings by the weighted number of common and common equivalent shares outstanding:

                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Weighted average common shares outstanding.....................     26,498     23,723     23,199
Common equivalent shares outstanding...........................      1,170        703        884
                                                                 ---------  ---------  ---------
                                                                    27,668     24,426     24,083
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The difference between shares for primary and fully diluted earnings per share was not significant in any period presented.

    (d)  CASH AND CASH EQUIVALENTS

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash.

    (e)  INVENTORIES

    Inventory of merchandise for resale and parts is stated at the lower of cost or market. Cost is determined using the first-in, first-out method for parts and the specific identification method for equipment held for resale.

    Cable television inventories are carried at the lower of cost (weighted average unit cost) or market.

    (f)  PROPERTY AND EQUIPMENT

    TELECOMMUNICATIONS PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Construction costs of transmission facilities are capitalized. Equipment financed under capital leases is recorded at the lower of fair market value or the present value of future minimum lease payments. Construction in progress represents distribution systems and support equipment not placed in service on December 31, 1996; management intends to place this equipment in service during 1997.

    The Company's investment in jointly owned earth station assets on Adak Island, Alaska is stated at cost and is depreciated on a straight-line basis over lives ranging from 10 to 12 years. Revenues derived from customers whose service transits the joint facilities are recognized based upon the level of service and supporting facilities that are provided by each owner.

    Depreciation and amortization is computed on a straight-line basis based upon the shorter of the lease term or the estimated useful lives of the assets ranging from 3 to 20 years for distribution systems and 5 to 10 years for support equipment. Amortization of equipment financed under capitalized leases is included in depreciation expense.

    Repairs and maintenance are charged to operations, and renewals and additions are capitalized. Gains or losses are recognized at the time of ordinary retirements, sales or other dispositions of property.

    CABLE TELEVISION PROPERTY AND EQUIPMENT

    Cable television equipment depreciation is computed by the straight-line method over the estimated useful lives of the assets. The composite method and a 10 year life are used for cable television distribution systems. Under the composite method, proceeds from the retirement of cable television distribution system assets are credited to the allowance for depreciation. Gains or losses on disposition of property, plant and equipment (other than cable television distribution systems) are credited or charged to income. Maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized.

    (g)  OTHER ASSETS

    Intangible assets are valued at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) Goodwill represents the excess of cost over fair value of net assets acquired and is being amortized on a straight-line basis over periods of 20 to 40 years. Goodwill and certificates of operating rights arising from the 1996 acquisition of the Cable Companies are amortized using the straight line method over forty years.

    Other assets, excluding deferred loan costs, certificates of operating rights and goodwill, are recorded at cost and are amortized on a straight-line basis over 2 to 15 years.

    The cost of the Company's PCS license and related financing costs have been capitalized as a long-term other asset. Once the associated assets are placed into service, the recorded cost of the license will begin being amortized over a 40 year period using the straight line method.

    (h)  DEFERRED LOAN COSTS

    Debt issuance costs are deferred and amortized using the straight-line method, which approximates the interest method, over the term of the related debt.

    (i)  REVENUE FROM SERVICES AND PRODUCTS

    Revenues generated from long distance telecommunication services are recognized when the services are provided. Revenues from the sale of equipment are recognized at the time the equipment is delivered or installed. Service revenues are derived primarily from maintenance contracts on equipment and are recognized on a prorated basis over the term of the contract.

    Cable television and private line telecommunication revenues are generally billed in advance and are recognized as the associated service is provided.

    Other revenues are recognized when the service is provided.

    (j)  ADVERTISING EXPENSE

    The Company expenses advertising costs as incurred. Advertising expenses were approximately $3,061,000, $1,924,000 and $796,000 for 1996, 1995 and 1994,
respectively.

    (k)  INTEREST EXPENSE

    Interest costs incurred during the construction period of significant capital projects are capitalized. Interest capitalized by the Company totaled $1,034,000, $112,000, and $0 during the years ended December 31, 1996, 1995, and
1994.

    (l)  INCOME TAXES

    Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable earnings in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized to the extent that the benefits are more likely to be realized than not.

    (m)  STOCK OPTION PLAN

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    (n)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (o)  CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, temporary investments, and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions. At December 31, 1996, substantially all of the Company's cash balances were invested in short-term liquid money instruments. Though limited to one geographical area, the concentration of credit risk with respect to the Company's receivables is minimized due to the large number of customers, individually small balances, short payment terms and required deposits.

    (p)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

    (q)  RECLASSIFICATIONS

    Reclassifications have been made to the 1994 and 1995 financial statements to make them comparable with the 1996 presentation.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)
    (r)  UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

(2)  ACQUISITION OF CABLE TELEVISION SYSTEMS

    Effective October 31, 1996, following shareholder and regulatory approvals, the Company completed the acquisition of seven Alaska cable television companies ("Cable Systems"). Under the terms of the transactions, accounted for using the purchase method, the final purchase price was $280.1 million, which was the aggregate value for all the Cable Systems and included certain transaction and financing costs. The purchase price included issuance of 14.7 million shares of GCI's class A common stock and cash, debt assumption and issuance of subordinated notes. Financing for the transactions resulted from borrowings under a new $205 million bank credit facility and from additional capital provided from the sale of two million shares of GCI's Class A common stock to MCI Telecommunications Corporation for $6.50 per share.

    Acquisition costs totaling $304.4 million were allocated to tangible and identifiable intangible assets and liabilities based upon fair market values. Approximately $206.5 million was allocated to the certificate of operating rights and approximately $42.4 was allocated to goodwill.

    Various tax attributes of Prime gave rise to a deferred tax liability (see
Note 7) of $24.4 million recorded by the Company as a result of the acquisition.

    During January 1997, holders of the GCI subordinated notes exercised a conversion option which allowed them to exchange their notes for GCI Class A common shares at a predetermined conversion price of $6.50 per share. As a result, the note holders will receive a total of 1,538,457 shares of GCI Class A common stock. As of January 1997, 1,415,385 shares were issued for the converted notes. The remaining shares will be issued upon release of the related notes still held in escrow (see below).

    The final closing required approval of the Alaska Public Utilities Commission (APUC), which was granted on September 23, 1996. The APUC approval included several conditions placed on the transfer, such as continuing the existing conditions requiring provision of public access channels and requiring the cable operations to file annual income and operating statements.

    In connection with the Acquisitions, GCI placed 1,093,750 shares of GCI Class A common stock, $800,000 of GCI subordinated notes, and $150,000 cash into an indemnity escrow account. The various selling entities collectively placed the same amounts in escrow. Upon satisfactory completion of the indemnity period (180 days after each closing), the escrowed amounts will be returned to GCI and the various sellers.

    The following table sets forth for the periods indicated, in comparative columnar form, unaudited pro forma operating data and pro forma per-share data for the Company including operating data for Prime Cable of Alaska L.P., Alaska Cablevision, Inc., and Alaskan Cable companies. Results of operations and per share data, where applicable, is provided for the following items: (1) total revenues;

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(2)  ACQUISITION OF CABLE TELEVISION SYSTEMS (CONTINUED)
(2) earnings before extraordinary items; (3) cumulative effect of accounting changes; and (4) net earnings. The pro forma information shown gives effect to the cable company acquisitions as if they had occurred as of the beginning of the periods presented. Company common stock issued pursuant to the cable company acquisitions is valued at approximately $5.89 per share (the trading price for the shares on the dates surrounding the announcement of the transactions) for purposes of the pro forma presentation below.

    The pro forma financial data are unaudited and are not necessarily indicative of the results of operations of the Company that would have occurred had the cable company acquisitions been completed as of the beginning of the earliest periods presented or of the future results of operations of the Company.

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                                   ----------------------
                                                                      1996        1995
                                                                   -----------  ---------
                                                                   (AMOUNTS IN THOUSANDS
                                                                      EXCEPT PER SHARE
                                                                          AMOUNTS)
Total revenues...................................................  $   210,762    182,308
Net earnings.....................................................  $     6,700      5,918
Net earnings per common share....................................  $      0.16       0.14
Shares used in computation.......................................       41,604     41,149

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(3)  CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

    Changes in operating assets and liabilities consist of (in thousands):

                                                  (UNAUDITED)
                                               THREE MONTHS ENDED
                                                   MARCH 31,           YEARS ENDED DECEMBER 31,
                                              --------------------  -------------------------------
                                                1997       1996       1996       1995       1994
                                              ---------  ---------  ---------  ---------  ---------
                                                             (AMOUNTS IN THOUSANDS)
(Increase) decrease in trade receivables....  $     138     (2,089)    (4,604)    (4,701)        63
(Increase) decrease in other receivables....       (391)        20       (134)       (32)       (91)
(Increase) decrease in prepaid and other
 current assets.............................        (52)      (374)      (467)      (222)       312
(Increase) decrease in inventory............        (77)       (34)       412       (317)       (38)
(Increase) in income taxes receivable.......          0          0     (1,026)         0          0
Increase (decrease) in accounts payable.....     (1,357)       (22)     5,517      5,020      1,434
Increase (decrease) in accrued
 liabilities................................         96        (69)       914        423        195
Increase (decrease) in accrued payroll and
 payroll related obligations................       (151)        73      1,723     (1,928)     1,238
Increase (decrease) in accrued income
 taxes......................................          0        917       (547)       330        163
Increase in accrued interest................     (2,357)        10      2,188         31         14
Increase (decrease) in deferred revenues....         (5)      (120)        (4)       220        (90)
(Decrease) in components of other
 liabilities................................        (40)       (85)    (1,360)      (131)      (137)
                                              ---------  ---------  ---------  ---------  ---------
                                              $  (4,196)    (1,773)     2,612     (1,307)     3,063
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------

    Acquisitions of businesses, net of cash acquired for the year ended December 31, 1996 consists of (in thousands):

Fair value of assets acquired...................................  $ 304,441
Bank debt and net working capital deficit assumed...............   (110,538)
Common stock issued to sellers..................................    (86,710)
Convertible, subordinated debt issued to sellers................    (10,000)
Net deferred income tax liability...............................    (24,375)
                                                                  ---------
Net cash used to acquire business...............................  $  72,818
                                                                  ---------
                                                                  ---------

    Income taxes paid totaled $0 and $633,000 for the three months ended March 31, 1997 and 1996, respectively, (unaudited) and $4,361,000, $3,752,000 and
$2,796,000 during 1996, 1995 and 1994, respectively.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(3) CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES (CONTINUED) Interest paid totaled approximately $6,300,000 and $407,000 for the three months ended March 31, 1997 and 1996, respectively, (unaudited) and ($2,657,000, $1,227,000 and $1,525,000 during 1996, 1995 and 1994, respectively.

    The Company recorded $18,000 and $16,000 for the three months ended March 31, 1997 and 1996, respectively, (unaudited) and $187,000, $397,000 and $371,000 in 1996, 1995 and 1994, respectively, in paid-in capital in recognition of the income tax effect of excess stock compensation expense for tax purposes over amounts recognized for financial reporting purposes.

    The holders of $10 million of convertible notes exercised their conversion rights in January 1997 resulting in the exchange of such notes for 1,538,457 shares of the Company's Class A common stock.

(4)  NOTES RECEIVABLE

    A summary of notes receivable follows:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
                                                                                 (AMOUNTS IN
                                                                                  THOUSANDS)
Note receivable from officer bearing interest at the rate paid by the
 Company on its senior indebtedness, secured by GCI Class A common stock, due on the 90th day after termination of employment or July 30, 1998,
 whichever is earlier......................................................  $     500        500

Note receivable from officer bearing interest at 10%, secured by Company stock; payable in equal annual installments of $36,513 through August 26,
 2004......................................................................        224        224

Notes receivable from officers and others bearing interest at 7% to 10%, unsecured and secured by Company common stock, shares of other common
 stock and equipment; due on demand and through August 26, 2004............        488        261
                                                                             ---------  ---------

Total notes receivable.....................................................      1,212        985

Less current portion.......................................................       (325)      (167)

Plus long-term accrued interest............................................        129         86
                                                                             ---------  ---------

                                                                             $   1,016        904
                                                                             ---------  ---------
                                                                             ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(5)  INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                               DECEMBER 31,
                                                                          ----------------------
                                                                             1996        1995
                                                                          -----------  ---------
                                                                          (AMOUNTS IN THOUSANDS)
Certificates of operating rights........................................  $   206,492          0
Goodwill................................................................       44,347      1,983
PCS license and related costs...........................................        1,913      1,802
Other intangibles.......................................................          121        439
                                                                          -----------  ---------
                                                                              252,873      4,224
Less amortization.......................................................        1,953      1,099
                                                                          -----------  ---------
Intangible assets, net..................................................  $   250,920      3,125
                                                                          -----------  ---------
                                                                          -----------  ---------

(6)  LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1996        1995
                                                                       -----------  ---------
                                                                       (AMOUNTS IN THOUSANDS)
Senior loan (a)......................................................  $   175,900  $       0
Credit Agreement (b).................................................       30,100      1,000
Convertible, subordinated notes (c)..................................       10,000          0
Undersea Fiber and Equipment Loan Agreement (d)......................        6,886      8,271
Financing Obligation (e).............................................          356        709
                                                                       -----------  ---------
                                                                           223,242      9,980
Less current maturities..............................................       31,969      1,689
                                                                       -----------  ---------
Long-term debt, excluding current maturities.........................  $   191,273  $   8,291
                                                                       -----------  ---------
                                                                       -----------  ---------

    (a) GCI Cable entered into a credit facility totaling $205 million ("Senior Loan") effective October 31, 1996, associated with the acquisition of the cable companies. Loans (advances) made pursuant to the Senior Loan mature on September 30, 2005 or such earlier date as payment of the loans are due, whether by acceleration or otherwise.

       The Senior Loan provides for interest at the bank's prime rate plus 1.875%. At GCI Cable's option, interest on all or a specified portion of the indebtedness may be fixed for periods ranging from one to six months based on Eurodollar rates plus 2.875%. Upon the request of GCI Cable and the approval of the banks, the period of a Eurodollar advance can be extended beyond six months. The interest rates under the new agreement are subject to reductions of up to 1.75% per annum if certain financial tests are met. GCI Cable is required to pay a commitment fee equal to 0.50% per annum on the unused portion of the commitment. In addition, if the obligations under the Senior Loan are not repaid in full on or before September 30, 1997, GCI Cable has agreed to pay an additional fee of $712,500. Interest and fees are payable quarterly.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(6)  LONG-TERM DEBT (CONTINUED)
       The Senior Loan facility contains, among others, covenants requiring maintenance of specific levels of operating cash flow to indebtedness and to interest expense. The Senior Loan facility includes limitations on acquisitions and additional indebtedness, and prohibits any direct or indirect distribution, dividend, redemption or other payment to any person on account of any general or limited partnership interest in, or shares of capital stock or other securities of GCI Cable or any of its subsidiaries. GCI Cable was in compliance with all credit agreement covenants during the period commencing October 31, 1996 (date of the Senior Loan) through December 31, 1996.

       While GCI Cable may elect at any time to reduce amounts due and available under the loan agreement, a mandatory prepayment is required each May, beginning in May 2000, if, for the prior year ended December 31, GCI Cable's Operating Cash Flow (defined as net income before extraordinary items and gains and losses on asset sales, plus interest expense, depreciation, amortization, bank fees, deferred management fees, expenses and other amounts deferred under the management agreement, income tax expense and other non-cash expenses) exceeds payments made for cash interest expense, permanent prepayments of principal amounts outstanding under the loan agreement, bank fees, cash income tax payments, capital expenditures, amounts previously deferred under the management agreement and capital lease obligations. GCI Cable is required to make a prepayment in the amount of 50% of such excess. Additionally, a mandatory prepayment may be required in the event of asset sales (other than dispositions of obsolete inventory and equipment in the ordinary course of business) or the issuance of capital stock or other debt or equity securities. All such mandatory prepayments permanently reduce the amounts due and available under the loan commitment.

       The loan agreement is collateralized by essentially all of GCI Cable Inc.'s assets as well as a pledge of GCI Cable's stock by GCI.

       In connection with the funding of the loan agreement, GCI Cable Inc. paid bank fees and other expenses of approximately $764,000, which will be amortized to interest expense over the life of the agreement.

    (b) GCI entered into a new $62.5 million interim telephony credit facility with its senior lender during April 1996. The interim facility replaced in its entirety the prior senior facility described in the Company's December 31, 1995 Form 10-K. The new facility allows the Company to invest up to $60 million in capital expenditures through the first quarter of 1997. The Company plans to restructure the facility prior to its maturity on April 25, 1997. Since the entire facility matures within the twelve-month period ending December 31, 1997, the outstanding balance at December 31, 1996 is included in current maturities of long-term debt.

       The interim facility provides for interest (7.33% weighted average interest rate at December 31, 1996), among other options, at LIBOR plus 1.75% to 2.25%, depending on the Company's leverage ratio as defined in the agreement. A fee of 0.50% per annum is assessed on the unused portion of the facility.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(6)  LONG-TERM DEBT (CONTINUED)
       $3.4 million of the facility has been used to provide a letter of credit to secure payment of certain access charges associated with the Company's provision of telecommunications services within the state of Alaska.

       The interim facility contains, among others, covenants requiring maintenance of specific levels of operating cash flow to indebtedness and to interest expense. The credit agreement includes limitations on acquisitions and additional indebtedness, and prohibits payment of dividends, other than stock dividends. The Company was in compliance with all credit agreement covenants during the period commencing April (date of the new interim credit facility) through December 31, 1996.

       Security for the credit agreement includes a pledge of the stock of GCC and Communication Services, and a first lien on substantially all of GCC's assets. GCI and its subsidiaries, Communication Services and Leasing Company, are liable as guarantors.

       The Company extended the maturity date of its $62.5 million interim telephony credit facility during April 1997. The interim facility matures in July 1997 and is expected to be extended further or refinanced prior to that time. Since the facility matures within the twelve-month period ending March 31, 1998, the outstanding balance at March 31, 1997 is included in current maturities of long-term debt (unaudited).

       In June, 1993, the Company entered into a two-year interest rate swap agreement with a bank whereby the rate on $18,200,000 of debt (reduced by $422,500 per quarter beginning July 1, 1993) was fixed at 4.45% plus applicable margins. The interest effect of the difference between the fixed rate and the three-month LIBOR rate was either added to or served to reduce interest expense depending on the relative interest rates. The agreement expired June 30, 1995.

    (c) GCI issued subordinated notes totaling $10 million in connection with the acquisitions described in Note 2. The notes bear simple, non compounding interest at the lowest allowable rate of the Internal Revenue Service under imputed interest rules in effect at closing. The notes are subordinated to all of the Company's senior indebtedness. During January 1997, the holders of the GCI subordinated notes exercised a conversion option which allowed them to exchange their notes for GCI Class A common shares at a predetermined conversion price of $6.50 per share. As a result, the former note holders received 1,538,457 shares of GCI Class A common stock.

    (d) On December 31, 1992, Leasing Company entered into a $12,000,000 loan agreement, of which approximately $9,000,000 of the proceeds were used to acquire capacity on the undersea fiber optic cable linking Seward, Alaska and Pacific City, Oregon. Concurrently, Leasing Company leased the capacity under a ten year all events, take or pay, contract to MCI, who subleased the capacity back to the Company. The lease and sublease agreements provide for equivalent terms of 10 years and identical monthly payments of $200,000. The proceeds of the lease agreement with MCI were pledged as primary security for the financing. The loan agreement provides for monthly payments of $170,000 including principal and interest through the earlier of January 1, 2003, or until repaid. The loan agreement provides for interest at the prime rate plus one-quarter percent. Additional collateral includes substantially all of the assets of

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(6)  LONG-TERM DEBT (CONTINUED)
       Leasing Company including the fiber capacity and a security interest in all of its outstanding stock. MCI has a second position security interest in the assets of Leasing Company.

    (e) As consideration for MCI's role in enabling Leasing Company to finance and acquire the undersea fiber optic cable capacity described at note 6(d) above, Leasing Company agreed to pay MCI $2,040,000 in 60 monthly payments of $34,000. For financial statement reporting purposes, the obligation has been recorded at its remaining present value, using a discount rate of 10% per annum. The agreement is secured by a second position security interest in the assets of Leasing Company.

    As of December 31, 1996 maturities of long-term debt including mandatory reductions of loan commitments pursuant to the Company's Senior Loan were as follows (in thousands):

YEAR ENDING DECEMBER 31,
1997.............................................................................  $    31,969
1998.............................................................................        1,647
1999.............................................................................        6,917
2000.............................................................................        4,497
2001.............................................................................        5,125
2002 and thereafter..............................................................      163,087
                                                                                   -----------
                                                                                       213,242

Subordinated debt converted into GCI Class A common stock in January 1997........       10,000
                                                                                   -----------
                                                                                   $   223,242
                                                                                   -----------
                                                                                   -----------

(7)  INCOME TAXES

    Total income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 were allocated as follows:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Earnings from continuing operations............................  $   5,228  $   5,099  $   4,547
Stockholders' equity, for stock option compensation expense for tax purposes in excess of amounts recognized for financial
 reporting purposes............................................       (187)      (397)      (371)
                                                                 ---------  ---------  ---------
                                                                 $   5,041  $   4,702  $   4,176
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(7)  INCOME TAXES (CONTINUED)
    Income tax expense consists of the following:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Current tax expense:
  Federal taxes................................................  $   2,292  $   3,077  $   2,604
  State taxes..................................................        684      1,005        355
                                                                 ---------  ---------  ---------
                                                                     2,976      4,082      2,959
                                                                 ---------  ---------  ---------
Deferred tax expense:
  Federal taxes................................................      1,734        780        816
  State taxes..................................................        518        237        772
                                                                 ---------  ---------  ---------
                                                                     2,252      1,017      1,588
                                                                 ---------  ---------  ---------
                                                                 $   5,228  $   5,099  $   4,547
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    Total income tax expense differed from the "expected" income tax expense determined by applying the statutory federal income tax rate of 34% as follows:

                                                                              YEARS ENDED
                                                                             DECEMBER 31,
                                                                    -------------------------------
                                                                      1996       1995       1994
                                                                    ---------  ---------  ---------
                                                                        (AMOUNTS IN THOUSANDS)
Expected statutory tax expense....................................  $   4,314      4,284      3,971
State income taxes, net of federal benefit........................        793        820        742
Income tax effect of goodwill amortization, nondeductible
  expenditures and other items, net...............................         55         41          0
Change in valuation allowance.....................................       (225)      (200)         0
Other.............................................................        291        154       (166)
                                                                    ---------  ---------  ---------
                                                                    $   5,228      5,099      4,547
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
                                                                               (AMOUNTS IN
                                                                                THOUSANDS)
Net current deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
    accounts.............................................................  $      98        119
  Compensated absences, accrued for financial reporting purposes.........        380        400
  Workers compensation and self insurance health reserves, principally
    due to accrual for financial reporting purposes......................        243        183
  Other..................................................................        114        133
                                                                           ---------  ---------
    Total gross current deferred tax assets..............................        835        835
    Less valuation allowance.............................................          0         89
                                                                           ---------  ---------
    Net current deferred tax assets......................................  $     835        746
                                                                           ---------  ---------
                                                                           ---------  ---------
Net long-term deferred tax assets:
  Net operating loss carryforwards.......................................  $  23,507          0
  Deferred compensation expense for financial reporting purposes in
    excess of amounts recognized for tax purposes........................        617        587
  Employee stock option compensation expense for financial reporting
    purposes in excess of amounts recognized for tax purposes............        198        206
  Sweepstakes award in excess of amounts recognized for tax purposes.....        211        215
  Other..................................................................        197        261
                                                                           ---------  ---------
    Total gross long-term deferred tax assets............................     24,730      1,269
    Less valuation allowance.............................................      8,129        136
                                                                           ---------  ---------
    Net long-term deferred tax assets....................................     16,601      1,133
                                                                           ---------  ---------
Net long-term deferred tax liabilities:
  Plant and equipment, principally due to differences in depreciation....     50,163      7,997
  Other..................................................................        158        140
                                                                           ---------  ---------
    Total gross long-term deferred tax liabilities.......................     50,321      8,137
                                                                           ---------  ---------
  Net combined long-term deferred tax liabilities........................  $  33,720      7,004
                                                                           ---------  ---------
                                                                           ---------  ---------

    In conjunction with the acquisition of the Cable Companies the Company incurred a net deferred income tax liability of $24,375,000 which is net of gross deferred tax assets of $23,253,000 and a valuation allowance of $8,129,000.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

    The valuation allowance for deferred tax assets was $8,129,000, $225,000 and $425,000 as of December 31, 1996, 1995 and 1994, respectively.

    Tax benefits associated with recorded deferred tax assets, net of valuation allowances, are considered to be more likely than not realizable through taxable income earned in carryback years, future reversals of existing taxable temporary differences, and future taxable income exclusive of reversing temporary differences and carryforwards. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

    At December 31, 1996, the Company has tax net operating loss carryforwards of approximately $58,475,000 which will begin expiring in 2004 if not utilized. The Company's utilization of these carryforwards is subject to certain limitations pursuant to section 382 of the Internal Revenue Code. A valuation allowance of $8,129,000 was recognized to offset the deferred tax assets related to these carryforwards due to uncertainty regarding realizability. If realized, the tax benefit for the carryforwards offset by the valuation allowance will be applied to reduce goodwill and other non-current intangibles, and then applied to reduce income tax expense.

    The Company's U.S. income tax return for 1993 was selected for examination by the Internal Revenue Service during 1995. The examination commenced during the fourth quarter of 1995 and was completed during the second quarter of 1996. The Company received a no change letter upon completion of the examination.

(8) STOCKHOLDERS' EQUITY

    COMMON STOCK

    GCI's Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share. In addition, each share of Class B common stock outstanding is convertible, at the option of the holder, into one share of Class A common stock.

    After the transaction described in Note 2, MCI owns a total of 8,251,509 shares of GCI's Class A and 1,275,791 shares of GCI's Class B common stock which on a fully diluted basis represented approximately 23% and 31% of the issued and outstanding shares of the respective class at December 31, 1996.

    After the transaction described in Note 2, the owners of the cable television properties acquired in 1996 own a total of 14,723,077 shares of GCI's Class A common stock which on a fully diluted basis represented approximately 40% of the issued and outstanding Class A common shares at December 31, 1996.

    STOCK WARRANTS

    On May 18, 1994 an officer of the Company exercised warrants. In exchange for $114, the Company issued 160,297 and 74,028 shares of GCI Class A and Class B common stock, respectively.

    Pursuant to the terms of a stock appreciation right granted in 1988, the Company issued to its former senior lender warrants to acquire 1,021,373 shares of GCI Class A common stock for $.85669 per share. Warrants to purchase 600,000 shares of Class A common stock were exercised in April and May, 1991, an additional 168,085 were exercised in September, 1991 and the remaining warrants to purchase 253,288 shares were exercised in September and October, 1994.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK OPTION PLAN

    In December 1986, GCI adopted a Stock Option Plan (the "Option Plan") in order to provide a special incentive to officers, non-employee directors, and employees by offering them an opportunity to acquire an equity interest in GCI. The Option Plan provides for the grant of options for a maximum of 3,200,000 shares of GCI Class A common stock, subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations or certain other changes in corporate structure or capitalization. If an option expires or terminates, the shares subject to the option will be available for further grants of options under the Option Plan. The Option Plan is administered by GCI's Board of Directors or a committee of disinterested persons.

    The Option Plan provides that all options granted under the Option Plan must expire not later than ten years after the date of grant. If at the time an option is granted the exercise price is less than the market value of the underlying common stock, the "in the money" amount at the time of grant is expensed ratably over the vesting period of the option. Options granted pursuant to the Option Plan are only exercisable if at the time of exercise the option holder is an employee or non-employee director of GCI.

    Information for the years 1994, 1995 and 1996 with respect to the Plan follows:

                                                                    WEIGHTED
                                                                     AVERAGE       RANGE OF
                                                                    EXERCISE       EXERCISE
                                                        SHARES        PRICE         PRICES
                                                      -----------  -----------  --------------
Outstanding at December 31, 1993....................    1,823,658   $    2.87    $0.75-$4.00
                                                      -----------
  Granted...........................................      --                          --
  Exercised.........................................      (72,459)  $    2.39    $0.75-$3.00
  Forfeited.........................................      (21,500)                  $4.00
                                                      -----------
Outstanding at December 31, 1994....................    1,729,699   $    2.88    $0.75-$4.00
                                                      -----------
  Granted...........................................      610,000                   $4.00
  Exercised.........................................      (40,000)  $    2.06    $1.87-$2.25
  Forfeited.........................................      (11,500)                  $4.00
                                                      -----------
Outstanding at December 31, 1995....................    2,288,199   $    3.19    $0.75-$4.00
                                                      -----------
  Granted...........................................      321,000   $    5.79    $3.75-$6.50
  Exercised.........................................      (82,291)  $    2.80    $0.75-$4.00
  Forfeited.........................................      (79,785)  $    3.11    $0.75-$4.50
                                                      -----------
Outstanding at December 31, 1996....................    2,447,123   $    3.54    $0.75-$6.50
                                                      -----------
                                                      -----------
Available for grant at December 31, 1996............      108,338
                                                      -----------
                                                      -----------

    The options expire at various dates through December 2006. At December 31, 1996 and 1995, the weighted-average remaining contractual lives of options outstanding were 6.73 and 7.15 years, respectively.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    At December 31, 1996 and 1995, the number of options exercisable was 1,275,903 and 986,999, respectively, and the weighted-average exercise price of those options was $2.85 and $2.56, respectively.

    The per share weighted-average fair value of stock options granted during 1996 was $3.50 for compensatory options and $2.28 for non-compensatory options; for 1995, the per share weighted-average fair value of non-compensatory stock options granted was $1.62. The amounts were determined as of the options' grant dates using a qualified binomial option-pricing model with the following weighted-average assumptions: 1996--risk-free interest rate of 6.3% and an expected life of eight years; 1995--risk-free interest rate of 6.25% and an expected life of eight years.

    Had compensation cost for the Company's 1995 and 1996 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share would approximate the pro forma amounts below (in millions except per share data):

                                                                        AS REPORTED   PRO FORMA
                                                                        -----------  -----------
1995:
  Net earnings........................................................   $   7,502    $   7,438
  Net earnings per common share.......................................   $    0.31    $    0.30
1996:
  Net earnings........................................................   $   7,462    $   7,322
  Net earnings per common share.......................................   $    0.27    $    0.26

    Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

    STOCK OPTIONS NOT PURSUANT TO A PLAN

    In June 1989, an officer was granted options to acquire 100,000 Class A common shares at $.75 per share. The options vested in equal annual increments over a five-year period and expire February, 1999.

    The Company entered into an incentive agreement in June 1989 with an officer providing for the acquisition of 85,190 remaining shares of Class A common stock of the Company for $.001 per share exercisable through June 16, 1997. The shares under the incentive agreement vested in equal annual increments over a three-year period.

    CLASS A COMMON SHARES HELD IN TREASURY

    The Company acquired 105,111 shares of its Class A common stock in 1989 for approximately $328,000 to fund a deferred bonus agreement with an officer of the Company. The agreement provides that the balance is payable after the later of
a) termination of employment or b) six months after the effective date of the agreement. In September 1995 and July 1996, the Company acquired a total of 93,970 additional shares of Class A common stock for approximately $672,000 to fund additional deferred compensation agreements for two of its officers.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    EMPLOYEE STOCK PURCHASE PLAN

    In December 1986, GCI adopted an Employee Stock Purchase Plan (the "Plan") qualified under Section 401 of the Internal Revenue Code of 1986 (the "Code"). The Plan provides for acquisition of the Company's Class A and Class B common stock at market value. The Plan permits each employee of GCI and affiliated companies who has completed one year of service to elect to participate in the Plan. Eligible employees may elect to reduce their compensation in any even dollar amount up to 10% of such compensation up to a maximum of $9,500 in 1996; they may contribute up to 10% of their compensation with after-tax dollars, or they may elect a combination of salary reductions and after-tax contributions.

    GCI may match employee salary reductions and after tax contributions in any amount, elected by GCI each year, but not more than 10% of any one employee's compensation will be matched in any year. The combination of salary reductions, after tax contributions and GCI matching contributions cannot exceed 25% of any employee's compensation (determined after salary reduction) for any year. GCI's contributions vest over six years. Prior to July 1, 1995 employee and GCI contributions were invested in GCI common stock and employee contributions received up to 100% matching, as determined by the Company each year, in GCI common stock. Beginning July 1, 1995 employee contributions may be invested in GCI common stock, MCI common stock, Tele-Communications, Inc. common stock or various mutual funds. Such employee contributions invested in GCI common stock receive up to 100% matching, as determined by the Company each year, in GCI common stock. Employee contributions invested in other than GCI common stock receive up to 50% matching, as determined by the Company each year, in GCI common stock. The Company's matching contributions allocated to participant accounts totaled approximately $1,013,000, $864,000 and $792,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The Plan may, at its discretion, purchase shares of common stock from the Company at market value or may purchase GCI common stock on the open market.

(9) INDUSTRY SEGMENTS DATA

    The Company is engaged in the provision or sale of services and products in three principal industries: (1) long-distance telecommunication services ("long-distance services"), (2) cable television services, and, on a pre-operating basis, (3) local telecommunication services ("local services").

                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                              1996        1995       1994
                                                           -----------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS)
Net sales
  Long-distance services.................................  $   155,419    129,279    116,981
  Cable television services..............................        9,475          0          0
                                                           -----------  ---------  ---------
    Total net sales......................................  $   164,894    129,279    116,981
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Operating income
  Long-distance services.................................  $    15,083     13,504     12,997
  Cable television services..............................        2,196          0          0
  Local services.........................................         (870)         0          0
                                                           -----------  ---------  ---------
    Total operating income...............................  $    16,409     13,504     12,997
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(9) INDUSTRY SEGMENTS DATA (CONTINUED)

Identifiable assets
  Long-distance services.................................  $   133,780     81,377     72,744
  Cable television services..............................       62,039          0          0
                                                           -----------  ---------  ---------
    Total identifiable assets............................  $   195,819     81,377     72,744
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Capital expenditures
  Long-distance services.................................  $    37,793      8,938     10,604
  Cable television services..............................          849          0          0
                                                           -----------  ---------  ---------
    Total capital expenditures...........................  $    38,642      8,938     10,604
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Depreciation and amortization expense
  Long-distance services.................................  $     7,189      5,993      6,639
  Cable television services..............................        2,220          0          0
                                                           -----------  ---------  ---------
    Total depreciation and amortization expense..........  $     9,409      5,993      6,639
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

    Reclassifications have been made to 1995 and 1994 data to make them comparable with the 1996 presentation. Intersegment sales approximate market and are not significant. Identifiable assets are assets associated with a specific industry segment. Revenues derived from leasing operations are allocated to the message and data transmission services segment. Long-distance services includes equipment sales and service which were previously reported as a separate segment.

    The Company provides message telephone service to MCI and Sprint, major customers (see Note 10). The Company earned revenues pursuant to a contract with Sprint totaling approximately $18,781,000, $14,885,000 and $12,412,000 for the years ended December 31, 1996, 1995 and 1994 respectively. Amounts receivable from Sprint totaled $1,683,000 and $2,362,000 at December 31, 1996 and 1995, respectively.

(10) RELATED PARTY TRANSACTIONS

    Pursuant to the terms of a contract with MCI, a major shareholder of the Company (see note 8), the Company earned revenues of approximately $29,208,000, $23,939,000 and $19,512,000 for the years ended December 31, 1996, 1995 and
1994, respectively. Amounts receivable from MCI totaled $5,252,000 and $4,256,000 at December 31, 1996 and 1995, respectively. The Company paid MCI for distribution of its traffic in the lower 49 states totaling approximately $12,224,000, $12,556,000 and $10,252,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

    The Company entered into a long-term capital lease agreement in 1991 with the wife of the Company's president for property occupied by the Company. The lease is guaranteed by the Company. The lease term is 15 years with monthly payments increasing in $800 increments at each two year anniversary of the lease. Monthly lease costs will increase to $16,800 effective October 1997. If the owner sells the premises prior to the end of the tenth year of the lease, the owner will rebate to the Company one-half of the net sales price received in excess of $900,000. If the property is not sold prior to the tenth year of the lease, the owner will pay the Company the greater of one-half of the appreciated value of the property over $900,000, or $500,000. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and the related obligation was recorded in the accompanying financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(10) RELATED PARTY TRANSACTIONS (CONTINUED)
    The Cable Company is a party to a Management Agreement with Prime II Management, L.P. ("PMLP"). Certain of the Prime sellers are affiliated with PMLP. The Management Agreement expires on October 31, 2005, however, it will be terminated earlier upon loss of a license to operate the systems, sale of the systems, breach of contract, or upon exercise of an option to terminate the Management Agreement by PMLP or GCI Cable any time after October 31, 1998. Under the terms of the Management Agreement, PMLP manages the operations of the acquired cable television systems for fees of $1,000,000 in the first year, $750,000 in the second year, and $500,000 thereafter (unless the agreement is terminated as outlined above) and reimbursement for certain expenses. The fees and reimbursed expenses are payable on a monthly basis. Under the terms of the bank loan agreement (Note 6), the Cable Company must defer payment of management fees if it fails to meet certain financial ratio covenants. Any deferred fees bear interest at a rate of 17.5% per annum. In connection with the agreement, the Cable Company incurred approximately $197,000 in management fees and reimbursable expenses for the period ended December 31, 1996.

(11) LEASES

    The Company leases business offices, has entered into site lease agreements and uses certain equipment and satellite transponder capacity pursuant to operating lease arrangements. Rental costs under such arrangements amounted to approximately $7,364,000, $4,353,000 and $4,258,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    A summary of future minimum lease payments for all leases as of December 31, 1996 follows:

YEAR ENDING DECEMBER 31:                                                  OPERATING    CAPITAL
-----------------------------------------------------------------------  -----------  ---------
                                                                         (AMOUNTS IN THOUSANDS)
1997...................................................................   $  10,772   $     194
1998...................................................................       8,211         202
1999...................................................................       4,990         204
2000...................................................................       3,283         211
2001...................................................................       1,870         214
2002 and thereafter....................................................       2,568       1,265
                                                                         -----------  ---------
  Total minimum lease payments.........................................   $  31,694   $   2,290
                                                                         -----------  ---------
                                                                         -----------  ---------
  Less amount representing interest....................................                  (1,544)
Less current maturities of obligations under capital leases............                     (71)
                                                                                      ---------
Subtotal--long-term obligations under capital leases...................                     675
Less long-term obligations under capital leases due to related parties,
  excluding current maturities.........................................                    (675)
                                                                                      ---------
Long-term obligations under capital leases, excluding current
  maturities...........................................................               $       0
                                                                                      ---------
                                                                                      ---------

    The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased assets.

    It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(12) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107") requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. SFAS No. 107 specifically excludes certain items from its disclosure requirements. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts at December 31, 1996 and 1995 for the Company's financial assets and liabilities approximate their fair values.

(13) COMMITMENTS AND CONTINGENCIES

    DEFERRED COMPENSATION PLAN

    During 1995, the Company adopted a non-qualified, unfunded deferred compensation plan to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. The Company may, at its discretion, contribute matching deferrals equal to the rate of matching selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable thereto. Matching contributions and all income and gain attributable thereto vest over a six-year period. Participants may elect to be paid in either a single lump sum payment or annual installments over a period not to exceed 10 years. Vested balances are payable upon termination of employment, unforeseen emergencies, death and total disability. Participants are general creditors of the Company with respect to deferred compensation plan benefits. Participant elective deferrals attributed to current services, interest earnings, vested Company Contributions and vested matching contributions are accrued and are reflected in accrued payroll and payroll related obligations. Compensation deferred pursuant to the plan totaled $222,000 and $340,000 as of December 31, 1996 and 1995, respectively.

    SATELLITE TRANSPONDERS

    The Company entered into a purchase and lease-purchase option agreement in August 1995 for the acquisition of satellite transponders to meet its long-term satellite capacity requirements. The balance payable upon expected delivery of the transponders in 1998 is dependent upon a number of factors. The Company does not expect the remaining balance payable at delivery to exceed $41 million.

    SELF-INSURANCE

    The Company is self-insured for losses and liabilities related primarily to health and welfare claims up to predetermined amounts above which third party insurance applies. A reserve of $450,000 was recorded at December 31, 1996 to cover estimated reported losses, estimated unreported losses based on past experience modified for current trends, and estimated expenses for investigating and settling claims. Actual losses will vary from the recorded reserve. While management uses what it believes is pertinent information and factors in determining the amount of reserves, future additions to the reserves may be necessary due to changes in the information and factors used.

    LITIGATION

    The Company is involved in various lawsuits and legal proceedings which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty,

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED) management does not expect them to have a material adverse effect on the Company's financial position, results of operations or liquidity.

    CABLE SERVICE RATE REREGULATION

    Beginning in April 1993, the Federal Communications Commission ("FCC") adopted regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 ("The Cable Act of 1992"). Included are rules governing rates charged by cable operators for the basic service tier, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). Generally, the regulations require affected cable systems to charge rates for regulated services that have been reduced to prescribed benchmark levels, or alternatively, to support rates using costs-of-service methodology.

    The regulated services rates charged by the Company may be reviewed by the State of Alaska, operating through the Alaska Public Utilities Commission ("APUC") for basic service, or by the FCC for cable programming service. Refund liability for basic service rates is limited to a one year period. Refund liability for cable programming service rates may be calculated from the date a complaint is filed with the FCC until the rate reduction is implemented.

    In order for the State of Alaska to exercise rate regulation authority over the Company's basic service rates, 25% of a systems' subscribers must request such regulation by filing a petition with the APUC. At December 31, 1996, the State of Alaska has rate regulation authority over the Juneau system's basic service rates. (The Juneau system serves 9% of the Company's total basic service subscribers at December 31, 1996.) Juneau's current rates have been approved by the APUC and there are no other pending filings with the APUC, therefore, there is no refund liability for basic service at this time.

    Complaints by subscribers relating to cable programming service rates were filed with, and accepted by, the FCC for certain franchise areas, however, PCOA's filings made in response to those complaints related to the period prior to July 15, 1994 were approved by the FCC. Therefore, the potential liability for cable programming service refunds would be limited to the period subsequent to July 15, 1994 for these areas. Management of the Company believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Company is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Company to make refunds and/or to be in default of certain debt covenants.

    In February 1996, a telecommunications bill was signed into federal law which impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. Management of the Company believes the bill will not have a significant adverse impact on the financial position or results of operations of the Company.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(14) SUPPLEMENTARY FINANCIAL DATA

    The following is a summary of unaudited quarterly results of operations for the years ended December 31, 1996 and 1995.

                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
1996                                                          QUARTER    QUARTER    QUARTER    QUARTER     YEAR
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total revenues.............................................  $  37,969     37,199     38,664     51,062    164,894
Net earnings...............................................  $   2,137      2,150      2,140      1,035      7,462
Net earnings per share.....................................  $    0.09       0.09       0.09       0.02       0.27


                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
1995                                                          QUARTER    QUARTER    QUARTER    QUARTER     YEAR
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total revenues.............................................  $  29,693     31,860     33,363     34,363    129,279
Net earnings...............................................  $   1,607      1,836      2,252      1,807      7,502
Net earnings per share.....................................  $    0.07       0.08       0.09       0.07       0.31

(15) SUPPLEMENTAL FINANCIAL INFORMATION

                                           THREE-MONTHS ENDED MARCH 31, 1997
                                          -----------------------------------
                                           LONG--
(UNAUDITED)                               DISTANCE   CABLE   LOCAL   COMBINED
                                          --------   ------  -----   --------
                                                (AMOUNTS IN THOUSANDS)
Revenues:
  Telecommunication revenues............  $ 39,225     --     --      39,225
  Cable revenues........................     --      13,656   --      13,656
                                          --------   ------  -----   --------
      Total revenues....................    39,225   13,656   --      52,881
Cost of sales and services:
  Distribution costs and costs of
    services............................    23,884     --     118     24,002
  Programming and copyright costs.......     --       3,166   --       3,166
                                          --------   ------  -----   --------
      Total cost of sales and
        services........................    23,884    3,166   118     27,168
Selling, general and administrative
  expenses:
  Operating and engineering.............     2,792     --     --       2,792
  Cable television, including management
    fees of $271........................     --       4,368   --       4,368
  Sales and communications..............     2,864     --      50      2,914
  General and administrative............     4,887     --     369      5,256
  Legal and regulatory..................       351     --      97        448
  Bad debts.............................       426       97   --         523
Depreciation and amortization...........     2,623    3,497   --       6,120
                                          --------   ------  -----   --------
      Operating income (loss)...........  $  1,398    2,528  (634)     3,292
                                          --------   ------  -----   --------
                                          --------   ------  -----   --------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

             (INFORMATION RELATING TO INTERIM PERIODS IS UNAUDITED)

(15) SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                            1996                         1995       1994
                                       ----------------------------------------------  ---------  ---------
                                         LONG-                                           LONG-      LONG-
                                       DISTANCE     CABLE       LOCAL      COMBINED    DISTANCE   DISTANCE
                                       ---------  ---------  -----------  -----------  ---------  ---------
                                                   (AMOUNTS IN THOUSANDS)
Revenues:
  Telecommunication revenues.........  $ 155,419          0           0      155,419     129,279    116,981
  Cable revenues.....................          0      9,475           0        9,475           0          0
                                       ---------  ---------         ---   -----------  ---------  ---------
    Total revenues...................    155,419      9,475           0      164,894     129,279    116,981
                                       ---------  ---------         ---   -----------  ---------  ---------
Cost of sales and services:
  Distribution costs and costs of
    services.........................     90,597          0           0       90,597      72,091     63,877
  Programming and copyright costs....          0      2,067           0        2,067           0          0
                                       ---------  ---------         ---   -----------  ---------  ---------
    Total cost of sales and
      services.......................     90,597      2,067           0       92,664      72,091     63,877
Selling, general and administrative
  expenses:
  Operating and engineering..........      9,095          0          92        9,187       9,182      7,607
  Cable television, including
    management fees of $197..........          0      2,992           0        2,992           0          0
  Sales and communications...........     13,013          0          28       13,041       9,865      7,040
  General and administrative.........     17,349          0         316       17,665      15,645     16,658
  Legal and regulatory...............      1,357          0         434        1,791       1,540      1,334
  Bad debts..........................      1,736          0           0        1,736       1,459        829
  Depreciation and amortization......      7,189      2,220           0        9,409       5,993      6,639
                                       ---------  ---------         ---   -----------  ---------  ---------
    Operating income (loss)..........  $  15,083      2,196        (870)      16,409      13,504     12,997
                                       ---------  ---------         ---   -----------  ---------  ---------
                                       ---------  ---------         ---   -----------  ---------  ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prime Cable of Alaska, L.P.

    We have audited the accompanying balance sheets of Prime Cable of Alaska, L.P. (the Partnership) as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Cable of Alaska, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                  /s/ ERNST & YOUNG LLP

Austin, Texas
March 18, 1996, except for the
  last paragraph of Note 7, as to
  which the date is September 9, 1996

                          PRIME CABLE OF ALASKA, L.P.

                                 BALANCE SHEETS

                                ASSETS (NOTE 6)

                                                            (UNAUDITED)    (UNAUDITED)         DECEMBER 31,
                                                           SEPTEMBER 30,     JUNE 30,    ------------------------
                                                                1996           1996         1995         1994
                                                           --------------  ------------  -----------  -----------
                                                                               (IN THOUSANDS)
Cash and cash equivalents................................   $    --         $      803   $     9,477  $     8,375
Accounts receivable, net (Note 4)........................          1,059           956         1,221        1,204
Prepaid expenses.........................................            142           196           166          227
Inventories..............................................            815           854           833          324
Property, plant and equipment, at cost:
  Cable television distribution systems..................         72,578        69,695        68,090       63,819
  Transportation equipment...............................            901           910           848          775
  Furniture and fixtures.................................          2,372         2,306         1,864        1,760
  Land and buildings.....................................            494           487           487          487
                                                           --------------  ------------  -----------  -----------
                                                                  76,345        73,398        71,289       66,841
  Less accumulated depreciation..........................        (47,612)      (45,770)      (42,114)     (34,975)
                                                           --------------  ------------  -----------  -----------
    Net property, plant and equipment....................         28,733        27,628        29,175       31,866
Intangible assets, net (Note 5)..........................         26,055        28,397        33,080       42,447
Deferred debt issuance costs, net........................          2,197         2,209           125          832
Other assets.............................................            349           181            64           28
                                                           --------------  ------------  -----------  -----------
    Total assets.........................................   $     59,350    $   61,224   $    74,141  $    85,303
                                                           --------------  ------------  -----------  -----------
                                                           --------------  ------------  -----------  -----------

                                  LIABILITIES AND PARTNERS' CAPITAL DEFICIENCY

Accounts payable.........................................   $      2,297    $      583   $       773  $       809
Accounts payable, affiliates.............................          1,620           907           186          124
Accrued interest.........................................          2,217         2,061         1,368        1,311
Other accrued expenses...................................          1,764         2,086         1,639        1,656
Subscriber deposits and unearned income..................          2,093         2,060         2,043        1,796
Term debt (Note 6).......................................        102,000       103,000        82,565       84,065
Subordinated debt (Note 7)...............................          4,320         4,320        34,041       27,689
                                                           --------------  ------------  -----------  -----------
    Total liabilities....................................        116,311       115,017       122,615      117,450
                                                           --------------  ------------  -----------  -----------

Commitments and Contingencies (Notes 7 and 9)

Partners' capital deficiency (Note 7):
  General partners.......................................          9,000         9,000         9,000        9,000
  Limited partners.......................................         36,000        36,000        36,000       36,000
Accumulated deficit......................................       (101,961)      (98,793)      (93,474)     (77,147)
                                                           --------------  ------------  -----------  -----------
    Total partners' capital deficiency...................        (56,961)      (53,793)      (48,474)     (32,147)
                                                           --------------  ------------  -----------  -----------
    Total liabilities and partners' capital deficiency...   $     59,350    $   61,224   $    74,141  $    85,303
                                                           --------------  ------------  -----------  -----------
                                                           --------------  ------------  -----------  -----------

                     The accompanying notes are an integral
                       part of the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

                            STATEMENTS OF OPERATIONS

                                               (UNAUDITED)           (UNAUDITED)
                                               NINE MONTHS            SIX MONTHS               YEARS
                                           ENDED SEPTEMBER 30,      ENDED JUNE 30,       ENDED DECEMBER 31,
                                           --------------------  --------------------  ----------------------
                                             1996       1995       1996       1995        1995        1994
                                           ---------  ---------  ---------  ---------  ----------  ----------
                                                                     (IN THOUSANDS)
Revenues.................................  $  25,770  $  24,223  $  17,276  $  16,100  $   32,594  $   30,599

Operating expenses:
  Cable television system expenses.......     13,253     12,296      8,668      8,150      16,264      14,911
  Management fees and expenses (Note
    9)...................................      1,423      1,255        924        817       1,674       1,671
  Depreciation and amortization..........     12,637     12,353      8,410      8,208      16,487      16,944
  Provision for inventory obsolescence...                           --         --          --              35
                                           ---------  ---------  ---------  ---------  ----------  ----------
Loss from operations.....................     (1,543)    (1,681)      (726)    (1,075)     (1,831)     (2,962)

Interest income..........................        135        331        131        207         460         285
Interest expense.........................     (7,106)    (7,999)    (4,736)    (5,349)    (14,960)     (9,035)
Gain (loss) on disposal of assets........         27          4         12          4           4         (15)
                                           ---------  ---------  ---------  ---------  ----------  ----------
Net loss.................................  $  (8,487) $  (9,345) $  (5,319) $  (6,213) $  (16,327) $  (11,727)
                                           ---------  ---------  ---------  ---------  ----------  ----------
                                           ---------  ---------  ---------  ---------  ----------  ----------

                     The accompanying notes are an integral
                       part of the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL DEFICIENCY

                                                                                 GENERAL      LIMITED
                                                                                 PARTNERS    PARTNERS      TOTAL
                                                                                ----------  -----------  ----------
                                                                                          (IN THOUSANDS)
Balances, January 1, 1994.....................................................  $  (20,420)  $  --       $  (20,420)
  Net loss for the year ended December 31, 1994...............................     (11,727)     --          (11,727)
                                                                                ----------       -----   ----------
Balances, December 31, 1994...................................................     (32,147)     --          (32,147)
  Net loss....................................................................     (16,327)     --          (16,327)
                                                                                ----------       -----   ----------
Balances, December 31, 1995...................................................     (48,474)     --          (48,474)
  Net loss (unaudited)........................................................      (8,487)     --           (8,487)
                                                                                ----------       -----   ----------
Balances, September 30, 1996 (unaudited)......................................  $  (56,961)  $  --       $  (56,961)
                                                                                ----------       -----   ----------
                                                                                ----------       -----   ----------

                     The accompanying notes are an integral
                       part of the financial statements.

                           PRIME CABLE OF ALASKA L.P.

                            STATEMENTS OF CASH FLOWS

                                                            (UNAUDITED)
                                                            NINE MONTHS            (UNAUDITED)               YEARS
                                                        ENDED SEPTEMBER 30,        SIX MONTHS                ENDED
                                                                                 ENDED JUNE 30,           DECEMBER 31,
                                                       ---------------------  ---------------------  ----------------------
                                                          1996       1995        1996       1995        1995        1994
                                                       ----------  ---------  ----------  ---------  ----------  ----------
                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $   (8,487) $  (9,345) $   (5,319) $  (6,213) $  (16,327) $  (11,727)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization....................      12,637     12,353       8,410      8,208      16,487      16,944
    Amortization of deferred debt issuance costs.....         208        530         170        352         708         500
    Deferred interest on subordinated debt...........         401      1,501         401        985       6,352       1,802
    Provision for inventory obsolescence.............                             --         --          --              35
    (Gain) loss on disposal of assets................         (27)        (4)        (12)        (4)         (4)         15
                                                       ----------  ---------  ----------  ---------  ----------  ----------
                                                            4,732      5,035       3,650      3,328       7,216       7,569
  Net decrease (increase) in accounts receivable,
    prepaid expenses and other assets................         (99)       221         118        338           8        (355)
  Net increase (decrease) in accounts payable,
    accounts payable-affiliates, accrued interest,
    other accrued expenses, and subscriber deposits
    and unearned income..............................       3,982       (160)      1,688        (14)        313       1,236
                                                       ----------  ---------  ----------  ---------  ----------  ----------
  Net cash provided by operating activities..........       8,615      5,096       5,456      3,652       7,537       8,450
                                                       ----------  ---------  ----------  ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment and
    inventories......................................      (5,154)    (3,742)     (2,201)    (2,821)     (4,988)     (4,021)
  Proceeds from sale of assets.......................          29         54          12         54          54          10
                                                       ----------  ---------  ----------  ---------  ----------  ----------
  Net cash used in investing activities..............      (5,125)    (3,688)     (2,189)    (2,767)     (4,934)     (4,011)
                                                       ----------  ---------  ----------  ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank debt borrowings.................     106,500     --         105,000     --          --          --
  Repayment of term debt.............................     (87,065)    (1,500)    (84,565)    --          (1,500)     (4,330)
  Prepayment of subordinated debt....................     (30,122)    --         (30,122)    --          --          --
  Increase in deferred debt issuance cost............      (2,280)    --          (2,254)    --              (1)       (646)
                                                       ----------  ---------  ----------  ---------  ----------  ----------
  Net cash used in financing activities..............     (12,967)    (1,500)    (11,941)    --          (1,501)     (4,976)
                                                       ----------  ---------  ----------  ---------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................      (9,477)       (92)     (8,674)       885       1,102        (537)
  Cash and cash equivalents, beginning of period.....       9,477      8,375       9,477      8,375       8,375       8,912
                                                       ----------  ---------  ----------  ---------  ----------  ----------
  Cash and cash equivalents, end of period...........  $   --      $   8,283  $      803  $   9,260  $    9,477  $    8,375
                                                       ----------  ---------  ----------  ---------  ----------  ----------
                                                       ----------  ---------  ----------  ---------  ----------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash interest paid.................................  $    5,648  $   5,943  $    3,472  $   3,912  $    7,843  $    6,330
                                                       ----------  ---------  ----------  ---------  ----------  ----------
                                                       ----------  ---------  ----------  ---------  ----------  ----------

                     The accompanying notes are an integral
                       part of the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

    Prime Cable of Alaska, L.P. (the "Partnership"), a Delaware limited partnership, was formed on January 30, 1989 to acquire and operate cable television systems serving the municipality of Anchorage and its environs, Fort Richardson, Elmendorf Air Force Base, the city of Bethel and its environs, and the city of Kenai and the Kenai Peninsula Borough, all in the state of Alaska (the "Alaska Systems"). The Partnership was capitalized with contributions totaling $9,000,000 from the general partners, Prime Cable Fund I, Inc., Prime Cable Fund II, Inc. and Prime Cable Fund III, Inc., and contributions from the limited partners, Alaska Cable Inc. ("Alaska Cable"), Prime Cable Growth Partners, L.P. and Prime Venture I Holdings, L.P. in the amounts of $23,000,000, $11,000,000 and $2,000,000, respectively.

    The partnership agreement calls for losses to be allocated 97% to the general partners and 3% to the limited partners until the general partners' capital accounts have been reduced to zero. Thereafter, losses are allocated entirely to the limited partners until sufficient losses have been allocated to reduce limited partner capital accounts to zero. Finally, remaining losses are allocated to the general partners.

    Profits will be allocated first to those partners with capital account deficits, in proportion to their respective deficit balances. Second, profits will be allocated to all partners based on respective capital contributions until the capital accounts have been restored to the amount of each partner's capital contribution less any distributions. Profits in excess of capital contributions less distributions remaining from the sale of all, or substantially all, of the assets of the Partnership will be allocated to the partners in proportion to their respective capital contributions after first being reduced by amounts paid to the corporate limited partner and to the subordinate debt holders as described in Note 7.

    As of June 30, 1995 certain shareholders of Alaska Cable can require the sale of the Partnership for any reason.

    The Partnership has a $10 investment, representing a .165% limited partnership capital interest in Prime Video, L.P. ("PVLP"). PVLP was organized to acquire, develop and operate Blockbuster Video Superstores, and has 19 stores in operation at December 31, 1995. The Partnership's investment is accounted for using the cost method, the results of which do not differ significantly from the equity method. Through December 1995, the Partnership has received distributions totaling $7,000 from PVLP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORIES

    Inventories are carried at the lower of cost (weighted average unit cost) or market.

    PROPERTY, PLANT AND EQUIPMENT

    Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The composite method and a ten year life are used for cable television distribution systems. Under the composite method, proceeds from the retirement of cable television distribution system assets are credited to the allowance for depreciation. Gains or losses on disposition of property, plant and equipment (other than cable television distribution systems) are credited or charged to income. Maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized.

                          PRIME CABLE OF ALASKA, L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS

    Excess cost over net assets acquired arising from the acquisition of cable television systems is being amortized by the straight line method over ten years. Other intangible assets, including subscriber lists and a Certificate of Operating Rights, are being amortized by the straight line method over their useful lives ranging from ten to eleven years.

    It is the Partnership's policy to value intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value.

    DEFERRED DEBT ISSUANCE COSTS

    Debt issuance costs are deferred and amortized by the straight-line method, which approximates the interest method, over the term of the related debt.

    REVENUE RECOGNITION

    Revenues are generally billed in advance and are recognized as the cable service is provided.

    ADVERTISING EXPENSE

    The Partnership expenses advertising costs as incurred. Advertising expenses, net of reimbursements, were approximately $660,000 and $674,000 for 1995 and 1994, respectively.

    INCOME TAXES

    The Partnership as an entity pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners in the manner specified in the partnership agreement.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Partnership to concentrations of credit risk are primarily cash, temporary investments, and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions. At December 31, 1995, substantially all of the Partnership's cash balances were invested in short-term liquid money instruments. Though limited to one geographical area, the concentration of credit risk with respect to the Partnership's receivables is minimized due to the large number of customers, individually small balances, short payment terms and required deposits.

    STATEMENTS OF CASH FLOWS

    For purposes of the Statements of Cash Flows, the Partnership considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

                          PRIME CABLE OF ALASKA, L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION OF CABLE TELEVISION SYSTEMS

    On June 30, 1989, the Partnership acquired the Alaska Systems for an aggregate purchase price including acquisition expenses of $143,843,000. For financial statement purposes, the acquisition was accounted for using the purchase method with the acquisition cost allocated to the tangible and identifiable intangible assets based upon current fair market values. The allocation resulted in an excess of cost over net assets acquired of $24,204,000.

    On October 1, 1989, the cable television system in the Eaglewood subdivision of Anchorage was acquired by the Partnership for $541,000, including acquisition expenses. The acquisition was accounted for as a purchase transaction with the acquisition cost allocated to the tangible and identifiable intangible assets of the system based upon current fair market values. This allocation resulted in an excess of cost over net assets acquired of $217,000.

4. ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following (thousands of dollars):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1994
                                                                           ---------  ---------
Accounts receivable, trade...............................................  $   1,333  $   1,402
Accounts receivable, other...............................................        117         69
Less allowance for doubtful accounts.....................................       (229)      (267)
                                                                           ---------  ---------
Accounts receivable, net of allowance....................................  $   1,221  $   1,204
                                                                           ---------  ---------
                                                                           ---------  ---------

5. INTANGIBLE ASSETS

    Intangible assets consisted of the following (thousands of dollars):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1995        1994
                                                                       ----------  ----------
Subscriber list......................................................  $   34,821  $   34,821
Certificate of Operating Rights......................................      29,019      29,019
Excess of acquisition costs over net assets acquired.................      24,421      24,421
Other intangibles....................................................       5,775       5,775
                                                                       ----------  ----------
                                                                           94,036      94,036
Less accumulated amortization........................................     (60,956)    (51,589)
                                                                       ----------  ----------
Intangible assets, net...............................................  $   33,080  $   42,447
                                                                       ----------  ----------
                                                                       ----------  ----------

                          PRIME CABLE OF ALASKA, L.P.

6. BANK DEBT

    Bank debt consisted of the following (thousands of dollars):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1994
                                                                         ---------  ---------
Bank credit agreement:
  Tranche A Note.......................................................  $  65,065  $  66,565
  Tranche B Note.......................................................     17,500     17,500
                                                                         ---------  ---------
                                                                         $  82,565  $  84,065
                                                                         ---------  ---------
                                                                         ---------  ---------

    The rates of interest on amounts outstanding under the bank loan agreement at December 31, 1995 were fixed under three-month Eurodollar contracts at 7.2% and 7.9% for the Tranche A Note and the Tranche B Note, respectively.

    On March 7, 1996, the Partnership consummated a new bank loan agreement using the proceeds to pay off all amounts outstanding under the previous bank credit agreement and subordinated notes (Note 7). The Partnership has $125,000,000 available under the new loan agreement, with borrowings bearing interest at the bank's prime rate plus 2%. At the Partnership's option, all or a specified portion of the indebtedness may be fixed for periods ranging from one month to one year based on Eurodollar rates plus 3%. The interest rates under the new agreement are subject to reductions of up to 1.75% per annum if certain financial tests are met. The Partnership is required to pay a commitment fee equal to .5% per annum on the unused portion of the commitment, and an agency fee of $50,000 per year. Interest and fees are payable quarterly.

    Beginning June 30, 1998, the loan commitment is reduced at the end of each calendar quarter through March 31, 2005 as follows:

                                                                QUARTERLY REDUCTION
                                                                OF LOAN COMMITMENT
                                                               ---------------------
1998.........................................................     $     4,166,667
1999.........................................................     $     3,125,000
2000.........................................................     $     3,125,000
2001.........................................................     $     3,125,000
2002.........................................................     $     4,687,500
2003.........................................................     $     4,687,500
2004.........................................................     $     6,250,000
2005.........................................................     $    12,500,000

    While the Partnership may elect to reduce amounts due and available under the loan agreement through prepayments of not less than $1,000,000, a mandatory prepayment is required each May, beginning in May 1999, if, for the prior year ended December 31, the Partnership's Operating Cash Flow (defined as net income before extraordinary items and gains and losses on asset sales, plus interest expense, depreciation, amortization, bank fees, deferred management fees, expenses and other amounts deferred under the management agreement (Note 8), income tax expense, partnership expenses not to exceed $75,000 per annum, and other non-cash expenses) exceeds payments made for cash interest expense, permanent prepayments of principal amounts outstanding under the loan

                          PRIME CABLE OF ALASKA, L.P.

6. BANK DEBT (CONTINUED)
agreement, bank fees, cash income tax payments, capital expenditures, amounts previously deferred under the management agreement, and capital lease obligations. The Partnership is required to make a prepayment in the amount of 50% of such excess. Additionally, a mandatory prepayment may be required in the event of asset sales (other than dispositions of obsolete inventory and equipment in the ordinary course of business), the issuance of partnership interests or other debt or equity securities, or in the event of certain changes in ownership of the Partnership. All such mandatory prepayments permanently reduce the amounts due and available under the loan commitment.

    The loan agreement is collateralized by essentially all of the Partnership's assets, the general partners' interests in the Partnership, and a pledge by PMLP of its rights under the management agreement. The loan agreement imposes numerous requirements and restrictions, including limitations on indebtedness, payments, purchases and capital expenditures. In addition, certain financial ratios must be maintained.

    In connection with the initial funding under the March 7, 1996 loan agreement, the Partnership paid bank fees of approximately $2,144,000, which will be amortized to interest expense over the life of the agreement. Additional bank fees equal to .5% of the commitment are due upon the occurrence of certain changes in ownership of the Partnership, but in no event later than September 7, 1997.

7. SUBORDINATED DEBT

    Subordinated debt consisted of the following (thousands of dollars):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1994
                                                                         ---------  ---------
Subordinated notes:
Original principal amount outstanding..................................  $  20,000  $  20,000
Deferred interest......................................................     14,041      7,689
                                                                         ---------  ---------
                                                                         $  34,041  $  27,689
                                                                         ---------  ---------
                                                                         ---------  ---------

    On June 30, 1989, the Partnership entered into an investment agreement to issue subordinated notes with an original principal amount of $20,000,000. The notes bear interest at 12.25%, with 7.25% payable quarterly and the remainder deferred. Interest deferred each quarter bears interest at 12.25% and is payable at maturity.

    On March 7, 1996, the Partnership used $30,387,000 in proceeds from the bank loan agreement (Note 6) to prepay in full the amounts outstanding under the subordinated notes. The investment agreement remained in force.

    Under the investment agreement, the subordinated debt holders also were issued profit participation rights entitling them to receive the Profit Participation Amount (defined as 13.6284% multiplied by the excess of the fair market value of the Partnership over the sum of (1) the $45,000,000 original equity contributed to the Partnership, reduced by distributions, plus (2) the amount of the tax allocation to the corporate limited partner which provides the corporate limited partner an after-tax return equivalent to the other limited partners). The holders of profit participation rights have right of first refusal on a portion of the issuance of additional partnership interests by the Partnership.

                          PRIME CABLE OF ALASKA, L.P.

7. SUBORDINATED DEBT (CONTINUED)
    The holders of the profit participation rights may elect at any time to put all or any portion of their rights to the Partnership. In the event that the Partnership is unable to purchase their rights, the holders can require the liquidation of the Partnership. At any time after June 30, 1996, but prior to June 30, 1998, the Partnership may, by notice to the holders, require them to sell all or any portion of their profit participation rights to the Partnership. Under the put and call agreements, the purchase price of the rights shall be based on the Profit Participation Amount multiplied by the percentage of rights sold. Any payments to the holders of the profit participation rights are subordinate to payment of amounts due under the new March 7, 1996 bank loan agreement (Note 6).

    At each balance sheet date, management of the Partnership estimates fair market value of the Partnership to determine the Profit Participation Amount. Based upon such estimates, the Partnership recorded a liability of $4,320,000 to the holders of the profit participation rights in 1995. This amount was charged to interest expense and recorded as additional deferred interest on the subordinated debt in the financial statements for 1995, which have been restated to include this expense and liability. Such amount will be paid upon the sale of the partnership interests (see Note 9).

8. COMMITMENTS AND CONTINGENCIES

    LEASE ARRANGEMENTS

    The Partnership, as an integral part of its operations, has entered into operating lease contracts for microwave service, pole use and office space. The approximate minimum aggregate rentals under such leases (exclusive of minimum pole rentals of approximately $142,000 per year) at December 31, 1995, are as follows: 1996, $462,000; 1997, $454,000; 1998, $451,000; 1999, $471,000; 2000,
$486,000 and $332,000 thereafter. Rent expense was $571,000, $556,000, and
$460,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

    MANAGEMENT AGREEMENT

    The Partnership is a party to a management agreement with PMLP, an affiliate of the general partners. Under the terms of the management agreement, PMLP manages all aspects of the daily operations of the cable television systems. In consideration for its services to the Partnership, PMLP receives annual fees equal to 5% of the gross revenues of the Partnership and is reimbursed for certain expenses incurred in connection with the services provided. Under the terms of the March 7, 1996 bank loan agreement (Note 6), the Partnership will defer payment of the 5% fees until October 1, 1996. The deferred fees bear interest at a rate of 17.5% per annum, and may be paid to PMLP upon the achievement of certain financial ratios. In addition, the terms of the bank loan agreement restrict payments to PMLP in the event of a default under the credit agreement.

    In connection with the agreement, the Partnership incurred $1,674,000, $1,671,000, and $1,542,000, in management fees and reimbursable expenses for the years ended December 31, 1995, 1994 and 1993, respectively.

    EMPLOYEE BENEFIT PLAN

    The Partnership participates with other affiliated entities in a defined contribution pension plan covering substantially all full-time employees who have completed one year of service. The plan is subject to the provisions of Internal Revenue Code Sec. 401(k). Contributions by the Partnership are

                          PRIME CABLE OF ALASKA, L.P.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) determined as a percent of each participating employee's contributions and are at the discretion of the plan's sponsor, PMLP. Partnership contributions totaled $33,000, $29,000, and $21,000, for fiscal years 1995, 1994 and 1993, respectively.

    LITIGATION

    The Partnership is involved in various lawsuits and legal proceedings which have arisen in the normal course of business, including the following: Two former employees filed separate lawsuits related to the Partnership's employment practices, with claims for damages aggregating approximately $650,000, with one action including an unspecified claim for punitive damages. Two suits have been filed against the Partnership related to automobile accidents, one making damage claims aggregating approximately $550,000, the other claiming damages in an unspecified amount. However, any damages ultimately assessed or settlements negotiated under these two automobile accident claims will be paid by the Partnership's insurance carrier. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Partnership, and therefore no provision for liability has been made in the financial statements.

    CABLE SERVICE RATE REREGULATION

    On April 1, 1993, the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Partnership implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 6%.

    On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Partnership elected to file cost-of-service showings with the FCC where required. Management of the Partnership believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with the 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.

    The regulated services rates charged by the Partnership may be reviewed by the State of Alaska under certain conditions (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. In order for the State of Alaska to exercise rate regulation authority over the Partnership's basic service rates, 25% of the Alaska Systems' subscribers must request such regulation by filing a petition with the State of Alaska. At December 31, 1995, the State of Alaska does not have rate regulation authority over the Partnership's basic service rates, and therefore there is no refund liability for basic service at this time. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. Complaints by subscribers have been filed with, and accepted by, the FCC for certain franchise areas. However, the Partnership's filings made in response to those complaints related to the period prior to July 15, 1994 have been approved by

                          PRIME CABLE OF ALASKA, L.P.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) the FCC; therefore, the potential liability for cable programming service refunds would be limited to the period subsequent to July 15, 1994 for these areas. Management of the Partnership believes that the potential for any refund liability for cable programming service is remote, and therefore no provision has been made in the financial statements for such refunds.

    Management of the Partnership believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Partnership is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Partnership to make refunds and/ or to be in default on certain debt covenants.

    In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. The impact of the new bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Partnership.

9. SUBSEQUENT EVENT

    The Partners of the Partnership have signed a letter of intent to sell the Partnership to General Communication, Inc. (GCI). GCI is a telecommunications company providing long distance services in Alaska. A definitive agreement is expected to be signed in the second quarter of 1996. Under the terms of the letter of intent, the non-corporate partners would sell their partnership interests, the shareholders of the corporate partners would exchange their corporate shares, and the holders of the profit participation rights (see Note
7) would receive settlement of the Profit Participation Amount, all for a total consideration of 11.8 million shares of GCI common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION FOR PRIME CABLE

    Prime management's discussion of the financial condition of Prime must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Prospectus.

    TWO YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, the Prime Cable passed more than 106,000 homes and served more than 53,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwelling units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 63,000 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $32.6 million and $30.6 million during the years ended December 31, 1995 and 1994 respectively. The 6.5% growth in 1995 as compared to 1994 resulted primarily from increases in the number of subscribers, primarily as a result of additional homes passed and increases in the number of subscriptions for services. Approximately $356,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented in January, 1995. Average monthly revenue per account was approximately $40.17 and $39.92 in 1995 and 1994, respectively, representing an increase of approximately 0.6%. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Cable television system expenses, representing costs directly attributable to providing cable services to customers, increased 9.1% in 1995 as compared to 1994. The increases result from increased business activity resulting from the growth in the number of subscribers and increased programming costs.

    Prime pays management fees plus associated reimbursable expenses under the present Prime management agreement with its manager. The management fee is based on a percentage of gross revenues. Management fees and reimbursable expenses for the each of the years ended December 31, 1995 and 1994 were $1.7 million.

    Adjusted EBITDA as a percentage of revenues decreased from 45.7% to 45.0% during the year ended December 31, 1995 compared to the corresponding period of 1994. The decrease was primarily caused by an increase in cable television system expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Depreciation and amortization expense was $16.5 million and $16.9 million for the years ended December 31, 1995 and 1994, respectively. The 1995 decrease as compared to 1994 resulted from certain tangible and intangible assets becoming fully amortized.

    Interest expense was $15.0 million and $9.0 million for the years ended December 31, 1995 and 1994, respectively. The increases, except for that described below, were primarily attributable to increases in interest rates throughout the period and amortization of additional deferred loan costs related to amendments of Prime's prior agreement. Approximately $4.3 million of the 1995 increase results from accrual of the December 31, 1995 profit participation amount (equity participation interest) as further described in Note 7 to Prime's accompanying December 31, 1995 financial statements.

    Prime, as a partnership entity, pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners.

    Certain of Prime's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities decreased $913,000 to $7.54 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from increases in interest expense.

    Cash used in investing activities increased $923,000 to $4.93 million for the year ended December 31, 1995 compared to the corresponding period of 1994, primarily due to expenditures related to plant upgrades in 1995.

    Cash used in financing activities decreased from $4.98 million to $1.5 million for the year ended December 31, 1995 compared to the corresponding period of 1994 related primarily to reduced debt repayment in 1995 as compared to 1994.

    Prime's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Prime spent $5.0 million during 1995 on capital expenditures.

    On March 7, 1996, Prime consummated the bank credit agreement using the proceeds to pay off all amounts outstanding under the previous bank credit agreement and subordinated notes. Prime has up to $125 million available under the commitment in the new loan agreement, with available borrowing levels based on debt to operating cash flow ratios as specified in the loan agreement. Borrowings bear interest at the bank's prime rate plus 2%.

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    As of June 30, 1996, the Prime Cable passed more than 107,000 homes and served more than 52,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwellings units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 51,000 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $17.3 million for the six months ended June 30, 1996, and $16.1 million for the six months ended June 30, 1995. The 7.3% growth for the six months result primarily from increases in the number of subscribers as a result of additional homes passed and increases in the number of subscriptions for services as well as a rate increase implemented effective December 15, 1995. Average monthly revenue per account was approximately $42.17 and $40.67 for the six months ended June 30, 1996 and 1995, respectively. This represents an increase of approximately 3.7% for the six months ended June 30, 1996 compared to the corresponding periods of 1995. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Cable television system expenses, representing costs directly attributable to providing cable services to customers, increased 6.4% for the six months ended June 30, 1996 compared to the corresponding periods of 1995. This resulted from increased business activity attributed to growth in the number of subscribers and increased programming costs.

    Prime paid management fees plus associated reimbursable expenses under a management agreement. Management fees and reimbursable expenses were $924,000 and $817,000 for the six months ended June 30, 1996 and 1995, respectively.

    Adjusted EBITDA increased to 44.5% from 44.3% for the 6 months ended June 30, 1996 compared to the corresponding period of 1995. The increases were primarily caused by an increase in cable television system gross margin resulting from the December 15, 1995 rate increase to subscribers.

    Depreciation and amortization expense was $8.4 million and $8.2 million for the six months ended June 30, 1996 and 1995, respectively. The increase results from additional purchases of property, plant and equipment.

    Interest expense totaled $4.7 million and $5.4 million for the six months ended June 30, 1996 and 1995, respectively. The 1996 decrease was primarily attributable to lower total borrowings and lower effective interest rates in 1996 compared to 1995.

    Prime, as a partnership entity, pays no income taxes although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flow through" to the individual partners.

    Certain of Prime's expenses, such as those for wages and benefits, equipment repair and replacement and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities increased $1.8 million for the six months ended June 30, 1996, compared to the corresponding period of 1995. The increase results primarily from a timing difference in the payment of interest expense, the deferral of payment of management fees and from increased revenues attributable to increased subscriber counts and a December 15, 1995 rate increase.

    Cash used in investing activities decreased $578,000 to $2.2 million for the six months ended June 30, 1996, compared to the corresponding period of 1995. The decrease results primarily from decreased capital expenditures related to improvements to the cable television system and decreases in the purchase of addressable converters.

    Cash used in financing activities totaled $11.9 million for the six months ended June 30, 1996 resulting from the repayment of current debt and previously outstanding debts and payments of deferred debt issuance costs in excess of the initial draw on the Bank Credit Agreement.

    Prime's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Prime spent $2.2 million during the first six months of 1996 on capital expenditures.

    The bank credit agreement was consummated in March, 1996. Prime has up to $125 million available under the commitment in the new loan agreement, with available borrowing levels based on debt to operating cash flow ratios as specified in the loan agreement. Based on Prime's operating cash flow for the quarter ending June 30, 1996, Prime could have borrowed up to approximately $112.3 million without being in default at June 30, 1996. Borrowings bear interest at the bank's prime rate plus 2%.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Alaskan Cable Network

    We have audited the accompanying combined balance sheets of the Alaskan Cable Network (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Alaskan Cable Network at December 31, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                  /s/ ERNST & YOUNG LLP

Woodland Hills, California

February 9, 1996 except for
  Note 13, as to which the date is
  March 14, 1996

                             ALASKAN CABLE NETWORK

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                              (UNAUDITED)       DECEMBER 31,
                                                                                JUNE 30,    --------------------
                                                                                  1996        1995       1994
                                                                              ------------  ---------  ---------
                                                                                        (IN THOUSANDS)

Cash and cash equivalents...................................................   $    1,015   $   3,905  $   6,153
Trade accounts receivable, less allowance for doubtful accounts of $102 in
  1996, $95 in 1995 and $82 in 1994.........................................        1,402       1,537      1,366
Property, plant and equipment, net..........................................       10,909      12,144     14,161
Intangible assets, net......................................................        5,244       6,908     10,027
Due from affiliates.........................................................          639      --          1,673
                                                                              ------------  ---------  ---------
Total Assets................................................................   $   19,209   $  24,494  $  33,380
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------

                                LIABILITIES AND SHAREHOLDER'S EQUITY

Line of credit..............................................................   $    3,000   $   8,000  $  --
Accounts payable............................................................          305         615        390
Accrued compensation and benefits...........................................          425         331        381
Other accrued liabilities...................................................          885         775      1,445
Deferred revenue............................................................        1,152       1,211      1,128
Due to affiliates...........................................................       --              64     --
                                                                              ------------  ---------  ---------
Total liabilities...........................................................        5,767      10,996      3,344
                                                                              ------------  ---------  ---------

Commitments and contingencies

Shareholder's equity:
  Common Stock..............................................................            3           3          3
  Additional paid-in-capital................................................       14,458      14,478     31,936
  Accumulated deficit.......................................................       (1,019)       (983)    (1,903)
                                                                              ------------  ---------  ---------
Total shareholder's equity..................................................       13,442      13,498     30,036
                                                                              ------------  ---------  ---------
Total liabilities and shareholder's equity..................................   $   19,209   $  24,494  $  33,380
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                         COMBINED STATEMENTS OF INCOME

                                                                (UNAUDITED)
                                                              SIX MONTHS ENDED             YEARS ENDED,
                                                                  JUNE 30,                 DECEMBER 31,
                                                            --------------------  -------------------------------
                                                              1996       1995       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Cable television service revenue..........................  $   7,442  $   7,224  $  14,515  $  13,883  $  14,142
Operating expenses:
  Cost of revenues........................................      2,485      2,374      4,702      4,467      4,350
  Selling, general and administrative.....................      1,515      1,450      3,005      2,808      3,063
  Depreciation and amortization...........................      3,113      3,034      6,176      6,092      6,362
                                                            ---------  ---------  ---------  ---------  ---------
Income from operations....................................        329        366        632        516        367
Other income (expense):
  Loss on disposal of assets..............................         (6)        (2)    --         --         (2,687)
  Interest income, net....................................       (374)        55         80        235         46
                                                            ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and cumulative effect of
  change in accounting principle..........................        (51)       419        712        751     (2,274)
Benefit (provision) for income taxes......................         15         16        208         (9)       622
                                                            ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of change in
  accounting principle....................................        (36)       435        920        742     (1,652)
Cumulative effect of change in accounting principle.......     --         --         --         --           (622)
                                                            ---------  ---------  ---------  ---------  ---------
Net income (loss).........................................  $     (36) $     435  $     920  $     742  $  (2,274)
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                             ADDITIONAL
                                                                  COMMON      PAID-IN     ACCUMULATED
                                                                   STOCK      CAPITAL       DEFICIT       TOTAL
                                                                -----------  ----------  -------------  ----------
                                                                                  (IN THOUSANDS)
Balance at December 31, 1992..................................   $       3   $   32,161    $    (371)   $   31,793
Dividends paid................................................      --             (112)      --              (112)
Net income, year ended December 31, 1993......................      --           --           (2,274)       (2,274)
                                                                     -----   ----------  -------------  ----------
Balance at December 31, 1993..................................           3       32,049       (2,645)       29,407
Decrease in paid-in-capital...................................      --             (113)      --              (113)
Net income, year ended December 31, 1994......................      --           --              742           742
                                                                     -----   ----------  -------------  ----------
Balance at December 31, 1994..................................           3       31,936       (1,903)       30,036
Dividend to JKCI..............................................      --          (18,195)      --           (18,195)
Net income....................................................      --           --              920           920
Capital Contribution by JKCI..................................      --              737       --               737
                                                                     -----   ----------  -------------  ----------
Balance at December 31, 1995..................................           3       14,478         (983)       13,498
Net loss (unaudited)..........................................      --           --              (36)          (36)
Decrease in additional paid-in capital (unaudited)............      --              (20)      --               (20)
                                                                     -----   ----------  -------------  ----------
Balance at June 30, 1996 (unaudited)..........................   $       3   $   14,458    $  (1,019)   $   13,442
                                                                     -----   ----------  -------------  ----------
                                                                     -----   ----------  -------------  ----------

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                       COMBINED STATEMENTS OF CASH FLOWS

                                                  (UNAUDITED)
                                                SIX MONTHS ENDED              YEARS ENDED
                                                    JUNE 30,                 DECEMBER 31,
                                              --------------------  -------------------------------
                                                1996       1995       1995       1994       1993
                                              ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................  $     (36) $     435  $     920  $     742  $  (2,274)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Provision (credit) for uncollectible
    accounts receivable.....................          7         14         13        (13)        55
  Loss on disposal of assets................          6          2         20         39      2,687
  Depreciation and amortization.............      3,113      3,034      6,176      6,092      6,362
  Changes in operating assets and
    liabilities:
    Trade accounts receivable...............        128         13       (184)       (11)       160
    Intangible and other assets.............         (4)       155       (146)      (206)         3
    Accounts payable........................       (310)       (86)       225       (219)       (44)
    Accrued compensation and benefits and
      other accrued
      liabilities...........................        204         61         17       (156)       414
    Deferred revenue........................        (59)        15         83         11        (36)
                                              ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities...      3,049      3,643      7,124      6,279      7,327
INVESTING ACTIVITIES
Additions to property, plant and
  equipment.................................       (216)      (275)      (914)    (1,170)    (6,005)
                                              ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities.......       (216)      (275)      (914)    (1,170)    (6,005)
FINANCING ACTIVITIES
Borrowings on line of credit................      6,000     --          8,000     --         --
Repayment of line of credit.................    (11,000)    --         --         --         --
Change in due from affiliates...............       (703)     1,628      1,737     (1,673)    --
Decrease in paid-in-capital.................        (20)    --         --           (113)    --
Dividends paid to Jack Kent Cooke
  Incorporated..............................     --         (9,700)   (18,195)    --           (112)
                                              ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities.......     (5,723)    (8,072)    (8,458)    (1,786)      (112)
                                              ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents...............................     (2,890)    (4,704)    (2,248)     3,323      1,210
Cash and cash equivalents at beginning of
  period....................................      3,905      6,153      6,153      2,830      1,620
                                              ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of
  period....................................  $   1,015  $   1,449  $   3,905  $   6,153  $   2,830
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest................................  $  --      $  --      $  --      $  --      $  --
    Income taxes............................  $  --      $  --      $       3  $      45  $  --
Supplemental disclosure of noncash financing
  activities:
  In 1995, JKCI forgave $737 of liabilities
    owed by the Company

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

    The combined financial statements of the Alaskan Cable Network (ACN or the Company) include the operations of cable television systems of Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc. and Alaskan Cable Network/Ketchikan, Sitka, Inc. for the years ended December 31, 1995, 1994 and 1993. Each of the entities comprising ACN is wholly owned by Jack Kent Cooke Incorporated (JKCI). Prior to April 30, 1992, these companies were wholly owned subsidiaries of Cooke Media Group Inc. (CMG), a wholly owned subsidiary of JKCI. In connection with an agreement with an unrelated party for the sale of CMG and certain other JKCI operations, the cable television systems comprising ACN were transferred to JKCI. This transaction was accounted for as a transfer among companies under common control, and therefore, was recorded at CMG's historical cost basis.

    Cable television operations generate revenue through the use of property and equipment and, therefore, have few current assets, as the expression is defined in terms of a one-year operating cycle. Accordingly, the Company does not identify current assets and current liabilities separately in the accompanying combined balance sheets.

    The Company's operations are regulated by the Federal Communications Commission and certain other state and local authorities.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". The Company adopted the provisions of the new standard in its financial statements on January 1, 1993. The cumulative effect as of January 1, 1993, due to the adoption of SFAS No. 109, was an expense for income taxes of $622,000 for the year ended December 31, 1993.

    Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts, and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year of calculation and were not adjusted for subsequent changes in tax rates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with initial maturities of three months or less when acquired as cash equivalents.

    CONCENTRATION OF CREDIT RISK

    The Company derives its revenues from thousands of customers located principally in four cities in Alaska. None of the individual customer accounts receivable balances are material. Customers are billed monthly, 15 days in advance of the beginning of the service period. Invoices are generally due at the

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) beginning of the service period. The Company generally does not require collateral and losses on uncollectible receivables have been within management's expectations.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives, which are generally as follows:

Buildings and improvements..........................  19 to 40 years
Cable television systems............................   8 to 10 years
Machinery and equipment.............................   8 to 10 years

    INTANGIBLE AND OTHER ASSETS

    Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives, principally 7 to 12 years. The cost in excess of fair value of net assets of purchased businesses is amortized using the straight-line method over forty years. The carrying value of the cost in excess of fair value of net assets of purchased businesses is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates the cost in excess of fair value of the net assets of purchased businesses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of this asset is reduced by the estimated shortfalls of cash flows.

    REVENUE RECOGNITION

    Revenues are generally billed in advance and are deferred until cable service is provided.

    ESTIMATES USED IN THE PREPARATION OF THE COMBINED FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results inevitably will differ from those estimates and such differences may be material to the financial statements.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1994
                                                                      -----------  -----------
Land................................................................  $        20  $        20
Buildings and improvements..........................................          294          270
Cable television systems............................................       27,354       26,743
Machinery and equipment.............................................        1,399        1,399
Construction in progress............................................          637          441
                                                                      -----------  -----------
                                                                           29,704       28,873
Less accumulated depreciation.......................................      (17,560)     (14,712)
                                                                      -----------  -----------
                                                                      $    12,144  $    14,161
                                                                      -----------  -----------
                                                                      -----------  -----------

    The Company recorded depreciation expense of $2,911,000, $2,871,000 and $3,040,000 in 1995, 1994 and 1993, respectively.

4. INTANGIBLE AND OTHER ASSETS

    Intangible and other assets consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1995        1994
                                                                       ----------  ----------
Subscriber lists.....................................................  $   26,666  $   26,666
Franchise rights.....................................................       5,609       5,609
Cost in excess of fair value of purchased businesses (goodwill)......       2,209       2,209
Other assets.........................................................       1,334       1,188
                                                                       ----------  ----------
                                                                           35,818      35,672
Less accumulated amortization........................................     (28,910)    (25,645)
                                                                       ----------  ----------
                                                                       $    6,908  $   10,027
                                                                       ----------  ----------
                                                                       ----------  ----------

5. LINE OF CREDIT

    On June 27, 1995, the Company entered into a $30 million line of credit agreement with a bank. Borrowings under the line of credit are collateralized by all of the Company's common stock and bear interest, at the Company's option, at the prime rate or the interbank offered rate plus 1% (7.5% at December 31, 1995). If the aggregated borrowings exceed $25 million, the interest rate, at the Company's option, on the amount in excess of $25 million is based on the prime rate plus .75% or the interbank offered rate plus 2%. The line of credit agreement expires on June 30, 1997. There were $8 million in borrowings outstanding under this agreement at December 31, 1995.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

5. LINE OF CREDIT (CONTINUED)
    The line of credit agreement places certain restrictions on the Company, including limitations on liens, disposition of assets, loans, investments, capital expenditures, and requires compliance with certain financial covenants.

6. INCOME TAXES

    The Company utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Temporary differences arise primarily from differences in depreciation and amortization for financial statement and income tax purposes, and unused net operating loss carryforwards.

    Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
Deferred tax liabilities:
  Depreciation and amortization.........................................  $  --      $     377
Deferred tax assets:
  Net operating loss carryforwards......................................      2,085      2,679
  Depreciation and amortization.........................................        434     --
  Accrued sick leave pay................................................         49         48
  Accrued vacation pay..................................................         39         37
  Allowance for loss on receivables.....................................         35         35
  Tax credit carryforward...............................................         19         19
                                                                          ---------  ---------
  Total deferred tax assets.............................................      2,661      2,818
  Valuation allowance for deferred tax assets...........................     (2,661)    (2,441)
                                                                          ---------  ---------
Net deferred tax assets.................................................     --            377
                                                                          ---------  ---------
Net deferred taxes......................................................  $  --      $  --
                                                                          ---------  ---------
                                                                          ---------  ---------

    Management has determined, based on the Company's historical operating results, the potential impact of deregulation in the cable television industry, and the ability of other JKCI entities to utilize the Company's net operating loss carryforwards, that it is more likely than not that the deferred tax asset will not be realized prior to expiration. The Company will continue to assess the need for a valuation allowance based on future operating results and facts and circumstances at the time.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

6. INCOME TAXES (CONTINUED)
    The reconciliation of income tax computed at the U.S. federal statutory tax rate to the provision (benefit) for income taxes for the years ended December 31 is as follows:

                                                          1995         1994         1993
                                                       -----------  -----------  -----------
U.S. federal income tax rate.........................       34.0%        34.0%       (34.0)%
State income tax refunds, net of federal tax
  benefit............................................      (29.0)       --           --
Benefit of alternative minimum tax loss
  carryforwards......................................      --           (36.0)       --
Benefit of net operating loss carryforwards..........      (72.0)       --           --
Forgiveness of debt income...........................       35.0        --           --
Amortization of cost in excess of fair value of net
  assets of purchased businesses.....................        3.0          3.0          1.0
Alternative minimum tax..............................      --            (1.0)       --
Reduction of taxes provided in prior years...........      --            (1.0)       --
Net operating losses not providing current tax
  benefit............................................      --           --             6.0
Other--net...........................................      --             2.0        --
                                                           -----        -----        -----
                                                           (29.0)%        1.0%       (27.0)%
                                                           -----        -----        -----
                                                           -----        -----        -----

    At December 31, 1995, the company has unused net operating loss carryforwards for federal and state income tax purposes of approximately $4.5 million and $5.9 million, respectively. The federal and state net operating loss carryforwards expire in years 2006 through 2009.

    A consolidated federal tax return is filed by JKCI. The Company has a tax sharing arrangement with JKCI requiring that the Company provide for income taxes as if it were a separate taxable entity. Under the arrangement, the Company will receive benefit for its operating losses only in years when it has taxable income. Such benefit will be reduced to the extent that the Company's operating losses have been utilized by affiliated companies in the consolidated tax return. Management believes the recorded provision (benefit) for income taxes is not materially different than the amounts that would be recorded if the Company were a stand-alone entity.

7. RETIREMENT PLANS

    An affiliate of the Company sponsors a 401(k) savings plan (the Plan) which covers most non-union full-time employees of the Company, who may elect to contribute from 2% to 16% of their compensation to the Plan. The Company recognized expenses for matching contributions in the amount of $24,000, $16,000 and $18,000 in 1995, 1994 and 1993, respectively.

    The company contributes to a union-sponsored defined benefit pension plan. Such contribution expense totaled $130,000, $123,000 and $135,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

8. SHAREHOLDER'S EQUITY

    Common Stock consists of the following:

$1.00 par value, shares authorized, issued and outstanding:
  Alaskan Cable Network, Inc..................................    200 shares
  Alaskan Cable Network/Fairbanks, Inc........................  1,000 shares
  Alaskan Cable Network/Juneau Holdings, Inc..................    200 shares
  Alaskan Cable Network/Ketchikan-Sitka, Inc..................  1,000 shares
  Alaskan Cable Network/Juneau, Inc...........................  540.5 shares

    The accumulated deficit reflects the Company's operating results subsequent to the sale of the cable television systems to JKCI discussed in Note 1.

9. ADVERTISING COSTS

    The Company expenses all advertising costs as incurred. Advertising costs were $113,000, $98,000 and $131,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and were recorded as part of selling, general and administrative expenses.

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases certain facilities and equipment primarily under operating leases which expire on various dates through 2001. Future minimum rental payments as of December 31, 1995 under noncancellable operating leases are as follows (in thousands):

1996.........................................................  $     127
1997.........................................................         99
1998.........................................................         71
1999.........................................................         64
2000.........................................................         21
Thereafter...................................................          9
                                                               ---------
                                                               $     391
                                                               ---------
                                                               ---------

    Rent expense was $433,000, $391,000 and $373,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CABLE SERVICE RATE REREGULATION

    On April 1, 1993 the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Company implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 10.5%.

    On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Company elected to file cost-of-service showings with the FCC where required. Management of the Company believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with the 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.

    The regulated service rates charged by the Company may be reviewed by the State of Alaska under certain conditions (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. In order for the State of Alaska to exercise rate regulation authority over the Company's basic service rates, 25% of each systems' subscribers must request such regulation by filing a petition with the State of Alaska. In July 1990, the Alaskan Public Utilities Commission instituted rate regulation over the Juneau operations for their basic cable service and installation. At December 31, 1995, the State of Alaska does not have rate regulation authority over the other three locations comprising the Alaskan Cable Network over their basic service rates, and therefore there is no refund liability for basic service at this time. Furthermore, since the rate regulation at the Juneau facility began in 1990, no refund liability exists for this location as of December 31, 1995. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. There have been no complaints filed with the FCC for these certain franchise areas.

    Management of the Company believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Company is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Company to make refunds.

    In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. The impact of the new bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Company.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LITIGATION

    The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, based in part on the opinion of the Company's legal counsel, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

11. RELATED PARTY TRANSACTION

    The Company makes advances to/borrows from an affiliate at interest rates of 6.97% per annum during 1995, ranging from 3.91% to 5.49% per annum during 1994, and ranging from 3.88% to 4.28% per annum during 1993. Net interest income related to these advances was $7,000, $127,000 and $16,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Such advances/borrowings are payable on demand.

    Certain executive officers of JKCI and Tower Media Inc., an affiliate of the Company, perform services for the Company. No allocations to the Company were made for such services performed by JKCI, as the amounts were immaterial, during 1995, 1994 and 1993. Management fees of $225,000, $233,000 and $202,000 for
1995, 1994 and 1993, respectively, were paid to Tower Media Inc. for accounting and administrative services rendered on behalf of the Company. The Company believes the management fees paid to Tower Media Inc. are at least as favorable as the cost of similar services from unrelated third parties. JKCI administers a health insurance plan for the Company's employees at JKCI's cost. The Company then reimburses JKCI for the cost of the service provided.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        CASH AND CASH EQUIVALENTS; The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

        LINE OF CREDIT; The carrying amounts of the Company's borrowings under its line of credit agreement approximate their fair value as a result of the variable interest rate that is adjusted monthly.

        DUE FROM AFFILIATES; The carrying amount of the due from (to) affiliates approximates its fair value as a result of being payable on demand and the immateriality of the outstanding borrowings.

13. SUBSEQUENT EVENT

    On March 14, 1996, the Company signed a letter of intent to sell all of its assets to General Communication, Inc. The selling price is in excess of the net book value of the Company's assets at December 31, 1995. The closing of the sale is subject to the execution of a definitive Asset Purchase Agreement and may be subject to regulatory approval.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION FOR ALASKAN CABLE

    Alaskan Cable management's discussion of the financial condition of Alaskan Cable must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Prospectus.

    THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, Alaskan Cable's cable systems passed more than 42,300 homes and served more than 25,900 residential subscribers. Alaskan Cable had approximately 15,780 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $14.5 million, $13.9 million and $14.1 million during the years ended December 31, 1995,1994 and 1993, respectively. The 4.6% growth in 1995 as compared to 1994 resulted primarily from increases in regulated service rates implemented January 1, 1995. The 1.8% decrease in 1994 as compared to 1993 resulted primarily from the subscriber rate reductions implemented September 1, 1993. Average monthly revenue per account was approximately $48.00, $45.75 and $47.75 in 1995, 1994 and 1993,
respectively, representing an increase (decrease) of approximately 4.9% and (4.2%) in 1995 and 1994, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Direct operating expenses, representing costs directly attributable to providing cable services to customers, increased 5.3% in 1995 as compared to 1994 and increased 2.7% in 1994 as compared to 1993. The increases result from increased business activity resulting from the growth in the number of subscribers and increased programming costs.

    Adjusted EBITDA as a percentage of revenues decreased from 47.6% to 46.9% during the year ended December 31, 1995 compared to the corresponding period of 1994. The decrease was primarily caused by an increase in cost of revenues and selling, general and administrative expenses that on a percentage basis exceeded the corresponding increase in revenues. Adjusted EBITDA as a percentage of revenues increased from 28.6% to 47.6% during the year ended December 31, 1994 compared to the corresponding period of 1993. The increase was primarily caused by a loss on disposal of assets in 1993 offset by a net decrease in cost of revenues, selling, general and administrative expenses, depreciation and amortization expenses that on a percentage basis exceeded the corresponding decrease in revenues as affected by the approximate 10.5% rate reduction described above.

    Depreciation and amortization expense was $6.2 million, $6.1 million and $6.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 results from continued cable television build-out expenditures, and the amortization of line of credit deferred loan expenses. The 1994 decrease as compared to 1993 results from disposal of old cable television systems in 1993 whose original construction costs were higher than the expenditures made to rebuild the system.

    Income tax (provision) benefit totaled $208,000, ($9,000) and $622,000 in 1995, 1994 and 1993, respectively, resulting from the application of statutory income tax rates to net earnings or loss before income taxes. Alaskan Cable experienced income (loss) before income taxes and cumulative effect of change in accounting principle of $712,000, $751,000 and ($2,274,000) for the years ended December 31, 1995, 1994, and 1993, respectively.

    In light of Alaskan Cable's history of losses prior to 1994, the potential negative impact of recent deregulation in the cable television industry, and the ability of other Jack Kent Cooke Incorporated entities to utilize Alaskan Cable's net operating loss carryforwards, management established a valuation allowance for $2.7 million as of December 31, 1995.

    Alaskan Cable adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes on January 1, 1993. The cumulative effect adjustment recorded in 1993 due to adoption of SFAS 109 totaled $622,000.

    Certain of Alaskan Cable's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities increased $800,000 to $7.1 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from increased net income of $178,000 and $444,000 resulting from a $225,000 increase in accounts payable in 1995 compared to a $219,000 decrease in 1994. Cash provided by operating activities decreased $1.0 million to $6.3 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease resulted primarily from cash used for the acquisition of other assets and payments of accrued liabilities.

    Cash used in investing activities decreased $256,000 to $914,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. Cash used in investing activities decreased $4.8 million to $1.2 million for the year ended December 31, 1994 compared to the corresponding period of 1993. Both decreases result primarily from reduced capital expenditures related to purchases of property, plant and equipment.

    Cash used in financing activities increased from $1.8 million to $8.5 million for the year ended December 31, 1995 compared to the corresponding period of 1994 related primarily to the excess of dividends paid over borrowings in 1995 as compared to 1994. Cash used in financing activities increased from $112,000 to $1.8 million for the year ended December 31, 1994 compared to the corresponding period of 1993 primarily due to increased loans to affiliates.

    Alaskan Cable's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Alaskan Cable spent $914,000 during 1995 on capital expenditures.

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    As of June 30, 1996, Alaskan Cable's systems passed more than 42,720 homes and served more than 25,426 residential subscribers. Alaskan Cable had approximately 20,310 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $7.4 million and $7.2 million during the six-month periods ended June 30, 1996 and 1995, respectively. The revenue growth in 1996 as compared to 1995 resulted primarily from rate increases for services. Average monthly revenue per account for the six months ended June 30, 1996 and 1995, was approximately $48.83 and $46.17, respectively, representing increases of 5.8%. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Direct operating expenses, representing costs directly attributable to providing cable services to customers, increased 4.7% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. 1996 increases resulted from increased business activity from increased services and increased programming costs. Selling, general and administrative operating expenses increased 4.5% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. 1996 increases resulted from increased business activity from increased services.

    Depreciation and amortization expense totaled $3.1 million and $3.0 million for the six-month periods ended June 30, 1996 and 1995, respectively. The 1996 increases as compared to 1995 is primarily the result of the amortization of deferred loan expenses pertaining to the line of credit reflected in the first six months of 1996.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities decreased $594,000 to $3,049,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting from decreased net income of $471,000 and a net use of cash resulting from changes in operating assets and liabilities in 1996 as compared to 1995.

    Cash used in investing activities decreased from $275,000 to $216,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting from reduced capital expenditures for property, plant and equipment in 1996 as compared to 1995.

    Cash used in financing activities decreased from $8.1 million to $5.7 million for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. For 1996, increases in cash from line of credit borrowings in 1996 totaling $6.0 million were offset by repayments of line of credit borrowings totaling $11.0 million. For 1995, dividends paid of $9.7 million were offset by reduced loan repayments from affiliates of $2.3 million.

    Alaskan Cable's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems.


    Adjusted EBITDA as a percentage of revenues decreased from 47.1% to 46.2% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The 1996 decrease was primarily caused by increases in cost of revenues and selling, general and administrative expenses that on a percentage basis exceeded the corresponding increase in revenues.


    Certain of Alaskan Cable's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

                         REPORT OF INDEPENDENT AUDITORS

To The Stockholders
Alaska Cablevision, Inc.
Kirkland, Washington

We have audited the accompanying balance sheets of Alaska Cablevision, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Cablevision, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                    /s/ CARL & CARLSEN

February 27, 1996
Seattle, Washington

                            ALASKA CABLEVISION, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                   (UNAUDITED)             DECEMBER 31,
                                                                     JUNE 30,     ------------------------------
                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
Cash............................................................  $      614,411  $      525,734  $      118,856
Subscriber receivables..........................................         100,157         113,651         102,740
Advances to affiliates..........................................          70,650           5,846           1,475
Other receivables...............................................           3,443           8,406         127,381
Prepaid assets..................................................          49,984          34,196          24,510
Property, plant and equipment, less accumulated depreciation of
  $8,296,801 (1996), $8,635,146 (1995) and $8,464,628 (1994)....       2,496,739       2,493,956       2,138,843
Excess of cost over fair value of net tangible assets of systems purchased, less amortization of $363,150 (1996), $401,602
  (1995) and $388,785 (1994)....................................         111,110         123,927         149,562
                                                                  --------------  --------------  --------------
                                                                  $    3,446,494  $    3,305,716  $    2,663,367
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                             LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable................................................  $      205,737  $       99,458         125,801
Accrued interest................................................          57,810          53,659          37,718
Accrued taxes and expenses......................................         191,404         320,755         246,517
Deferred revenues...............................................          23,882          27,193          26,999
Loans payable to bank...........................................       3,695,079       3,695,079       3,421,629
Note payable to stockholder.....................................         300,000         300,000         300,000
Notes payable to former stockholders............................       1,563,887       1,673,155       1,879,888
                                                                  --------------  --------------  --------------
  Total liabilities.............................................       6,037,799       6,169,299       6,038,552
                                                                  --------------  --------------  --------------
Stockholders' Deficit
  Common stock ($1.00 par value), including consideration paid in excess of stated value. Authorized 20,000 shares; issued and outstanding 10,000 at June 30, 1996 and December 31,
    1995, and 1994. ............................................          12,624          12,624          12,624
  Treasury stock, 3,400 and 3,000 shares at June 30, 1996 and
    December 31, 1995, respectively.............................      (4,500,000)     (4,500,000)     (4,500,000)
  Retained earnings.............................................       1,896,071       1,623,793       1,112,191
                                                                  --------------  --------------  --------------
  Total stockholders' deficit...................................      (2,591,305)     (2,863,583)     (3,375,185)
                                                                  --------------  --------------  --------------
Commitments and contingencies
                                                                  $    3,446,494  $    3,305,716  $    2,663,367
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                              STATEMENTS OF INCOME

                                                (UNAUDITED)
                                              SIX MONTHS ENDED
                                                  JUNE 30,                     YEARS ENDED DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1996           1995           1995           1994           1993
                                        -------------  -------------  -------------  -------------  -------------
Revenues
  Cable television fees...............  $   3,006,745  $   2,969,030  $   5,920,057  $   5,708,842  $   5,660,189
                                        -------------  -------------  -------------  -------------  -------------
Operating Expenses
  Salaries and wages..................        451,898        392,373        840,031        917,223        786,391
  Payroll taxes and employee
    benefits..........................        102,658         97,656        216,597        210,962        181,521
  Program fees........................        491,789        475,923        950,778        908,770        821,037
  Copyright fees......................         20,818         22,845         40,345         38,874         28,515
  Maintenance, parts and supplies.....         44,768         50,236        114,318        134,893        116,740
  Bad debts...........................         23,115         12,461         45,201         33,376         32,320
  Insurance...........................         18,320         16,589         34,175         27,258         29,867
  Business and property taxes.........         15,876         24,479         25,481         24,511          8,567
  Rentals.............................         84,921         72,126        144,292        135,674        129,521
  Travel..............................          8,026         23,433         54,505         82,790         42,161
  Telephone and utilities.............         65,494         61,468        127,535        109,123        112,939
  Vehicle expense.....................         22,002         18,915         44,322         40,433         40,858
  Computer services...................         23,556         23,189         46,298         41,358         45,110
  Postage and freight.................         21,701         22,055         47,543         42,259         46,551
  Office expense......................         28,480         27,463         58,200         56,611         49,013
  Advertising and sales expense.......         34,679         21,948         66,262         63,306         56,276
  Other operating expenses (net)......            770            664         (2,906)        35,570         24,162
  Depreciation and amortization.......        236,907        209,998        420,001        313,615        435,113
  Corporate administration............        239,413        246,295        483,801        276,190        291,454
  Management fees (Note 6)............        183,944        217,227        400,075        571,357        567,017
                                        -------------  -------------  -------------  -------------  -------------
                                            2,119,135      2,037,343      4,156,854      4,064,153      3,845,133
                                        -------------  -------------  -------------  -------------  -------------
    Operating income..................        887,610        931,687      1,763,203      1,644,689      1,815,056
                                        -------------  -------------  -------------  -------------  -------------
Other Income (Expense)
  Interest expense....................       (202,998)      (269,923)      (485,508)      (418,301)      (468,240)
  Interest income.....................          3,372             22       --               13,446          6,105
  Income (loss) from disposition of
    assets............................       --             --                7,431        (47,532)       (33,135)
  Other (net).........................        (42,118)      --              (79,475)      --               (1,739)
                                        -------------  -------------  -------------  -------------  -------------
                                             (241,744)      (259,901)      (557,552)      (452,387)      (497,009)
                                        -------------  -------------  -------------  -------------  -------------
Net income............................  $     645,866  $     661,786  $   1,205,651  $   1,192,302  $   1,318,047
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net income per common share...........  $       97.86  $       94.54  $      172.24  $      170.33  $      188.29
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          COMMON                      RETAINED
                                                                           STOCK    TREASURY STOCK    EARNINGS
                                                                         ---------  --------------  -------------
Balance, December 31, 1993.............................................     12,624      (4,500,000)       570,778
Net income, year ended December 31, 1994...............................     --            --            1,192,302
Distributions to stockholders..........................................     --            --             (650,889)
                                                                         ---------  --------------  -------------
Balance, December 31, 1994.............................................     12,624      (4,500,000)     1,112,191
Net income.............................................................     --            --            1,205,651
Distributions to stockholders..........................................     --            --             (694,049)
                                                                         ---------  --------------  -------------
Balance, December 31, 1995.............................................  $  12,624  $   (4,500,000) $   1,623,793
Net income (unaudited).................................................     --            --              645,866
Distributions to stockholders..........................................     --            --             (373,588)
                                                                         ---------  --------------  -------------
Balance, June 30, 1996 (unaudited).....................................  $  12,624  $   (4,500,000) $   1,896,071
                                                                         ---------  --------------  -------------
                                                                         ---------  --------------  -------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                            STATEMENTS OF CASH FLOWS

                                                     (UNAUDITED)
                                                   SIX MONTHS ENDED
                                                       JUNE 30,                       YEARS ENDED DECEMBER 31,
                                             ----------------------------  ----------------------------------------------
                                                 1996           1995            1995            1994            1993
                                             ------------  --------------  --------------  --------------  --------------
Cash Flows From Operating Activities
  Net income...............................  $    645,866  $      661,786  $    1,205,651  $    1,192,302  $    1,318,047
  Noncash items included in net income
    Depreciation and amortization..........       236,907         209,998         420,001         313,615         435,113
    (Gain) loss from disposition of
      assets...............................       --             --                (7,431)         47,532          33,135
    Net increase in advances to
      affiliates...........................       (64,804)        (49,851)         (4,371)        382,241        (267,771)
    Net decrease in subscriber receivables,
      other receivables and prepaid
      assets...............................         2,669         105,827          98,378         (16,093)        (13,965)
    Net increase (decrease) in payables,
      accrued expenses and deferred
      revenues.............................       (18,921)         36,452          64,030          56,365          (9,390)
                                             ------------  --------------  --------------  --------------  --------------
      Net cash provided by operating
        activities.........................       801,717         964,212       1,776,258       1,975,962       1,495,169
                                             ------------  --------------  --------------  --------------  --------------
Cash Flows From Investing Activities
  Additions to property, plant and
    equipment..............................      (226,872)       (441,255)       (757,062)     (1,118,183)       (337,164)
  Proceeds from sale of assets.............       --             --                15,014           9,038           2,795
                                             ------------  --------------  --------------  --------------  --------------
      Net cash used by investing
        activities.........................      (226,872)       (441,255)       (742,048)     (1,109,145)       (334,369)
                                             ------------  --------------  --------------  --------------  --------------
Cash Flows From Financing Activities
  Proceeds from senior debt borrowings.....       --            3,695,079       3,695,079        --              --
  Increase (decrease) in loans due to
    affiliate..............................       --           (3,421,629)     (3,421,629)         46,102        (256,923)
  Repayment on notes due to former
    stockholders...........................      (109,269)       (101,446)       (206,733)       (191,928)       (178,184)
  Repayment on other borrowings............        (3,311)         (1,447)       --              --                (1,932)
  Distributions to stockholders............      (373,588)       (348,027)       (694,049)       (650,889)       (736,100)
                                             ------------  --------------  --------------  --------------  --------------
      Net cash used by financing
        activities.........................      (486,168)       (177,470)       (627,332)       (796,715)     (1,173,139)
                                             ------------  --------------  --------------  --------------  --------------
Net increase in cash.......................        88,677         345,487         406,878          70,102         (12,339)
Cash Balance
  Beginning of period......................       525,734         118,856         118,856          48,754          61,093
                                             ------------  --------------  --------------  --------------  --------------
  End of period............................  $    614,411  $      464,343  $      525,734  $      118,856  $       48,754
                                             ------------  --------------  --------------  --------------  --------------
                                             ------------  --------------  --------------  --------------  --------------
Supplemental Information
  Interest paid............................  $    248,700  $      288,544  $      469,567  $      421,793  $      471,541
                                             ------------  --------------  --------------  --------------  --------------
                                             ------------  --------------  --------------  --------------  --------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) AFFILIATION--The Company is affiliated with Rock Associates, Inc. through common ownership and management.

    (b) FINANCIAL STATEMENT PRESENTATION--The accompanying balance sheet is presented in an unclassified format as allowed in the Statement of Position on Accounting by Cable Television Companies issued by the American Institute of Certified Public Accountants. Revenues of cable television systems are derived through use of plant and equipment and have few assets that can be defined in terms of a one-year operating cycle. Management believes this format is the most meaningful presentation of its financial position.

    (c) OPERATIONS--The Company is engaged in providing cable television to various communities located in the State of Alaska.

    (d) REVENUE RECOGNITION--Revenues billed in advance for cable services are deferred and recorded as income in the month in which the services are rendered.

    (e) INCOME TAXES--The Company, with the consent of its shareholders, has elected to have its income reported directly by the shareholders under provisions of Sub-chapter S of the Internal Revenue Code.

    (f) PLANT AND EQUIPMENT--Depreciation is computed substantially on the straight-line basis for financial statement purposes over the estimated useful lives of the assets:

Cable distribution systems........................     7 - 10 years
Headend and satellite receiving equipment.........     7 - 10 years
Buildings.........................................    10 - 31 years
Transportation equipment..........................      3 - 7 years
Other equipment and fixtures......................     5 - 10 years

Maintenance and repairs are charged to expense as incurred.

    (g) INTANGIBLE ASSETS--The excess cost over fair value of net tangible assets of systems acquired is primarily assignable as cost of franchise rights, and is being amortized on a straight-line method over their respective expected useful lives, but none in excess of twenty years. The carrying value of the cost in excess of fair value of net assets of purchased business is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates the cost in excess of fair value of the net assets of purchased businesses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of this asset is reduced by the estimated shortfalls of cash flows.

    (h) EMPLOYEE BENEFITS PLAN--The Company has adopted a profit sharing and employee savings plan under Section 401(K) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15% of their compensation on a pre-tax basis through contributions to the savings plan. The Company contributed $.50 in 1995, 1994 and 1993 for every dollar the employees contributed up to 5% of compensation, which amounted to $14,117, $10,253 and $11,848 respectively.

    (i) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

                            ALASKA CABLEVISION, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost, and categorized as follows:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1995            1994
                                                               --------------  --------------
Buildings, including leasehold improvements..................  $      194,578  $      157,778
Cable distribution systems, including connect drops and
  converters.................................................       7,188,764       6,900,036
Headend and satellite equipment..............................       2,734,119       2,649,779
Transportation equipment.....................................         346,507         322,047
Other equipment and fixtures.................................         494,616         406,010
                                                               --------------  --------------
                                                               $   10,958,584  $   10,435,650
                                                               --------------  --------------
                                                               --------------  --------------

NOTE 3--LOANS PAYABLE TO BANK

    Rock Associates, Inc. owed Provident National Bank and The Bank of California, N.A. the combined amount of $36,260,000 as of December 31, 1994. These combined borrowings, covered by a Term Loan Agreement, were collateralized principally by the capital stock and assets of Rock Associates, Inc. and its affiliates (see Note 1). Rock Associates, Inc. in turn loaned the Company portions of the bank borrowings. Note payable to stockholder was also subordinated in favor of Rock Associates, Inc.'s liability to the banks. This debt was paid in full on February 28, 1995.

    At December 31, 1995, loans payable to bank were covered by a Senior Reducing Revolving Credit Loan Agreement between Rock Associates, Inc. and Alaska Cablevision, Inc., co-borrowers, and PNC Bank, National Association. Proceeds of the new loan agreement dated February 28, 1995, were used primarily to refinance existing senior debt and to provide funds for cable plant expansion.

    Subject to various terms and conditions, including minimum required quarterly annualized cash flow ratios to aggregate bank debt, the bank will lend up to $6,400,000 on a revolving loan basis until December 31, 1997. Interest is payable quarterly at either of two floating rates of interest. The first rate will be the higher of the bank's prime rate or the Federal Funds rate plus 1/2%. The second rate will be LIBOR rate plus 1 1/2%. The balance of loans payable to bank is due at maturity, which is December 31, 1997.

    Borrowings under the loan agreement are collateralized principally by the capital stock and assets of the co-borrowers. Note payable to stockholder is subordinated in favor of the Company's liability to the bank.

NOTE 4--NOTES PAYABLE TO FORMER STOCKHOLDERS

    The notes due to former shareholders of Alaska Cablevision, Inc. originally totaling $1,650,000 call for quarterly installments of $73,625 including interest at 7 1/2% per annum. These notes are due in full on

                            ALASKA CABLEVISION, INC.

NOTE 4--NOTES PAYABLE TO FORMER STOCKHOLDERS (CONTINUED)
January 1, 1997. Notes totaling $600,000 are due August 30, 1996, repayable in quarterly installments of interest only at 9% per annum. All notes are subordinated to senior bank debt.

NOTE 5--NOTE PAYABLE TO STOCKHOLDER

    The note due to stockholder is a demand note with interest payable quarterly at a rate equal to the weighted average rate paid by Alaska Cablevision, Inc. on its senior bank debt. The note is subordinated to senior bank debt.

NOTE 6--RELATED PARTY TRANSACTION

    As described in Note 1, Rock Associates, Inc. provides significant services to the Company. By agreement, the charge for overall management services is presently based on a percentage of the Company's operating revenues. The management fee percentage was 6%-10%, 10% and 10% for the year ended December 31, 1995, 1994 and 1993, respectively. In 1994 and 1993 Rock Associates, Inc. also provided administration support to the Company. Corporate administration charges are actual costs incurred. In 1995 all administration was performed by the Company.

NOTE 7--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The fair value of the Company's assets, which are primarily cash and accounts receivable, and the Company's liabilities approximate their carrying value. The fair value of any off-balance sheet commitments is immaterial.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    Minimum annual rental commitments at December 31, 1995 under operating leases are approximately as follows:

Year Ended December 31:
  1996...................................................  $  99,000
  1997...................................................  $  73,000
  1998...................................................  $  45,000
  1999...................................................  $  42,000
  2000...................................................  $  43,000
  Thereafter.............................................  $ 160,000

NOTE 9--SUBSEQUENT EVENT

    On March 14, 1996, the Company entered into a letter of intent to sell its operating assets to General Communication, Inc. The total sales price is $26,650,000, of which $16,650,000 is payable in cash at closing and $10,000,000 is payable in convertible subordinated debt. The sale is expected to close by the end of 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION FOR ALASKA CABLEVISION

    Alaska Cablevision management's discussion of the financial condition of Alaska Cablevision must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Prospectus.

    THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, Alaska Cablevision's cable systems passed more than 10,860 homes and served more than 7,735 residential subscribers and over 100 business subscribers. Alaska Cablevision had approximately 7,875 residential subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $5.9 million, $5.7 million and $5.7 million during the years ended December 31, 1995, 1994 and 1993, respectively. The 3.7% growth in 1995 as compared to 1994 resulted primarily from modest incremental growth in the number of subscribers and increases in regulated service rates. Approximately $171,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented November 1, 1994 and November 1, 1995. The 0.9% increase in 1994 as compared to 1993 resulted primarily from additional revenues resulting from a 4.6% increase in the number of subscribers offset by the subscriber rate reductions implemented in September 1993 and July 1994. Average monthly revenue per account was approximately $60.83, $61.17 and $64.75 in 1995, 1994 and 1993, respectively, representing decreases of approximately 0.6% and 5.5% in 1995 and 1994, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals and advertising revenues.

    Programming and copyright costs directly attributable to providing cable services to customers increased 4.6% in 1995 as compared to 1994 and increased 11.5% in 1994 as compared to 1993. The increases result from increased business activity from growth in the number of subscribers, increased program offerings and increased programming rates.

    Depreciation and amortization expense was $420,000, $314,000 and $435,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 results from additional depreciation resulting from increased capital expenditures in 1995 and 1994. The 1994 decrease as compared to 1993 result from certain tangible and intangible assets becoming fully amortized.

    Adjusted EBITDA as a percentage of revenues increased from 34.3% to 36.9% during the year ended December 31, 1995 compared to the corresponding period of 1994. The increase is primarily a result of a reduction in management fees charged by Rock Associates, Inc. from $571,000 to $400,000. Adjusted EBITDA as a percentage of revenues decreased from 39% to 34.3% during the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease was primarily caused by an increase in programming costs and operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Certain of Alaska Cablevision's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities decreased approximately $200,000 to $1.8 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from the net effect of the following: (1) the decrease (receipt) of advances to affiliates in 1994; (2) the decrease (receipt) of other receivables in 1995; and
(3) the increase in operating income in 1995. Cash provided by operating activities increased $500,000 to $2.0 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The increase resulted primarily from the net effect of the following: (1) a decrease in advances to affiliates in 1994 as compared to an increase in 1993; (2) an increase in accounts payable and accrued expenses in 1994 compared to 1993; and (3) a decrease in operating income from 1993 to 1994.

    Cash used in investing activities decreased $367,000 to $742,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. The 1995 decrease results primarily from reduced capital expenditures related to purchases of property, plant and equipment. Cash used in investing activities increased $775,000 to $1.1 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The 1994 increase results primarily from increased capital expenditures related to purchases of property, plant and equipment.

    Cash used in financing activities decreased from $797,000 to $627,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. The 1995 decrease resulted from $3.7 million of borrowings from Alaska Cablevision's new senior revolving credit loan agreement which was used to payoff $3.6 million in loans from affiliates and notes due to former stockholders. Cash used in financing activities decreased from $1.2 million to $797,000 for the year ended December 31, 1994 compared to the corresponding period of 1993 related primarily to a net decrease in the pay-down of loans from affiliates and reduced stockholder distributions.

    Alaska Cablevision's primary need for capital has been to finance plant rebuilds and upgrades, channel additions and service vehicles. Alaska Cablevision spent $757,000 during 1995 on capital expenditures. The recorded cost of assets disposed of totaled approximately $234,000, $583,000 and $501,000 in 1995, 1994 and 1993, respectively. 1995 disposals resulted from the replacement of vehicles and upgraded plant and headend equipment. 1994 and 1993 disposals resulted primarily from the write-off of converters and inside the home cable wiring resulting from certain provisions of the 1992 Cable Act affecting the pricing of converter rentals and ownership of inside the home cable wiring.

    On February 28, 1995, Alaska Cablevision and Rock Associates, Inc., as co-borrowers, entered into a new $6.4 million senior reducing revolving credit loan agreement with a bank. Borrowings under the agreement are collateralized by all of Alaska Cablevision's common stock and assets and bear interest, at Alaska Cablevision's option, at (1) the higher of the bank's prime rate or the federal funds rate plus 1/2%, or (2) the LIBOR rate plus 1-1/2%. The agreement expires December 31, 1997.

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    As of June 30, 1996, Alaska Cablevision's cable systems passed more than 11,000 homes and served more than 7,500 residential subscribers and over 1,500 business subscribers. Alaska Cablevision had approximately 7,650 residential subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $3.0 million during each of the six-month periods ended June 30, 1996 and 1995. Average monthly revenue per account was approximately $62.00 and $61.17 during the six-month periods ended June 30, 1996 and 1995, respectively, representing an increase of approximately 1.4%. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals and advertising revenues.

    Programming and copyright costs increased 2.5% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995 due to increased business activity from growth in the number of subscribers, increased program offerings and increased programming rates.

    Depreciation and amortization expense was approximately $237,000 and $210,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The increase in the six-month period ended June 30, 1996 as compared to the same period of 1995 results from additional depreciation resulting from capital expenditures during 1996 and a full year of depreciation in 1996 on 1995 capital expenditures as compared to a partial year of depreciation in 1995.

    Adjusted EBITDA as a percentage of revenues decreased from 38.5% to 37.4% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The decrease is primarily a result of expenses associated with the sale of Alaska Cablevision's assets as described below and an increase in programming costs and operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Certain of Alaska Cablevision's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Sources of cash during the first six months of 1996 included Alaska Cablevision's operating activities which generated positive cash flow of $802,000 net of changes in the components of working capital. Cash provided by operating activities decreased $162,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting primarily from the net effect of the decrease (receipt) of subscriber receivables, other receivables and prepaid assets in 1995 and the decrease (payment) of payables, accrued expenses and deferred revenues in 1996.

    Cash used in investing activities decreased $214,000 to $227,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The 1995 decrease results primarily from reduced capital expenditures related to purchases of property, plant and equipment.

    Cash used in financing activities totaled $486,000 and $177,000 during the six-month periods ended June 30, 1996 and 1995, respectively. Uses of cash in 1996 resulted primarily from repayment on notes due to former stockholders of $109,000 and distributions to stockholders of $374,000. Uses of cash in 1995 resulted primarily from repayment on notes due to former stockholders of $101,000 and distributions to stockholders of $348,000. Proceeds from a new senior revolving credit loan agreement totaling $3.7 million were used in 1995 to payoff $3.4 million in loans from affiliates.

    Alaska Cablevision's primary need for capital has been to finance plant rebuilds and upgrades, channel additions and service vehicles. Alaska Cablevision spent $227,000 during for the six-month period ended June 30, 1996 on capital expenditures. The recorded cost of assets disposed of totaled approximately $54,000 for the six-month period ended June 30, 1996 resulting from the replacement of vehicles and corporate office equipment.

    On February 28, 1995, Alaska Cablevision and Rock Associates, Inc., as co-borrowers, entered into a new $6.4 million senior reducing revolving credit loan agreement with a bank. Borrowings under the agreement are collateralized by all of Alaska Cablevision's common stock and assets and bear interest, at Alaska Cablevision's option, at (1) the higher of the bank's prime rate or the federal funds rate plus 1/2%, or (2) the LIBOR rate plus 1-1/2%. The agreement expires December 31, 1997.

PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

    GENERAL. The following unaudited pro forma combined statement of operations has been prepared to reflect the acquisition of the Cable Systems by the Parent and its subsidiaries as predecessor to the Issuer. The results of operations for McCaw/Rock Homer and McCaw/Rock Seward have not been included as they are not significant to the acquisition. The acquisition was accounted for using the purchase method of accounting.

    The unaudited pro forma combined statement of operations for the year ended December 31, 1996 gives effect to the acquisition as if it occurred as of the beginning of the year presented and combines (1) the Company's historical income for the year ended December 31, 1996; and (2) Cable operations which consist of Prime's, Alaska Cablevision's and Alaskan Cable's historical statements of operations for the ten months ended October 31, 1996.

    The unaudited pro forma combined condensed statement of operations does not purport to represent what the Company's results of operations would actually have been had the acquisition occurred at the beginning of the year presented or to project any future results of operations of the Company. The pro forma adjustments are based on available information and upon assumptions that the Company's management believes are reasonable under the circumstances. These adjustments are directly attributable to the acquisition indicated and are expected to have a continuing impact on the results of operations of the Company.

    The pro forma combined statement of operations should be read in conjunction with the historical financial statements and notes thereto of the Company, Prime, Alaska Cablevision, and Alaskan Cable.

                          GENERAL COMMUNICATION, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                  ($ IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                          CABLE
                                                                     (10 MONTHS ENDED     PRO FORMA     PRO FORMA
                                                       COMPANY      OCTOBER 31, 1996)    ADJUSTMENTS     AMOUNTS
                                                   ---------------  ------------------  -------------  -----------
Telecommunciation services.......................   $     155,419                0                0       155,419
Cable services...................................           9,475           45,868                0        55,343
                                                   ---------------         -------      -------------  -----------
    Total revenues...............................         164,894           45,868                0       210,762
Cost of sales and services.......................          92,664           11,516                0       104,180
Selling, general and administrative
  expenses (1)...................................          46,412           14,106           (1,362)       59,156
Depreciation and amortization (2)................           9,409           19,785           (8,641)       20,553
                                                   ---------------         -------      -------------  -----------
    Operating income.............................          16,409              461           10,003        26,873
Interest expense, net (3)........................           3,719            8,422            3,370        15,511
Other income (expense)...........................               0               33                0            33
                                                   ---------------         -------      -------------  -----------
    Net earnings (loss) before income taxes......          12,690           (7,928)           6,633        11,395
Income tax expense (4)...........................           5,228               27             (560)        4,695
                                                   ---------------         -------      -------------  -----------
    Net earnings (loss)..........................   $       7,462           (7,955)           7,193         6,700
                                                   ---------------         -------      -------------  -----------
                                                   ---------------         -------      -------------  -----------
    Earnings per share common share..............                                                            0.16
                                                                                                       -----------
                                                                                                       -----------
    Weighted average shares                                                                                41,604
                                                                                                       -----------
                                                                                                       -----------
Adjusted EBITDA (5)                                                                                        47,427
                                                                                                       -----------
                                                                                                       -----------

ADJUSTMENTS.

    The pro forma adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 1996 are as follows:

(1) Pursuant to the Prime Management Agreement, Prime has agreed to oversee, manage and supervise the development and operation of the Cable Systems. The Company has agreed to pay Prime $1.0 million for these services in year one of the agreement. Accordingly, the historical management fees are eliminated from selling, general and administrative expenses and $1.0 million of management fees included.

(2) Represents adjustments to depreciation and amortization expense resulting from the adjusted carrying values, and lives of tangible and intangible assets. Goodwill, certificates of operating rights and PCS license are being amortized over 40 years.

(3) Elimination of historical interest expense incurred by the Cable Systems with interest accrued on GCI Cable debt of $175.9 million as if it was outstanding for the entire year at 8.12%.

(4) Income tax expense is computed using the Company's consolidated effective tax rate for 1996 of 41.2%.

(5) Adjusted EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense).

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                             ----------------------

                               TABLE OF CONTENTS


                                                     PAGE
                                                   ---------
Prospectus Summary...............................          3
Risk Factors.....................................         14
The Company......................................         21
Use Of Proceeds..................................         24
Capitalization...................................         25
Selected Consolidated Financial Data.............         26
Selected Cable Company Financial Data............         28
Management's Discussion And
  Analysis Of Financial Condition And
  Results Of Operations..........................         30
Business.........................................         41
Management.......................................         74
Certain Transactions.............................         84
Principal and Selling Shareholders...............         89
Description Of Credit Facilities.................         93
Description Of Notes.............................         96
Underwriting.....................................        124
Legal Matters....................................        125
Experts..........................................        125
Available Information............................        126
Glossary.........................................        127
Index To Financial Statements....................        F-1



UNTIL AUGUST 19, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



$180,000,000


GCI, INC.
(A WHOLLY OWNED SUBSIDIARY OF
GENERAL COMMUNICATION, INC.)


9 3/4% SENIOR NOTES DUE 2007


      [LOGO]

SALOMON BROTHERS INC

SCHRODER & CO. INC.

NATIONSBANC CAPITAL MARKETS, INC.

TD SECURITIES

PROSPECTUS


DATED JULY 25, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses of the offering of the Notes being registered, all of which will be paid by the Issuer.


Accounting Fees*.................................................  $ 100,000
Costs of Printing*...............................................  $ 375,000
Legal Fees*......................................................  $ 215,000
Registration/Filing Fees
  Securities Act of 1933.........................................  $  54,545
  Blue Sky Compliance............................................  $       0
NASD Filing Fee..................................................  $  18,500
Miscellaneous*...................................................  $ 152,000
                                                                   ---------
    TOTAL........................................................  $ 915,045
                                                                   ---------
                                                                   ---------


------------------------

*Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Issuer's Bylaws provide for indemnification of directors and officers (and their respective heirs and personal representatives) of the Issuer against all losses, damages, costs and expenses incurred in connection with any action, suit or proceeding (civil or criminal) brought against such person by reason of the fact that he or she is or was a director or officer of the Issuer or served any other enterprise in which the Issuer is a creditor as a director or officer at the request of the Issuer. The Issuer will only indemnify an officer or director upon a determination by a majority vote of the disinterested members of the Board, by a majority vote of the shareholders of the Issuer or by independent legal counsel that the person to be indemnified has met the applicable standard of conduct. No indemnification will be made in respect of any claim, issue or matter as to which the director or officer is adjudged to be liable for negligence or misconduct.

    The Articles of Incorporation of the Issuer provide that directors will not be liable to the Issuer for monetary damages for breach of a fiduciary duty unless such breach involves a breach of the duty of loyalty, bad faith, intentional misconduct, a knowing violation of law or the derivation by such director of an improper personal benefit. The Issuer's Bylaws further provide that no officer or director will be liable to the Issuer for acts or omissions in good faith, provided such person exercised the same degree of care and skill that a prudent person would have exercised in the conduct of his or her own affairs.

    As of the date of this Registration Statement, the Issuer had not received any notice or request regarding indemnification of any officer, director or employee of the Issuer.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Issuer has not issued or sold any securities within the past three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.  See Exhibit Index at end of this Registration Statement.

    (b) Financial Statement Schedules

Valuation and Qualifying Accounts.....................................        S-1

ITEM 17.  UNDERTAKINGS.

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) The undersigned registrant hereby undertakes that:

       (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Municipality of Anchorage, State of Alaska, on July 25, 1997.


                                GCI, INC.
                                (Registrant)

                                By:  /s/ JOHN M. LOWBER
                                     -----------------------------------------
                                     John M. Lowber, CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Director and President
------------------------------    (Principal Executive         July 25, 1997
       Ronald A. Duncan           Officer)

                                Director, Chief Financial
      /s/ JOHN M. LOWBER          Officer, Secretary and
------------------------------    Treasurer (Principal         July 25, 1997
        John M. Lowber            Financial and Accounting
                                  Officer)

              *
------------------------------  Director                       July 25, 1997
       G. Wilson Hughes



* By:      /s/ JOHN M. LOWBER
           ------------------------------------
           John M. Lowber, ATTORNEY-IN-FACT

                                 SCHEDULE VIII

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                             ADDITIONS            DEDUCTIONS
                                                                     --------------------------  -------------
                                                       BALANCE AT     CHARGED TO                  WRITE-OFFS
                                                      BEGINNING OF    PROFIT AND                    NET OF       BALANCE AT
DESCRIPTION                                               YEAR           LOSS          OTHER      RECOVERIES     END OF YEAR
----------------------------------------------------  -------------  -------------  -----------  -------------  -------------
                                                                              (AMOUNTS IN THOUSANDS)
Year ended December 31, 1996:
  Allowance for doubtful receivables................    $     295          1,736           354(1)       1,788           597
                                                            -----          -----           ---         -----            ---
                                                            -----          -----           ---         -----            ---
Year ended December 31, 1995:
  Allowance for doubtful receivables................    $     409          1,459        --             1,573            295
                                                            -----          -----           ---         -----            ---
                                                            -----          -----           ---         -----            ---
Year ended December 31, 1994:
  Allowance for doubtful receivables................    $     721            829        --             1,141            409
                                                            -----          -----           ---         -----            ---
                                                            -----          -----           ---         -----            ---

------------------------

(1) Allowance for doubtful receivables acquired pursuant to the Cable Company acquisitions described in footnote (2) to the Company's consolidated financial statements.

                                 EXHIBIT INDEX


 EXHIBIT NO.   DESCRIPTION
-------------  --------------------------------------------------------------------------------------------
       1.1     Underwriting Agreement**
       3.1     Articles of Incorporation of the Issuer**
       3.2     Bylaws of the Issuer**
       4.1     Form of Indenture relating to the Notes (including Form of Note)**
       5.1     Opinion of Wohlforth, Argetsinger, Johnson & Brecht, A Professional Corporation**
       9.1     Voting Agreement dated October 31, 1996, among Prime II Management L.P., as agent for the
                 Voting Prime Sellers, MCI Telecommunications Corporation, Ronald A. Duncan, Robert M. Walp
                 and TCI GCI, Inc.(12)
      10.1     Credit Agreement**
      10.2     Registration Rights Agreement, dated as of January 18, 1991, between General Communication,
                 Inc. and WestMarc Communications, Inc(2)
      10.3     Employee stock option agreements issued to individuals Spradling, O'Hara, Strid, Behnke,
                 Lewkowski and Snyder(3)
      10.4     Registration Rights Agreement, dated October 31, 1996, between General Communication, Inc.
                 and the Prime Sellers(12)
      10.5     Registration Rights Agreement, dated October 31, 1996, between General Communication, Inc., and Alaskan Cable Network/Fairbanks, Inc. ("ACNFI"), Alaskan Cable Network/Juneau, Inc.
                 ("ACNJI"), Alaskan Cable Network/ Ketchikan-Sitka, Inc. ("ACNKSI") and Jack Kent Cooke,
                 Inc.(12)
      10.6     Registration Rights Agreement, dated October 31, 1996, between General Communication, Inc., and the owners of Alaska Cablevision, Inc. ("ACI")(12)
      10.7     Lease agreement between GCI Communication Services, Inc. and National Bank of Alaska Leasing
                 Corporation dated January 15, 1992(4)
      10.8     Westin Building Lease(5)
      10.9     Duncan and Hughes Deferred Bonus Agreements(6)
      10.10    Compensation Agreement between General Communication, Inc. and William C. Behnke dated
                 January 1, 1997**
      10.11    Order approving Application for a Certificate of Public Convenience and Necessity to operate as a Telecommunications (Intrastate Interexchange Carrier) Public Utility within Alaska(3)
      10.12    1986 Stock Option Plan, as amended(14)
      10.13    Loan agreement between National Bank of Alaska and GCI Leasing Co., Inc. dated December 31,
                 1992(4)
      10.14    Pledge and Security Agreement between National Bank of Alaska and GCI Communication
                 Services, Inc. dated December 31, 1992(4)
      10.15    Lease Agreement between MCI Telecommunications Corporation and GCI Leasing Co., Inc. dated
                 December 31, 1992(4)
      10.16    Sublease Agreement between MCI Telecommunications Corporation and General Communication,
                 Inc. dated December 31, 1992(4)
      10.17    Financial Assistance Agreement between MCI Telecommunications Corporation and GCI Leasing
                 Co., Inc. dated December 31, 1992(4)
      10.18    Letter of intent between MCI Telecommunications Corporation and General Communication, Inc.
                 dated December 31, 1992(7)
      10.19    MCI Carrier Agreement between MCI Telecommunications Corporation and General Communication,
                 Inc. dated January 1, 1993(8)
      10.20    Contract for Alaska Access Services Agreement between MCI Telecommunications Corporation and
                 General Communication, Inc. dated January 1, 1993(8)

 EXHIBIT NO.   DESCRIPTION
-------------  --------------------------------------------------------------------------------------------
      10.21    Promissory Note Agreement between General Communication, Inc. and Ronald A. Duncan, dated
                 August 13, 1993(9)
      10.22    Deferred Compensation Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(9)
      10.23    Pledge Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13,
                 1993(9)
      10.24    Revised Qualified Employee Stock Purchase Plan of General Communication, Inc.(10)
      10.25    Summary Plan Description pertaining to the Revised Qualified Employee Stock Purchase Plan of
                 General Communication, Inc.(10)
      10.26    The GCI Special Non-Qualified Deferred Compensation Plan(11)
      10.27    Transponder Purchase Agreement for Galaxy X between Hughes Communications Galaxy, Inc. and
                 GCI Communication Corp.(11)
      10.28    Equipment Purchase Agreement between GCI Communication Corporation and Scientific-Atlanta,
                 Inc.(11)
      10.29    Management Agreement, between Prime II Management, L.P., and GCI Cable, Inc., dated October
                 31, 1996(12)
      10.30    Third Amended and Restated Credit Agreement, dated as of October 31, 1996, between GCI
                 Communication Corp., and NationsBank of Texas, N.A.(13)
      10.31    Loan Agreement among GCI Cable, Inc., as Borrower and Toronto-Dominion (Texas), Inc., et
                 al., as of October 31, 1996(13)
      10.32    Licenses(5)
                 214 Authorization
                 International Resale Authorization
                 Digital Electronic Message Service Authorization
                 Fairbanks Earth Station License
                 Fairbanks (Esro) Construction Permit for P-T-P Microwave Service
                 Fairbanks (Polaris) Construction Permit for P-T-P Microwave Service
                 Anchorage Earth Station Construction Permit
                 License for Eagle River P-T-P Microwave Service
                 License for Juneau Earth Station
                 Issaquah Earth Station Construction Permit
      10.33    ATU Interconnection Agreement between GCI Communication Corp. and Municipality of Anchorage,
                 executed January 15, 1997**
      10.34    First Amendment to Third Amended and Restated Credit Agreement entered into among GCI
                 Communication Corp., NationsBank of Texas, N.A., Toronto Dominion (Texas), Inc., Credit
                 Lyonnais New York Branch, and National Bank of Alaska(15)
      10.35    Second Amendment to Third Amended and Restated Credit Agreement entered into among GCI
                 Communication Corp., NationsBank of Texas, N.A., Toronto Dominion (Texas), Inc., Credit
                 Lyonnais New York Branch, and National Bank of Alaska**
      10.36    Securities Purchase and Sale Agreement, dated May 2, 1996, among General Communication,
                 Inc., and the Prime Sellers(12)
      10.37    Agreement and Plan of Merger of ACI with and into GCI Cable, Inc., dated October 31,
                 1996(12)
      10.38    Certificate of Merger Merging ACI into GCI Cable, Inc. (filed in Delaware on October 31,
                 1996)(12)
      10.39    Articles of Merger between GCI Cable Inc., and ACI (filed in Delaware on October 31,
                 1996)(12)
      10.40    Agreement and Plan of Merger of PCFI with and into GCI Cable, Inc., dated October 31,
                 1996(12)

 EXHIBIT NO.   DESCRIPTION
-------------  --------------------------------------------------------------------------------------------
      10.41    Certificate of Merger Merging PCFI into GCI Cable, Inc., (filed in Delaware on October 31,
                 1996)(12)
      10.42    Articles of Merger between GCI Cable, Inc., and PCFI (for filing in Alaska)(12)
      10.43    Asset Purchase Agreement, dated April 15, 1996, among General Communication, Inc., ACNFI,
                 ACNJI and ACNKSI(12)
      10.44    Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and Alaska
                 Cablevision, Inc.(12)
      10.45    Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and
                 McCaw/Rock Homer Cable System, J.V.(12)
      10.46    Asset Purchase Agreement, dated May 10, 1996, between General Communication, Inc., and
                 McCaw/Rock Seward Cable System, J.V.(12)
      10.47    Amendment No. 1 to Securities Purchase and Sale Agreement, dated October 31, 1996, among
                 General Communication, Inc., and the Prime Sellers Agent(13)
      10.48    First Amendment to Asset Purchase Agreement, dated October 30, 1996, among General
                 Communication, Inc., ACNFI, ACNJI and ACNKSI(13)
      10.49    Amendment to Revised Qualified Employee Stock Purchase Plan of General Communication, Inc.**
      10.50    Form of Agreement Waiving Right to Exercise Stock Options**
      10.51    Order Approving Arbitrated Interconnection Agreement as Resolved and Modified by Order
                 U-96-89(8) dated January 14, 1997**
      10.52    First Amendment to Loan Agreement among GCI Cable, Inc., as Borrower, and Toronto-Dominion
                 (Texas), Inc., et al., as of October 31, 1996**
      10.53    Amendment to the MCI Carrier Agreement executed April 20, 1994**
      10.54    Amendment No. 1 to MCI Carrier Agreement executed July 26, 1994(16)
      10.55    MCI Carrier Addendum--MCI 800 DAL Service effective February 1, 1994(16)
      10.56    Third Amendment to MCI Carrier Agreement dated as of October 1, 1994(16)
      10.57    Fourth Amendment to MCI Carrier Agreement dated as of September 25, 1995(16)
      10.58    Fifth Amendment to the MCI Carrier Agreement executed April 19, 1996**
      10.59    Sixth Amendment to MCI Carrier Agreement dated as of March 1, 1996(16)
      10.60    Seventh Amendment to MCI Carrier Agreement dated November 27, 1996**
      10.61    First Amendment to Contract for Alaska Access Services between General Communication, Inc.
                 and MCI Telecommunications Corporation dated April 1, 1996**
      10.62    Letter of Intent between General Communication, Inc. and MCI Telecorp dated August 6, 1993**
      10.63    Service Mark License Agreement between MCI Communications Corporation and General
                 Communication, Inc. dated April 13, 1994**
      10.64    Radio Station Authorization (Personal Communications Service License), Issue Date June 23,
                 1995**
      10.65    Framework Agreement between National Bank of Alaska (NBA) and General Communication, Inc.
                 dated October 31, 1995(17)
      10.66    1997 Call-Off Contract between National Bank of Alaska (NBA) and General Communication, Inc.
                 (GCI) dated November 1, 1996**
      10.67    Contract No. 92MR067A Telecommunications Services between BP Exploration (Alaska), Inc. and
                 GCI Network Systems dated April 1, 1992**
      10.70    Amendment No. 03 to BP Exploration (Alaska) Inc. Contract No. 92MRO67A effective August 1,
                 1996**
      10.71    Lease Agreement dated September 30, 1991 between RDB Company and General Communication,
                 Inc.(3)
      10.72    Certificate of Public Convenience and Necessity No. 436 for Telecommunications Service
                 (Relay Services)**

 EXHIBIT NO.   DESCRIPTION
-------------  --------------------------------------------------------------------------------------------
      10.73    Order Approving Transfer Upon Closing, Subject to Conditions, and Requiring Filings dated
                 September 23, 1996**
      10.74    Order Granting Extension of Time and Clarifying Order dated October 21, 1996**
      10.75    Contract for Alaska Access Services among General Communication, Inc. and GCI Communication
                 Corp., and Sprint Communications Company L.P. dated June 1, 1993**
      10.76    First Amendment to Contract for Alaska Access Services between General Communication, Inc.
                 and Sprint Communications Company L.P. dated as of August 7, 1996**
      10.77    Employment and Deferred Compensation Agreement between General Communication, Inc. and John
                 M. Lowber dated July 1992**
      10.78    Deferred Compensation Agreement between GCI Communication Corp. and Dana L. Tindall dated
                 August 15, 1994**
      10.79    Transponder Lease Agreement between General Communication Incorporated and Hughes
                 Communications Satellite Services, Inc., executed August 8, 1989(9)
      10.80    Addendum to Galaxy X Transponder Purchase Agreement between GCI Communication Corp. and
                 Hughes Communications Galaxy, Inc. dated August 24, 1995**
      10.81    Order Approving Application, Subject to Conditions; Requiring Filing; and Approving Proposed
                 Tariff on an Inception Basis, dated February 4, 1997**
      10.82    Resale Solutions Switched Services Agreement between Sprint Communications Company L.P. and
                 GCI Communications, Inc. dated May 31, 1996**
      10.83    Commitment Letter from Credit Lyonnais New York Branch, NationsBank of Texas, N.A. and TD
                 Securities (USA) Inc. for Fiber Facility dated as of July 3, 1997**
      10.84    Commitment Letter from NationsBank for Credit Facility dated July 2, 1997**
      11.1     Statement Re Computation of Earnings Per Share**
      12.1     Statement regarding computation of ratio of earnings to fixed charges**
      21.1     Subsidiaries of the Registrant
      23.1     Consent of KPMG Peat Marwick LLP (Accountant for Company)
      23.2     Consent of Ernst & Young LLP (Accountants for Prime for 1994 and 1995 and accountants for
                 Alaskan Cable for 1993, 1994 and 1995)
      23.3     Consent of Carl & Carlsen (Accountant for Alaska Cablevision)
      23.4     Consent of Wohlforth, Argetsinger, Johnson & Brecht, A Professional Corporation (included as part of Exhibit 5.1)**
      23.5     Consent of Sherman & Howard L.L.C.**
      24.1     Power of Attorney (included with the signature page to the Registration Statement)**
      25.1     Statement of Eligibility of Trustee from Bank of New York**
      99.1     Additional Exhibits
                 The Articles of Incorporation of GCI Communication Corp.(2)
                 The By-laws of GCI Communication Corp.(2)
                 The Articles of Incorporation of GCI Communication Services, Inc.(4)
                 The By-laws of GCI Communication Services, Inc.(4)
                 The Articles of Incorporation of GCI Leasing Co., Inc.(4)
                 The By-laws of GCI Leasing Co., Inc.(4)
      99.2     The By-laws of GCI Cable, Inc.(14)
      99.3     The Articles of Incorporation of GCI Cable, Inc.(14)
      99.4     The By-laws of GCI Cable / Fairbanks, Inc.(14)
      99.5     The Articles of Incorporation of GCI Cable / Fairbanks, Inc.(14)
      99.6     The By-laws of GCI Cable / Juneau, Inc.(14)

 EXHIBIT NO.   DESCRIPTION
-------------  --------------------------------------------------------------------------------------------
      99.7     The Articles of Incorporation of GCI Cable / Juneau, Inc.(14)
      99.8     The By-laws of GCI Cable Holdings, Inc.(14)
      99.9     The Articles of Incorporation of GCI Cable Holdings, Inc.(14)
      99.10    The By-laws of GCI Holdings, Inc.**
      99.11    The Articles of Incorporation of GCI Holdings, Inc.**

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*   To be filed by amendment.


**  Previously filed.


1 Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994

2 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1990

3 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991

4 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992

5  Incorporated by reference to the Company's Registration Statement on Form 10
    (File No. 0-15279), mailed to the Securities and Exchange Commission on December 30, 1986

6 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1989.

7  Incorporated by reference to the Company's Current Report on Form 8-K dated
    January 13, 1993.

8  Incorporated by reference to the Company's Current Report on Form 8-K dated
    June 4, 1993.

9 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

10 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

11 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

12 Incorporated by reference to the Company's Form S-4 Registration Statement dated October 4, 1996.

13 Incorporated by reference to the Company's Current Report on Form 8-K dated
    November 13, 1996.

14 Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

15 Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997.

16 Incorporated by reference to the Company's Current Report on Form 8-K dated
    March 14, 1996, filed March 28, 1996.

17 Incorporated by reference to the Company's Amendment to Annual Report dated
    December 31, 1995 on Form 10-K/A as amended on August 6, 1996.